As filed with the Securities and Exchange Commission on April 4, 2006
Registration No. 333-131484

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DARLING INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2070	36-2495346
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
(972) 717-0300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Joseph R. Weaver, Jr.
General Counsel and Secretary
Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
(972) 717-0300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent For Service)

Copies to:

Mary R. Korby Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201 (214) 746-7700	G.R. “Rick” Neumann Nyemaster Goode West Hansell & O’Brien PC 700 Walnut Street, Suite 1600 Des Moines, Iowa 50309 (515) 283-3100

      Approximate date of commencement of proposed sale to the public: At the effective time of the acquisition referred to herein.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/ prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of such State.

ASSET ACQUISITION PROPOSED — YOUR VOTE IS VERY IMPORTANT
      As we previously announced, the board of directors of Darling International Inc. and the board of managers of National By-Products, LLC have each unanimously approved a transaction whereby Darling will purchase substantially all of the assets of National By-Products.
      In the acquisition, Darling will pay National By-Products $70.5 million in cash and an amount of Darling common stock equal to 20% of the outstanding shares of Darling common stock calculated on a fully diluted basis. Darling’s stock is listed on the American Stock Exchange, which we refer to as the AMEX. On March 23, 2006, the closing sales price of Darling’s common stock, which trades on the AMEX under the symbol “DAR,” was $4.48 per share.
      For a discussion of the risks relating to the acquisition, see “Risk Factors” beginning on page 18 of the joint proxy statement/ prospectus.
      A special meeting of Darling stockholders is being held to approve the asset purchase agreement and the issuance of the shares of Darling common stock that will be issued in accordance with the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products, and a wholly-owned subsidiary of Darling, as a portion of the consideration to be paid at the closing of the acquisition and that may be issued as contingent consideration for the acquisition. A special meeting of National By-Products unitholders is being held to approve the acquisition contemplated by the asset purchase agreement. Information about these meetings and the acquisition is contained in this joint proxy statement/ prospectus. We encourage you to read this entire joint proxy statement/ prospectus carefully, as well as the annexes and information incorporated by reference herein.
      We cordially invite the National By-Products unitholders to attend National By-Products’ special meeting of unitholders at which the National By-Products unitholders will be asked to vote to approve the acquisition. The National By-Products board unanimously recommends that the National By-Products unitholders vote “FOR” the acquisition at the special meeting.
      We cordially invite the Darling stockholders to attend Darling’s special meeting of stockholders at which the Darling stockholders will be asked to vote to approve the asset purchase agreement and the issuance of shares of Darling common stock as a portion of the consideration in the acquisition. The Darling board unanimously recommends that the Darling stockholders vote “FOR” the asset purchase agreement and the issuance of shares of Darling common stock at the special meeting.

Randall C. Stuewe	Mark A. Myers
Chairman and Chief Executive Officer	President
Darling International Inc.	National By-Products, LLC
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the acquisition described in this joint proxy statement/ prospectus or the securities to be issued pursuant to the acquisition or determined that this joint proxy statement/ prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      This joint proxy statement/ prospectus is dated [                    ], 2006 and, together with the accompanying proxy card, is being first mailed to Darling stockholders and National By-Products unitholders on or about [                    ], 2006.

DARLING INTERNATIONAL INC.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Telephone: (972) 717-0300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2006
Dear Darling Stockholder:
      A special meeting of stockholders of Darling International Inc., a Delaware corporation, will be held on [                    ], [                    ], 2006, at 10:00 a.m., Central Time, at the Omni Mandalay, 221 E. Las Colinas Blvd., Irving, Texas 75039.
      At the special meeting, you will be asked to:

1. approve and adopt the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products, LLC and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including the issuance of shares of Darling common stock in accordance with the asset purchase agreement; and

2. consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.
      The accompanying joint proxy statement/ prospectus describes the asset purchase agreement and the proposed acquisition in detail. We urge you to review the joint proxy statement/ prospectus carefully.
      The board of directors has set the close of business on April 6, 2006, as the record date for determining stockholders entitled to receive notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof.
      We will admit to the special meeting (1) all stockholders of record at the close of business on April 6, 2006, (2) persons holding proof of beneficial ownership as of that date, such as a letter or account statement from the person’s broker, (3) persons who have been granted valid proxies and (4) the other persons that we, in our sole discretion, may elect to admit. All persons wishing to be admitted must present photo identification. If you plan to attend the special meeting, please check the appropriate box on your proxy card or register your intention when voting by using the telephone or voting on the Internet, according to the instructions provided on the enclosed proxy card.

By order of the board of directors,

Joseph R. Weaver, Jr.
Secretary
[                    ], 2006
YOUR VOTE IS IMPORTANT
Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.
You may submit your proxy by using the telephone, by the Internet or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.
You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

NATIONAL BY-PRODUCTS, LLC
907 Walnut St., Suite 400
Des Moines, Iowa 50309
Telephone: (515) 288-2166

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD [                        ], 2006
Dear National By-Products Unitholder:
      A special meeting of unitholders of National By-Products, LLC, an Iowa limited liability company, will be held on [                    ], [                    ], 2006, at 10:00 a.m., Central Time, at First Floor, Federal Home Loan Bank Building, 907 Walnut Street, Des Moines, Iowa 50309.
      At the special meeting, you will be asked to:

1. approve and adopt the asset purchase agreement, dated as of December 19, 2005, by and among Darling International Inc., National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including an amendment to the articles of organization of National By-Products to change its name to West-end Liquidation, LLC effective upon closing of the acquisition; and

2. consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.
      The accompanying joint proxy statement/ prospectus describes the asset purchase agreement and the proposed acquisition in detail. We urge you to review the joint proxy statement/ prospectus carefully.
      The date of the mailing of this notice is the record date for determining unitholders entitled to receive notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof.
      Under Iowa law and the operating agreement of National By-Products, unitholders of record who deliver to National By-Products, before the vote referred to in this joint proxy statement/ prospectus is taken, written notice of the unitholder’s intent to demand payment if the acquisition is consummated and who do not vote in favor of the acquisition are entitled to appraisal rights in connection with the acquisition if the acquisition is completed. In order to exercise your appraisal rights you must comply with the applicable provisions of Division XIII of the Iowa Business Corporation Act (a copy of which can be found in Annex D of this joint proxy statement/ prospectus).
      We will admit to the special meeting (1) all unitholders of record on the date of the mailing of this notice, (2) persons who have been granted valid proxies and (3) the other persons that we, in our sole discretion, may elect to admit.

By order of the board of managers,

Carlton T. King
Secretary
[                    ], 2006
YOUR VOTE IS IMPORTANT
Please return your proxy as soon as possible, whether or not you expect to attend the special meeting in person.
You may submit your proxy by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.
You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

THIS JOINT PROXY STATEMENT/ PROSPECTUS INCORPORATES
ADDITIONAL INFORMATION
      This joint proxy statement/ prospectus incorporates business and financial information about Darling from other documents filed with the Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/ prospectus, see “Where You Can Find More Information” beginning on page 114.
      You may obtain documents incorporated by reference into this joint proxy statement/ prospectus, without charge, by requesting them in writing or by telephone from Darling at the following address and telephone number:
Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Attn: Brad Phillips, Treasurer
Telephone: (972) 717-0300
e-mail: BPhillips@darlingii.com
      To receive timely delivery of the documents before your special meeting, you must request them no later than [                    ], 2006 to receive them before your special meeting.

ii

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q1:	What is the proposed transaction for which I am being asked to vote?

A1:	If you are a Darling stockholder you are being asked to vote to approve an asset purchase agreement entered into by and among Darling International Inc., National By-Products, LLC and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including the issuance of shares of Darling common stock in accordance with the asset purchase agreement. If you are a National By-Products unitholder you are being asked to vote to approve the asset purchase agreement by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including an amendment to the articles of organization of National By-Products to change its name to West-end Liquidation, LLC effective upon closing of the acquisition. The asset purchase agreement contemplates the purchase of substantially all of the assets of National By-Products by a newly formed and wholly-owned subsidiary of Darling. When the acquisition occurs, National By-Products will receive the acquisition consideration and distribute the acquisition consideration, less certain amounts, to its unitholders. See “The Asset Purchase Agreement — Consideration” beginning on page 63.

Q2:	Why did the companies enter into the asset purchase agreement?

A2:	Darling and National By-Products entered into the asset purchase agreement with the expectation that the acquisition will result in mutual benefits including, among other things, increasing revenue, diversifying raw material supplies and creating a larger platform to grow the restaurant services segment.

Q3:	What vote is required for approval of the proposals under consideration at the special meetings?

A3:	The asset purchase agreement and the issuance of shares of Darling common stock in the acquisition must be approved by a majority of the outstanding shares of Darling common stock, and the asset purchase agreement must be approved by a majority of the outstanding National By-Products membership units. Therefore, if you abstain or fail to vote, the effect will be the same as voting against the applicable proposal. You are entitled to vote on the applicable proposal if you held Darling common stock at the close of business on the Darling record date, which is April 6, 2006, or National By-Products membership units on the National By-Products record date, which is the date of the mailing of the notice of special meeting. On those dates, [ ] shares of Darling common stock and 1,206,313 National By-Products membership units, respectively, were outstanding and entitled to vote. The adjournment proposal for each of the Darling stockholders and the National By-Products unitholders must be approved by the affirmative vote of a majority of the shares of Darling common stock or National By-Products membership units, as applicable, present in person or by proxy at the applicable special meeting, without regard to abstentions, even if there is no quorum at that meeting.

Q4:	What do I need to do now?

A4:	After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please vote your shares or units, as applicable, as soon as possible so that your shares or units, as applicable, will be represented at your company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares or units, as applicable, are held in the name of your broker or other nominee.

Q5:	How do I vote?

A5:	If you are a Darling stockholder, you may vote before your special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope.

If you are a National By-Products unitholder, you may only vote before your special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope.

Q6:	If my shares are held in “street name” by my broker or other nominee, will my broker or nominee vote my shares for me?

A6:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. Without instructions, your broker will not vote any of your shares held in “street name” and the effect will be the same as a vote against the acquisition. See “The Special Meetings” beginning on page 36.

Q7:	What if I do not vote on the matters relating to the acquisition?

A7:	If you are a Darling stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the acquisition proposal, it will have the same effect as a vote against the acquisition proposal. If you respond but do not indicate how you want to vote on the acquisition proposal, your proxy will be counted as a vote in favor of the acquisition proposal. If you respond and indicate that you abstain from voting on the acquisition proposal, your proxy will have the same effect as a vote against the acquisition proposal.

If you are a National By-Products unitholder and you fail to respond with a vote, it will have the same effect as a vote against the acquisition proposal. If you respond but do not indicate how you want to vote on the acquisition proposal, your proxy will be counted as a vote in favor of the acquisition proposal. If you respond and indicate that you abstain from voting on the acquisition proposal, your proxy will have the same effect as a vote against the acquisition proposal.

Q8:	May I change my vote after I have delivered my proxy card?

A8:	Yes. You can change your vote at any time before we vote your proxy at your special meeting. You can do so in one of the following ways:

•	by sending a notice of revocation to the corporate secretary of Darling or National By-Products, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending your special meeting and voting in person.

If you are a Darling stockholder you can also change your vote at any time before we vote your proxy at your special meeting by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and by following the instructions on the proxy card.

Your attendance alone will not revoke any proxy.

If you choose to change your vote using any of the methods above, other than by attending your special meeting and voting in person, you must take the described action no later than the beginning of your special meeting or no later than the time indicated on your proxy card.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q9:	If I hold National By-Products membership units, should I send them in order to receive the acquisition consideration?

A9:	No. You do not need to turn in your membership units or take other action to receive the acquisition consideration. The acquisition consideration will be sent to you by National By-Products subject to retention of such amounts by National By-Products as determined by its board of managers to be appropriate for purposes of satisfying obligations of National By-Products.

Q10:	Why am I receiving this document?

A10:	We are delivering this document to you as both a joint proxy statement of Darling and National By-Products and a prospectus of Darling. It is a joint proxy statement because each of Darling’s board of directors and National By-Products’ board of managers is soliciting proxies from its stockholders and unitholders, respectively. It is a prospectus because Darling will issue shares of its stock to National By-Products in the acquisition.

Q11:	Who should I call if I have additional questions or need additional copies of the joint proxy documents?

A11:	If you are a Darling stockholder and you would like additional copies of this joint proxy statement/ prospectus or a new proxy card or if you have questions about the acquisition, you should contact Brad Phillips at (972) 717-0300.

If you are a National By-Products unitholder and you would like additional copies of this joint proxy statement/ prospectus or a new proxy card or if you have questions about the acquisition, you should contact David Pace at (515) 288-2166.

SUMMARY
      THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS OTHERWISE REFERRED TO IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. YOU ARE URGED TO REVIEW THIS ENTIRE JOINT PROXY STATEMENT/ PROSPECTUS CAREFULLY, INCLUDING THE ANNEXES HERETO AND THE OTHER REFERENCED DOCUMENTS.
The Companies
Darling International Inc.
251 O’Connor Ridge Blvd.
Irving, Texas 75038
(972) 717-0300
      Darling is a leading provider of rendering, recycling and recovery solutions to the nation’s food industry. Darling collects and recycles animal by-products and used cooking oil from food service establishments and provides grease trap cleaning services to many of the same establishments. Darling processes these raw materials at 24 facilities located throughout the United States into finished products such as protein (primarily meat and bone meal), tallow (primarily bleachable fancy tallow) and yellow grease. Darling sells these products nationally and internationally, primarily to producers of oleo-chemicals, soaps, pet foods, and livestock feed, for use as ingredients in their products or for further processing. Darling’s operations are organized into two segments: Rendering and Restaurant Services.
Darling National LLC
251 O’Connor Ridge Blvd.
Irving, Texas 75038
(972) 717-0300
      Darling National is a Delaware limited liability company and a wholly-owned subsidiary of Darling. Darling National was organized on December 16, 2005 solely for the purpose of effecting the acquisition of substantially all of the assets of National By-Products. Darling National has not carried on any activities other than in connection with the asset purchase agreement.
National By-Products, LLC
907 Walnut St., Suite 400
Des Moines, Iowa 50309
(515) 288-2166
      Founded in 1933, National By-Products is one of the nation’s leading independent renderers. National By-Products collects and recycles animal by-products and used cooking oil from livestock producers, meat packers, grocery stores and restaurants and sells its products nationally and internationally to manufacturers of chemicals, soap, cosmetics, plastics, lubricants, livestock and poultry feeds, pet foods and leather goods.
The Acquisition (see page 41)
      A copy of the asset purchase agreement, dated as of December 19, 2005, by and among Darling, Darling National and National By-Products is attached to this joint proxy statement/prospectus as Annex A. Please read the asset purchase agreement in its entirety because it is the principal document governing the acquisition.

Consideration to be paid to National By-Products in the acquisition (see page 63)
      The asset purchase agreement provides that the aggregate consideration for the purchased assets will be (i)(A) $70.5 million in cash, less all of National By-Products’ indebtedness related to its credit facilities outstanding immediately prior to the closing date of the acquisition, plus (B) 20% of the outstanding shares of Darling common stock as of 8 a.m. Central Time on the date of closing calculated on a fully-diluted basis, referred to below as the “Closing Issued Shares,” and (ii) the assumption of certain of National By-Products’ liabilities. The cash consideration will be subject to adjustment based on the working capital of National By-Products as of the closing date of the acquisition. In addition, a portion of the consideration will be placed in escrow to meet certain National By-Products obligations.
      In addition to the purchase price paid to National By-Products on the closing date of the acquisition, Darling may pay additional consideration in the form of Darling common stock, depending on the average market price, referred to as the “true-up market price,” of Darling’s common stock for the 90 days prior to the last day of the 13th full consecutive month after closing, which we refer to as the “true-up date.” If the average share price for the 90 days prior to the true-up date causes the value of the Closing Issued Shares (including the escrowed shares) to be less than $70.5 million, then Darling will issue additional common stock to National By-Products (or if National By-Products has distributed shares to its unitholders, to those unitholders who continue to hold, directly or as shares that remain in escrow, their Closing Issued Shares), assuming that none of the National By-Products unitholders have transferred any of their Closing Issued Shares (except transfers by gift or into trust). For clarity, only those Closing Issued Shares that have not been transferred (except by gift or into trust) as of the true-up date will be eligible for the stock true-up consideration. In addition, if the true-up market price is less than $3.60, then $3.60 will be used in place of the true-up market price for purposes of calculating the number of shares issued in the stock true-up. Assuming that the true-up market price is at least $3.60 and all of the Closing Issued Shares are retained by the National By-Products unitholders, then the shares National By-Products receives on the closing date, plus the shares National By-Products (or its unitholders) receives on the true-up date, will be valued at $70.5 million in the aggregate on the true-up date in accordance with the asset purchase agreement.
Darling’s Dividend Policy Differs from National By-Products (see page 109)
      Darling has not declared or paid cash dividends on its common stock since January 3, 1989. The payment of any dividends by Darling on its common stock in the future will be at the discretion of Darling’s board of directors and will depend upon, among other things, future earnings, operations, capital requirements, Darling’s general financial condition, the general financial condition of Darling’s subsidiaries, limitations in its senior and subordinated credit facilities, and general business conditions.
      Distributions to National By-Products unitholders are determined by its board of managers. National By-Products is required to distribute cash to its members on or before April 15 of each year in at least the amount National By-Products reasonably estimates (assuming maximum federal and state tax rates) will equal the federal and state income tax payable by the members as a consequence of allocation of the income of National By-Products to the members for the immediately preceding calendar year. National By-Products’ board of managers considers the payment of a special distribution to its unitholders at its annual meeting held each May. Such distribution, if any, is based on the prior fiscal year’s results after taking into account the outlook for the current fiscal year, tax distributions already made, capital spending plans, the potential for acquisitions, the capital structure, and other business needs. There is no guarantee that a special distribution will be paid each year. Special distributions, if paid, are expected to vary in amount from year to year.
Market Price and Share Information of Darling Common Stock (see page 17)
      Shares of Darling common stock are listed on the American Stock Exchange, referred to as the AMEX, under the trading symbol “DAR.” National By-Products membership units are not publicly traded. On December 19, 2005, the last trading day before the public announcement of the acquisition, the last sales price of Darling common stock was $3.53 per share.
      On March 23, 2006, the most recent practicable date before the printing of this joint proxy statement/ prospectus, the last sales price as reported on the AMEX for Darling common stock was $4.48 per share. We urge you to obtain current market quotations.
Risks of the Acquisition (see page 18)
      All Darling stockholders and National By-Products unitholders should consider carefully all of the information in this joint proxy statement/ prospectus and evaluate the specific factors set forth under “Risk Factors” before considering whether to approve the asset purchase agreement or the issuance of shares in accordance with the asset purchase agreement, as applicable.
      The risk factors regarding Darling should be carefully considered by all National By-Products unitholders who are to receive Darling common stock in connection with the acquisition.
Recommendation of the Board of Directors of Darling (see page 44)
      The Darling board of directors unanimously recommends that the asset purchase agreement and the issuance of shares of Darling common stock in accordance with the asset purchase agreement and the other matters described herein be approved by the Darling stockholders and that the Darling stockholders vote “FOR” the approval of the asset purchase agreement and the issuance of shares of Darling common stock and such other matters.
Recommendation of the Board of Managers of National By-Products (see page 51)
      The National By-Products board of managers unanimously recommends that the acquisition, the asset purchase agreement, the amendment to the articles of organization and the other matters described herein be approved by the National By-Products unitholders and that the National By-Products unitholders vote “FOR” the approval of the acquisition, the asset purchase agreement, the amendment to the articles of organization and such other matters.
Harris Nesbitt Corp. Fairness Opinion Provided to the Board of Directors of Darling (see page 45)
      In deciding to approve the acquisition, the Darling board of directors received an opinion from Harris Nesbitt Corp. that, as of December 16, 2005 and subject to the limitations and assumptions set forth in its written opinion, the acquisition consideration pursuant to the asset purchase agreement is fair from a financial point of view to Darling. In its analysis, Harris Nesbitt made numerous assumptions with respect to Darling, National By-Products and the acquisition. The assumptions and estimates contained in Harris Nesbitt’s analyses, and the valuation ranges resulting from the particular analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The opinion of Harris Nesbitt is dated as of December 16, 2005 and opines as to the fairness as of that date only. Harris Nesbitt is not obligated to update its December 16, 2005 opinion. As of the date of this joint proxy statement/ prospectus, Darling does not intend to request an updated fairness opinion. In the aggregate, Harris Nesbitt will receive fees of approximately $1,842,500 if the acquisition is completed. A copy of the fairness opinion is attached as Annex B to this joint proxy statement/ prospectus. Darling stockholders should read the opinion carefully and in its entirety.
Philip Schneider & Associates, Inc. Fairness Opinion Provided to the Board of Managers of National By-Products (see page 52)
      In deciding to approve the acquisition, the National By-Products board of managers received an opinion from Philip Schneider & Associates, Inc. that, as of December 16, 2005 and subject to the limitations and assumptions set forth in its written opinion, the acquisition consideration to be paid to

National By-Products in the proposed transaction is fair, from a financial point of view, to National By-Products and its unitholders. In its analysis, Philip Schneider & Associates made numerous assumptions with respect to National By-Products, Darling and the acquisition. The assumptions and estimates contained in Philip Schneider & Associates’ analyses, and the valuation ranges resulting from the particular analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The opinion of Philip Schneider & Associates is dated as of December 16, 2005 and opines as to the fairness as of that date only. Philip Schneider & Associates is not obligated to update its December 16, 2005 opinion. As of the date of this joint proxy statement/ prospectus, National By-Products does not intend to request an updated fairness opinion. In the aggregate, Philip Schneider & Associates will receive fees of approximately $20,000 regardless of whether the acquisition is completed. A copy of the fairness opinion is attached as Annex C to this joint proxy statement/ prospectus. National By-Products unitholders should read the opinion carefully and in its entirety.
Differences Exist between Rights of Darling Stockholders and National By-Products Unitholders (see page 105)
      After the acquisition, National By-Products unitholders will become Darling stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Darling and the Delaware General Corporation Law. There are a number of differences between Darling’s certificate of incorporation and bylaws and National By-Products, articles of organization and operating agreement and bylaws, respectively, and there are a number of differences between the Delaware General Corporation Law and the Iowa Limited Liability Company Act. The material differences are summarized in this joint proxy statement/ prospectus under “Comparative Rights of Darling Stockholders and National By-Products Unitholders” beginning on page 105.
Interests of Certain Persons in the Acquisition (see page 54)
      In considering the recommendation of the National By-Products board of managers with respect to the acquisition and the asset purchase agreement, National By-Products unitholders should be aware that executive officers of National By-Products and managers of National By-Products have interests in the acquisition that are or may be different from, or in addition to, your interests. These interests include:

•	the designation of certain officers of National By-Products as officers of Darling upon completion of the acquisition and the entry of certain National By-Products officers into employment agreements with Darling on the closing date;

•	the appointment of Dean Carlson, Chairman of the board of managers of National By-Products, and another National By-Products nominee to the board of directors of Darling upon completion of the acquisition;

•	the receipt of change of control payments under National By-Products’ Long-Term Incentive Plan; and

•	the receipt of a stock award 13 months after the closing of the acquisition depending on an average price of Darling common stock prior to the end of the 13th month.
      In considering the recommendation of the Darling board of directors with respect to the asset purchase agreement, Darling stockholders should be aware that executive officers of Darling have interests in the acquisition that are or may be different from, or in addition to, your interests. These interests include:

•	the receipt of a cash payment promptly following the closing of the acquisition; and

•	the receipt of a stock award 13 months after the closing of the acquisition depending on an average price of Darling common stock prior to the end of the 13th month.

Conditions to Completion of the Acquisition (see page 72)
      The obligations of Darling and National By-Products to complete the acquisition are conditioned upon the following:

•	no order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the asset purchase agreement will have been entered;

•	the SEC will have declared the Form S-4 effective;

•	National By-Products unitholders and Darling stockholders will have approved the acquisition; and

•	the AMEX will have approved for listing the shares of Darling common stock deliverable to National By-Products unitholders.
      National By-Products will not be obligated to complete the acquisition unless a number of conditions have been satisfied, including, without limitation:

•	the representations and warranties of Darling and Darling National set forth in the asset purchase agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the asset purchase agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition, except to the extent the representations and warranties expressly relate to an earlier date (in which case the representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of the earlier date); provided, however, in the event of any breach of a representation or warranty of Darling or Darling National set forth in the asset purchase agreement, the condition will be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on Darling;

•	Darling and Darling National will have performed and complied in all material respects with all obligations and agreements required by the asset purchase agreement;

•	no event, change, occurrence or circumstance will have occurred that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on Darling;

•	Darling will have delivered evidence of delivery of the cash consideration to National By-Products; and

•	Philip Schneider & Associates, Inc. will not have withdrawn or materially modified the opinion it delivered to National By-Products’ board of managers on December 16, 2005 due solely to a material adverse effect on Darling.
      Darling will not be obligated to complete the acquisition unless a number of conditions have been satisfied, including, without limitation:

•	the representations and warranties of National By-Products set forth in the asset purchase agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the asset purchase agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition, except to the extent the representations and warranties expressly relate to an earlier date (in which case the representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of National By-Products set forth in the asset purchase agreement, the condition will be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on National By-Products;

•	National By-Products will have performed and complied in all material respects with all obligations and agreements required by the asset purchase agreement;

•	no event, change, occurrence or circumstance will have occurred that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on National By-Products;

•	Darling will have received a binding commitment from a title company to issue a policy of title insurance on National By-Products’ owned property;

•	National By-Products will have obtained any required governmental consents as well as any required consents under all antitrust laws;

•	National By-Products will have provided Darling with an affidavit of non-foreign status;

•	Darling National will have obtained financing proceeds sufficient to consummate the acquisition;

•	Darling will have received the appropriate consents under its senior credit facility and subordinated debt facility;

•	National By-Products will have delivered duly executed general warranty deeds for each of its owned real properties and, if requested by Darling National, separate assignments for National By-Products’ real property leases except that National By-Products may deliver special warranty deeds for certain owned real property if title insurance has been obtained;

•	National By-Products will have obtained the issuance, reissuance or transfer of all permits for Darling to conduct the operations of National By-Products’ business as of the closing date, and National By-Products will have satisfied all property transfer requirements arising under law;

•	National By-Products will have delivered all instruments and documents necessary to release all liens, other than certain permitted exceptions, on purchased assets;

•	National By-Products will have received appropriate payoff letters relating to its senior indebtedness; and

•	Harris Nesbitt Corp. will not have withdrawn or materially modified the opinion it delivered to Darling’s board of directors on December 16, 2005 due solely to a material adverse effect on National By-Products.
Timing of the Acquisition (see page 77)
      The acquisition is expected to be completed in the first half of 2006, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.
Termination of the Asset Purchase Agreement (see page 75)
      The asset purchase agreement may be terminated by Darling or National By-Products before completion of the acquisition in certain circumstances. In addition, the asset purchase agreement provides that each of Darling and National By-Products may be required to pay a termination fee to the other in an amount of $4.23 million plus fees and expenses up to $1 million if the asset purchase agreement is terminated in the circumstances described generally below:

•	if Darling terminates the asset purchase agreement because National By-Products’ board of managers has approved or recommended any proposal or offer of acquisition, merger, or other similar business transaction from someone other than Darling, then National By-Products will be required to pay Darling;

•	if Darling terminates the asset purchase agreement because National By-Products’ board of managers has not rejected any proposal or offer of acquisition, merger, or other similar business transaction from someone other than Darling within fifteen business days of the proposal or offer, then National By-Products will be required to pay Darling;

•	if Darling terminates the asset purchase agreement because National By-Products’ board of managers has not publicly reconfirmed its recommendation that the unitholders approve the asset purchase agreement within fifteen business days after Darling requests a confirmation after being notified of any proposal or offer of acquisition, merger, or other similar business transaction from someone other than Darling, then National By-Products will be required to pay Darling; or

•	if National By-Products terminates the asset purchase agreement because Darling’s board of directors withdraws or modifies its recommendation to the stockholders of Darling to vote in favor of the asset purchase agreement and the issuance of shares in accordance with the asset purchase agreement due to any reason other than a reason or reasons arising from a material adverse effect on National By-Products, then Darling will be required to pay National By-Products.
      National By-Products’ obligations to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to National By-Products unitholders. Although the payment of the termination fee could have an adverse effect on the financial condition of the company making the payment, neither Darling nor National By-Products believes that the effect would be material. The board of directors of Darling and the board of managers of National By-Products determined, based in part on advice from their legal advisors, that the amount of the termination fee and the circumstances in which it would become payable were generally typical for a transaction of the magnitude of this acquisition.
Matters to Be Considered at the Special Meetings

Darling (see page 36)
      Darling stockholders will be asked to vote on the following proposals:

•	approve and adopt the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including the issuance of shares of Darling common stock in accordance with the asset purchase agreement; and

•	consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

National By-Products (see page 39)
      National By-Products unitholders will be asked to vote on the following proposals:

•	approve and adopt the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including an amendment to the articles of organization of National By-Products to change its name to West-end Liquidation, LLC effective upon closing of the acquisition; and

•	consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.
Voting by Darling and National By-Products Directors/ Managers and Executive Officers
      On the Darling record date, directors and executive officers of Darling owned and were entitled to vote [                    ] shares of Darling capital stock, or approximately [          ]% and [          ]%, respectively, of the total voting power of the shares of Darling common stock on that date. On the National By-Products record date, managers and executive officers of National By-Products owned and were entitled to vote 367,642 National By-Products membership units, or approximately 30.5% and 30.5%, respectively, of the total voting power of the National By-Products membership units on that date.
Dissenting National By-Products Unitholders Have Appraisal Rights (see page 60)
      Under Iowa law and the operating agreement of National By-Products, unitholders of record who deliver to National By-Products, before the vote referred to in this joint proxy statement/ prospectus is taken, written notice of the unitholder’s intent to demand payment if the acquisition is consummated and who do not vote in favor of the acquisition are entitled to appraisal rights in connection with the acquisition if the acquisition is completed. In order for a National By-Products unitholder to exercise his, hers or its appraisal rights, he, she or it must comply with the applicable provisions of Division XIII of the Iowa Business Corporation Act (a copy of which can be found in Annex D of this joint proxy statement/ prospectus).
Material U.S. Federal Income Tax Consequences of the Acquisition to National By-Products Unitholders (see page 57).
      The purchase of substantially all of the assets of National By-Products by Darling in exchange for cash, Darling common stock and the assumption of certain National By-Products liabilities will be a taxable disposition for federal income tax purposes, resulting in the realization of gain or loss to National By-Products. National By-Products is classified as a partnership for federal income tax purposes and is not itself subject to U.S. federal income taxation. Therefore, each unitholder will be required to report on its federal income tax return, and will be subject to tax in respect of, its distributive share of the gain or loss realized by National By-Products on the sale of its assets. Promptly following the closing of the acquisition, National By-Products will distribute, as the first in a series of liquidating distributions, cash (less cash escrow of $3.5 million, less the amount of the then outstanding National By-Products credit facilities and plus or minus the amount of the working capital adjustment, less appropriate reserves to pay other National By-Products debts and obligations) and Darling common stock (less escrow of shares valued at $6.5 million) to its unitholders pro rata in proportion to their membership units. A unitholder will not recognize gain or loss on the initial distribution, or any future distributions, except to the extent the sum of the cash and the fair market value of the Darling common stock exceeds such unitholder’s adjusted tax basis in his, her or its membership interest. Any loss realized on such distributions will not be recognized.

SELECTED HISTORICAL FINANCIAL DATA OF DARLING
      Darling is providing the following information to aid you in your analysis of the financial aspects of the acquisition.
      The following selected historical consolidated financial information as of December 31, 2005 and January 1, 2005, and for the years ended December 31, 2005, January 1, 2005, and January 3, 2004, has been derived from Darling’s audited financial statements, and should be read in conjunction with those statements, which have been incorporated by reference in this joint proxy statement/ prospectus. The selected consolidated statements of operations data for the years ended December 28, 2002, and December 29, 2001, and the selected consolidated balance sheet data as of January 3, 2004, December 28, 2002 and December 29, 2001, have been derived from Darling’s audited consolidated financial statements, which are not included nor incorporated by reference in this joint proxy statement/ prospectus, and should be read in conjunction with those statements. Historical results are not necessarily indicative of the results to be obtained in the future.

Selected Historical Financial Data of Darling

	Fiscal 2005	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2001

	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended
	Dec. 31,	January 1,	January 3,	Dec. 28,	Dec. 29,
	2005	2005	2004	2002	2001

	(Dollars in thousands, except ratios and per share data)
Statements of Operations Data:
Net sales	$308,867	$320,229	$323,267	$261,059	$241,350

Cost of sales and operating expenses(a)	241,707	237,925	245,175	193,632	184,230
Selling, general and administrative expenses	35,240	36,509	35,808	30,169	28,212
Depreciation and amortization	15,787	15,224	15,124	16,415	24,859

Operating income/(loss)	16,133	30,571	27,160	20,843	4,049
Interest expense	6,157	6,759	2,363	6,408	14,160
Other (income)/expense, net(b)	(903)	299	(3,914)	(2,006)	1,608

Income/(loss) from continuing operations before income taxes	10,879	23,513	28,711	16,441	(11,719)
Income tax expense/(benefit)	3,184	9,245	10,632	7,151	—

Income/(loss) from continuing operations	$7,695	$14,268	$18,079	$9,290	$(11,719)

Basic income/(loss) from continuing operations per share	$0.12	$0.22	$0.29	$0.18	$(0.75)
Diluted income/(loss) from continuing operations per common share	$0.12	$0.22	$0.29	$0.18	$(0.75)
Weighted average shares outstanding	63,929	63,840	62,588	45,003	15,568
Diluted weighted average shares outstanding	64,525	64,463	63,188	45,577	15,568

	As of

	Dec. 31,	January 1,	January 3,	Dec. 28,	Dec. 29,
	2005	2005	2004	2002	2001

	(Dollars in thousands, except ratios and per share data)
Balance Sheet Data:
Working capital/(deficiency)	$40,407	$39,602	$31,189	$13,797	$(116,718)
Total assets	190,772	182,809	174,649	162,912	159,079
Current portion of long-term debt	5,026	5,030	7,489	8,372	120,053
Total long-term debt less current portion	44,502	49,528	48,188	60,055	—
Stockholders’ equity (deficit)	73,680	67,235	55,282	35,914	(9,654)

(a)	Included in cost of sales and operating expenses is a settlement with certain past insurers of approximately $2.8 million recorded in Fiscal 2004 and in the nine months ended October 2, 2004 as a credit (recovery) of claims expense and previous insurance premiums.

(b)	Included in other (income)/expense is a gain on early retirement of debt of $1.3 million in Fiscal 2004 and in the nine months ended October 2, 2004, $4.7 million in Fiscal 2003, and $0.8 million in Fiscal 2002. Also included in other (income)/expense is loss on redemption of preferred stock of approximately $1.7 million in Fiscal 2004 and in the nine months ended October 2, 2004.

SELECTED HISTORICAL FINANCIAL DATA OF NATIONAL BY-PRODUCTS
      The following selected historical financial information as of December 31, 2005 and January 1, 2005 and for the years ended December 31, 2005, January 1, 2005 and January 3, 2004 has been derived from National By-Products’ audited financial statements, which have been included in this joint proxy statement/ prospectus. The selected historical financial information as of January 3, 2004, December 28, 2002 and December 29, 2001 and for the years ended December 28, 2002 and December 29, 2001 has been derived from National By-Products’ audited financial statements, which are not included in this joint proxy statement/ prospectus. Historical results are not necessarily indicative of the results to be obtained in the future.

Selected Historical Financial Data of National By-Products

	Fiscal 2005	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2001

	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended
	Dec. 31,	January 1,	January 3,	Dec. 28,	Dec. 29,
	2005	2005	2004(a)	2002(b)	2001

	(Dollars in thousands, except per unit/ per share data)
Statements of Operations Data:
Net revenues	$188,172	$198,326	$201,485	$179,591	$171,534

Cost of sales	152,568	160,813	165,923	146,279	143,741
Selling, general and administrative expenses	9,707	9,364	9,383	8,751	9,507
Depreciation and amortization	6,159	6,973	7,585	8,085	10,183
(Gain)/ Loss on disposals of property and equipment and other	322	(41)	196	695	133

Operating income	19,416	21,217	18,398	15,781	7,970
Interest expense	146	165	905	1,313	2,045
Other (income)/expense, net	(310)	(21)	(10)	(19)	46

Income before income taxes	19,580	21,073	17,503	14,487	5,879
Income tax expense/(benefit)(b)	—	—	—	(8,591)	1,764

Net income	$19,580	$21,073	$17,503	$23,078	$4,115

Per Unit/Share Data:
Basic and diluted distributions/dividends per unit/share	$18.50	$16.00	$10.20	$10.75	$0.45
Basic and diluted income from continuing operations per unit/share	$16.23	$17.47	$14.51	$19.14	$3.40
Basic and diluted book value per unit/share	$37.46	$40.07	$38.70	$33.88	$27.29
Basic and diluted average units/shares outstanding	1,206	1,206	1,206	1,206	1,211
Distribution Data:
Cash tax distribution(b)	$7,841	$8,441	$6,876	$10,555	$0
Cash special distribution/dividend	14,476	10,857	5,428	2,413	545

Total cash distributions/dividends	$22,317	$19,298	$12,304	$12,968	$545

	As of

	Dec. 31,	January 1,	January 3,	Dec. 28,	Dec. 29,
	2005	2005	2004	2002	2001

	(Dollars in thousands, except per unit/per share data)
Balance Sheet Data:
Working Capital	$8,614	$8,928	$10,543	$10,100	$3,182
Total Assets	63,016	62,168	69,436	77,723	76,234
Total Long-Term Debt, including current portion	—	—	7,050	18,872	24,630
Members’ Equity	45,189	48,327	46,677	40,863	33,043

(a)	Fiscal 2003 had a reduction of approximately $2.5 million in operating income due to the discovery of a cow with Bovine Spongiform Encephalopathy on December 23, 2003. The export markets closed their borders causing a $1.4 million reduction in sales, in anticipation of sales returns, and $1.1 million increase in cost of sales as the value of meat and bone meal inventory declined.

(b)	Effective January 11, 2002, National By-Products was reorganized as a limited liability company, resulting in a taxable event for both the company and its shareholders. Taxable income arising after the effective date flows through to the members of the company. The current taxable income of National By-Products flows through to, and is reportable by, the members of National By-Products. National By-Products attempts to disburse funds in the form of a tax distribution to members to satisfy the tax obligations incurred from the taxable income.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA OF DARLING AND NATIONAL BY-PRODUCTS
      The acquisition will be accounted for using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. The tangible and intangible assets and liabilities of National By-Products assumed by Darling will be recorded as of the closing date of the acquisition, at their respective fair values, and added to those of Darling. For a more detailed description of purchase accounting, see “The Acquisition — Accounting Treatment” on page 57.
      Darling has presented below summary unaudited pro forma combined financial information that reflects the purchase method of accounting and is intended to provide you with a better picture of what the businesses might have looked like had they actually been combined. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings, if any, that may result from the acquisition. You should not rely on the summary unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the acquisition.
      This unaudited pro forma condensed combined financial data has been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the acquisition may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial data. In addition, the impact of ongoing integration activities, the timing of completion of the acquisition and other changes in National By-Product’s net tangible and intangible assets that occur prior to completion of the acquisition could cause material differences in the information presented.
      The following summary unaudited pro forma combined financial information (i) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/ prospectus beginning on page 78 and (ii) should be read in conjunction with the consolidated financial statements of Darling and National By-Products and other information included in this joint proxy statement/ prospectus or previously filed by Darling with the SEC. See “Where You Can Find More Information” on page 114.

Fiscal Year Ended
December 31, 2005

(In millions except
per share data)
Statements of Operations Data:
Net sales	$497.0
Operating income	31.9
Income from continuing operations	24.8
Income from continuing operations per share of common stock
Basic	$0.20
Diluted	$0.20

At December 31,
2005

(In millions)
Balance Sheet Data:
Working capital	$18.6
Total assets	324.1
Long-term obligations	98.8
Stockholders’ equity	140.6

HISTORICAL PRICES OF DARLING COMMON STOCK
      Darling’s common stock is listed on the AMEX under the symbol “DAR.” The table below sets forth, for each of the calendar quarters indicated, the high and low sales prices per share of Darling common stock.

	Fiscal Quarter

	1st		2nd	3rd	4th

Stock prices:
2006 High	$4.85	(1)
Low	3.79	(1)
2005 High	4.55		4.08	3.98	$4.33
Low	3.48		3.39	3.31	3.20
2004 High	3.79		4.50	4.89	4.50
Low	2.54		3.14	3.70	3.48
2003 High	2.45		2.45	3.15	3.10
Low	1.60		1.64	2.15	2.25
2002 High	1.30		0.90	1.50	1.90
Low	0.30		0.55	0.67	0.85

(1)	Through March 23, 2006.

RISK FACTORS
      In addition to the other information contained in this joint proxy statement/ prospectus, National By-Products, LLC unitholders who will receive Darling International Inc. common stock in connection with the acquisition and Darling stockholders should carefully consider the following risks in evaluating the proposals to be voted on at your special meeting. If any of the events described below occurs, Darling’s and/or National By-Products’ business, financial condition or results of operations could be materially adversely affected. The risks below should be considered along with the other risks described in the Darling annual reports incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 114 of this joint proxy statement/ prospectus for the location of information incorporated by reference into this joint proxy statement/ prospectus.
Risk Factors Relating to the Acquisition

Darling may be unable to successfully integrate National By-Products and achieve the benefits expected to result from the acquisition.
      Darling and National By-Products entered into the asset purchase agreement with the expectation that the acquisition will result in mutual benefits including, among other things, growing revenue, diversifying raw material supplies and creating a larger platform to grow the restaurant services segment. Achieving the benefits of the acquisition will depend in part on the integration of Darling’s and National By-Products’ operations and personnel in a timely and efficient manner so as to minimize the risk that the acquisition will result in the loss of market opportunity or key employees or the diversion of the attention of management. Factors that could affect Darling’s ability to achieve these benefits include:

•	Difficulties in integrating and managing personnel, financial reporting and other systems used by National By-Products into Darling;

•	The failure of National By-Products’ operations to perform in accordance with Darling’s expectations;

•	Any future goodwill impairment charges that Darling may incur with respect to the assets of National By-Products;

•	Failure to achieve anticipated synergies between Darling’s business units and the business units of National By-Products;

•	The loss of National By-Products’ customers; and

•	The loss of any of the key employees of National By-Products.
      If National By-Products’ operations do not operate as Darling anticipates, it could materially harm Darling’s business, financial condition and results of operations.

Darling will succeed to substantially all of National By-Products’ liabilities.
      In addition, as a result of the acquisition, Darling will succeed to substantially all of National By-Products’ liabilities. Darling may learn additional information about National By-Products’ business that adversely affects Darling, such as unknown or contingent liabilities, issues relating to internal controls over financial reporting and issues relating to compliance with the Sarbanes-Oxley Act or other applicable laws. As a result, there can be no assurance that the acquisition will be successful or will not, in fact, harm Darling’s business. Although $3.5 million of the cash consideration and $6.5 million of the stock consideration to be paid in the acquisition will be placed in an escrow fund at closing to satisfy, at least in part, any indemnification claims made by Darling against National By-Products with respect to certain liabilities, if National By-Products’ liabilities are greater than projected, or if there are obligations of National By-Products of which Darling is not aware at the time of completion of the acquisition and these liabilities and obligations cannot be covered by the escrow fund, Darling’s business could be materially adversely affected and its stock price could decline.

Darling may be unable to realize the expected cost savings from the acquisition.
      Even if Darling is able to integrate the operations of National By-Products successfully, Darling cannot assure you that this integration will result in the realization of the full benefits of the cost savings or revenue enhancements that Darling expects to result from this integration or that these benefits will be achieved within the timeframe that Darling expects. The cost savings from the acquisition may be offset by costs incurred in integrating National By-Products’ operations, as well as by increases in other expenses, by operating losses or by problems with Darling’s or National By-Products’ businesses unrelated to the acquisition.

Failure to complete the acquisition could negatively impact the stock price of Darling common stock and the future business and financial results of Darling and National By-Products because of, among other things, the market disruption that would occur as a result of uncertainties relating to a failure to complete the acquisition.
      Although Darling and National By-Products have agreed to make an effort to obtain stockholder and unitholder approval, respectively, of the proposals relating to the acquisition, there is no assurance that these proposals will be approved, and there is no assurance that Darling and National By-Products will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the acquisition. If the acquisition is not completed for any reason, Darling and National By-Products will be subject to several risks, including the following:

•	being required to pay the other company a termination fee of $4.23 million, which each company is required to do in certain circumstances relating to termination of the asset purchase agreement. See “The Asset Purchase Agreement — Termination” beginning on page 75; and

•	having had the focus of management of each of the companies directed toward the acquisition and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies.
In addition, each company would not realize any of the expected benefits of having completed the acquisition.
      If the acquisition is not completed, the price of Darling common stock and/or the overall value of National By-Products may decline to the extent that the current market price of Darling common stock or the current market value of National By-Products reflects a market assumption that the acquisition will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the acquisition was not consummated due to an adverse change in Darling’s or National By-Products’ business. In addition, Darling’s business and National By-Products’ business may be harmed, and the price of Darling’s stock and the overall value of National By-Products may decline as a result, to the extent that customers, suppliers and others believe that the companies cannot compete in the marketplace as effectively without the acquisition or otherwise remain uncertain about the companies’ future prospects in the absence of the acquisition. For example, customers may delay, redirect or defer purchasing decisions, which could negatively affect the business and results of operations of Darling and National By-Products, regardless of whether the acquisition is ultimately completed. Similarly, current and prospective employees of Darling and National By-Products may experience uncertainty about their future roles with the resulting company and choose to pursue other opportunities that could adversely affect Darling or National By-Products, as applicable, if the acquisition is not completed. This may adversely affect the ability of Darling and National By-Products to attract and retain key management and marketing and technical personnel, which could harm the companies’ businesses and results.
      In addition, if the acquisition is not completed and the Darling board of directors or National By-Products board of managers determines to seek another acquisition or business combination, there can be no assurance that a transaction creating stockholder or unitholder value comparable to the value perceived to be created by this acquisition will be available to either Darling or National By-Products.

      If the acquisition is not completed, Darling and National By-Products cannot assure their stockholders and unitholders, respectively, that these risks will not materialize or materially adversely affect the business, financial results, financial condition and stock price of Darling or overall value of National By-Products.

The asset purchase agreement limits National By-Products’ ability to pursue an alternative proposal to the acquisition and requires National By-Products to pay a termination fee of $4.23 million if it does.
      The asset purchase agreement prohibits National By-Products from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the asset purchase agreement. See “The Asset Purchase Agreement — Covenants” beginning on page 69. The asset purchase agreement also provides for the payment by National By-Products of a termination fee of $4.23 million if the asset purchase agreement is terminated in certain additional circumstances. See “The Asset Purchase Agreement — Termination” beginning on page 75.
      These provisions limit National By-Products’ ability to pursue offers from third parties that could result in greater value to National By-Products’ unitholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.

Darling may be required to pay a termination fee of $4.23 million if its board of directors withdraws or modifies its recommendation to the Darling stockholders.
      The asset purchase agreement requires Darling to pay a termination fee of $4.23 million if its board of directors withdraws or modifies its recommendation to the stockholders of Darling to vote in favor of the asset purchase agreement due to any reason other than a reason or reasons arising from a material adverse effect on National By-Products. The payment of this termination fee could have an adverse effect on the financial condition of Darling.

Darling expects substantial transaction, consolidation and integration costs related to the acquisition.
      If the acquisition is consummated, Darling and National By-Products will have incurred substantial expenses, including investment banking, legal, accounting and printing fees. It is expected that Darling will also incur significant consolidation and integration expenses that cannot be accurately estimated at this time. Actual transaction costs may substantially exceed estimates and, when combined with the expenses incurred in connection with the consolidation and integration of the companies, could have an adverse effect on the consolidated business, financial condition and operating results of Darling.

The additional consideration to be received by the National By-Products unitholders pursuant to the “stock true-up” is capped.
      In addition to the purchase price paid to National By-Products on the closing date of the acquisition, Darling may pay additional consideration in the form of Darling common stock pursuant to a “stock true-up” in accordance with the asset purchase agreement. The stock true-up requires Darling to pay additional consideration in the form of Darling common stock if the average share price of Darling common stock for the 90 days prior to the last day of the 13th full consecutive month after the closing of the acquisition (referred to herein as the “true-up market price”) causes the value of the shares issued at the closing (including the escrowed shares) to be less than $70.5 million. However, if the true-up market price is less than $3.60, $3.60 will be used in place of the actual true-up market price for purposes of calculating the number of shares to be issued in the stock true-up. If the true-up market price is less than $3.60, the shares National By-Products receives on the closing date (including the escrowed shares), plus the shares National By-Products (or its unitholders) receives in the stock true-up, will be valued at less than $70.5 million in the aggregate as of the date the stock true-up is calculated. For a more detailed description and an illustration of the discussion above please see “The Asset Purchase Agreement — Stock True-Up” beginning on page 64.

National By-Products’ ability to distribute the consideration to be paid in the acquisition to its unitholders may be limited.
      National By-Products’ ability to distribute the cash or stock consideration to be paid in the acquisition to its unitholders will be subject to applicable provisions of state law and National By-Products’ operating agreement. Under Iowa law, no distribution may be declared and paid if, after the distribution is made (i) National By-Products would not be able to pay its debts as they come due in the usual course of business or (ii) National By-Products’ total assets would be less than the sum of its total liabilities, plus the amount that would be needed (if any), if National By-Products were to be dissolved at the time of the distribution, to satisfy preferential rights upon dissolution of members whose preferential rights are superior to the rights of members receiving the distribution. In addition to (i) and (ii) above, under National By-Products’ operating agreement, no distribution may be declared if the payment of the distribution would be a default by National By-Products under any agreement for borrowed money by National By-Products, whether after notice, lapse of time or otherwise.

Former National By-Products unitholders who become Darling stockholders in connection with the acquisition will have limited ability to influence Darling’s actions and decisions following the acquisition.
      Immediately following the acquisition, former National By-Products unitholders will hold approximately 20% of the outstanding shares of Darling common stock. As a result, former National By-Products unitholders will have only limited ability to influence Darling’s business. Former National By-Products unitholders will not have separate approval rights with respect to any actions or decisions of Darling or have representation on Darling’s board of directors dedicated to their interests.

Some individuals have unique interests in the consummation of the acquisition.
      When considering the recommendation of the National By-Products board of managers with respect to the acquisition proposals, National By-Products unitholders should be aware that some directors and executive officers of National By-Products have interests in the acquisition that are different from, or are in addition to, the interests of the unitholders of National By-Products. These interests include their designations as Darling directors or executive officers upon completion of the proposed acquisition and/or the receipt of certain change of control payments under National By-Products’ Long-Term Incentive Plan and/or the possible receipt of a stock award following the acquisition. National By-Products unitholders should consider these interests in conjunction with the recommendation of the board of managers of National By-Products of approval of the asset purchase agreement and the acquisition.
      When considering the recommendation of the Darling board of directors with respect to the acquisition proposals, Darling stockholders should be aware that some executive officers of Darling have interests in the acquisition that are different from, or are in addition to, the interests of the stockholders of Darling. These interests include the receipt of a cash payment upon closing of the acquisition and/or the possible receipt of a stock award following the acquisition. Darling stockholders should consider these interests in conjunction with the recommendation of the board of directors of Darling of approval of the asset purchase agreement and the issuance of shares of Darling common stock in accordance with the asset purchase agreement.

Shares of Darling common stock issued in connection with the acquisition will be subject to all of the risks associated with Darling as combined with National By-Products.
      National By-Products unitholders receiving shares of Darling common stock in connection with the acquisition will be making an investment in Darling and will be subject to all of the risks associated with an investment in shares of Darling common stock, which will include National By-Products upon consummation of the acquisition.

Risk Factors Relating to Darling Following Completion of the Acquisition

The pro forma financial data included in this joint proxy statement/ prospectus is preliminary and the combined company’s actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this joint proxy statement/ prospectus.
      Because of the proximity of this joint proxy statement/ prospectus to the date of the announcement of the proposed acquisition, the process of valuing National By-Products’ tangible and intangible assets and liabilities, as well as evaluating National By-Products’ accounting policies for consistency with Darling’s accounting policies, is still in the very preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.
      The unaudited pro forma operating data contained in this joint proxy statement/ prospectus is not necessarily indicative of the results that actually would have been achieved had the proposed acquisition been completed at the beginning of the period indicated or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have performed if they had been combined during the period indicated, or how they will perform in the future, which, together with other factors, could have a significant adverse effect on the results of operations and financial position of the combined company.

Darling’s results of operations and cash flow may be reduced by decreases in the market price of its products.
      Darling’s and National By-Products’ finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, Darling’s consolidated results of operations after the acquisition is consummated will be affected by fluctuations in the prevailing market prices of the finished products. A significant decrease in the market price of Darling’s products would have a material adverse effect on Darling’s results of operations and cash flow.

The most competitive aspect of Darling’s business is the procurement of raw materials.
      Darling’s management believes that the most competitive aspect of Darling’s business is the procurement of raw materials rather than the sale of finished products. During the last ten years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as Darling, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. A significant decrease in raw materials available could materially and adversely affect Darling’s business and results of operations.
      The rendering and restaurant services industry is highly fragmented and very competitive. Darling competes with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. Darling charges a collection fee to offset a portion of the cost incurred in collecting raw material. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of Darling’s collection fees being deemed too expensive or otherwise, Darling’s raw material supply will decrease and Darling’s collection fee revenues will decrease, which could materially and adversely affect Darling’s business and results of operations.

Darling may incur material costs and liabilities in complying with government regulations.
      Darling is subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

•	the Food and Drug Administration (FDA), which regulates food and feed safety;

•	the United States Department of Agriculture (USDA), including its agencies Animal and Plant Health Inspection Service (APHIS) and Food Safety and Inspection Service (FSIS), which regulates collection and production methods;

•	the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality;

•	the United States Department of Transportation (USDOT), as well as local and state transportation agencies, which regulate the operation of Darling’s commercial vehicles; and

•	the Securities and Exchange Commission (SEC), which regulates securities and information required in annual and quarterly reports filed by publicly traded companies.
      Such rules and regulations may influence Darling’s operating results at one or more facilities. There can be no assurance that Darling will not incur material costs and liabilities in connection with the regulations.

Darling is highly dependent on natural gas and diesel fuel.
      Darling’s operations are highly dependent on the use of natural gas and diesel fuel. Energy prices for natural gas and diesel fuel are expected to remain high throughout 2006. Darling consumes significant volumes of natural gas to operate boilers in its plants to generate steam to heat raw material. High natural gas prices represent a significant cost of factory operation included in cost of sales. Darling also consumes significant volumes of diesel fuel to operate its fleet of tractors and trucks used to collect raw material. High diesel fuel prices represent a significant component of cost of collection expenses included in cost of sales. Though Darling will continue to manage these costs and attempt to minimize these expenses, prices remain relatively high in 2006 and represent an ongoing challenge to Darling’s operating results for future periods. A material increase in energy prices for natural gas and diesel fuel over a sustained period of time could materially adversely affect Darling’s business, financial condition and results of operations.

Darling’s business may be negatively impacted by a significant outbreak of avian influenza (Bird Flu) in the U.S.
      Avian influenza, or Bird Flu, a highly contagious disease that affects chickens and other poultry species, has recently spread throughout Asia to Europe at an unprecedented rate. Bird Flu is not a new disease, and while it does not currently exist in the U.S., it has occurred in this country twice within the past 25 years. The USDA has developed safeguards to protect the U.S. poultry industry from Bird Flu. Such safeguards are based on import restrictions, disease surveillance and a response plan for isolating and depopulating infected flocks if the disease is detected. Any significant outbreak of Bird Flu in the U.S. could have a negative impact on Darling’s business by reducing demand for meat and bone meal (MBM).

Darling’s business may be affected by FDA regulations relating to Bovine Spongiform Encephalopathy or “BSE.”
      Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals (21 CFR 580.2000, referred to herein as the “BSE Feed Rule”). The intent of this rule is to prevent the spread of BSE, commonly referred to as “mad cow disease.”
      The following is a background to BSE in the U.S. and the regulations issued by the U.S. government in response thereto:

•	On December 23, 2003, a cow originally imported from Canada to the state of Washington was diagnosed to have BSE. The U.S. government subsequently banned downer animals and specified risk materials (SRM) from food and cosmetics. Cattle that are tested for BSE are also prohibited from entering the food or feed chains until the animals are verified to be negative for the disease. On January 26, 2004, the FDA announced intentions to modify its BSE Feed Rule. Subsequently, on July 14, 2004, the FDA and USDA jointly requested public comment on possible actions to further mitigate the risk of BSE. On September 30, 2004, the FDA published a guidance document indicating that, pursuant to Section 402(a)(5) of the Federal Food, Drug, and Cosmetic Act, animal feed and feed ingredients containing material from a BSE-positive animal will be considered adulterated and may not be fed to animals.

•	On June 24, 2005, a 12-year-old U.S.-born cow was diagnosed to have BSE. The animal was born more than four years before the FDA implemented the BSE Feed Rule in 1997. The cow was originally sampled at a pet food plant on November 18, 2004. Rapid screening tests for BSE were inconclusive and the carcass was incinerated so it did not enter the feed chain. Confirmation tests subsequently conducted by the USDA using immunohistochemistry (IHC) indicated the animal was negative for BSE. However, following an audit of the USDA’s enhanced BSE surveillance program by the Inspector General for USDA, the sample was retested on June 18, 2005 for BSE using the Western Blot technique, another internationally accepted confirmation test. The sample was positive for BSE using the Western Blot test. Because of the conflicting results obtained from the two test methods, the sample was sent to The Veterinary Laboratories Agency in Weybridge, England, where on June 24, 2005 it was confirmed to be positive for BSE. During the subsequent USDA investigation, 67 animals from the index herd were sacrificed, tested and found to be negative for BSE. In addition, the FDA investigation found the infected animal was fed in compliance to the BSE Feed Rule and did not receive MBM of ruminant animal origin after 1997, when the rule banning such practices went into effect. The FDA concluded the animal was most likely exposed to BSE before the BSE Feed Rule was promulgated.

•	On March 13, 2006, the USDA announced that another cow in the U.S. was diagnosed to have BSE. Samples were taken from this non-ambulatory animal on a farm in the state of Alabama by a veterinarian who euthanized the animal and sent the samples for testing. Initial rapid screening tests for BSE were inconclusive, but subsequent tests using the Western Blot technique were positive for BSE. This cow did not enter the animal or human food chain. The USDA is currently performing epidemiological work to determine the animal’s precise age and origin. The Company’s management will continue to monitor this situation.

•	A few major beef packing companies have begun selling SRM-free MBM for a premium to specific customers, primarily pet food manufacturers.

•	As a result of the first BSE case, many foreign countries banned imports of U.S.-produced beef and beef products, including MBM. Tallow exports were briefly banned, but this initial ban was relaxed to permit imports of U.S.-produced tallow with less than 0.15% impurities. As of January 11, 2006, many foreign markets were closed to U.S. beef following the discovery of the first U.S. case of BSE, had been reopened, although some, such as Hong Kong, permit only boneless beef from U.S. cattle less than 30 months of age to be imported. Steps towards regaining the major former export markets of Japan, the largest, and South Korea, the second largest, had also been made. On December 12, 2005, Japan eased its ban by permitting meat from U.S. cattle less than 21 months of age to be imported. Two days later, South Korea’s agriculture ministry concluded that U.S. beef was not a health concern, which may be an important step towards lifting that country’s ban. On January 20, 2006, however, Japan suspended imports of U.S. beef because one shipment contained vertebral column, in violation of the terms of the agreement between the U.S. and Japan. The USDA immediately implemented protocols to prevent such violations in the future and began negotiations with Japan to lift the suspension. Except for Indonesia, export markets for MBM containing beef material produced in the U.S. have generally remained closed. Indonesia reopened its border to pork-free MBM in March 2005, but re-initiated its ban on U.S. MBM following the announcement that a second case of BSE had been found in the U.S.

•	In May 2003, the USDA closed the border to live cattle and beef from Canada after a cow with BSE was discovered there. Boneless beef derived from Canadian cattle under 30 months of age was later approved for importation into the U.S. Canadian officials found two additional cases of BSE in December 2004 and January 2005. On January 4, 2005, the USDA published a Final Rule establishing criteria for classifying geographic regions as presenting minimal-risk of introducing BSE into the U.S. This same rulemaking placed Canada into the minimal-risk category based on an extensive investigation by USDA veterinarians. Based on this classification, USDA announced its intent to reopen the Canadian border to live cattle under 30 months of age and beef from such cattle beginning March 7, 2005. Imports of SRM-free beef from cattle over 30 months of age were also to be allowed, but this action was tabled by the Secretary of Agriculture on February 9, 2005 to allow time for further study. The Ranchers — Cattlemen Action Legal Fund — United Stock Growers of America (R-CALF) sued the USDA and, on March 2, 2005, was granted a temporary injunction by the U.S. District Court for the District of Montana, which prevented implementation of the Minimal Risk Rule and kept the border closed to Canadian cattle. On July 14, 2005, the U.S. Ninth Circuit Court of Appeals agreed with the USDA and overturned the lower court’s temporary injunction, reopening the Canadian border to cattle less than 30 months of age. The first Canadian cattle were imported into the U.S. on July 18, 2005. The importation of SRM-free beef from Canadian cattle over 30 months of age continues to be banned.

      The following are recent developments with respect to the above regulatory history:

•	On October 6, 2005, the FDA proposed to amend the agency’s regulations to prohibit certain cattle origin materials in the food or feed of all animals, which we refer to as the “Proposed Rule.” The materials that are proposed to be banned include: (1) the brain and spinal cord from cattle 30 months and older that are inspected and passed for human consumption; (2) the brain and spinal cord from cattle of any age not inspected and passed for human consumption; and (3) the entire carcass of cattle not inspected and passed for human consumption if the brains and spinal cords have not been removed. In addition, the Proposed Rule provides that tallow containing more than 0.15% insoluble impurities also be banned from all animal food and feed if such tallow is derived from the proposed prohibited materials. Proposed rules are not regulations and are not enforceable. Such proposals are published to obtain public comment on actions that the agency is considering. The 75-day public comment period for the Proposed Rule closed December 20, 2005. The FDA is currently reviewing the comments submitted and has not taken any further action. Darling’s management will continue to monitor this and other regulatory issues.

•	Effective October 7, 2005, the FDA amended its July 14, 2004 interim final rule, which prohibited the use of SRM for human food and required that tallow intended for use in human food and cosmetics contain less than 0.15% impurities. The FDA amended its original interim final rule to remain consistent with rulemaking by the Food Safety Inspection Service of the USDA regarding SRM, which was also effective on October 7, 2005. In the amended final rule, the FDA permits the use of beef small intestine for human food, provided the last 80 inches (distal ileum) of small intestine is removed and the small intestine is derived from cattle that have been inspected and passed for human consumption. The FDA also amended its list of acceptable methods for measuring insoluble impurity levels in tallow to include the methods commonly used by the tallow industry. The impurities limit does not apply to tallow used to make tallow-derivatives (fatty acids).

•	As of March 12, 2006, only two samples had tested positive for BSE out of more than 652,000 samples collected since June 1, 2004. Samples were collected from the highest risk cattle population, which includes non-ambulatory animals, dead cattle and healthy cattle.
      The occurrence of BSE in the U.S. may result in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for Darling’s finished products, reduced demand for beef and beef products by consumers, or increase Darling’s operating costs.

Certain of Darling’s 24 operating facilities are highly dependent upon a few suppliers.
      Certain of Darling’s rendering facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, or otherwise cease using Darling’s collection services, the operating facilities may be materially and adversely affected.

Darling’s success following consummation of the proposed acquisition will be dependent on Darling’s and National By-Products’ key personnel.
      Darling’s success depends to a significant extent upon a number of key employees, including members of senior management. Likewise, Darling’s success following the proposed acquisition will depend to a significant extent upon a number of key employees of National By-Products, as well, including members of National By-Products’ senior management. The loss of the services of one or more of the key employees mentioned above could have a material adverse effect on Darling’s results of operations and prospects. Darling believes that its future success will depend in part on its ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for personnel is intense and there can be no assurance that Darling will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect Darling’s business and results of operations.

In certain markets Darling is highly dependent upon the continued and uninterrupted operation of a single operating facility.
      In the majority of Darling’s markets, in the event of a casualty or condemnation involving a facility located in such market, Darling would utilize a nearby operating facility to continue to serve its customers in such market. In certain markets, however, Darling does not have alternate operating facilities. In the event of a casualty or condemnation, or an unscheduled shutdown, Darling may experience an interruption in its ability to service its customers and to procure raw materials. This may materially and adversely affect Darling’s business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use Darling’s services.

Darling has a history of net losses and Darling may incur net losses in the future that could adversely affect Darling’s ability to service its indebtedness.
      Darling has a recent history of net losses but has been profitable in each of the past three years. For the years ended December 29, 2001 and December 30, 2000, Darling’s net losses were approximately $11.8 million and $19.2 million, respectively. Following the recapitalization of Darling completed in May 2002, Darling reported a net profit for the years ended January 1, 2005, January 3, 2004, and December 28, 2002, of approximately $13.9 million, $18.2 million and $9.0 million, respectively. If, however, Darling incurs net losses in the future, its ability to pay principal and interest on its indebtedness could be adversely affected.
      In order to establish consistent profitability, Darling must achieve the following:

•	maintain adequate levels of raw material volumes;

•	maintain its collection fees at levels sufficient to recover an adequate portion of collection costs;

•	increase gross margins to the extent of cost increases;

•	maintain its distribution capability;

•	maintain competitiveness in pricing; and

•	continue to manage its operating expenses, which includes the energy costs associated with natural gas and diesel fuel.
      There can be no assurance that Darling will achieve these objectives or attain consistent profitability.

Darling’s ability to pay any dividends on its common stock may be limited.
      Darling has not declared or paid cash dividends on its common stock since January 3, 1989. The payment of any dividends by Darling on its common stock in the future will be at the discretion of Darling’s board of directors and will depend upon, among other things, future earnings, operations, capital requirements, Darling’s general financial condition, the general financial condition of Darling’s subsidiaries, limitations in its senior and subordinated credit facilities, and general business conditions. Furthermore, unitholders of National By-Products should not expect to receive cash dividends on shares of Darling common stock consistent with the distributions which they have received on their National By-Products membership units in the past.
      Darling’s ability to pay any cash or non-cash dividends on its common stock is subject to applicable provisions of state law and to the terms of its credit agreements. Darling’s credit agreements permit Darling to pay cash dividends on Darling’s common stock pursuant with the terms and conditions of those credit agreements. Moreover, under Delaware law, Darling is permitted to pay cash or accumulated dividends on Darling’s capital stock, including Darling’s common stock, only out of surplus, or if there is no surplus, out of Darling’s net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, Darling must have surplus or net profits equal to the full amount of the dividends at the time the dividend is declared. In determining Darling’s ability to pay dividends, Delaware law permits Darling’s board of directors to revalue Darling’s assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. Darling cannot predict what the value of Darling’s assets or the amount of Darling’s liabilities will be in the future and, accordingly, Darling cannot assure the holders of Darling’s common stock that Darling will be able to pay dividends on Darling’s common stock.

The market price of Darling’s common stock could be volatile.
      The market price of Darling’s common stock has been subject to volatility and, in the future, the market price of Darling’s common stock could fluctuate widely in response to numerous factors, many of which are beyond Darling’s control. These factors include, among other things, actual or anticipated variations in Darling’s operating results, earnings releases by Darling, changes in financial estimates by securities analysts, sales of substantial amounts of Darling’s common stock, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Darling may issue additional common stock or preferred stock, which could dilute your interests.
      Darling’s certificate of incorporation, as amended, does not limit the issuance of additional common stock or additional series of preferred stock. As of March 23, 2006, Darling has available for issuance 35,530,145 authorized but unissued shares of common stock, of which approximately 16,387,398 will be issued at closing of the proposed acquisition, based on 64,469,855 shares of common stock outstanding at March 23, 2006, and 1,000,000 authorized but unissued shares of preferred stock that may be issued in additional series.

As a result of the recapitalization, Darling’s ability to apply federal income tax net operating loss carryforwards will be limited.
      As a result of its May 2002 recapitalization, Darling’s ability to use federal income tax net operating loss carryforwards to offset future taxable income that may be generated is limited. In particular, Darling has undergone a change in ownership under Section 382 of the Internal Revenue Code, which we refer to as the “Code,” as a result of the recapitalization. By virtue of such a change in ownership, an annual limitation (generally equal to the pre-change value of Darling’s stock multiplied by the adjusted federal tax-exempt rate, which is set monthly by the Internal Revenue Service, which we refer to as the “IRS,” based on prevailing interest rates and equal to 5.01% for May 2002) will be applied to the use of those net operating loss carryforwards against future taxable income.

Darling has debt and interest payment requirements that could adversely affect its ability to operate its business.
      Darling has indebtedness that could have important consequences to the holders of Darling’s securities including the risks that:

•	if the acquisition is consummated, Darling will be required to use approximately $8.9 million of its cash flow from operations in Fiscal 2006 to pay its indebtedness, thereby reducing the availability of its cash flow to fund the implementation of Darling’s business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;

•	Darling’s interest expense could increase if interest rates in general increase because a portion of Darling’s debt will bear interest based on market rates;

•	Darling’s level of indebtedness will increase its vulnerability to general adverse economic and industry conditions;

•	Darling’s debt service obligations could limit Darling’s flexibility in planning for, or reacting to, changes in Darling’s business;

•	Darling’s level of indebtedness may place it at a competitive disadvantage compared to its competitors that have less debt; and

•	a failure by Darling to comply with financial and other restrictive covenants in the agreements governing Darling’s indebtedness could result in an event of default and could have a material adverse effect on Darling.
      As of March 23, 2006, Darling had outstanding senior subordinated debt of $35 million and senior bank secured term loans of $13.25 million and had no senior secured revolving loans outstanding under Darling’s credit agreements. As of such date, five letters of credit in the face amounts of $7.2 million, $2.6 million, $2.5 million, $0.8 million and $0.3 million, a total of $13.4 million in letters of credit, were issued and outstanding under the senior credit facility. As of March 23, 2006, Darling is able to incur additional indebtedness in the future, including approximately $36.6 million of additional debt available under Darling’s revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under Darling’s credit agreement are secured and senior to Darling’s securities.
      If the acquisition is consummated, Darling expects to have outstanding senior bank debt of $98.8 million. Furthermore, Darling expects to have letters of credit of $20 million in the aggregate issued and outstanding under its senior credit facility. Darling will be able to incur additional indebtedness following the closing, including approximately $56 million of additional debt under this facility.

Darling may pursue other strategic alliances and acquisitions that could disrupt its operations or fail to result in the benefits that it anticipated.
      Darling may continue to make strategic acquisitions of companies, products or technologies or enter into strategic alliances as necessary to implement its business strategy. If Darling is unable to fully integrate acquired businesses, products or technologies with its operations, it may not receive the intended benefits of these acquisitions. The success of Darling’s existing and future joint ventures and strategic alliances depends in part on the ability of the other parties to these transactions to fulfill their obligations. These acquisitions and joint ventures, and others that Darling may pursue, may subject Darling to unanticipated risks or liabilities or disrupt its operations and divert management’s attention from day-to-day operations.

Darling has a material weakness in its internal control over financial reporting that requires remediation.
      As a result of management’s evaluation of Darling’s internal control over financial reporting, as required by Rule 13a-15(b) of the Securities Exchange Act of 1934, the Chief Executive Officer and Chief Financial Officer concluded that Darling’s disclosure controls and procedures were not effective as of December 31, 2005, because of the material weakness discussed in Darling’s 10-K for the fiscal year ended December 31, 2005. This conclusion could subject Darling to a loss of public confidence in its internal control over financial reporting and in the integrity of Darling’s financial statements. While Darling intends to undertake certain actions to remediate this material weakness, Darling will not know if these actions will be effective until it has tested its internal controls in future periods. In addition, any failure by Darling to improve and maintain its internal controls could harm Darling’s operating results or cause Darling to fail to timely meet its regulatory reporting obligations. Any of these failures could have a negative effect on the trading price of Darling’s stock.
Risk Factors Relating to National By-Products

National By-Products’ results of operations and cash flow may be reduced by decreases in the market price of its products.
      National By-Products’ finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, National By-Products’ results of operations will be affected by fluctuations in the prevailing market prices of such finished products. A significant decrease in the market price of National By-Products’ products would have a material adverse effect on National By-Products’ results of operations and cash flow.

The most competitive aspect of National By-Products’ business is the procurement of raw materials.
      National By-Products’ management believes that the most competitive aspect of National By-Products’ business is the procurement of raw materials rather than the sale of finished products. During the last ten plus years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as National By-Products, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. Major competitors include: Darling International, Sanimax and Griffin Industries. Each of these businesses compete in both the Rendering and Restaurant Service segments. A significant decrease in raw materials available could materially and adversely affect National By-Products’ business and results of operations.
      The rendering and restaurant services industry is highly fragmented and very competitive. National By-Products competes with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. National By-Products charges a collection fee to offset a portion of the cost incurred in collecting raw material. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of National By-Products’ collection fees being deemed too expensive or otherwise, National By-Products’ raw material supply will decrease and

National By-Products’ collection fee revenues will decrease, which could materially and adversely affect National By-Products’ business and results of operations.

National By-Products may incur material costs and liabilities in complying with government regulations.
      National By-Products is subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

•	the FDA, which regulates food and feed safety;

•	the USDA, including its agencies APHIS and FSIS, which regulates collection and production methods;

•	the EPA, which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and

•	the USDOT, as well as local and state agencies, which regulate the operation of National By-Products’ commercial vehicles.
      Such rules and regulations may influence National By-Products’ operating results at one or more facilities. There can be no assurance that National By-Products will not incur material costs and liabilities in connection with such regulations.

National By-Products is highly dependent on natural gas.
      National By-Products’ operations are highly dependent on the use of natural gas. A material increase in natural gas prices over a sustained period of time could materially adversely affect National By-Products’ business, financial condition and results of operations. See “National By-Products Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 86 for a recent history of the effects on National By-Products of natural gas pricing.

National By-Products’ business may be affected by FDA regulations relating to BSE.
      Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as “mad cow disease.” National By-Products’ management believes that National By-Products is in compliance with the provisions of the rule.
      A case of BSE was diagnosed in a cow in the State of Washington on December 23, 2003. Within days of the media reports of the case of BSE, many countries moved to ban imports of U.S.-produced beef and beef products, including meat and bone meal and initially tallow, though this initial ban on tallow was relaxed to permit imports of U.S.-produced tallow with less than 0.15% impurities. The U.S. government issued regulations in response to the case of BSE which include:

•	On December 30, 2003, the Secretary of Agriculture announced new beef slaughter/meat processing regulations to assure of the safety of the meat supply. The regulations prohibit non-ambulatory animals from entering the food chain, require removal of SRM at slaughter and prohibit carcasses from cattle tested for BSE from entering the food chain until the animals are shown negative for BSE.

•	On January 26, 2004, the FDA announced intentions to modify its feed rule (21 CFR 589.2000) by removing the exemptions for certain products, including blood and blood products, and requiring dedicated processing lines for handling and processing restricted use and exempted proteins. On July 14, 2004, the FDA requested public comment on their intended modifications to the feed rule as well as regulations that would: 1) prohibit material derived from SRM and dead or non-ambulatory cattle in animal feed; 2) prohibit all animal proteins in feed for ruminant animals;

and/or 3) require that only BFT either derived from SRM-free material or containing less than 0.15% impurities be allowed in animal feed. Only questions were posed in this announcement of proposed rulemaking, to which National By-Products, among others, responded in comments submitted to the FDA. No new regulations affecting animal feed or modifying the feed rule have been issued to date. This situation will likely continue to be fluid into Fiscal 2006.

•	On January 26, 2004, the FDA announced its intent to ban the use of certain animal tissue derived materials in food and supplements. Subsequently, on July 14, 2004, the FDA published regulations prohibiting: 1) SRM from human food and cosmetics; and 2) SRM and non-ambulatory or dead cattle from cosmetics. BFT that is either derived from SRM-free raw materials or contains less than 0.15% hexane insoluble impurities will be permitted in human food, supplements and cosmetics. Derivatives of BFT (glycerin and fatty acids) are exempt from these regulations. On September 30, 2004, the FDA issued Guidance Document #174 , which cited the agency’s statutory authority to consider animal feed and feed ingredients derived from a BSE-positive animal to be adulterated and prohibit the use of adulterated material in animal feed.

      The occurrence of BSE in the United States may result in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for National By-Products’ finished products, reduced demand for beef and beef products by consumers, or increase National By-Products’ operating costs. The impact of the occurrence of the case of BSE is not fully known at this time, but may positively or negatively impact National By-Products’ results of operations in the future.

National By-Products’ success is dependent on National By-Products’ key personnel.
      National By-Products’ success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on National By-Products’ results of operations and prospects. National By-Products believes that its future success will depend in part on its ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that National By-Products will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect National By-Products’ business and results of operations.

In certain markets National By-Products is highly dependent upon the continued and uninterrupted operation of a single operating facility.
      In the majority of National By-Products’ markets, in the event of a casualty or condemnation involving a facility located in such market, National By-Products would utilize a nearby operating facility to continue to serve its customers in such market. In certain markets, however, National By-Products does not have alternate operating facilities. In the event of a casualty or condemnation, or an unscheduled shutdown, National By-Products may experience an interruption in its ability to service its customers and to procure raw materials. This may materially and adversely affect National By-Products’ business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use National By-Products’ services.

Restrictions imposed by National By-Products’ credit agreements and future debt agreements may limit its ability to finance future operations or capital needs or engage in other business activities that may be in National By-Products’ interest.
      National By-Products’ credit agreements currently, and future debt agreements may, restrict its ability to:

•	incur additional indebtedness;

•	pay distributions and make other distributions;

•	make restricted payments;

•	create liens;

•	merge, consolidate or acquire other businesses;

•	sell and otherwise dispose of assets;

•	enter into transactions with affiliates;

•	make investments, loans and advances;

•	guarantee indebtedness or other obligations;

•	enter into sale-leaseback, synthetic leases, or similar transactions;

•	enter into hedge agreements;

•	make changes to its corporate name, fiscal year, capital structure and constituent documents; and

•	engage in new lines of business unrelated to National By-Products’ current businesses.
      These terms may impose restrictions on National By-Products’ ability to finance future operations, implement its business strategy, fund its capital needs or engage in other business activities that may be in its interest. In addition, National By-Products’ credit agreements require, and future indebtedness may require, National By-Products to maintain compliance with specified financial ratios. Although National By-Products is currently in compliance with the financial ratios and does not plan on engaging in transactions that may cause National By-Products not to be in compliance with the ratios, its ability to comply with these ratios may be affected by events beyond its control, including the risks described in the other risk factors and elsewhere in this report.
      A breach of any of these restrictive covenants or National By-Products’ inability to comply with the required financial ratios could result in a default under the credit agreements. In the event of a default under the credit agreements, the lenders under the credit agreements may elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.
      If National By-Products is unable to repay these borrowings when due, the lenders under the credit agreements also will have the right to proceed against the collateral, which consists of substantially all of National By-Products’ assets, including real property and cash. If the indebtedness under the credit agreements were to be accelerated, National By-Products’ assets may be insufficient to repay this indebtedness in full under those circumstances. Any future credit agreements or other agreement relating to National By-Products’ indebtedness to which National By-Products may become a party may include the covenants described above and other restrictive covenants.
      In order to establish consistent profitability, National By-Products must achieve the following:

•	maintain adequate levels of raw material volumes;

•	maintain its collection fees at levels sufficient to recover an adequate portion of collection costs;

•	increase gross margins to the extent of cost increases;

•	maintain its distribution capability;

•	maintain competitiveness in pricing; and

•	continue to manage its operating expenses.
      There can be no assurance that National By-Products will achieve these objectives or attain consistent profitability.

National By-Products’ ability to pay any distributions may be limited.
      Effective January 11, 2002, National By-Products was reorganized as a limited liability company pursuant to Section 301 of the Iowa Limited Liability Company Act. The current taxable income of National By-Products flows through to and is reportable by the members of National By-Products. National By-Products intends to disburse funds in the form of a tax distribution to members to satisfy the tax obligations incurred from the taxable income passed through to and reportable by the members of National By-Products. In addition, National By-Products has declared and paid special distributions in Fiscal 2005, Fiscal 2004 and Fiscal 2003.
      The payment of any distributions by National By-Products to its members in the future will be at the discretion of National By-Products’ board of managers and will depend upon, among other things, future earnings, operations, capital requirements, National By-Products’ general financial condition, potential acquisitions and other business needs.
      National By-Products’ ability to pay any cash or noncash distributions to its members is subject to applicable provisions of state law and to the terms of its credit agreements. National By-Products’ credit agreements permit National By-Products to pay cash distributions to its members pursuant with the terms and conditions of National By-Products’ credit agreements that limit the distributions to National By-Products’ excess cash flow for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year.
      National By-Products cannot predict what the cash flow of National By-Products will be in the future and, accordingly, National By-Products cannot assure the holders of National By-Products’ membership units that National By-Products will be able to pay distributions in an amount needed to pay the tax obligations passed through to and reportable by the members of National By-Products.

The trading of National By-Products’ membership units is restricted and market value could fluctuate widely.
      There is no trading market for National By-Products’ membership units. The units are prohibited from transfer on an established securities market or secondary market by National By-Products’ articles of organization, operating agreement and bylaws. Accordingly, transfers of the units have been limited. National By-Products retains a broker to act as matchmaker for buyers and sellers. Due to limited buyers and sellers and the restrictions on transfer, the opportunity to buy or sell National By-Products’ membership units is severely limited. The market price of National By-Products’ membership units could fluctuate widely in response to numerous factors, many of which are beyond National By-Products’ control. These factors include, among other things, restrictions on transfer, willing buyer or seller, actual or anticipated variations in National By-Products’ operating results, sales of substantial amounts of National By-Products’ membership units, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

National By-Products may issue additional membership units, which could dilute your interests.
      National By-Products’ articles of organization, operating agreement and bylaws, do not limit the issuance of additional membership units. As of December 31, 2005, National By-Products has authorized 10,000,000 common units and 5,000,000 series preferred units and has available for issuance 8,793,687 authorized but unissued units of common units and 5,000,000 authorized but unissued units of series preferred units that may be issued in additional series.

National By-Products has limited borrowing capacity that could adversely affect its ability to operate its business.
      National By-Products has limited borrowing capacity which could have important consequences to the holders of National By-Products’ membership units including the risks that:

•	National By-Products’ limited borrowing capacity could limit National By-Products’ flexibility in planning for, or reacting to, changes in National By-Products’ business;

•	a failure by National By-Products to comply with financial and other restrictive covenants in the agreements governing National By-Products’ indebtedness, which could result in an event of default and could have a material adverse effect on National By-Products; and

•	National By-Products may need to pursue additional financing to fund the implementation of National By-Products’ business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes.
      As of December 31, 2005, National By-Products had no outstanding term debt and no outstanding revolving loans under National By-Products’ credit agreements. As of such date, two letters of credit in the face amounts of $1.2 million and $0.8 million, for a total of $2.0 million in letters of credit, were issued and outstanding under the senior credit facility. As of December 31, 2005, National By-Products is able to incur additional indebtedness in the future, including approximately $19.0 million of additional debt available under National By-Products’ revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under National By-Products’ credit agreement are secured and senior to National By-Products’ membership units. For risks associated with the restrictive covenants in National By-Products’ debt instruments, see the risk factor entitled “Restrictions imposed by National By-Products’ credit agreements and future debt agreements may limit its ability to finance future operations or capital needs or engage in other business activities that may be in National By-Products’ interest” beginning on page 31.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We make forward-looking statements in this joint proxy statement/ prospectus and in the documents that are incorporated by reference into this joint proxy statement/ prospectus. These forward-looking statements relate to Darling’s or National By-Products’ outlook or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Darling’s or National By-Products’ business, results of operations or financial condition. Specifically, forward looking statements may include:

•	statements relating to the benefits of the acquisition, including anticipated synergies and cost savings estimated to result from the acquisition;

•	statements relating to future business prospects, revenue, income and financial condition of Darling, National By-Products and the resulting company;

•	statements relating to revenues, number of customers and points of distribution of the resulting company after the acquisition; and

•	statements preceded by, followed by or that include the words “estimate,” “may,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.
      These statements reflect Darling’s and National By-Products’ management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
      In addition to those factors discussed under the heading “Risk Factors” above, and in Darling’s other public filings with the SEC, important factors that could cause actual results to differ materially from Darling’s expectations include:

•	the company’s continued ability to obtain sources of supply for its rendering operations;

•	general economic conditions in the American, European and Asian markets;

•	prices in the competing commodity markets which are volatile and are beyond Darling’s control;

•	BSE and its impact on finished product prices, export markets, and government regulations that are still evolving and are beyond either of Darling’s or National By-Products’ control;

•	expected cost savings from the acquisition, that may not be fully realized within the expected time frames or at all; and

•	energy price volatility.
      Among other things, future profitability may be affected by Darling’s ability to grow the combined business, which faces competition from companies that may have substantially greater resources than Darling.
      You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/ prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Darling nor National By-Products undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events. See “Where You Can Find More Information” beginning on page 114 for a list of the documents incorporated by reference into this joint proxy statement/ prospectus.

THE SPECIAL MEETINGS
Darling Special Meeting

General; Date; Time and Place
      This joint proxy statement/ prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, Darling’s board of directors for use at a special meeting of Darling stockholders.
      A special meeting of stockholders of Darling International Inc., a Delaware corporation, will be held on [                    ], [                    ], 2006, at 10.00 a.m., Central Time, at the Omni Mandalay, 221 E. Las Colinas Blvd., Irving, Texas 75039.

Purpose of the Special Meeting
      The purpose of the special meeting is to consider and vote upon the approval of the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including the issuance of shares of Darling common stock in accordance with the asset purchase agreement.

Board Recommendation
      The Darling board of directors unanimously recommends that the asset purchase agreement and the issuance of shares of Darling common stock in accordance with the asset purchase agreement and the other matters described herein be approved by the Darling stockholders and that the Darling stockholders vote “FOR” the approval of the asset purchase agreement and the issuance of shares of Darling common stock and such other matters.

Record Date; Voting Power
      Only holders of shares of Darling common stock as of the close of business on April 6, 2006, which is the record date for the Darling special meeting, will be entitled to receive notice of and to vote at the Darling special meeting and any adjournments or postponements thereof. Each share of Darling common stock is entitled to one vote at the Darling special meeting.

Required Vote; Quorum
      The affirmative vote of a majority of the outstanding shares of Darling common stock as of the record date is required to approve the asset purchase agreement and the issuance of shares of Darling common stock that will be issued in accordance with the asset purchase agreement, as partial consideration to be paid at the closing of the acquisition of substantially all of the assets of National By-Products and that may be issued as contingent consideration. As of the record date, there were [                    ] shares of Darling common stock outstanding.
      Because the required vote of the Darling stockholders with respect to the asset purchase agreement and the issuance of shares in accordance with the asset purchase agreement is based upon the total number of outstanding shares of Darling common stock, the failure to submit a proxy card (or to vote in person at the Darling special meeting) or the abstention from voting by a stockholder will have the same effect as a vote against the asset purchase agreement and the issuance of Darling common stock in accordance with the asset purchase agreement. Brokers holding shares of Darling common stock as nominees will not have discretionary authority to vote shares in the absence of instructions from the beneficial owners thereof, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the asset purchase agreement and the issuance of Darling common stock in accordance with the asset purchase agreement.
      The holders of a majority of the shares of the Darling common stock outstanding on the record date must be present, either in person or by proxy, at the Darling special meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the special meeting for the purpose of determining a quorum for the Darling special meeting.
      The obligation of Darling and National By-Products to consummate the acquisition is subject to, among other things, the condition that the Darling stockholders approve the asset purchase agreement and the issuance of Darling common stock in accordance with the asset purchase agreement. If Darling’s stockholders fail to approve the asset purchase agreement and the issuance of shares in accordance with the asset purchase agreement by May 15, 2006, Darling may have the right to terminate the asset purchase agreement subject to certain conditions and National By-Products will have the right to terminate the asset purchase agreement. See “The Asset Purchase Agreement — Termination” beginning on page 75.

How to Vote
      A Darling stockholder may vote in person at the Darling special meeting or by proxy without attending the Darling special meeting. To vote by proxy, a Darling stockholder must either:

•	submit a proxy by telephone;

•	submit a proxy on the Internet; or

•	complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.
      The enclosed proxy card sets forth instructions for submitting a proxy by the telephone and the Internet.
      A proxy card is enclosed for use by Darling stockholders. The board of directors of Darling requests that Darling stockholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Brad Phillips at (972)717-0300.

Revocation of Proxy
      All properly executed proxies that are not revoked will be voted at the Darling special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the asset purchase agreement and the issuance of shares in accordance with the asset purchase agreement. A Darling stockholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date;

•	submitting a proxy by telephone or the Internet at a later date; or

•	attending the Darling special meeting and voting in person.
      Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Joseph R. Weaver, Jr., Secretary, Darling International Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038. You can also revoke a proxy by attending the Darling special meeting and voting in person or submitting a new proxy by telephone or the Internet at a later date.

Expenses of Solicitation
      Darling will bear the costs of soliciting proxies from its stockholders. However, each of Darling and National By-Products has agreed to bear its own expenses incurred in connection with filing, printing and mailing this joint proxy statements/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of Darling, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and Darling will reimburse the brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, The Altman Group has been retained by Darling to assist in the solicitation of proxies. The Altman Group may contact holders of shares of Darling common stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Darling common stock. The Altman Group will receive reasonable and customary compensation for its services (estimated at $6,000) and will be reimbursed for certain reasonable out-of-pocket expenses.

National By-Products Special Meeting

General; Date; Time and Place
      This joint proxy statement/ prospectus is being provided by, and the enclosed proxy is solicited by and on behalf of, National By-Products’ board of managers for use at a special meeting of National By-Products unitholders.
      A special meeting of unitholders of National By-Products, LLC, an Iowa limited liability company, will be held on [                    ], [                    ], 2006, at 10:00 a.m., Central Time, at First Floor, Federal Home Loan Bank Building, 907 Walnut Street, Des Moines, Iowa 50309.

Purpose of the Special Meeting
      The purpose of the National By-Products special meeting is to consider and vote upon the approval of the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, and the transactions contemplated by the asset purchase agreement, including the acquisition of substantially all of the assets of National By-Products by Darling and the approval of an amendment to the articles of organization of National By-Products to change its name to West-end Liquidation, LLC effective upon closing of the acquisition.

Board Recommendation
      The National By-Products board of managers unanimously recommends that the acquisition, the asset purchase agreement, the amendment to the articles of organization, and the other matters described herein be approved by the National By-Products unitholders and that the National By-Products unitholders vote “FOR” the approval of the acquisition, the asset purchase agreement, the amendment to the articles of organization, and such other matters.

Record Date; Voting Power
      Only holders of National By-Products membership units as of the date of the mailing of the notice of special meeting, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the National By-Products special meeting and any adjournments or postponements thereof. Each National By-Products membership unit is entitled to one vote at the National By-Products special meeting.

Required Vote; Quorum
      The affirmative vote of a majority of the outstanding National By-Products units as of the record date is required to approve the asset purchase agreement and the transactions contemplated by the asset purchase agreement including an amendment to the articles of organization of National By-Products to change its name to West-end Liquidation, LLC effective upon closing of the acquisition. As of the record date, there were 1,206,313 National By-Products membership units outstanding.
      Because the required vote of the National By-Products unitholders with respect to the asset purchase agreement and the amendment to the articles of organization is based upon the total number of outstanding units of National By-Products, the failure to submit a proxy card (or to vote in person at the National By-Products special meeting) or the abstention from voting by a National By-Products unitholder will have the same effect as a vote against approval of the asset purchase agreement and the amendment to the articles of organization.
      The holders of a majority of the outstanding National By-Products membership units on the record date must be present, either in person or by proxy, at the National By-Products special meeting to constitute a quorum. In general, abstentions are counted as present or represented at the National By-Products special meeting for the purpose of determining a quorum for the National By-Products special meeting.

      The obligation of Darling and National By-Products to consummate the acquisition is subject to, among other things, the condition that the National By-Products unitholders approve the asset purchase agreement. If National By-Products’ unitholders fail to approve the asset purchase agreement by May 15, 2006, National By-Products may have the right to terminate the asset purchase agreement subject to certain conditions and Darling will have the right to terminate the asset purchase agreement. See “The Asset Purchase Agreement — Termination” beginning on page 75.

How to Vote
      A National By-Products unitholder may vote in person at the National By-Products special meeting or by proxy without attending the National By-Products special meeting. To vote by proxy, a National By-Products unitholder must complete the enclosed proxy card, sign and date it and return it in the enclosed postage prepaid envelope.
      A proxy card is enclosed for use by National By-Products unitholders. The board of managers of National By-Products requests that National By-Products unitholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact David Pace at (515) 288-2166.

Revocation of Proxy
      All properly executed proxies that are not revoked will be voted at the National By-Products special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the asset purchase agreement and the acquisition. A National By-Products unitholder who executes and returns a proxy may revoke it at any time before it is voted. A proxy may be revoked by either:

•	giving written notice of revocation;

•	executing and returning a new proxy bearing a later date; or

•	attending the National By-Products special meeting and voting in person.
      Revocation of a proxy by written notice or execution of a new proxy bearing a later date should be submitted to Carlton T. King, Secretary, National By-Products, LLC, 907 Walnut St., Suite 400, Des Moines, Iowa 50309. You may also revoke a proxy by attending the National By-Products special meeting and voting in person.

THE ACQUISITION
General
      The asset purchase agreement contemplates the purchase of substantially all of the assets of National By-Products, LLC by a newly formed and wholly-owned subsidiary of Darling International Inc. The asset purchase agreement provides that the aggregate consideration for the purchased assets will be (i) (A) $70.5 million in cash, less all of National By-Products’ indebtedness related to its credit facilities outstanding immediately prior to the closing date of the acquisition, plus (B) 20% of the outstanding shares of Darling common stock as of 8 a.m. Central Time on the date of closing calculated on a fully-diluted basis, referred to below as the “Closing Issued Shares,” and (ii) the assumption of certain of National By-Products’ liabilities. The cash consideration will be subject to adjustment based on the working capital of National By-Products as of the closing date of the acquisition. In addition, a portion of the consideration will be placed in escrow to meet certain National By-Products obligations.
      In addition to the purchase price paid to National By-Products on the closing date of the acquisition, Darling may pay additional consideration in the form of Darling common stock, depending on the average market price, referred to as the “true-up market price,” of Darling’s common stock for the 90 days prior to the last day of the 13th full consecutive month after closing, which we refer to as the “true-up date.” If the average share price for the 90 days prior to the true-up date causes the value of the Closing Issued Shares (including the escrowed shares) to be less than $70.5 million, then Darling will issue additional common stock to National By-Products (or if National By-Products has distributed shares to its unitholders, to those unitholders who continue to hold, directly or as shares that remain in escrow, their Closing Issued Shares), assuming that none of the National By-Products unitholders have transferred any of their Closing Issued Shares (except transfers by gift or into trust). For clarity, only those Closing Issued Shares that have not been transferred (except by gift or into trust) as of the true-up date will be eligible for the stock true-up consideration. In addition, if the true-up market price is less than $3.60, then $3.60 will be used in place of the true-up market price for purposes of calculating the number of shares issued in the stock true-up. Assuming that the true-up market price is at least $3.60 and all of the Closing Issued Shares are retained by the National By-Products unitholders, then the shares National By-Products receives on the closing date plus the shares National By-Products (or its unitholders) receives on the true-up date, will be valued at $70.5 million in the aggregate on the true-up date in accordance with the asset purchase agreement.
      For a more complete discussion on the cash and stock consideration and the stock true-up, please see “The Asset Purchase Agreement — Consideration” on page 63.
Background of the Acquisition
      As part of the continuous evaluation of its business, Darling regularly explores a range of strategic alternatives to identify ways to enhance stockholder value. Such alternatives include the evaluation of potential mergers and acquisitions. At a meeting of Darling’s board of directors held in Dallas, Texas on March 26, 2004, it was decided that, given business and market conditions, Darling should consider exploring potential acquisition targets. Mr. Randall Stuewe, Chief Executive Officer of Darling, discussed with Darling’s board of directors the possibility of Darling approaching National By-Products regarding a possible acquisition.
      On April 5, 2004, Mr. Stuewe and Mr. John Muse, Darling’s Executive Vice President, Administration and Finance, met with Mr. Charles Adair, a Managing Director of Harris Nesbitt Corp., Darling’s outside financial adviser, in Chicago, Illinois to discuss a potential acquisition of National By-Products.
      On May 18, 2004, Mr. Adair made a presentation to the Darling board of directors regarding the possible acquisition of National By-Products. The board asked Mr. Adair to contact Mr. Dean Carlson, Chairman of the board of managers of National By-Products to initiate discussions.

      On June 15, 2004, Mr. Adair met with Mr. Carlson and Mr. Mark Myers, President and Chief Executive Officer of National By-Products, to discuss a potential acquisition of National By-Products by Darling.
      After Darling and National By-Products entered into a mutual confidentiality agreement on June 23, 2004, the parties began exchanging certain financial information. On July 9, 2004, Messrs. Stuewe, Muse, and Adair met with Messrs. Carlson and Myers in Denver, Colorado to discuss a potential transaction.
      On September 21, 2004, Darling submitted an initial proposal to acquire substantially all of the assets of National By-Products for a purchase price in the range of $110 million to $113 million. The purchase price consideration would be composed of 90% in Darling common stock and 10% in cash. After considering Darling’s initial proposal, Mr. Carlson called Mr. Stuewe in November 2004 to suggest a merger rather than an asset acquisition. Soon thereafter, discussions between Darling and National By-Products stalled.
      In the spring of 2005, talks between Darling and National By-Products resumed. On May 10, 2005, Darling revised its offer to $121.4 million, comprising 50% Darling common stock and 50% cash, plus a contingent consideration component, for substantially all of the assets of National By-Products.
      On May 23, 2005, Messrs. Stuewe, Muse and Adair met with Messrs. Carlson, Myers, Carlton T. King and James S. Cownie, members of the board of managers of National By-Products, in Des Moines, Iowa to discuss an acquisition, at which time the representatives of National By-Products made a counter-offer to Darling of $145 million in purchase price consideration comprising 50% Darling common stock and 50% cash.
      On June 30, 2005, Mr. Adair contacted Mr. Carlson to communicate Darling’s revised offer of $126 million in purchase price consideration, consisting of 50% Darling common stock and 50% cash, plus contingent consideration of approximately $7 million in Darling common stock.
      At its regular quarterly meeting on July 29, 2005, Messrs. Carlson and Myers discussed with the National By-Products board of managers the status of their discussions with Darling. The consensus of the managers was that the current proposal by Darling was unacceptable, but that preliminary discussions should continue.
      After several discussions between the parties, Darling revised its offer on August 18, 2005 at a meeting in Des Moines attended by Messrs. Stuewe, Muse, Myers, Carlson, King and William Goodwin, a unitholder of National By-Products, by proposing a purchase price of $70.5 million in cash and a number of shares of Darling common stock equal to 20% of Darling’s outstanding common stock on the closing date of the proposed transaction.
      At a special meeting of the National By-Products board of managers on August 25, 2005, Messrs. Carlson and Myers summarized the current proposal from Darling and the board authorized Messrs. Carlson and Myers to continue their negotiations. Mr. Goodwin also participated in the meeting at the invitation of the board and offered his personal views on various issues pertaining to the proposal. Mr. Goodwin was asked to contact Mr. Adair following that meeting.
      On September 23, 2005, Mr. Stuewe, on behalf of Darling, offered to bolster the purchase price consideration that he offered on August 18, 2005 by adding an additional contingent purchase price component to be paid 13 months following the closing date in the event that the Darling common stock issued to National By-Products on the closing date had an aggregate value less than $70.5 million.
      At a special informational meeting of the National By-Products board of managers on September 26, 2005, the board received an update from Messrs. Carlson, Myers and Goodwin regarding discussions with Darling, but no board action was taken at that time.
      On October 5, 2005, Darling’s board of directors convened in Chicago, Illinois and, although many details of the transaction remained to be negotiated, the board approved an outline of the basic terms of the transaction, which were memorialized in a non-binding term sheet. The non-binding term sheet, which was presented to National By-Products on October 10, 2005, was signed by Mr. Myers on October 11, 2005. The parties then began to negotiate the asset purchase agreement.
      On December 6, 2005, members of Darling’s board of directors received working drafts of the asset purchase agreement and other ancillary agreements to review.
      On December 9, 2005, Darling’s board of directors held a regularly scheduled meeting in Teaneck, New Jersey, Mr. Stuewe provided the board with an update on the status of the negotiations between the parties, and indicated that a number of key items remained to be negotiated.
      On the evening of December 15, 2005, Darling’s outside directors met in Dallas, Texas to discuss the terms of the asset purchase agreement.
      On the morning of December 16, 2005, the board of directors convened a meeting at Darling’s corporate headquarters in Dallas. Representatives of Harris Nesbitt and Darling’s outside counsel, Weil, Gotshal & Manges LLP, attended the meeting. A representative of Weil Gotshal discussed the terms of the asset purchase agreement with the board. Thereafter, representatives of Harris Nesbitt reviewed with the board certain financial analyses and rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various considerations set forth in the Harris Nesbitt written opinion, the proposed purchase price of $70.5 million in cash and that number of shares of Darling common stock equal to 20% of Darling’s outstanding common stock on the closing date on a fully diluted basis, plus the contingent consideration to be paid in shares of Darling common stock 13 months following closing, was fair, from a financial point of view, to Darling. The board asked that certain of the terms contained in the asset purchase agreement be revised, and asked that Mr. Stuewe speak with Messrs. Carlson and Myers regarding their request.
      On December 16, 2005, the National By-Products board of managers also considered the terms and conditions of the acquisition at a meeting at National By-Products’ principal offices in Des Moines, Iowa. Board members participated in person or by conference telephone. Prior to the meeting, packages were circulated to the managers for their review containing the current draft of the asset purchase agreement and exhibits, the non-binding term sheet dated October 10, 2005, the most recent SEC reports for Darling and the current draft of a report by Philip Schneider & Associates, Inc., outside financial advisor to National By-Products. Members of National By-Products’ management, Mr. Goodwin and representatives of Nyemaster, Goode, West, Hansell & O’Brien, P.C., outside counsel to National By-Products, and Philip Schneider & Associates also participated in the meeting. Mr. Myers summarized the status of discussions with Darling. Mr. David Pace, Chief Financial Officer of National By-Products, reviewed the current financial results of National By-Products and the results of the due diligence investigation of Darling. Representatives of Philip Schneider & Associates reviewed with the board its financial analysis, responded to questions and rendered its opinion that, as of that date and based upon and subject to the various considerations set forth in the written materials presented to and reviewed by the board, that the consideration to be paid to National By-Products and its unitholders in the proposed acquisition was fair, from a financial point of view, to National By-Products and its unitholders. A representative of Nyemaster, Goode, West, Hansell & O’Brien, P.C. discussed the terms of the asset purchase agreement with the board. The board unanimously determined that the asset purchase agreement was in the best interests of National By-Products and its unitholders and contingently approved the asset purchase agreement and the transactions contemplated by the asset purchase agreement. National By-Products board’s approval of the asset purchase agreement and the transactions contemplated by the asset purchase agreement was conditioned upon Darling entering into employment agreements with Messrs. Myers and Pace and Mr. Larry Angotti, Regional Manager (Des Moines, Iowa), to be effective upon consummation of the acquisition, and the addition of a covenant to the asset purchase agreement requiring Darling to take actions reasonably necessary to elect Dean Carlson and one other nominee of National By-Products to Darling’s board of directors.
      After the Darling board meeting was adjourned, representatives of National By-Products called Messrs. Stuewe and Muse to address open issues raised by both boards. The parties continued to negotiate the final terms of the asset purchase agreement over the weekend of December 17-18.

      On Monday, December 19, 2005, the board of directors of Darling held a telephonic meeting, which was attended by representatives of Weil Gotshal. Mr. Stuewe updated the board on the negotiations that had occurred over the weekend. The board then, with the benefit of the advisors’ presentations at the previous meeting and advice, having deliberated regarding the terms of the proposed transaction, including the terms and conditions of the asset purchase agreement, unanimously determined that the asset purchase agreement and the transactions contemplated by the asset purchase agreement are advisable and in the best interests of Darling and unanimously approved the asset purchase agreement and the transactions contemplated by the asset purchase agreement. The board meeting was adjourned later that morning.
      Darling, Darling National and National By-Products executed and delivered the asset purchase agreement late the evening of Monday, December 19, 2005. On Tuesday morning, December 20, 2005, before the opening of the U.S. financial markets, Darling issued a press release announcing the signing of the asset purchase agreement.
Recommendation of the Board of Directors of Darling; Reasons for the Acquisition
      The Darling board of directors has approved the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, has determined that the asset purchase agreement, the acquisition and the issuance of shares of Darling common stock in accordance with the asset purchase agreement, are advisable to the holders of Darling common stock, and recommends that Darling stockholders vote “FOR” approval of the asset purchase agreement and the issuance of shares in accordance with the asset purchase agreement.
      In connection with the foregoing actions, the Darling board of directors consulted with Darling’s management team, as well as Harris Nesbitt, Darling’s financial advisor, and Weil, Gotshal & Manges, Darling’s outside legal counsel, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the acquisition, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.
      (a) Consideration to Be Paid by Darling. The Darling board of directors considered the amount of consideration to be paid by Darling pursuant to the asset purchase agreement.
      (b) Darling’s Business, Condition and Prospects. The Darling board of directors considered information with respect to the financial condition, results of operations and business of Darling, on both a historical and prospective basis, and current industry, economic and market conditions. In particular, the board of directors considered Darling’s growth opportunities if Darling continued in its current state of operations compared with the growth opportunities available with the acquisition of substantially all of the assets of National By-Products.
      (c) National By-Products’ Business, Condition and Prospects. The Darling board of directors considered information with respect to the financial condition, results of operations and business of National By-Products, including the due diligence review of Darling’s management and financial and legal advisors regarding National By-Products’ financial condition and prospects. In particular, Darling considered National By-Products’ sound business reputation and strong operating results over recent years.
      (d) Advice of Darling Senior Management. The Darling board of directors considered the judgment, advice and analyses of Darling’s senior management, including their favorable recommendation of the acquisition based, in part, on their consideration of current conditions and trends in the rendering industry and their evaluation of the alternative strategic options available to Darling.
      (e) Appreciation of Price of Darling Common Stock. The Darling board of directors considered the recent and historical trading prices of Darling common stock and the potential for appreciation in the value of Darling common stock following the acquisition.
      (f) Opinion of Harris Nesbitt. The Darling board of directors considered the opinion delivered orally on December 16, 2005, and subsequently confirmed in writing on that date, of Harris Nesbitt, Darling’s financial advisor, to the effect that, as of the date of the opinion and subject to the limitations and assumptions set forth in its opinion, the acquisition consideration pursuant to the asset purchase agreement was fair from a financial point of view to Darling. The board of directors also considered the financial analyses performed by Harris Nesbitt in connection with its opinion. See “— Opinion of Harris Nesbitt Corp.” beginning on page 45.
      (g) Terms of the Acquisition. The Darling board of directors considered the terms and provisions of the asset purchase agreement and related agreements, including the form and amount of consideration and the representations, warranties, covenants, conditions to closing and termination rights contained in those agreements.
      (h) Termination Fee. The Darling board of directors considered the termination fee payable in specified circumstances, including the effect the termination fee may have on the ability of other parties to make competing business combination proposals with respect to National By-Products.
      (i) The Likelihood of Completion of the Acquisition. The Darling board of directors considered the likelihood of completion of the acquisition, such as the terms and conditions of the asset purchase agreement and the conditions to the completion of the acquisition, including the likelihood of obtaining regulatory approvals.
      (j) Certain Long-Term Interests. The Darling board of directors considered the long-term interests of Darling and its stockholders, as well as the interests of Darling employees, customers, creditors, suppliers and the communities in which Darling operates.
      (k) Ownership Interests. The Darling board of directors considered the relative ownership interests of Darling stockholders and National By-Products unitholders in Darling following the acquisition, based on the shares of Darling common stock outstanding at approximately the time the asset purchase agreement was executed and based on the potential number of shares of Darling common stock that may be issued as a result of the acquisition.
      The Darling board of directors also considered potentially negative factors in its deliberations concerning the acquisition, including, without limitation, the following:
      (a) the possibility that the acquisition would not be completed following the execution of the asset purchase agreement and the risks to the business of Darling if that were to occur, including the potential loss of customers and/or employees;
      (b) the assumption by Darling of substantially all of National By-Products’ liabilities, including certain unknown and contingent liabilities;
      (c) the possible disruption of Darling’s business pending completion of the acquisition, including the risk of losing customers and key employees; and
      (d) the risk of whether the potential benefits sought in the acquisition will be fully realized and the risks associated with the integration of the assets of National By-Products by Darling.
      The Darling board of directors concluded that the benefit of the acquisition to Darling and its stockholders outweighed the risks associated with the foregoing factors.
Opinion of Harris Nesbitt Corp.
      On December 16, 2005, Harris Nesbitt delivered its oral opinion, subsequently confirmed in writing, to the board of directors of Darling that, as of such date and based upon and subject to the assumptions, conditions and limitations stated in its opinion, the purchase price to be paid to National By-Products is fair, from a financial point of view, to Darling. For purposes of its analysis, Harris Nesbitt assumed, with the permission of the board of directors of Darling, a maximum aggregate purchase price equal to $141.0 million.

      The full text of the written opinion of Harris Nesbitt, dated December 16, 2005, which sets forth, among other things, the assumptions made, the matters considered and the limitations on the review undertaken by Harris Nesbitt in connection with the opinion, is included as Annex B to this joint proxy statement/ prospectus and is incorporated by reference into this joint proxy statement/ prospectus. The following summary of Harris Nesbitt’s opinion is qualified in its entirety by reference to the full text of the opinion. The opinion expressed by Harris Nesbitt was provided for the information and assistance of the board of directors of Darling in connection with its consideration of the transactions contemplated by the asset purchase agreement, and such opinion does not constitute a recommendation as to any action the board of directors of Darling or any stockholder of Darling should take in connection with the transactions contemplated by the asset purchase agreement or any aspect thereof and is not a recommendation to any person on how that person should vote with respect to the transactions contemplated by the asset purchase agreement. You are urged to read the opinion carefully and in its entirety.
      In connection with its opinion, Harris Nesbitt reviewed, among other things:

•	a draft of the asset purchase agreement dated December 14, 2005;

•	audited financial statements of National By-Products for fiscal years 2001 through 2004;

•	internal financial statements of National By-Products for fiscal years 2001 through 2004 and for the interim periods ended October 1, 2004 and September 30, 2005;

•	projected financial statements of National By-Products for the fiscal years 2005 through 2010 prepared by Darling’s management;

•	certain publicly available SEC filings of Darling including, but not limited to, the Form 10-K for the fiscal year ended January 1, 2005 and the Form 10-Q for the quarterly period ended October 1, 2005;

•	projected financial statements of Darling for the fiscal years ended 2005 and 2006 prepared by management of Darling;

•	a draft financial due diligence report dated November 10, 2005 provided by Darling and prepared by its financial due diligence advisor;

•	independent third party research and estimates; and

•	certain other information provided by National By-Products and Darling’s management.
      Harris Nesbitt also held discussions with members of the management of each of Darling and National By-Products regarding past and current business operations, financial condition and future prospects of Darling and National By-Products, respectively, and the pro forma impact on Darling of the transactions contemplated by the asset purchase agreement.
      In addition, Harris Nesbitt:

•	reviewed certain financial and stock market information for selected publicly traded companies that it deemed to be relevant;

•	reviewed the financial terms, to the extent publicly available, of selected recent acquisitions of companies in Darling’s industry that it deemed to be relevant; and

•	performed such other studies and analyses, and conducted such discussions, as it considered appropriate.
      In rendering its opinion, Harris Nesbitt assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Darling or its representatives or other advisors or National By-Products or its representatives or advisors or obtained by Harris Nesbitt from other sources. Harris Nesbitt did not independently verify that information, did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Darling or of National By-Products, and was not

furnished with any appraisals. Harris Nesbitt did not evaluate the solvency or fair value of Darling or National By-Products or their respective subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Harris Nesbitt did not assume any obligation to conduct, and did not conduct, any due diligence or any physical inspection of the properties or facilities of Darling, National By-Products or their respective subsidiaries. With respect to financial forecasts (including the assumed future prices for finished products) for Darling and for National By-Products, Harris Nesbitt relied on the forecasts provided by the management of Darling, and was advised by Darling, as applicable, and Harris Nesbitt assumed, without independent investigation, that such forecasts were reasonably prepared and reflected the best then available estimates and judgment of Darling’s management as to the expected future financial performance of Darling and National By-Products. Harris Nesbitt also assumed, with Darling’s permission, that the assets to be purchased by Darling pursuant to the asset purchase agreement constitute substantially all of the assets of National By-Products used to generate its historical financial results and to project its future financial performance.
      Harris Nesbitt’s opinion relates solely to the fairness, from a financial point of view, of the purchase price to Darling as of the date of the opinion. Harris Nesbitt’s opinion did not express any opinion as to the relative merits of the transactions contemplated by the asset purchase agreement and any other transactions or business strategies discussed by the board of directors of Darling as alternatives to the transactions contemplated by the asset purchase agreement or the decision of the board of directors of Darling to proceed with the transactions contemplated by the asset purchase agreement, nor did it express any opinion on the structure, terms or effect of any other aspect of the transactions contemplated by the asset purchase agreement. Harris Nesbitt is not an expert in, and its opinion does not address, any of the legal, tax or accounting aspects of the proposed acquisition. Harris Nesbitt relied, as to such matters, on Darling’s legal, tax and accounting advisors.
      Harris Nesbitt’s opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to Harris Nesbitt, as of the date of the opinion. Harris Nesbitt does not have any obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to Harris Nesbitt’s attention after the date of the opinion.
      The following is a summary of the material financial analyses performed by Harris Nesbitt in connection with providing its opinion to the board of directors of Darling. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Harris Nesbitt, the tables must be read together with the accompanying text of each summary.

Selected Comparable Company Analysis
      Using publicly available information, Harris Nesbitt reviewed the market values and trading multiples of the following selected publicly traded companies in the rendering, protein and agribusiness industries:

•	Rendering Companies

•	Darling International Inc.

•	Omega Protein Corp.

•	Protein Companies

•	Tyson Foods Inc.

•	Smithfield Foods, Inc.

•	Pilgrim’s Pride Corp.

•	Gold Kist Inc.

•	Sanderson Farms, Inc.

•	Agribusiness Companies

•	Archer-Daniels-Midland Co.

•	Bunge Ltd.

•	Corn Products International Inc.
      The multiples were calculated by Harris Nesbitt using the closing price for each of the selected companies on December 14, 2005 (other than for Omega Protein Corp. which was as of December 7, 2005) and each company’s latest publicly available quarterly or annual filings. Estimated financial data for the selected companies was based on publicly available research analysts’ estimates.
      Harris Nesbitt calculated the following multiples for the selected comparable companies:

•	Enterprise Value/ Latest Twelve Months (referred to as “LTM”) Earnings before Interest, Taxes, Depreciation and Amortization (referred to as “EBITDA”)

•	Enterprise Value/ Current Fiscal Year (referred to as “CFY”) Estimated EBITDA

•	Enterprise Value/ Next Fiscal Year (referred to as “NFY”) Estimated EBITDA

•	Enterprise Value/ Average EBITDA for the latest three full fiscal years (referred to as “3-year Avg. EBITDA”)
      Harris Nesbitt then applied a range of selected multiples derived from the selected companies to corresponding financial data for National By-Products. The applicable financial data for National By-Products was taken from its audited financial reports for fiscal years 2002 through 2004, nine-month interim financials dated September 30, 2005, and Darling management prepared projections for the fiscal years ending 2005 and 2006.
      The results of these analyses are summarized as follows:

				Implied
				Enterprise Value
				National-By
				Products
Selected Comparable Company Multiple	Applied Range			(Millions)

Enterprise Value/ LTM EBITDA	5.5x	to	8.5x	$141	to	$218
Enterprise Value/ CFY EBITDA	5.3x	to	7.6x	$138	to	$198
Enterprise Value/ NFY EBITDA	4.9x	to	5.2x	$116	to	$123
Enterprise Value/ 3-year Avg. EBITDA	6.5x	to	6.9x	$171	to	$181
      None of the selected comparable companies is identical to National By-Products. Accordingly, any analysis of the selected publicly traded comparable companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the public trading values and financial information of the selected comparable companies.

Selected Precedent Transaction Analysis
      Using publicly available information, Harris Nesbitt reviewed the following ten selected transactions in the protein and agribusiness industries that were completed from January 1, 2001 to December 14, 2005. The following table lists the transactions analyzed by Harris Nesbitt:

Target	Acquirer

Rica Foods Inc.	Avicola Campesinos Inc.
Farmland Foods Inc.	Smithfield Foods Inc.
ConAgra Foods Inc. Chicken Division	Pilgrims Pride Corp.
ConAgra Foods Inc. Fresh Beef and Pork Business	Investor Group led by Hicks, Muse, Tate & Furst Incorporated
Purina Mills Inc.	Land O’Lakes Inc.
Smithfield Cos. Inc.	Smithfield Foods Inc.
Jerome Foods Inc.	Hormel Foods Corp.
Agribrands International Inc.	Cargill Inc.
IBP Inc.	Tyson Foods Inc.
WLR Foods Inc.	Pilgrims Pride Corp.
      Harris Nesbitt reviewed the purchase prices and implied enterprise value multiples for each of the selected transactions. The purchase prices used by Harris Nesbitt for purposes of these analyses were the publicly disclosed purchase prices paid in the selected transactions as of the applicable closing date.
      Harris Nesbitt calculated the following enterprise value multiples of the target company for each of the selected transactions:

•	Enterprise Value/ LTM EBITDA

•	Enterprise Value/ 3-year Avg. EBITDA

•	Enterprise Value/ LTM Earnings before Interest and Taxes (referred to as “EBIT”)

•	Enterprise Value/ Average EBIT for the latest three full fiscal years (referred to as “3-year Avg. EBIT”)
      The multiples were calculated using the target companies’ latest publicly available quarterly or annual filings, prior to the date of closing of the relevant transaction.
      Harris Nesbitt then applied a range of selected multiples derived from the selected transactions to corresponding financial data for National By-Products. The applicable financial data for National By-Products was taken from its audited financial reports for fiscal years 2002 through 2004, and nine-month interim financials dated September 30, 2005.
      The results of these analyses are summarized as follows:

						Implied
						Enterprise Value
						National-By
Selected Comparable Company Multiple	Applied Range					Products

						(Millions)
Enterprise Value/ LTM EBITDA	7.0	x	to	9.0	x	$180	to	$231
Enterprise Value/ 3-year Avg. EBITDA	6.0	x	to	8.0	x	$158	to	$210
Enterprise Value/ LTM EBIT	10.5	x	to	12.5	x	$203	to	$241
Enterprise Value/ 3-year Avg. EBIT	10.5	x	to	12.5	x	$197	to	$234
      None of the selected transactions is identical to Darling’s proposed acquisition of substantially all of the assets of National By-Products. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the prices paid and other financial information in the selected transactions.

Discounted Cash Flow Analysis
      Using a discounted cash flow analysis, Harris Nesbitt calculated the present value of the estimated free cash flows of National By-Products for the fiscal years 2006 to 2010 and a residual value at 2010 based upon projections prepared by Darling’s management. Harris Nesbitt calculated terminal values using two methods. The first method applied a range of EBITDA terminal value multiples of 5.25x to 7.25x to the fiscal year 2010 projected EBITDA. The second method calculated terminal values using a growth in perpetuity of 1.0% to 3.0% of the 2010 projected free cash flow. The present value of the cash flows and terminal values were calculated using discount rates ranging from 9.0% to 12.0%. This analysis indicated an implied reference range for the enterprise value of National By-Products of approximately $130 million to $161 million.

General
      This summary is not a complete description of the analyses performed by Harris Nesbitt but contains the material elements of the analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Harris Nesbitt believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the processes underlying Harris Nesbitt’s analyses and opinion. In arriving at its fairness determination, Harris Nesbitt considered the results of all such analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to National By-Products or the transactions contemplated by the asset purchase agreement.
      The analyses were prepared for purposes of providing an opinion to the board of directors of Darling and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. In performing its analyses, Harris Nesbitt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Harris Nesbitt are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the described analyses. Because our analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Darling, Harris Nesbitt or any other person assumes responsibility if future results are materially different from those forecast.
      Harris Nesbitt’s opinion to the board of directors of Darling was one of many factors taken into consideration by the board of directors of Darling in making its determination to approve the transactions contemplated by the asset purchase agreement.
      Harris Nesbitt, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Harris Nesbitt may have in the past provided certain investment banking services to Darling or National By-Products or their respective affiliates. An affiliate of Harris Nesbitt has a current lending relationship with Darling and may provide additional loans to Darling in connection with the transactions contemplated under the asset purchase agreement, for which the affiliate will receive customary fees. In addition to the foregoing, certain of Harris Nesbitt’s affiliates may have provided corporate banking services to Darling or National By-Products or their respective affiliates from time to time, and Harris Nesbitt or its affiliates may provide investment and corporate banking services to Darling or National By-Products and their respective affiliates in the future, including in connection with the financing contemplated under the asset purchase agreement, for which Harris Nesbitt may have received or will receive customary fees. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Darling for its own account and for the accounts of customers.
      Pursuant to a letter agreement dated May 10, 2005, Darling engaged Harris Nesbitt to act as its exclusive financial advisor in connection with the possible acquisition of National By-Products. Pursuant to a letter agreement dated December 12, 2005, Darling engaged Harris Nesbitt to render an opinion regarding the fairness, from a financial point of view, of the consideration to be paid by Darling in connection with its acquisition of the stock or assets of National By-Products. The board of directors of Darling selected Harris Nesbitt based on its qualifications and expertise in providing financial advice to companies and its reputation as a recognized investment banking firm. Pursuant to the terms of the letter agreements, Harris Nesbitt was paid a monthly work fee of $40,000 for each of the first four months following its engagement as financial advisor. Harris Nesbitt was paid an additional $200,000 upon the delivery of its opinion described above. In addition, under the terms of the letter agreements, upon the consummation of the transactions contemplated by the asset purchase agreement, Harris Nesbitt will be entitled to receive a fee of $1,562,500 (less 50% of the monthly work fees paid as described above). Darling also has agreed to reimburse Harris Nesbitt for its out-of-pocket expenses, including counsel fees, and to indemnify Harris Nesbitt against certain liabilities, including certain liabilities under the federal securities laws.
Recommendation of the Board of Managers of National By-Products; Reasons for the Acquisition
      The National By-Products board of managers has approved the asset purchase agreement, dated as of December 19, 2005, by and among Darling, National By-Products and a wholly-owned subsidiary of Darling, has determined that the asset purchase agreement and the acquisition in the manner contemplated by the asset purchase agreement, are advisable to the holders of National By-Products membership units, and recommends that National By-Products unitholders vote “FOR” approval of the asset purchase agreement, the amendment to the articles of organization and the acquisition.
      In connection with the foregoing actions, the National By-Products board of managers consulted with National By-Products’ management team, as well as Philip Schneider & Associates, Inc., National By-Products’ financial advisor, and Nyemaster Goode West Hansell & O’Brien PC, National By-Products’ outside legal counsel, and considered various material factors, which are listed below. In view of the wide variety of factors considered in connection with the acquisition, the board of managers did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.
      (a) Consideration to Be Paid by Darling. The National By-Products board of managers considered the financial terms of the sale, including the price and the mix of cash and Darling stock available to the unitholders and the opportunity of unitholders of National By-Products to become stockholders of a large combined rendering business with liquidity in its common stock.
      (b) Value to Be Received by National By-Products Unitholders. The National By-Products board of managers considered the value to be received by the unitholders of National By-Products in the acquisition in relation to the historical valuations of National By-Products and its equity interests.
      (c) Darling’s and National By-Products, Business, Condition and Prospects. The National By-Products board of managers considered information concerning the business, financial condition, results of operations and prospects of National By-Products and Darling.
      (d) Opinion of Philip J. Schneider & Associates, Inc. The National By-Products board of managers considered the financial advice and opinion rendered by Philip J. Schneider & Associates as National By-Products’ financial advisor that, as of the date of the opinion, the consideration to be paid to National By-Products unitholders in the proposed acquisition was fair, from a financial point of view, to the unitholders.

      (e) Terms of the Acquisition. The National By-Products board of managers considered all of the terms and conditions of the asset purchase agreement and the related exhibits as reviewed with National By-Products’ legal and financial advisors and senior executive officers.
      (f) Anticipated Benefits. The National By-Products board of managers considered the anticipated benefits to the employees, suppliers, customers, and creditors of National By-Products and the communities in which National By-Products operates as a result of the acquisition due to the financial condition, operating history and prospects of Darling and National By-Products.
      (g) The Likelihood of Completion of the Acquisition. The National By-Products board of managers considered, with due consideration for the HSR Act filing, the absence of any apparent regulatory or other impediments to the proposed acquisition and an assessment of the likelihood that the proposed acquisition would be consummated.
      (h) The Timing of the Acquisition. The National By-Products board of managers considered the timing of the acquisition, including the current rendering business cycle, the competitive environment for National By-Products’ products and general economic and financial market conditions.
      (i) Strategic Alternatives. The National By-Products board of managers considered strategic alternatives for National By-Products, including remaining independent with internal growth or growth through acquisitions and possible alternative partners.
Opinion of Philip Schneider & Associates, Inc.
      Pursuant to an engagement letter dated November 21, 2005, National By-Products retained Philip Schneider & Associates, Inc., West Des Moines, Iowa, referred to as “Schneider,” to deliver a fairness opinion in connection with the proposed acquisition. At the meeting of the National By-Products board of managers on December 16, 2005, Schneider rendered its oral and written opinion to the National By-Products board of managers that, as of such date, the consideration to be paid to National By-Products and its unitholders in the proposed acquisition is fair, from a financial point of view, to National By-Products and its unitholders. No limitations were imposed by the National By-Products board of managers upon Schneider with respect to the investigations made or procedures followed by it in rendering its opinion.
      The full text of the written opinion of Schneider dated December 16, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this joint proxy statement/ prospectus and is incorporated herein by reference. The unitholders of National By-Products are urged to read the opinion in its entirety. Schneider’s written opinion is addressed to the National By-Products board of managers, is directed only to the consideration to be paid in the acquisition and does not constitute a recommendation to any unitholder of National By-Products as to how the unitholder should vote at the National By-Products special meeting. The summary of the opinion of Schneider set forth in this joint proxy statement/ prospectus describes the material aspects of the Schneider opinion and is qualified in its entirety by reference to the full text of the opinion.
      In arriving at its opinion, Schneider reviewed, among other things:

•	a draft of the asset purchase agreement;

•	certain information concerning the business of National By-Products;

•	information concerning the business of certain other companies engaged in businesses comparable to those of National By-Products;

•	current and historical market prices of the membership units of National By-Products and the common stock of Darling;

•	recent audited financial statements of National By-Products and Darling for the year ended January 1, 2005;

•	the unaudited financial statements of National By-Products for the period ended October 28, 2005; and

•	the unaudited financial statements of Darling for the period ended October 1, 2005.
      Schneider also held discussions with certain members of the management of National By-Products with respect to certain aspects of the acquisition, the past and current business operations of National By-Products and Darling, the financial condition and future prospects and operations of National By-Products and Darling and certain other matters Schneider believed necessary or appropriate to its inquiry.
      Schneider relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by National By-Products or otherwise reviewed by Schneider, and Schneider has not assumed any responsibility or liability therefor. Schneider did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to Schneider.
      Schneider’s opinion is based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Subsequent developments may affect the opinion, and Schneider does not have any obligation to update, revise or reaffirm such opinion. Schneider expressed no opinion as to the price at which the National By-Products membership units or Darling common stock will trade at any future time.
      Schneider will receive a fixed fee of $20,000 plus its out-of-pocket expenses from National By-Products for its services, which is payable regardless of the consummation of the acquisition. National By-Products agreed to indemnify Schneider against certain liabilities in connection with the performance of its services. Schneider has previously provided annual valuation services for National By-Products commencing with the conversion of National By-Products from a corporation to a limited liability company in 2001. Schneider has been conducting business valuations under a variety of circumstances since 1976. Schneider was selected to deliver an opinion with respect to the acquisition based on its valuation experience and its familiarity with National By-Products.
      Schneider did not determine the amount of the consideration to be paid in the acquisition. The consideration to be paid in the acquisition was determined through arm’s-length negotiations between Darling and National By-Products and was approved by National By-Products’ board of managers.
      Schneider employed generally accepted valuation methods in reaching its opinion. Schneider’s analysis and conclusion are not necessarily indicative of actual values or actual future results that might be achieved, which may be higher or lower than those indicated. The following is a summary of the material financial analysis utilized by Schneider in connection with providing its opinion and is qualified in its entirety by reference to the full text of a report by Schneider dated December 16, 2005 containing its financial analysis. The report supplements Schneider’s opinion attached hereto as Annex C and will be made available for inspection and copying at the principal executive offices of National By-Products during its regular business hours by any interested unitholder of National By-Products or representative of such unitholder who has been so designated in writing. A copy of the report will also be transmitted by National By-Products at the expense of National By-Products to any interested unitholder of National By-Products or representative of the unitholder, who has been so designated in writing, upon written request.

Asset-Based Approach
      Under the asset-based approach, an appraiser adjusts a company’s assets to fair market value. Liabilities are then deducted to determine the fair market value of owners’ equity. Because National By-Products has a considerable amount of goodwill, Schneider determined that the asset-based approach would not provide a reliable indication of value. Therefore, Schneider did not rely on the asset-based approach in its valuation analysis for National By-Products.

Income Approach
      Under the income approach, a company’s value is determined by discounting or capitalizing the company’s expected future earnings. Using the income approach and assuming net cash flow of $21,904,000, a capitalization rate of 22.2% and a 10% marketability discount, Schneider determined that the value of National By-Products’ owners’ equity was approximately $88.8 million.

Market Approach
      Under the market approach, a company’s value is based on the market prices of comparable investments. Schneider determined that the price of Darling’s common stock on the AMEX could be used to determine the value of National By-Products. Using Darling as a guideline company and a price to EBITDA (earnings before interest, taxes depreciation and amortization) multiple of 5.62 and a 10% marketability discount, Schneider determined that the value of National By-Products’ owners’ equity was approximately $131.4 million.

Summary of Valuation Methods
      After considering the asset-based approach, the income approach and the market approach, Schneider concluded that the fair value of National By-Products’ owners’ equity was between $88.8 million and $131.4 million.

Value to Be Received by National By-Products Unitholders
      Schneider valued the components of the consideration to be received in the acquisition as follows:

1) Cash. Cash of $70.5 million will be paid by Darling to National By-Products less an estimated $1.9 million (determined as of December 16, 2005) to repay borrowed debt for a net cash payment of $68.6 million. Borrowed debt at closing may be more or less than this amount.

2) Working Capital. Working capital was assumed by Schneider to be $5 million which will be paid by Darling to National By-Products. Working capital at closing may be more or less than this amount.

3) Darling Stock. Schneider assumed 16,222,750 shares of Darling common stock would be issued to National By-Products with an assumed market value of $3.50 per share less a 5% marketability discount due to restrictions on the sale of Darling common stock by National By-Products unitholders. The result was a value of $53,940,644.

4) True-up Provision. Additional shares of Darling common stock will be issued in the acquisition if the future value of Darling common stock is less than a specified target price, assumed to be $4.346 per share. Using the Black-Scholes option pricing model, Schneider determined the true-up provision had a value of approximately $6,231,417.
      Based on the sum of the value of these components, Schneider determined that the proposed acquisition would provide consideration worth approximately $133.8 million. Because the consideration to be received by National By-Products and its unitholders was at the high end of the range of fair values for National By-Products as determined by Schneider, Schneider concluded that the consideration to be paid in the proposed acquisition was fair, from a financial point of view, to National By-Products and its unitholders as of December 16, 2005.
Interests of Certain Persons in the Acquisition
      Certain executive officers and members of the board of managers of National By-Products and certain executive officers of Darling have interests in the asset purchase agreement and the acquisition that are different from or in addition to your interests as a stockholder or unitholder, as applicable. These interests exist based on the asset purchase agreement and ancillary agreements that were entered into by these individuals before or in connection with the asset purchase agreement and the acquisition. The board of directors of Darling and the board of managers of National By-Products were aware of and considered these interests when they considered and approved the asset purchase agreement and the acquisition.

Employment Agreements Effective upon the Acquisition
      Mark Myers, David Pace and Larry Angotti, each an executive officer of National By-Products, have executed employment agreements with Darling, which will become effective upon the date of closing. Under these agreements, the term of each of their employment with Darling will commence on the date of closing and continue until December 31, 2007.
      Under his employment agreement with Darling, Mark Myers, National By-Products’ President and Chief Executive Officer, will be given the title Executive Vice President, Chief Operating Officer, Midwest Region and will be entitled to a base salary of $427,215 per year and an annual bonus of up to 35% of his base salary as compared to a base salary of $400,268 in 2005 and $427,215 in 2006 and a bonus of $125,000 in 2005 under his current employment agreement with National By-Products. Under his employment agreement with Darling, David Pace, National By-Products’ Chief Financial Officer, Treasurer and Assistant Secretary, will be given the title Controller — Operations and will be entitled to a base salary of $184,062 per year and an annual bonus of up to 25% of his base salary as compared to a base salary of $172,338 in 2005 and $184,062 in 2006 and a bonus of $55,000 in 2005 under his current employment agreement with National By-Products. Under his employment agreement with Darling, Larry Angotti, National By-Products’ Regional Manager (Des Moines, Iowa), will be given the title Regional Vice President — Midwest Region and will be entitled to a base salary of $194,316 per year and an annual bonus of up to 30% of his base salary as compared to a base salary of $182,245 in 2005 and $194,316 in 2006 and a bonus of $55,000 in 2005 under his current employment agreement with National By-Products.

Non-Disclosure, Non-Solicitation and Non-Competition Agreement
      As a condition to the asset purchase agreement, Dean Carlson, Chairman of National By-Products’ board of managers and holder of equity interests in National By-Products, will execute a non-disclosure, non-solicitation and non-competition agreement with Darling. Under the agreement, Mr. Carlson will agree, for a period of five years, not to own, manage, operate, control or participate in the ownership, management, operation or control of any business that is competitive with Darling. In addition, Mr. Carlson will agree, for a period of five years, not to solicit, induce or encourage any employee of National By-Products or Darling to leave the employment, and not to hire, employ or engage any employee of National By-Products. Mr. Carlson also agreed, for a period of five years, not to induce or encourage any actual or prospective material client, customer, supplier, licensor or any other person in a business relationship with National By-Products or Darling to terminate or modify its current business relationship with National By-Products or Darling. Under the agreement, Mr. Carlson is restricted from disclosing confidential business information.

Appointment to the Darling Board of Directors
      Pursuant to the asset purchase agreement, Darling covenants to take actions reasonably necessary to elect Dean Carlson and one other nominee of National By-Products to Darling’s board of directors.

Change of Control Payments under National By-Products’ Long-Term Incentive Plan
      Each of Mark Myers, David Pace and Larry Angotti, executive officers of National By-Products, will receive a change of control payment under National By-Products’ Long-Term Incentive Plan following the closing of the acquisition. Mark Myers will receive $308,590, David Pace will receive $154,295 and Larry Angotti will receive $154,295.

Payments under the Darling 2004 Omnibus Incentive Plan and the Integration Success Incentive Award Plan
      After the execution of the asset purchase agreement, the compensation committee of the Darling board of directors determined that the employees of Darling listed below will receive, promptly following the closing of the acquisition, the cash payment listed to the right of his or her name, provided the employee’s employment with Darling has not terminated, voluntarily or involuntarily, prior to the closing:

Employee	Cash Payment

Randy Stuewe	$250,000
John Muse	150,000
Neil Katchen	50,000
Robert Hinerman	25,000
Bill McMurtry	25,000
Mike Molini	25,000
Brad Phillips	25,000
Brenda Snell	25,000
Joe Weaver	25,000
      In addition, the compensation committee of the Darling board of directors determined that, if the average of the per share closing price of Darling common stock on AMEX (as adjusted for any stock split, stock dividend, combination or recapitalization) for each of the trading days included in the 90 prior consecutive calendar days ending with the calendar day immediately preceding the last day of the 13th full consecutive month following the closing of the acquisition (referred to herein as the “true-up market price”) is equal to or greater than approximately $4.303, each employee of Darling listed in the table below will be entitled to receive the number of shares of Darling common stock listed to the right of his or her name, provided the employee’s employment with Darling has not terminated, voluntarily or involuntarily, prior to the determination of the true-up market price:

Employee	Stock Payment

Randy Stuewe	100,000
John Muse	66,500
Neil Katchen	25,000
Robert Hinerman	10,000
Mitch Kilanowski	10,000
Mike Molini	10,000
Brad Phillips	10,000
Bob Seemann	10,000
Brenda Snell	10,000
      Further, if any of Mark Myers, Larry Angotti and David Pace become an employee of Darling or Darling National at closing and remain an employee at the date of determination of the true-up market price and the true-up market price is equal to or greater than approximately $4.303, he will receive a stock payment in Darling common stock in the following amounts: Mark Myers, 25,000 shares; Larry Angotti, 10,000 shares; and David Pace, 10,000 shares.
Resale of Darling Common Stock
      The shares of Darling common stock issued to National By-Products and distributed to the National By-Products unitholders in connection with the acquisition will have been registered under the Securities Act. These shares may be freely traded without restriction by those National By-Products unitholders who are not deemed to be “affiliates,” as that term is defined under the Securities Act, of National By-Products prior to the acquisition. The shares of Darling common stock received by National By-Products unitholders who are deemed to be affiliates of National By-Products may be resold as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who are affiliates of National By-Products generally include individuals or entities that control, are controlled by, or are under common control with, National By-Products and may include certain officers and directors of National By-Products as well as principal unitholders of National By-Products. Pursuant to the terms of the asset purchase agreement, National By-Products is required to use its commercially reasonable efforts to cause each person who it believes to be an affiliate of National By-Products to deliver to Darling, at or prior to the closing date of the acquisition, a written agreement to the effect that these affiliates will not offer or sell or otherwise dispose of any of the shares of Darling common stock issued to him, her or it in connection with the acquisition in violation of the Securities Act or the rules and regulations promulgated by the SEC under the Securities Act.
      Although the shares of Darling common stock issued in connection with the acquisition may be freely traded by those National By-Products unitholders who are not deemed to be affiliates, only those shares that are issued upon closing of the acquisition that have not been transferred (except by gift or into trust) as of the true-up date will be eligible for the stock true-up consideration. For further discussion on the holding period required to be eligible for the stock true-up consideration please see “Asset Purchase Agreement — Consideration” beginning on page 63.
Accounting Treatment
      The acquisition will be accounted for as a purchase by Darling under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of National By-Products will be recorded, as of completion of the acquisition, at their respective fair values and added to those of Darling. Reported financial condition and results of operations of Darling issued after completion of the acquisition will reflect National By-Products balances and results after completion of the acquisition, but will not be restated retroactively to reflect the historical financial position or results of operation of National By-Products. Following the completion of the acquisition, the earnings of Darling will reflect purchase accounting adjustments, including increased depreciation and amortization expense for acquired tangible and intangible assets. The excess of purchase price over the fair value of the identifiable tangible assets acquired and liabilities assumed will be recorded as goodwill and other intangibles. The other intangibles will be amortized on a straight-line basis over periods currently estimated to range from four to twenty years. The results of operations of Darling following the acquisition will not include National By-Products’ results prior to the acquisition. See “Unaudited Pro Forma Condensed Combined Financial Statements of Darling and National By-Products” beginning on page 78.
Material U.S. Federal Income Tax Consequences of the Acquisition to National By-Products Unitholders
      The following discussion is a general summary of certain U.S. federal income tax consequences of the acquisition to National By-Products and its unitholders. It is based upon the Code, the U.S. Treasury Regulations, promulgated thereunder, referred to herein as “Treasury Regulations,” published rulings, court decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not purport to deal with all of the U.S. federal income tax consequences applicable to National By-Products and its unitholders, some of whom may be subject to special rules (including, without limitation, foreign taxpayers, dealers in securities or currencies, financial institutions or “financial services entities,” life insurance companies, tax-exempt organizations, unitholders of interests held as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, U.S. persons whose “functional currency” is not the U.S. dollar, persons who have elected “mark to market” accounting, persons who have not acquired their membership interests upon original issuance, persons who hold their interest through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes, or persons for whom an interest is not a capital asset). The tax consequences of the acquisition to unitholders will vary depending upon each unitholder’s individual circumstances and the U.S. federal tax principles applicable thereto. No advance rulings have been or will be sought from the IRS regarding any matter discussed in this joint proxy statement/ prospectus.

      In view of the foregoing, each unitholder should consult his, her or its own tax advisor regarding all U.S. federal, state, local and foreign income and other tax consequences of the acquisition, with specific reference to such unitholder’s own particular tax situation and recent changes in applicable law.

Partnership Status
      Under current Treasury Regulations, a domestic eligible entity that has two or more members and that is not organized as a corporation under U.S. federal or state law will generally be classified as a partnership for U.S. federal income tax purposes, unless it elects to be treated as a corporation. National By-Products has not elected to be treated as a corporation for U.S. federal income tax purposes. The discussion below assumes that National By-Products has been since its inception and will continue to be treated as a partnership for U.S. federal income tax purposes. However, no application has been or is contemplated to be made to the IRS for a ruling on the classification of National By-Products for tax purposes.

Consequences of the Acquisition to National By-Products
      The purchase of substantially all of the assets of National By-Products by a newly formed and wholly-owned subsidiary of Darling in exchange for cash, Darling common stock and the assumption of certain National By-Products liabilities will be a taxable disposition for federal income tax purposes, resulting in the realization of gain or loss to National By-Products. The amount of gain or loss realized by National By-Products will generally be equal to the difference between (i) the sum of the amount of cash and the aggregate fair market value of Darling common stock received (including any shares of Darling common stock received as part of the stock true-up) and the amount of liabilities assumed (as determined for federal income tax purposes) and (ii) National By-Products’ adjusted tax basis in the assets sold, determined on an asset-by-asset basis. The character of such gain or loss as ordinary gain or loss or capital gain or loss will be determined by reference to the character of each asset in the hands of National By-Products. National By-Products may defer recognition of a portion of any such gain attributable to the escrow funds and the stock true-up pursuant to the “installment method” until the time the escrow is released and the stock true-up consideration is issued, respectively, unless National By-Products “elects out” of the installment method. The installment method is not applicable with respect to certain categories of income or gain or to losses.
      If National By-Products does not elect out of the installment method, the stock true-up will cause the acquisition to be subject to Treasury Regulations governing contingent payment sales. In general, these Treasury Regulations will have an effect on the allocation of National By-Products’ adjusted tax basis in the assets to the various components of the consideration received, and as a result will delay basis recovery. In addition, a portion of the escrow funds and the stock true-up would also be recharacterized as interest income. Furthermore, a unitholder would be subject to the special interest charge rules imposed by Section 453A of the Code to the extent a unitholder holds at the close of the year of the acquisition certain installment obligations, including the unitholder’s proportionate share of National By-Products’ installment obligation, with aggregate face amounts in excess of $5 million. As of the date hereof, no decision has been made by National By-Products as to whether it will elect out of the installment method.
      An entity classified as a partnership for federal income tax purposes generally is not itself subject to U.S. federal income taxation. Rather, any taxable gain or loss realized by the partnership will flow through to its equity holders and be allocated among such holders in proportion to their membership units in the partnership. Therefore, National By-Products will not be taxed on any gain or loss realized as a result of the sale of its assets. Instead, each unitholder will be required to report on his, her or its federal income tax return, and will be subject to tax in respect of, his, her or its distributive share of such gain or loss. Such distributive share will include a unitholder’s share of the gain or loss realized by National By-Products upon receipt of the stock true-up consideration even though a unitholder may not be eligible to receive any such stock true-up consideration because the unitholder has disposed of his, her or its Darling common stock.

Consequences of the Acquisition to National By-Products Unitholders
      As noted above, each National By-Products unitholder will be required to report on his, her or its federal income tax return, and will be subject to tax in respect of, his, her or its distributive share of the gain or loss realized by National By-Products on the sale of its assets. This distributive share of gain or loss will increase or decrease, respectively, the unitholder’s “adjusted basis” (as defined below) in his, her or its membership interest. In addition, a unitholder may also be subject to tax upon the receipt of distributions from National By-Products. Promptly following the closing of the acquisition, National By-Products will distribute, as the first in a series of liquidating distributions, cash (less cash escrow of $3.5 million, less the amount of the then outstanding National By-Products credit facilities and plus or minus the amount of the working capital adjustment, less appropriate reserves to pay other National By-Products debts and obligations) and Darling common stock (less escrow of shares valued at $6.5 million) to its unitholders pro rata in proportion to their membership units. The Darling common stock will constitute marketable securities under Section 731 of the Code for purposes of determining gain upon the distribution. A unitholder will not recognize gain on the initial distribution, or future distributions, except to the extent the sum of the cash and the fair market value of the Darling common stock exceeds such unitholder’s adjusted tax basis in his, her or its membership interest. Gain will be deferred until such unitholder’s entire adjusted tax basis in his, her or its membership interest is recovered. Such gain will be treated as gain from the sale or exchange of such unitholder’s membership interest in National By-Products. Generally, if such unitholder has held his, her or its membership interest for more than one year, any such gain will likely be long-term capital gain. Any loss realized on the distributions will not be recognized.
      Prior to any liquidating distributions, a unitholder’s adjusted basis in his, her or its membership interest generally will be equal to such unitholder’s initial tax basis, increased by the sum of (i) any additional capital contributions such unitholder made to National By-Products, (ii) the unitholder’s allocable share of the income of National By-Products, including any gain realized on the sale of its assets and (iii) increases in the unitholder’s allocable share of the indebtedness of National By-Products, and reduced, but not below zero, by the sum of (iv) the unitholder’s allocable share of the loss of National By-Products, including any loss realized on the sale of its assets and (v) the amount of money or the adjusted tax basis of property distributed to such unitholder, including constructive distributions of money resulting from reductions in such unitholder’s allocable share of indebtedness of National By-Products.
      A unitholder’s basis in any Darling common stock received will be equal to the unitholder’s adjusted basis in his, her or its membership interest, determined after taking into account the adjustments described in the preceding paragraph, increased by any gain recognized by reason of the distribution of the Darling common stock and decreased by any distribution of cash. This will generally result in a basis in the Darling common stock equal to the fair market value of such common stock upon its receipt by National By-Products immediately prior to the distribution, increased by any nonrecognized loss realized by the unitholder on the distribution. The holding period of the Darling common stock will start upon the receipt of such stock by National By-Products.
      Certain unitholders may be subject to the U.S. alternative minimum tax (AMT) and should consider the tax consequences of the acquisition in view of their AMT position, taking into account the special rules that apply in computing the AMT, including the adjustments to depreciation deductions, the special limitations on the use of net operating losses and in the case of individual taxpayers, the complete disallowance of miscellaneous itemized deductions and deductions for state and local taxes.
      In addition to the U.S. federal income tax consequences described above, unitholders should consider the potential state and local tax consequences of the acquisition. State and local tax laws often differ from U.S. federal tax laws with respect to, among other things, the treatment of specific items of income, gain, loss, deduction and credit. National By-Products, as well as its unitholders, may be subject to various state and local taxes. In addition to being taxed in his, her or its own state or locality of residence, a unitholder may be subject to return filing obligations and income, franchise and other taxes in jurisdictions in which

National By-Products operates. Each unitholder is urged to consult with his, her or its own tax advisor regarding the state and local tax consequences to such unitholder of the acquisition.
      Tax-exempt investors should consult with their own tax advisors regarding the extent to which the gain or loss realized by National By-Products on the sale of its assets would be considered “unrelated business taxable income.”
Appraisal Rights
      Under Section 490A.711 of the Iowa Limited Liability Company Act, an operating agreement may provide contractual appraisal rights with respect to the membership interest in an Iowa limited liability company. National By-Products’ operating agreement provides that the members of National By-Products have the same dissenters’ appraisal rights as shareholders of an Iowa corporation. Therefore, under the Iowa Business Corporation Act, or the “IBCA,” National By-Products unitholders are entitled to appraisal rights and to obtain payment of the fair value of their units in connection with the acquisition so long as the unitholders perfect their appraisal rights as directed under the IBCA. “Fair value” with respect to the units generally takes into account the value of the units immediately before the acquisition, using customary and current valuation concepts, without discounting for lack of marketability or minority status. Because National By-Products’ unitholders derive their rights under the IBCA, the IBCA controls the process with which they must comply.
      Unitholders wishing to exercise their appraisal rights must carefully comply with the applicable provisions of Division XIII of the IBCA. The following summary of the provisions of Division XIII of the IBCA is not a complete statement of the provisions of those sections and is qualified in its entirety by reference to the full text of the sections contained in Division XIII of the IBCA, a copy of which is attached to this joint proxy statement/ prospectus as Annex D and is incorporated into this summary by reference. All required notices to National By-Products should be mailed or delivered to: Carlton T. King, Secretary, National By-Products, 907 Walnut Street, Suite 400, Des Moines, Iowa 50309.
      When the acquisition proposal is submitted to a vote by the unitholders at a special meeting, a unitholder wishing to assert appraisal rights with respect to his, her or its units must:

•	deliver to National By-Products, before the vote is taken on the proposed acquisition, written notice of the unitholder’s intent to demand payment if the proposed acquisition is completed; and

•	not vote, or cause or permit to be voted, any of his, her or its units in favor of the proposed acquisition.
      A unitholder who does not satisfy the above requirements is not entitled to assert appraisal rights with respect to the proposed acquisition.
      No later than ten days after the acquisition is consummated, National By-Products must deliver a written appraisal notice, which we refer to as the “appraisal notice,” to all unitholders who properly deliver written notice of their intent to assert their appraisal rights and who also either abstain from voting or vote against the acquisition. In the appraisal notice, National By-Products must:

•	provide a form, which we refer to as the “appraisal form,” that specifies the date of the first announcement to unitholders of the principal terms of the acquisition and requires the unitholder asserting appraisal rights to certify whether or not beneficial ownership of those units for which appraisal rights are asserted was acquired before that date, and that the unitholder did not vote for the acquisition;

•	include the address where National By-Products will receive completed appraisal forms and where unit certificates will be deposited;

•	include the date by which National By-Products must receive the appraisal form and the deposit of any certificates of its units, which cannot be less than 40 days nor more than 60 days after the delivery of the appraisal notice by National By-Products and state that the unitholder will have waived the right to demand appraisal with respect to his, her or its units unless the appraisal form is received by National By-Products by the specified due date;

•	state National By-Products’ estimate of the fair value of the units;

•	inform unitholders that if they make such a request in writing, National By-Products will provide to the unitholder, within ten days following the date the appraisal form is due, the number of unitholders who returned the appraisal form by the specified date and the total number of units owned by them;

•	state the date by which notice to withdraw from the appraisal process must be received; and

•	include a copy of Division XIII of the IBCA.

      Within thirty days after the appraisal form is due, National By-Products is required to deliver payment in cash to those unitholders who complied with Division XIII of the IBCA, in the amount National By-Products’ estimates to be the fair value, plus interest, accompanied by the following:

•	National By-Products’ financial statements, consisting of a balance sheet as of the end of fiscal year not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in unitholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of National By-Products’ estimate of the fair value of the units, which estimate must equal or exceed National By-Products’ estimate given in the appraisal notice; and

•	a statement that the unitholders who complied with the process set forth in Division XIII of the IBCA have the right to demand further payment (as described below) and that if any such unitholder does not do so within the time period specified in this notice, such unitholder will be deemed to have accepted the payment to the unitholder in full satisfaction of National By-Products’ obligation under Division XIII of the IBCA.
      National By-Products may elect to withhold payments to any unitholder who did not certify on the appraisal form that he, she or it was a beneficial owner of all of the National By-Products units for which he, she or it is asserting appraisal rights. If National By-Products elects to withhold payment, National By-Products will notify applicable unitholders within thirty days. Thereafter, those unitholders may accept National By-Products’ estimate of the fair value, plus interest, in full satisfaction of their demands, or demand appraisal, as discussed below. Unitholders must accept National By-Products offer of fair value within thirty days in order to receive payment in cash, which will be paid by National By-Products within ten days of receiving acceptance of National By-Products’ offer.
      Unitholders dissatisfied with National By-Products estimate of fair value must reject the offer in writing and demand payment of the unitholder’s estimate of fair value within thirty days after receiving National By-Products payment or offer of payment. Unitholders who fail to notify National By-Products with a written demand of their own estimate of fair value within the thirty day time period will be entitled only to the payment previously made or offered.
      If a unitholder makes demands for payment under the IBCA that remain unsettled within 60 days after National By-Products receipt of the payment demand, National By-Products must commence a proceeding in the Iowa District Court for Polk County and petition the court to determine the fair value of the units and accrued interest. If such a proceeding is not commenced within the 60 day period, National By-Products must pay in cash to each unitholder whose demand remains unsettled, the amount demanded plus interest. National By-Products must name as parties to the proceeding all unitholders whose demands remain unsettled and must serve each with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each unitholder made a party to the proceeding is entitled to judgment for either:

•	the amount, if any, by which the court finds the fair value of the unitholder’s units, plus interest, exceeds the amount paid by National By-Products to the unitholder for such units; or

•	the fair value, plus interest, of the unitholder’s units for which National By-Products elected to withhold payment.
      In an appraisal proceeding, the court will determine all costs of the proceeding and assess these costs against National By-Products unless the court determines that the unitholders acted arbitrarily, vexatiously, or not in good faith in making their demand in which case, the court may assess costs against all or some of the unitholders in an amount the court finds fair. The court may also assess fees and expenses of counsel and experts for the parties against National By-Products if the court finds that National By-Products did not substantially comply with the requirements of Division XIII or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith. Division XIII also provides that compensation of counsel for any unitholder in an appraisal proceeding whose services benefited other similarly situated unitholders may be paid out of amounts awarded to unitholders who benefited if such compensation is not assessed against National By-Products.

THE ASSET PURCHASE AGREEMENT
      The following is a summary of the material provisions of the asset purchase agreement. This summary is qualified in its entirety by reference to the asset purchase agreement, which is incorporated by reference in its entirety and attached to this joint proxy statement/ prospectus as Annex A. We urge you to read the asset purchase agreement in its entirety.
General
      The asset purchase agreement contemplates the purchase of substantially all of the assets of National By-Products, LLC by a newly formed and wholly-owned subsidiary of Darling International Inc.
Consideration
      The asset purchase agreement provides that the aggregate consideration for the purchased assets will be (i)(A) $70.5 million in cash, less all of National By-Products’ indebtedness related to its credit facilities outstanding immediately prior to the closing date of the acquisition, plus (B) 20% of the outstanding shares of Darling common stock as of 8 a.m. Central Time on the date of closing calculated on a fully-diluted basis, referred to below as the “Closing Issued Shares,” and (ii) the assumption of certain of National By-Products’ liabilities. The cash consideration, which we refer to as the “Closing Cash Payment,” will be subject to adjustment based on the working capital of National By-Products as of the closing date of the acquisition.

Cash Consideration
      On the closing date of the acquisition, Darling will pay to National By-Products the Closing Cash Payment less $3.5 million dollars, which will be placed in escrow to satisfy any working capital adjustment or indemnification claims made by Darling against National By-Products pursuant to the asset purchase agreement and the escrow agreement between Darling and National By-Products (for more discussion on the escrow fund, please see “— Indemnification and Escrow Fund” on page 76 below). National By-Products will use the cash consideration, less the escrowed amount, to pay all amounts owed under a unit appreciation agreement (estimated at $212,000), National By-Products’ Long-Term Incentive Plan (estimated at $1,620,000) and certain other liabilities of National By-Products, estimated to be $1,000,000. The remainder will be distributed to the National By-Products unitholders pro rata in accordance with their membership interests.

Stock Consideration
      As soon as reasonably practicable after the closing date of the acquisition, Darling will deliver to National By-Products certificates representing the Closing Issued Shares less that number of shares of Darling common stock having a value of $6.5 million on the closing date. The shares having a value of $6.5 million will be placed in escrow to satisfy any working capital adjustment or indemnification claims made by Darling against National By-Products pursuant to the asset purchase agreement and the escrow agreement between Darling and National By-Products (for more discussion on the escrow fund, please see “— Indemnification and Escrow Fund” on page 76 below).

Distribution of the Cash and Stock Consideration to the National By-Products Unitholders
      Subject to the limitations on distributions set forth in the applicable provisions of Iowa law and the National By-Products operating agreement as more fully discussed in “— Illustration of the Potential Distributions to National By-Products Unitholders” on page 65 below, promptly following receipt of the applicable consideration and payment of all of its debt and other liabilities, National By-Products will distribute the remaining cash and stock consideration to its unitholders in proportion to their respective membership interests; provided, however, that no fractional shares of Darling common stock will be issued; and, provided further that the total number of shares of Darling common stock distributed to each National By-Products unitholder will be rounded to the nearest whole number.

Stock True-Up
      In addition to the purchase price paid to National By-Products on the closing date of the acquisition, Darling may pay additional consideration in the form of Darling common stock, depending on the average market price, referred to as the “true-up market price,” of Darling’s common stock for the 90 days prior to the last day of the 13th full consecutive month after closing, which we refer to as the “true-up date.” If the average share price for the 90 days prior to the true-up date causes the Closing Issued Shares (including the escrowed shares) to be less than $70.5 million, then Darling will issue additional common stock to National By-Products (or if National By-Products has distributed shares to its unitholders, to those unitholders who continue to hold, directly or as shares that remain in escrow, their Closing Issued Shares), so that the shares that National By-Products receives in the aggregate will be valued at $70.5 million at the true-up date, assuming that none of the National By-Products unitholders have transferred any of their Closing Issued Shares (except transfers by gift or into trust). For clarity, only those Closing Issued Shares that have not been transferred (except by gift or into trust) as of the true-up date will be eligible for the stock true-up consideration. In addition, if the true-up market price is less than $3.60, then $3.60 will be used in place of the true-up market price for purposes of calculating the number of shares issued in the stock true-up. Assuming that the true-up market price is at least $3.60 and all of the Closing Issued Shares are retained by the National By-Products unitholders, then the shares National By-Products receives on the closing date, plus the shares National By-Products (or its unitholders) receives on the true-up date, will be valued at $70.5 million in the aggregate on the true-up date in accordance with the asset purchase agreement.
      The following table shows the number of shares that will be issued in the stock true-up and the value of the stock consideration at closing and following the stock true-up at various hypothetical true-up market prices, as will be adjusted in all respects for any stock split, stock dividend, combination or recapitalization:

								Value of the
	Closing	Value of the	Target	True-Up	Remaining			Shares After
Closing Share	Issued	Shares at	Share	Market	Issued	Value	True-Up	the Stock
Price(1)	Shares(2)	Closing(3)	Price(4)	Price(5)	Shares(6)	Gap(7)	Shares(8)	True-Up

$4.48	16,387,398	$73,415,543	$4.302	$4.25	16,387,398	$853,559	200,837	$70,500,000
$4.48	16,387,398	$73,415,543	$4.302	$3.60	16,387,398	$11,505,367	3,195,935	$70,500,000
$4.48	16,387,398	$73,415,543	$4.302	$3.40	16,387,398	$11,505,367	3,195,935	$66,583,332
$4.48	16,387,398	$73,415,543	$4.302	$4.30	16,387,398	$0	0	$70,500,000
Assuming a Target Share Price of $4.3024 and 16,387,3982 shares issued at closing, the maximum number of true-up shares issuable is 3,195,935 shares.

(1)	The Closing Share Price will be an amount equal to the per share closing price of Darling common stock on the AMEX (as reported by The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) for the trading day immediately preceding the closing date of the acquisition. The Closing Share Price cannot be determined until the closing of the acquisition. For purposes of this illustration, we used the per share closing price of Darling common stock on March 23, 2006.

(2)	The number of Closing Issued Shares cannot be determined until the closing of the acquisition. For purposes of this illustration, we used 20% of the outstanding shares of Darling common stock on March 23, 2006, calculated on a fully-diluted basis, assuming the issuance of the Closing Issued Shares.

(3)	The Value of the Shares at Closing is calculated by multiplying the Closing Share Price by the Closing Issued Shares. This number represents the aggregate value of the stock consideration issued to National By- Products immediately following the closing of the acquisition, and includes the $6.5 million in value of escrowed shares.

(4)	The Target Share Price is the per share price of Darling common stock that would cause the value of the stock consideration issued to National By-Products at closing to be $70.5 million. This number is generated by dividing $70.5 million by the number of Closing Issued Shares. The Target Share Price in this example is $4.30208627.

(5)	These per share prices represent various reference prices for the true-up market price.

(6)	This illustration assumes that none of the National By-Products unitholders have transferred any of their Closing Issued Shares (except transfers by gift or into trust) and that no escrowed shares are released to Darling in accordance with the escrow agreement.

(7)	The Value Gap is calculated by multiplying (A) the Remaining Issued Shares by (B) the difference between (x) the Target Share Price and (y) the higher of the True-Up Market Price or $3.60; provided that the difference in (B) is a positive number, if not, then the Value Gap will be zero.

(8)	The number of True-Up Shares is determined by dividing (A) the Value Gap by (B) the higher of (x) the True-Up Market Price and (y) $3.60, rounded to the nearest whole number.

Distribution of the Stock True-Up to the Eligible National By-Products Unitholders
      Shares of Darling common stock issued in the stock true-up will be delivered by Darling to National By-Products no later than the twentieth business day following the true-up date and allocated among the eligible National By-Products unitholders in accordance with their respective percentage of Remaining Issued Shares held by them immediately prior to the true-up date; provided, however, that no fractional shares of Darling common stock will be issued; and, provided further that the total number of shares of Darling common stock issued in the stock true-up to any eligible National By-Products unitholders will be rounded to the nearest whole number.

Illustration of the Potential Distributions to National By-Products Unitholders
      The following table sets forth the expected triggering events for distributions to National By-Products unitholders, subject to the terms of the asset purchase agreement and escrow agreement:

Triggering Event	Amount of Distributions to Unitholders

Closing cash payment	$70.5 million less cash escrow of $3.5 million, less the amount of the then outstanding National By-Products credit facilities and plus or minus the amount of the working capital adjustment, less appropriate reserves to pay other National By-Products debts and obligations

Closing stock issuance	20% of the outstanding shares of common stock of Darling on the closing date on a fully diluted basis (16,387,398 shares as of March 23, 2006) less escrow of shares valued at $6.5 million

First release of cash escrow 90 days after closing, assuming no indemnity claims	$1,050,000, less appropriate reserves

First release of share escrow 90 days after closing, assuming no indemnity claims	Escrowed shares valued at $1,950,000

Second release of cash escrow 180 days after closing, assuming no indemnity claims	$1,050,000, less appropriate reserves

Second release of share escrow 180 days after closing, assuming no indemnity claims	Escrowed shares valued at $1,950,000

Final release of cash escrow thirteen months after closing, assuming no indemnity claims	$1,400,000, less appropriate reserves

Final release of share escrow thirteen months after closing, assuming no indemnity claims	Remaining escrowed shares

Triggering Event	Amount of Distributions to Unitholders

Twentieth business day following the true-up date	The number of shares issued in the stock true-up, if any
      National By-Products will change its name as of the closing, but will remain in existence at least through the later to occur of the date that is fifteen months following the closing and the date upon which all unresolved claims have been resolved in accordance with the escrow agreement. National By-Products unitholders will remain unitholders of the ongoing entity until it is dissolved and will continue to be allocated their pro rata share of National By-Products taxable income, subject to transfer of their units as provided in the operating agreement of National By-Products. It is anticipated that there will be ongoing expenses associated with the wind-up of National By-Products, including, but not limited to, expenses related to the acquisition, legal, tax and accounting fees, director fees, compensation to employees and agents, and satisfaction of any remaining liabilities. The board of managers of National By-Products will determine from time to time the appropriate amount of reserves to be retained to satisfy such ongoing expenses.

Impact of the Exercise of Appraisal Rights on the Distributions to National By-Products Unitholders
      If any National By-Products unitholder effectively exercises his, her or its appraisal rights and is successful in obtaining a higher per unit value for his, her or its units than a non-dissenting unitholder would otherwise receive for each of his, her or its units pursuant to the acquisition, then the non-dissenting unitholders would receive less for each of his, her or its shares than he, she or it would have if no unitholders effectively exercised their appraisal rights or if the dissenting shareholders, if any, are unsuccessful in obtaining a higher per unit value. Likewise, if any National By-Products unitholder effectively exercises his, her or its appraisal rights and is required to accept as consideration a fair value per unit that is lower than the consideration that a non-dissenting unitholder would otherwise receive for each of his, her or its units pursuant to the acquisition, then the non-dissenting unitholders would receive more for each of his, her or its shares.
Purchased Assets and Assumed Liabilities
      In the proposed acquisition, Darling National LLC, a newly formed and wholly-owned subsidiary of Darling, will purchase from National By-Products all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of National By-Products related its the business on the date of closing. Darling National will not purchase certain excluded assets as discussed below.
      Darling National will assume the following liabilities from National By-Products:

•	all liabilities under purchased contracts;

•	all accounts payable incurred in the ordinary course of business;

•	liabilities arising in connection with certain indebtedness; and

•	liabilities reflected on National By-Products’ balance sheet at closing.
      Darling National will not assume certain excluded liabilities as discussed below.
Excluded Assets and Liabilities
      Darling National will not purchase certain of National By-Products’ assets. Those excluded assets include:

•	certain excluded contracts;

•	shares of capital stock or equity National By-Products holds in other entities;

•	the closed Pepcol inedible rendering plant located in Denver, Colorado and referred to by National By-Products as the “closed Pepcol Plant”;

•	a limited partnership interest in the Marriott Hotel located in downtown Des Moines, Iowa; and

•	all ownership interests in International By Products, S. de R.L. de C.V.
      Darling National will not assume certain of National By-Products’ liabilities. Those excluded liabilities include:

•	liabilities in respect of products sold and/or services performed by National By-Products on or before the date of closing;

•	certain liabilities arising out of or relating to the employment of any individual on or before the date of closing;

•	liabilities arising out of or in connection with any excluded contracts;

•	liabilities relating to certain taxes;

•	certain liabilities in respect of pending or threatened legal proceedings;

•	liabilities arising out of disputes with customers existing as of the date of closing or arising out of events prior to the date of closing; and

•	all liabilities relating to the business operations, assets or liabilities of any former or current National By-Products subsidiary arising out of events prior to the date of closing.
Representations and Warranties
      The asset purchase agreement contains various customary representations and warranties by National By-Products relating to, among other things:

•	organization, valid existence, good standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the asset purchase agreement;

•	vote of the National By-Products’ unitholders necessary to adopt and approve the asset purchase agreement;

•	the absence of any conflict with National By-Products’ operating agreement or by-laws, with any contract or permit to which National By-Products is a party, with any order applicable to National By-Products or with any applicable law;

•	the absence of any consent, waiver, approval, permit or authorization of any person or governmental body;

•	the delivery of certain of National By-Products’ financial statements and the accuracy, in all material respects, of information contained in these statements in addition to their conformity with generally accepted accounting principles;

•	the accuracy of the books and records of National By-Products;

•	maintenance of internal financial controls;

•	the absence of undisclosed liabilities;

•	good title to each of the assets to be purchased in the acquisition and the sufficiency of these assets to conduct its business;

•	conduct of the business in the ordinary course and absence of certain events expected to have a material adverse affect on National By-Products;

•	tax matters;

•	real property interests;

•	personal property interests;

•	ownership and validity of intellectual property rights;

•	material contracts;

•	labor matters and employee benefit plans;

•	the absence of pending or threatened litigation;

•	compliance with all applicable foreign, federal, state and local laws;

•	possession of all material permits required for the operation of the business;

•	environmental matters;

•	insurance;

•	inventories;

•	accounts and notes receivable and payable;

•	absence of related party transactions;

•	customers and suppliers;

•	product warranty and products liability;

•	banks in which National By-Products has accounts or safe deposit boxes;

•	absence of misleading or untrue statements of a material fact;

•	finder’s and broker’s fees related to the transaction;

•	absence of payments to obtain favorable treatment for the business;

•	the accuracy of information supplied by National By-Products and included in this joint proxy statement/ prospectus; and

•	its financial condition.
      The asset purchase agreement also contains various representations and warranties of Darling and Darling National relating to, among other things:

•	the organization, valid existence, good standing and similar corporate matters of each;

•	authorization, execution, delivery, performance and enforceability of the asset purchase agreement;

•	Darling’s capital structure;

•	the absence of any conflict with Darling or Darling National’s certificate of incorporation and by-laws (or similar organizational documents), with any contract or permit to which Darling or Darling National is a party, with any order applicable to Darling or Darling National or with any applicable law;

•	the absence of any consent, waiver, approval, permit or authorization of any person or governmental body;

•	the absence of pending or threatened litigation;

•	finder’s and broker’s fees related to the transaction;

•	vote of Darling’s stockholders necessary to approve the issuance of shares of Darling common stock in accordance with the asset purchase agreement;

•	Darling’s SEC filings;

•	the accuracy of information supplied by Darling or Darling National and included in this joint proxy statement/ prospectus;

•	environmental matters;

•	the financing necessary to consummate the acquisition; and

•	absence of misleading or untrue statements of a material fact.
Covenants

Mutual Covenants
      Darling and National By-Products mutually agree to do the following:

•	notify the other of any circumstance or events likely to cause any of its representations or warranties in the asset purchase agreement to be untrue or inaccurate;

•	notify the other of material failures to comply with or satisfy a covenant, condition or agreement;

•	notify the other of the institution or threat of institution of legal proceedings;

•	prepare and file with the SEC this joint proxy statement/ prospectus;

•	use commercially reasonable efforts to prepare and file materials under the HSR Act and cooperate in all respects with each other in connection with any filing or submission with a governmental entity;

•	use commercially reasonable efforts to resolve any objections that may be asserted by a governmental entity or other person with respect to the asset purchase agreement; and

•	use commercially reasonable efforts to take or cause to be taken all actions necessary or appropriate to fulfill their respective obligations under the asset purchase agreement.
      Darling, Darling National and National By-Products also agree to cooperate on publicity matters.

National By-Products Covenants
      Between the date of the asset purchase agreement and the closing of the acquisition, National By-Products has generally agreed not to, without the consent of Darling:

•	increase the salary or other compensation of any director or employee of National By-Products except for normal year-end increases in the ordinary course of business;

•	incur any indebtedness;

•	subject to any lien or otherwise encumber any assets;

•	acquire any material property;

•	enter into or agree to enter into any merger or consolidation with any person or entity;

•	cancel any debt or claim, or waive or release any material right;

•	enter into, modify or terminate any labor or collective bargaining agreements;

•	introduce any material change in operations of the business other than in the ordinary course of business;

•	enter into any transactions or contracts or modify or renew any contract not in the ordinary course of business;

•	enter into any contract that restricts the ability of the National By-Products’ business, or the ability of Darling or Darling National, to compete with or conduct any business in any geographic area or solicit the employment of any person;

•	terminate, amend, restate, supplement or waive any rights under any material contract, real property lease, personal property lease or intellectual property license, other than in the ordinary course or business;

•	settle or compromise any pending or threatened legal proceeding expected to be greater than $25,000;

•	change or modify its credit, collection or payment policies procedures or practices;

•	take any action that would adversely affect the ability of the parties to consummate the transaction;

•	amend the operating agreement or bylaws of National By-Products; and

•	do anything that would make the representations and warranties of National By-Products untrue or incorrect in any material respect or that could result in any condition of closing not being satisfied or that could reasonably be expected to have a material adverse effect on National By-Products.
      Between the date of the asset purchase agreement and the closing of the acquisition, except with the consent of Darling, National By-Products has generally agreed to:

•	conduct its business in the ordinary course of business;

•	use commercially reasonable efforts to preserve its present business operations and relationships;

•	maintain all assets consistent with past practice and maintain insurance for all assets;

•	maintain the books, accounts and records of National By-Products in the ordinary course of business, continue to collect accounts receivable and pay accounts payable, and comply with all contractual obligations;

•	comply with National By-Products’ 2005 capital expenditure plan;

•	comply in all material respects with all applicable laws;

•	renew all permits in a timely manner prior to their lapse; and

•	pay all maintenance and similar fees to prevent the abandonment, loss or impairment of all intellectual property.
      In addition, National By-Products has agreed pursuant to the asset purchase agreement to do the following:

•	obtain required consents, waivers, approval and notices from certain third parties;

•	not to own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the rendering business or that otherwise competes with the rendering business for a period of five years following the closing;

•	not to (i) solicit any employees of National By-Products to leave the employment or hire any employees of National By-Products or (ii) encourage any actual or prospective client, customer, supplier or licensor of National By-Products or Darling to terminate or modify any actual or prospective relationship, for a period of five years following closing;

•	not to disclose any confidential information from and after the date of the asset purchase agreement;

•	grant Darling the use of the name “National By-Products” and any service mark, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the name National By-Products;

•	permit Darling and its environmental consultant to conduct investigations of the environmental conditions of any real property owned, operated or leased by or for National By-Products;

•	provide assistance and cooperate with Darling in connection with obtaining the necessary financing to consummate the acquisition;

•	file all materials required by environmental laws;

•	hold a special meeting of its unitholders solely for the purpose of obtaining their approval of the asset purchase agreement and the transactions contemplated by the asset purchase agreement;

•	provide Darling with monthly financial statements for each calendar month from December 19, 2005 to closing;

•	subject to certain exceptions, make all cash dividends prior to closing, if any, in the ordinary course of business;

•	terminate the National By-Products’ rights agreement dated as of January 1, 1999 immediately prior to closing;

•	not to dissolve or otherwise terminate its limited liability company existence and to withhold sufficient funds to meet its obligations under the asset purchase agreement, until the later to occur of the date that is fifteen months following the closing date of the acquisition and the date on which all unresolved indemnification claims asserted by Darling against National By-Products have been resolved in accordance with the asset purchase agreement and the escrow agreement between Darling and National By-Products;

•	deliver to Darling National certificates of title to the assets to be transferred to Darling National;

•	deliver to Darling a list identifying all persons who it believes may be deemed to be “affiliates” of National By-Products as the term is used in Rule 145 of the Securities Act;

•	update and amend the National By-Products’ disclosure schedules to reflect any events or circumstances occurring before closing that would have required listing on the schedules if the event or condition had existed prior to the signing of the asset purchase agreement; and

•	use its insurance company’s actuary to value its liabilities related to potential workers’ compensation claims for the fiscal year ended 2005 at its own expense.
      No Solicitation: National By-Products and its representatives are required to cease discussions or negotiations immediately with respect to a takeover proposal. National By-Products and its representatives are also prohibited from (i) soliciting proposals likely to lead to a takeover proposal, (ii) participating in discussions or negotiations with any third party regarding any takeover proposal, or (iii) entering into any agreement related to a takeover proposal. However, if the board of managers of National By-Products receives an unsolicited, bona fide written takeover proposal after the date of signing the asset purchase agreement, and National By-Products’ board reasonably believes that the takeover proposal is reasonably likely to lead to a superior proposal, then National By-Products may furnish information to the person or entity submitting the takeover proposal in order to comply with its board’s fiduciary duties. Furthermore, National By-Products must provide Darling not less than two business days written notice of its intent to furnish the information to the person or entity submitting the takeover proposal and its intent to participate in discussions and negotiations regarding the takeover proposal and furnish the same information to Darling. Additionally, National By-Products is required to promptly advise Darling orally (and in writing within 24 hours of the oral notice) of any offer received, any information sought, or any discussions or negotiations sought to be initiated with National By-Products in respect of any takeover proposal. National By-Products must reveal the identity of the person or entity making an offer and the terms and conditions of any proposal. National By-Products must keep Darling fully informed of material developments with respect to any takeover proposal.
      National By-Products’ Board Recommendation: National By-Products’ board may not withdraw or modify its board recommendation in a manner adverse to Darling or Darling National or approve or recommend any takeover proposal or enter into any agreement related to a takeover proposal. National By-Products’ board may however, after the fifth business day following Darling’s receipt of written notice, withdraw or modify its recommendation or recommend a takeover proposal, if National By-Products’ board determines in good faith that the proposal is a superior proposal. The notice to Darling must include the terms and conditions of the superior proposal.

      Access to Information. National By-Products will afford to Darling and its representatives, during normal business hours throughout the period prior to the closing of the acquisition, reasonable access to National By-Products’ financial information, books, contracts, commitments and records and will furnish to Darling information concerning its businesses, properties and personnel.

Darling and Darling National Covenants
      In the covenants contained in the asset purchase agreement Darling and Darling National have agreed to do the following things:

•	preserve and keep records relating to National By-Products’ business for a period equal to the time it would keep its own records and to make the records available to National By-Products;

•	permit National By-Products and its environmental consultant to conduct investigations of the environmental conditions of any real property owned, operated or leased by or for Darling International;

•	take actions reasonably necessary to elect Dean Carlson and one other nominee of National By-Products to Darling’s board of directors;

•	hold a special meeting of its stockholders solely for the purpose of obtaining their approval of the issuance of shares of Darling common stock in accordance with the asset purchase agreement; and

•	engage a reputable third-party actuary to value National By-Products liability with respect to workers’ compensation claims for fiscal year ending 2005.
Employees and Employee Benefits
      Darling National will assume all liabilities arising out of the labor contracts with the labor unions or associations representing National By-Products’ employees and the employees covered by the labor contracts will become employees of Darling National after closing. Darling National will provide National By-Products’ non-union employees an offer of employment with the same overall level of benefits in effect on the date of closing on an “at will” basis. Subject to applicable laws and the labor contracts, Darling National will have the right to dismiss any or all employees at any time, with or without cause, and to change the terms and conditions of their employment.
Conditions to the Asset Purchase Agreement

Mutual Conditions
      The obligations of Darling, Darling National and National By-Products to consummate the transactions contemplated by the asset purchase agreement is subject to the fulfillment, on or prior to the closing date, of each the following conditions (any or all of which may be waived by Darling, Darling National or National By-Products to the extent permitted under applicable law):

•	no order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the asset purchase agreement will have been entered;

•	the SEC will have declared the Form S-4 effective;

•	National By-Products unitholders and Darling stockholders will have approved the acquisition; and

•	the AMEX will have approved for listing the shares of Darling common stock deliverable to National By-Products unitholders.

National By-Products Conditions
      The obligations of National By-Products to consummate the transactions contemplated by the asset purchase agreement is subject to the fulfillment, on or prior to the closing date, of each of the following conditions (any or all of which may be waived by National By-Products to the extent permitted under applicable law):

•	the representations and warranties of Darling and Darling National set forth in the asset purchase agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the asset purchase agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition, except to the extent the representations and warranties expressly relate to an earlier date (in which case the representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Darling or Darling National set forth in the asset purchase agreement, the condition will be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on Darling;

•	Darling and Darling National will have performed and complied in all material respects with all obligations and agreements required by the asset purchase agreement;

•	no event, change, occurrence or circumstance will have occurred that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a material adverse effect on Darling;

•	the Chief Executive Officer of Darling and Darling National will deliver to National By-Products a signed certificate certifying that the above conditions have been fulfilled;

•	Darling will have obtained any required consents;

•	Darling will have delivered evidence of delivery of the cash consideration to National By-Products;

•	Darling National will have delivered a duly executed assignment and assumption agreement;

•	Darling and Darling National will have delivered an opinion of its counsel, Weil, Gotshal & Manges LLP; and

•	Philip Schneider & Associates, Inc. will not have withdrawn or materially modified the opinion it delivered to National By-Products’ board of managers on December 16, 2005 due solely to a material adverse effect on Darling.

Darling and Darling National Conditions
      The obligations of Darling and Darling National to consummate the transactions contemplated by the asset purchase agreement are subject to the fulfillment, on or prior to the closing date, of the following conditions (any or all of which may be waived by Darling and Darling National to the extent permitted under applicable law):

•	the representations and warranties of National By-Products set forth in the asset purchase agreement qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, as of the date of the asset purchase agreement and as of the closing of the acquisition as though made at and as of the closing of the acquisition, except to the extent the representations and warranties expressly relate to an earlier date (in which case the representations and warranties qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of National By-Products set forth in the asset purchase agreement, the condition will be deemed satisfied unless the effect of all the breaches of representations and warranties taken together could reasonably be expected to have a material adverse effect on National By-Products;

•	National By-Products will have performed and complied in all material respects with all obligations and agreements required by the asset purchase agreement;

•	no event, change, occurrence or circumstance will have occurred that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on National By-Products;

•	the President of National By-Products will deliver to Darling a signed certificate certifying that the above conditions have been fulfilled;

•	Darling will have received a binding commitment from a title company to issue a policy of title insurance on National By-Products’ owned property;

•	Darling will have received an ALTA/ ACSM Class A Land Title Survey with respect to each of National By-Products’ owned property, which does not reveal any fact or condition that has not been previously disclosed and that is otherwise reasonably satisfactory to Darling;

•	National By-Products will have delivered to Darling’s title company any certifications, gap and lien indemnities and title and survey affidavits in connection with the issuance of title insurance for Darling or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are requested by the title company;

•	National By-Products will have obtained any required governmental consents as well as any required consents under all antitrust laws;

•	National By-Products will have provided Darling with an affidavit of non-foreign status;

•	Each of Mark Myers, David Pace, and Larry Angotti will have entered into employment agreements on terms satisfactory to Darling;

•	Dean Carlson will have executed and delivered a noncompetition and nonsolicitation agreement;

•	Darling National will have obtained financing proceeds sufficient to consummate the acquisition;

•	Darling will have received the appropriate consents under its senior credit facility and subordinated debt facility;

•	National By-Products will have delivered a bill of sale and other documents and instruments of transfer reasonably requested by Darling or its title company;

•	National By-Products will have delivered duly executed general warranty deeds for each of its owned real properties and, if requested by Darling International, separate assignments for National By-Products’ real property leases, except that National By-Products may deliver special warranty deeds for certain real property if title insurance has been obtained;

•	National By-Products will have obtained the issuance, reissuance or transfer of all permits for Darling to conduct the operations of National By-Products’ business as of the closing date, and National By-Products will have satisfied all property transfer requirements arising under law;

•	National By-Products will have delivered a duly executed assignment and assumption agreement and duly executed assignments of the registrations and applications included in the purchased intellectual property;

•	National By-Products will have delivered a duly executed power of attorney;

•	National By-Products will have delivered an opinion of its counsel, Nyemaster, Goode, West, Hansell & O’Brien PC;

•	National By-Products will have delivered all instruments and documents necessary to release all liens, other than certain permitted exceptions, on purchased assets;

•	National By-Products will have received appropriate payoff letters relating to its senior indebtedness;

•	Harris Nesbitt Corp. will not have withdrawn or materially modified the opinion it delivered to Darling’s board of directors on December 16, 2005 due solely to a material adverse effect on National By-Products;

•	National By-Products will have delivered the required consents; and

•	National By-Products will have delivered to Darling other documents that Darling reasonably requests.
Termination

Reasons for Termination
      Darling and National By-Products have the right to terminate the asset purchase agreement prior to the completion of the acquisition for the following reasons:

•	by either National By-Products or Darling on or after May 15, 2006 if the closing has not occurred by the close of business on that date;

•	by mutual consent of National By-Products and Darling;

•	by either Darling or National By-Products if an event has occurred that has had or could reasonably be expected to have a material adverse effect on the non-terminating party;

•	by either Darling or National By-Products in the event of a final nonappealable order prohibiting the consummation of the acquisition, so long as the order was not caused by the terminating party’s failure to perform an obligation under the asset purchase agreement;

•	by either Darling or National By-Products if the other fails to perform or breaches any of its representations, warranties, covenants or agreements set forth in the asset purchase agreement, the breach is incapable of being cured within fifteen days following receipt of notice of the breach and the aggregate of such failures and breaches would allow the non-breaching party refuse to close;

•	by Darling if (i) National By-Products’ board of managers (A)withdraws or modifies, in a manner adverse to Darling or Darling National, its recommendation to approve the asset purchase agreement or its approval or declaration of advisability of the asset purchase agreement and the transactions contemplated by the asset purchase agreement or (B) approves or recommends any takeover proposal, (ii) National By-Products’ board has not rejected a takeover proposal within 15 business days of the receipt of the proposal or (iii) National By-Products’ board fails to publicly reconfirm its recommendation to approve the asset purchase agreement within 15 business days after Darling requests them to do so if the request is made following the making of any takeover proposal;

•	by Darling or National By-Products (subject to certain exceptions) if the National By-Products unitholder approval is not obtained;

•	by National By-Products or Darling (subject to certain exceptions) if the Darling stockholder approval is not obtained; or

•	by Darling or National By-Products on or before February 28, 2006 upon an unfavorable environmental assessment or operational due diligence review by the terminating party.

Effect of Termination
      If Darling terminates the asset purchase agreement due to National By-Products’ failure to perform any of its representations, warranties, covenants or agreements set forth in the asset purchase agreement and the aggregate of such failures and breaches would allow the non-breaching party refuse to close, then National By-Products will pay to Darling all fees and expenses incurred in connection with the transactions contemplated by the asset purchase agreement.

      If Darling terminates the asset purchase agreement because (i) National By-Products’ board of managers withdraws or modifies, in a manner adverse to Darling or Darling National, its recommendation to approve the asset purchase agreement or its approval or declaration of advisability of the asset purchase agreement and the transactions contemplated by the asset purchase agreement or (ii) National By-Products’ board of managers approves or recommends any takeover proposal, National By-Products will pay to Darling a termination fee of $4.23 million in cash, including all fees and expenses incurred in connection with the transactions contemplated by the asset purchase agreement, up to $1 million in the aggregate.
      If National By-Products terminates the asset purchase agreement due to (i) Darling’s inability to receive financing for the transactions contemplated by the asset purchase agreement or (ii) Darling’s failure to perform any of its representations, warranties, covenants or agreements set forth in the asset purchase agreement and the aggregate of such failures and breaches would allow the non-breaching party refuse to close, Darling will pay to National By-Products all fees and expenses incurred in connection with the transactions contemplated by the asset purchase agreement.

Termination Fee Payable to National By-Products
      If Darling’s board withdraws or modifies its recommendation to the stockholders of Darling to vote in favor of the asset purchase agreement due to any reason other than a reason or reasons arising from a material adverse effect on National By-Products, then Darling will pay National By-Products a termination fee of $4.23 million in cash, including all fees and expenses incurred in connection with the transactions contemplated by the asset purchase agreement, up to $1 million in the aggregate.
Indemnification and Escrow Fund
      All representations and warranties survive through and including the true-up date, except for the representations and warranties set forth in Section 5.8 (taxes) of the asset purchase agreement, which will survive until 90 days following the expiration of the applicable statute of limitations period.
      After closing, National By-Products will indemnify and hold harmless Darling and its affiliates for losses exclusively from the indemnity escrow, which will initially consist of $3,500,000 in cash and $6,500,000 in Darling common stock.
      In the event that Darling seeks to recover for a breach of National By-Products of (i) any of National By-Products representations or warranties in the asset purchase agreement prior to the true-up date and at, or prior to, that time the entire indemnity escrow has been released or reserved to cover other indemnification claims made by Darling or (ii) National By-Products representations and warranties relating to taxes following the true-up date, but prior to the expiration of the survival period of these representations and warranties, Darling will consider all alternative means of recovery.
      To the extent it is not used for a purchase price adjustment and/or indemnification claims or reserved for unresolved indemnification claims, the escrow agent will release to National By-Products $1,050,000 in cash and $1,950,000 in Darling common stock 90 days following closing, $1,050,000 in cash and $1,950,000 in Darling common stock 180 days following closing, and the remainder on the true-up date.
      Neither Darling nor National By-Products will make any indemnity payment under the asset purchase agreement until the amount of all claims exceeds $1,400,000.

Distribution of the Escrowed Cash and/or Darling Common Stock to the National By-Products Unitholders
      Subject to the limitations on distributions set forth in the applicable provisions of Iowa law and the National By-Products operating agreement as more fully discussed in “Risk Factors” on page 18 above, promptly following receipt of the escrowed cash and/or Darling common stock, if any, National By-Products will distribute this cash and stock to its unitholders in proportion to their respective membership interests; provided, however, that no fractional shares of Darling common stock will be issued;

and, provided further that the total number of shares of Darling common stock distributed to each National By-Products unitholder will be rounded to the nearest whole number.
Risk of Loss
      National By-Products will bear the risk of loss on the purchased assets from casualty events at all times up to the closing of the acquisition. It is National By-Products’ responsibility to use reasonable commercial efforts to repair affected property to its condition prior to the loss or damage. In the event that National By-Products does not repair property required for the normal operation of National By-Products prior to closing, Darling National may elect to postpone closing until the property has been repaired or may elect to consummate the closing and accept the property in its then condition with National By-Products assigning any insurance proceeds to Darling National.
Amendment and Waiver
      Darling and National By-Products may amend, supplement, or change the asset purchase agreement and waive any provision, only by written instrument making specific reference to the asset purchase agreement signed by the party against whom enforcement of the amendment, supplement, modification or waiver is sought.
Expected Timing
      The acquisition is expected to be completed in the first half of 2006, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.
      The consummation of the purchase and sale of certain assets from National By-Products and the assumption of certain liabilities will take place at 10:00 a.m. (Dallas time) on a date to be specified by the parties, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in the asset purchase agreement (other than conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
DARLING AND NATIONAL BY-PRODUCTS
      The following selected unaudited pro forma condensed combined financial statements give effect to the acquisition of substantially all of the assets of National By-Products by Darling under the purchase method of accounting. The pro forma adjustments are made as if the acquisition had been completed on January 2, 2005 for the results of operations data for the year ended December 31, 2005 and as of December 31, 2005 for balance sheet purposes.
      Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any excess purchase price is recorded as goodwill. A preliminary valuation was conducted to assist the management of Darling in determining the fair values of a significant portion of these assets and liabilities. This preliminary valuation has been considered in management’s estimates of fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values cannot be made prior to the completion of the acquisition. The final valuation will be based on the actual net tangible and intangible assets and liabilities assumed of National By-Products that exist as of the date of the completion of the acquisition.
      These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the completion of the acquisition may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of completion of the acquisition and other changes in National By-Product’s net tangible and intangible assets that occur prior to completion of the acquisition could cause material differences in the information presented.
      These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Darling and the historical financial statements and accompanying notes of National By-Products included in this joint proxy statement/ prospectus. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the consolidated results of operations of financial condition of the combined company that would have been reported had the acquisition been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2005

		National	Pro Forma			Pro Forma
	Darling	By-Products	Adjustments	Notes		Combined

	(In thousands)
Assets
Cash and cash equivalents	$36,000	$546	$(30,000)	(a	)	$6,546
Restricted cash	2,349	—	—			2,349
Accounts receivables, net	25,886	12,764	—			38,650
Inventories	6,601	8,666	—			15,267
Prepaid expenses	6,231	—	—			6,231
Deferred income taxes	6,002	—	—			6,002
Other current assets	6	1,297	—			1,303

Total current assets	83,075	23,273	(30,000)			76,348
Property, plant and equipment, net	85,178	36,722	—			121,900
Collection routes and contracts, net	12,469	—	53,540	(b	)	66,009
Goodwill	4,429	2,560	46,419	(b	)	53,408
Deferred loan costs	2,815	—	385	(c	)	3,200
Other assets	2,806	461	—			3,267

Total assets	$190,772	63,016	$70,344			324,132

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$5,026	$—	$—			$5,026
Accounts payable	12,264	8,982	—			21,246
Accrued expenses	25,341	5,677	403	(d	)	31,421
Accrued interest	37	—	—			37

Total current liabilities	42,668	14,659	403			57,730
Long-term debt	44,502	—	49,250	(e	)	93,752
Other non-current liabilities	27,372	3,168	—			30,540
Deferred income taxes	2,550	—	(1,070)	(c	)	1,480

Total liabilities	117,092	17,827	48,583			183,502
Stockholders’ Equity:
Common stock	644	—	164	(f	)	808
Additional paid in capital	79,370	—	70,336	(f	)	149,706
Treasury stock	(172)	—	—			(172)
Accumulated other comprehensive loss	(9,282)	(1,402)	—			(10,684)
Retained earnings	4,447	—	(2,148)	(c	),(d)	2,299
Unearned compensation	(1,327)	—	—			(1,327)
Members’ capital	—	46,591	(46,591)	(g	)	—

Total stockholders’ equity	73,680	45,189	21,761			140,630

Total Liabilities and Equity	$190,772	$63,016	$70,344			324,132

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations
For the fiscal year ended December 31, 2005

		National	Pro Forma			Pro Forma
	Darling	By-Products	Adjustments	Notes		Combined

	(In thousands, except per share data)
Condensed Combined Statements of Operations Data:
Net sales	$308,867	$188,172	—			$497,039

Cost of sales and operating expenses	241,707	152,568	—			394,275
Selling, general and administrative	35,240	9,707	766	(h	)	45,713
Depreciation and amortization	15,787	6,159	2,866	(i	)	24,812
Loss on disposals of property & equipment	—	322	—			322

Total operating expenses	292,734	168,756	3,632			465,122
Operating Income	16,133	19,416	(3,632)			31,917
Interest expense	(6,157)	(146)	(1,989)	(j	)	(8,292)
Other income/(expense), net	903	310	—			1,213

Total other income/(expense)	(5,254)	164	(1,989)			(7,079)
Income/(loss) from continuing operations before income taxes	10,879	19,580	(5,621)			24,838
Income tax expense/(benefit)	3,184	—	5,304	(k	)	8,488

Income/(loss) from continuing operations	$7,695	$19,580	$(10,925)			$16,350

Per share data:
Income from continuing operations per share:
Basic	$0.12					$0.20

Diluted	$0.12					$0.20

Weighted average number of shares outstanding:
Basic	63,929		16,387			80,316
Diluted	64,525		16,582	(l	)	81,107
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation and New Accounting Pronouncements
      These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information of Darling and National By-Products giving effect to the acquisition and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements.
      The acquisition will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States, with Darling treated as the “acquiror” and National By-Products as the acquired company.
      The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Darling and National By-Products, for the fiscal year ended December 31, 2005, giving effect to the acquisition and related events as if they had been consummated on January 2, 2005. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Darling and the historical consolidated balance sheet of National By-Products, giving effect to the acquisition and related events as if they had been consummated on December 31, 2005.
      The unaudited pro forma condensed combined income statements do not reflect operational and administrative cost savings, which are referred to as synergies, that management of the combined company estimates may be achieved as a result of the acquisition, or other incremental costs that may be incurred as a direct result of the acquisition.

2.	Purchase Price and Financing Considerations

Purchase Price
      For purposes of presentation in the unaudited pro forma condensed combined financial information, the preliminary estimate of the purchase price for National By-Products is assumed to be as follows:

(In thousands)
Share consideration (see Financing Considerations below)	$70,500
Cash consideration	70,500
Working capital adjustment (additional cash consideration)	2,550
Estimated transaction costs	6,200

Estimated purchase price	$149,750

      The tangible and intangible assets and liabilities assumed of National By-Products will be recorded as of the closing date of the acquisition, at their respective fair values, and added to those of Darling. The reported financial position and results of operations of Darling after completion of the acquisition will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of National By-Products. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

The final purchase price allocation, which will be determined subsequent to the closing of the acquisition, and its effect on results of operations, may differ significantly from the pro forma amounts included in this section, although these amounts represent management’s best estimate.
      For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of tangible and intangible assets and liabilities assumed as follows:

(In thousands)
Book value of net assets acquired at December 31, 2005	$44,031
Remaining allocation:
Deferred financing costs	3,200
Identifiable intangible assets at fair value(1)	53,540
Goodwill	48,979

Estimated purchase price	$149,750

(1)	Darling estimates that substantially all of the acquired identifiable intangible assets will be attributable to the following categories:

	Estimated Fair	Estimated Useful	Estimated Annual
	Value	Lives	Amortization

	(In thousands)		(In thousands)
Non-compete Agreements	$140	5 years	$28
Permits	43,300	20 years	2,165
Customer Relationships	10,100	15 years	673
      Darling recognizes that if the final valuation, which is expected to be completed within three to six months from the completion of the acquisition, derives different amounts from their estimate, Darling will adjust these expected identifiable intangible amounts to those amounts. Any adjustments could result in additional depreciation or amortization expense from that included in “pro forma” adjustments.
      In accordance with the requirements of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), the goodwill associated with the acquisition will not be amortized.

Financing Considerations
      The unaudited pro forma condensed combined financial information included herein reflects management’s estimate of the amounts of financing at the time this unaudited pro forma condensed combined financial information was prepared. The actual amounts of financing will not be determined until shortly before the closing date of the acquisition. The unaudited pro forma condensed combined financial information presented herein assumes the following:
      Darling will issue approximately 16.4 million shares of Darling common stock (“Closing Issued Shares”) to National By-Products in the acquisition, which represents management’s estimate of 20% of the outstanding shares of Darling common stock on the date of closing on a fully diluted basis. The number of shares to be issued was computed based on the number of shares of fully diluted Darling common stock outstanding on March 23, 2006 of approximately 65.5 million.
      The asset purchase agreement contains a true-up adjustment in which additional shares (the “Contingent Shares”) may be issuable to the seller based on Darling’s stock price for an average of 90 days ending on the last day of the 13th month following the date of closing (the “True-up Market Price”). The number of Contingent Shares is determined by dividing $70.5 million by the number of Darling shares issued at closing to determine the “Target Share Price.” To the extent the True-up Market Price exceeds the Target Share Price, no Contingent Shares will be issuable. If the True-up Market Price is less than the Target Share Price, the number of Contingent Shares issuable is determined by dividing the “Value Gap” by the greater of $3.60 and the True-up Market Price. The Value Gap is determined by multiplying the number of shares issued at closing by the excess of (i) the Target Share Price over (ii) the greater of the True-up Market Price and $3.60. Only those Closing Issued Shares that have not been transferred (except by gift or into trust) as of the date used to calculate the True-up Market Price will be eligible for the Contingent Shares.
      The Target Share Price is estimated to be $4.302 per share by dividing $70.5 million by the estimated 16.4 million shares that will be issued at closing. Since the estimated price of Darling’s common stock at closing of $4.48 exceeds the Target Share Price of $4.302, there is no estimated Value Gap at closing. However, the Value Gap used to calculate the Contingent Shares will not be known until the True-up Market Price is determined. The $4.48 closing price is estimated based on the price of Darling’s common stock on March 23, 2006. Assuming the True-up Market Price is $4.48 per share, no Contingent Shares will be issuable.
      In accordance with EITF 97-15, “Accounting for Contingency Arrangements Based on Security Prices in a Purchase Business Combination,” the value of the share consideration will be recorded at closing at the lower of (i) $70.5 million, or (ii) the maximum number of shares issuable under the asset purchase agreement multiplied by the average closing price of Darling’s common stock on the AMEX for the period two days prior to the consummation of the acquisition and ending on the consummation of the acquisition. The value of any Contingent Shares issued will be recorded in stockholders’ equity.

3.	Pro Forma Adjustments
      Adjustments included in the column under the heading “Pro Forma Adjustments” in both the unaudited pro forma combined balance sheet and statements of operations correspond with the following:

Pro Forma Balance Sheet Adjustments
      a. The adjustment represents cash paid in the acquisition of $30.0 million. As discussed above, the cash consideration of $70.5 million, the estimated working capital adjustment of $2.6 million and the estimated transaction costs of $6.2 million total $79.3 million, of which $30.0 million will be paid from existing cash and $49.3 million will be paid from additional bank borrowings.
      b. The adjustments represent the estimated value of identifiable intangible assets of $53.5 million and the estimated value of goodwill acquired in the acquisition of $48.9 million, including $2.6 million of goodwill included in National By-Products’ balance sheet at December 31, 2005.
      c. The adjustment represents $3.2 million of deferred financing costs incurred in the acquisition, which is offset by the write-off of $2.8 million in deferred financing costs included in Darling’s balance sheet at December 31, 2005. The $2.8 million in deferred financing costs will be written-off due to the replacement of the existing debt facility, which will result in a $1.7 million reduction in retained earnings after adjusting for a $1.1 million deferred income benefit.
      d. The board of directors has approved a bonus to management of $650,000, which is payable upon consummation of the acquisition. The bonus will result in a charge of $650,000 and a corresponding tax benefit of $247,000 at closing.
      e. The adjustments represent $49.3 million of debt used to finance the cash portion of the purchase consideration.
      f. The adjustments represent the issuance of 16.4 million shares, par value $0.01 per share, at an estimated value of $70.5 million, of which $70.3 million will be recorded as additional paid-in capital.
      g. The adjustment represents the elimination of National By-Products’ members’ capital.

Pro Forma Statements of Operations Adjustments
      h. The adjustment to selling, general and administrative expense represents the amortization of unvested stock issued in conjunction with the acquisition. The board of directors has approved the issuance of 296,500 shares of Darling common stock to certain members of management upon consummation of the acquisition. Such shares will vest 100% only if Darling’s average stock price for the 90-day period ending on the last day of the thirteenth full consecutive month following the acquisition equals or exceeds the Target Share Price. The Company has estimated the value of the award to be $2.80 per share, assuming Darling’s stock price on the date of acquisition is $4.40. Accordingly, the value of the award will be amortized over the related period, resulting in a pro forma adjustment of $766,000 for the year ended December 31, 2005.
      i. The adjustment to depreciation and amortization represents amortization of certain acquired intangibles. Following the acquisition, Darling expects to amortize the estimated fair value of the identifiable intangible assets of approximately $53.5 million with finite lives on a straight-line basis over an estimated average useful life of 5-20 years. Upon finalization of the asset valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly.
      j. The adjustment represents additional interest from $98.8 million in bank debt, which will replace $49.5 million in debt outstanding at December 31, 2005 and which will be used to finance the cash portion of the purchase price. Darling is assuming that it will replace its existing term loan, which has a balance outstanding of $14.5 million at December 31, 2005, and its subordinated loan, which has a balance outstanding of $35 million at December 31, 2005, with a new $50 million term loan (“Term Loan”). The Term Loan is assumed to have an interest rate of LIBOR plus 175 points, which is assumed to be 7.00% for purposes of determining the interest adjustment. The adjustment also includes $48.8 million in borrowings, which it is assumed that Darling will borrow under a new revolver with an interest rate of LIBOR plus 175 basis points which is assumed to be 7.0% for purposes of determining the interest adjustment. The adjustment also includes adjusted amortization of deferred financing fees. The prior deferred fees have been replaced with $3.2 million in new fees related to the new debt agreements, which will be amortized over the lives of such facilities of 5 to 6 years. The interest rates assumed in this paragraph are based on Darling’s knowledge of and experience with current lending rates and term sheets received from prospective lenders from the acquisition.
      k. The adjustment represents the income taxes that would have been incurred had the acquisition occurred on January 2, 2005, assuming an effective tax rate of 38%.
      l. As discussed in Financing Considerations above, 16.4 million shares are estimated to be issued at closing. As a result of the unvested stock award discussed in note (h) above, an additional 0.2 million shares are included in diluted shares outstanding.

4.	Cost Savings
      The unaudited pro forma condensed combined financial statements do not reflect the projected realization of annual recurring cost savings of approximately $1.0 million to $3.0 million in the first full year of operations. These savings are projected to result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure and reduced freight costs. Although management expects that cost savings will result from the acquisition, there can be no assurance these cost savings will be achieved at the projected levels or at all.

5.	Pro Forma Income from Continuing Operations Per Share
      Pro forma income from continuing operations per common share for the fiscal year ended December 31, 2005 has been calculated based on a pro forma basis which reflects the issuance of 16.4 million Darling common shares to National By-Products in the acquisition as described below and 0.2 million diluted shares. (In millions, except per share data).

December 31,
2005

Pro forma income from continuing operations	$16.4
Basic weighted average shares	80.3
Diluted weighted average shares	81.1
Pro forma basic income from continuing operations per common share	$0.20
Pro forma diluted income from continuing operations per common share	$0.20

NATIONAL BY-PRODUCTS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following National By-Products Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the historical financial statements of National By-Products and the notes thereto.
Overview
      National By-Products is a recycler of food and animal by-products. National By-Products collects and recycles animal by-products and used cooking oil from food service establishments. National By-Products processes such raw materials at nine facilities and further processes certain products at six additional facilities into finished products such as protein (primarily MBM), animal fat (primarily yellow grease) and hides. National By-Products sells these products nationally and internationally, primarily to producers of oleo-chemicals, soaps, pet foods, livestock feed and leather for use as ingredients in their products or for further processing. All facilities are located in the Midwest United States.
Summary of Critical Issues and Known Trends Faced by National By-Products in Fiscal 2003, 2004, 2005 and Thereafter

Bovine Spongiform Encephalopathy (“BSE”)
      Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as “mad cow disease.” See the risk factor entitled “National By-Products’ business may be affected by FDA regulations relating to BSE” beginning on page 30 for more information about BSE and its potential effects on National By-Products, including government regulations, finished product export restrictions by foreign governments, market price fluctuations for finished goods, reduced demand for beef and beef products by consumers, or increases in operating costs.

Other Known Trends
      See the risk factors entitled “Darling is highly dependent on natural gas and diesel fuel” and “Darling’s business may be negatively impacted by a significant outbreak of avian influenza (Bird Flu) in the U.S.” each beginning on page 23 for more information about other known trends in the rendering industry.
      The challenges referenced above indicate there can be no assurance that operating results of National By-Products achieved in Fiscal 2005, Fiscal 2004 or Fiscal 2003 are indicative of future operating performance of National By-Products.
Fiscal 2005
      Major challenges faced by National By-Products during Fiscal 2005 included lower finished product prices and high relative prices for diesel fuel and natural gas. There were no new government regulations pertaining to BSE announced during Fiscal 2005. This continued to contribute to an environment of uncertainty regarding the impact of those regulations. Export markets in some foreign countries for U.S.- produced finished beef products and other cattle by-products continued to be closed throughout 2005.
      Operating income decreased by $1.8 million in Fiscal 2005 compared to Fiscal 2004. The challenges faced by National By-Products indicate there can be no assurance that operating results achieved by National By-Products in Fiscal 2005 are indicative of future operating performance of National By-Products.

Summary of Critical Issues Faced by National By-Products during Fiscal 2005
      The average price of National By-Products’ finished products was lower during Fiscal 2005 compared to Fiscal 2004. National By-Products’ management believes that closure of foreign export markets to U.S.-produced beef products resulted in lower commodity prices at National By-Products’ export locations. In years prior to 2004, National By-Products received a premium to domestic commodity finished goods prices in certain of its export locations. The ban on export markets of U.S.-produced beef products resulted in the loss of that price premium during Fiscal 2004, and this continued into 2005. The financial impact of finished goods prices on sales revenue and raw material cost is summarized below in “Results of Operations Fiscal 2005 Compared to Fiscal 2004.” Comparative sales price information from the Jacobsen index, an established trading exchange publisher used by National By-Products, is listed below in “Summary of Key Indicators of Fiscal 2005 Performance.”
      Higher energy prices for both natural gas and diesel fuel persisted in Fiscal 2005. National By-Products attempts to manage natural gas price risk by sometimes entering into forward purchase agreements with its natural gas suppliers that permit such contracts. National By-Products also has the ability to burn alternate fuels at various plant locations when economically favorable to do so. National By-Products has limited diesel fuel storage capabilities at its plant locations and regional suppliers have not been willing to enter into forward purchase agreements on terms acceptable to National By-Products. The financial impact of higher natural gas and diesel fuel prices is summarized below in “Results of Operations Fiscal 2005 Compared to Fiscal 2004.”

Results of Operations Fiscal 2005 Compared to Fiscal 2004

Summary of Key Factors Impacting Fiscal 2005 Results
      Principal factors that contributed to a $1.8 million (8.5%) decrease in National By-Products’ operating income, which are discussed in greater detail in the following section, were:

•	lower finished product prices; and

•	higher natural gas and diesel fuel expenses.
      These decreases were partially offset by:

•	higher raw material volumes;

•	improved recovery of collection expenses; and

•	operating cost improvements.

Summary of Key Indicators of Fiscal 2005 Performance
      Principal indicators that National By-Products’ management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	finished product commodity prices (quoted on the Jacobsen index);

•	raw material volume;

•	production volume and related yield of finished product; and

•	collection fees and collection operating expense.
      These indicators and their importance are discussed below in greater detail.
      Prices for finished product commodities that National By-Products produces are quoted each business day on the Jacobsen index, an established trading exchange price publisher. These finished products are meat and bone meal (MBM), bleachable fancy tallow (BFT) and yellow grease (YG). The prices quoted are for delivery of the finished product at a specified location. National By-Products’ actual sales prices for its finished products may vary from the Jacobsen index because National By-Products’ finished products are delivered to multiple locations in different geographic regions that utilize different price indexes. Average Jacobsen prices (at the specified delivery point) for Fiscal 2005 compared to average Jacobsen prices for Fiscal 2004 follow:

	Avg. Price	Avg. Price
	Fiscal	Fiscal		%
	2005	2004	Decrease	Decrease

MBM (Illinois)	$167.53/ton	$190.36/ton	$(22.83/ton)	(12.0)%
BFT (Chicago)	$17.46/cwt	$17.95/cwt	$(0.49/cwt)	(2.7)%
YG (Illinois)	$14.44/cwt	$15.12/cwt	$(0.68/cwt)	(4.5)%
      The decreases in average price of the finished products National By-Products sells had an unfavorable impact on revenue, which was partially offset by a positive impact to National By-Products’ raw material cost, due to formula pricing arrangements that compute raw material cost, based upon the price of finished product.
      Raw material volume represents the quantity (pounds) of raw material collected from suppliers, including beef, pork, poultry and used cooking oils. Raw material volumes provide an indication of future production of finished products available for sale and are a component of potential future revenue.
      Finished product production volumes are the end result of National By-Products’ production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. Yield on production is a ratio of production volume (pounds) divided by raw material volume (pounds) and provides an indication of effectiveness of National By-Products’ production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material.
      National By-Products charges collection fees, which are included in net sales, in order to offset a portion of the expense incurred in collecting raw material.

Net Sales
      National By-Products collects and processes animal by-products (fat, bones and offal) and used restaurant cooking oil to produce finished products of MBM, BFT and YG. Sales are significantly affected by finished goods prices, quality of raw material and volume of raw material. Net sales include the sales of produced finished goods, collection fees, grease trap services and finished goods purchased for resale.
      During Fiscal 2005, net sales decreased by $10.1 million (5.1%) to $188.2 million as compared to $198.3 million during Fiscal 2004. The decrease in net sales was primarily due to the following (in millions of dollars):

Sales

Lower finished goods prices	$(5.1)
Increased raw material volume	4.7
Lower production yields	(0.2)
Other sales increases	2.6
Increased collection expense recovery	1.0
Decreased purchase of finished product for resale	(10.9)
Feed fat burned in lieu of natural gas	(2.2)

$(10.1)
      National By-Products purchases a significant amount of product for resale. Higher prices will cause both sales and cost of sales to increase while lower prices will cause both sales and cost of sales to decrease. Purchases for resale are highly dependent upon opportunities in the marketplace and fluctuate from year to year. Fiscal 2005 had purchases for resale decrease by $10.9 million from Fiscal 2004. This is primarily caused by the significant decline in meat and bone meal prices. In addition, National By-Products’ purchase of resale hides was down from the prior year due to the loss of a large hide supplier.

Cost of Sales
      Cost of sales includes cost of raw material, the cost of product purchased for resale and the cost to collect and process the raw material. National By-Products utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition and significant changes in finished goods market conditions, while raw materials purchased under formula prices are correlated with specific finished goods prices.
      During Fiscal 2005, cost of sales decreased $8.2 million (5.1%) to $152.6 million as compared to $160.8 million during Fiscal 2004. The decrease in cost of sales was primarily due to the following (in millions of dollars):

Cost of Sales

Lower raw material prices	$(2.0)
Increased raw material volume	4.1
Increased operating costs, primarily energy	2.8
Decreased purchase of finished product for resale	(10.9)
Feed fat burned in lieu of natural gas	(2.2)

$(8.2)

Selling, General and Administrative Expenses
      Selling, general and administrative expenses were $9.7 million during Fiscal 2005, which was an increase of $0.3 million as compared to 9.4 million during Fiscal 2004. This increase is attributable to an increase in professional fees associated with the pending transaction with Darling International Inc.

Depreciation and Amortization
      Depreciation and amortization charges were $6.2 million during Fiscal 2005, a $0.8 million decrease (11.7%) from $7.0 million during Fiscal 2004. This is due to assets becoming fully depreciated.

Gain (Loss) on Disposal of Property and Equipment
      Losses on property and equipment disposals were $0.3 million during Fiscal 2005, and $0.0 million during Fiscal 2004.

Interest Expense
      Interest expense was $0.1 million during Fiscal 2005, compared to $0.2 million during Fiscal 2004.

Income Taxes
      National By-Products is a pass-through entity for tax purposes and does not record income tax expense on the books of National By-Products.
Fiscal 2004
      Major challenges faced by National By-Products during Fiscal 2004 included volatile finished goods prices and high relative prices for diesel fuel and natural gas. During Fiscal 2004, anticipated new government regulations pertaining to BSE were never implemented, which contributed to an environment of uncertainty regarding the impact of those anticipated regulations. Export markets in foreign countries for U.S.-produced finished beef products and other cattle by-products were closed throughout Fiscal 2004. The effects of these challenges during Fiscal 2004 are summarized in the sections which follow.

      While operating income increased by $2.8 million in Fiscal 2004 compared to Fiscal 2003, these challenges indicate there can be no assurance that operating results achieved by National By-Products in Fiscal 2004 are indicative of future operating performance of National By-Products.

Summary of Critical Issues Faced by National By-Products during Fiscal 2004
      The average price of National By-Products’ MBM prices started the year low as a result of the discovery of a case of BSE in the State of Washington. Primarily due to a strong soy based commodity market, prices recovered and were actually higher during the second and third quarters of Fiscal 2004 compared to the same periods in Fiscal 2003. Finished goods prices began to decline in the third quarter and continued to decline during the fourth quarter of Fiscal 2004 as a result of a large corn and soybean crop. The average sales price of National By-Products’ finished goods for the full year in Fiscal 2004 was slightly higher compared to the full year in Fiscal 2003. National By-Products’ management believes that closure of foreign export markets to U.S.-produced beef products resulted in lower commodity price premiums and increased domestic supply of those finished products, primarily MBM, and forced National By-Products to find new domestic markets for its finished products. In prior years, National By-Products received a premium to domestic commodity finished goods prices by exporting the product. The ban on export markets of U.S.-produced beef products resulted in the loss of that price premium during Fiscal 2004. The financial impact of finished goods prices on sales revenue and raw material cost is summarized below in “Results of Operations in Fiscal 2004.” Comparative sales price information from the Jacobsen index, an established trading exchange publisher used by National By-Products, is listed below in “Summary of Key Indicators of Fiscal 2004 Performance.”
      High energy prices for both natural gas and diesel fuel persisted throughout Fiscal 2004. National By-Products’ management believes that high prices were due in part to fears of potential natural gas shortages resulting from feared supply and demand imbalances and from fears of potential crude oil shortages resulting from war in Iraq and ongoing strife in the Middle East. National By-Products attempts to manage natural gas price risk by entering into forward purchase agreements with all of its natural gas suppliers that permit such contracts and by burning alternate fuels at various plant locations when economically favorable to do so. National By-Products has limited diesel fuel storage capabilities at its plant locations and regional suppliers have not been willing to enter into forward purchase agreements on terms acceptable to National By-Products. The financial impact of higher natural gas and diesel fuel prices is summarized below in “Results of Operations Fiscal 2004 Compared to Fiscal 2003.”

Results of Operations Fiscal 2004 Compared to Fiscal 2003

Summary of Key Factors Impacting Fiscal 2004 Results
      Principal factors which contributed to a $2.8 million (15.3%) increase in operating income, which are discussed in greater detail in the following section, were:

•	higher overall finished goods prices, driven primarily by yellow grease; and

•	improved efficiency of collection and factory operations.
      These favorable increases to operating income were partially offset by:

•	higher diesel fuel and natural gas expense; and

•	lower hide and meat and bone meal blending margins.

Summary of Key Indicators of Fiscal 2004 Performance
      Principal indicators that National By-Products’ management monitored and compared to previous periods as an indicator of problems or improvements in operating results include:

•	finished product commodity prices quoted on the Jacobsen index;

•	raw material volume;

•	production volume and related yield of finished product;

•	natural gas prices quoted on the NYMEX index;

•	collection fees and collection operating expense; and

•	factory operating expenses.
      These indicators and their importance are discussed below in greater detail.
      Average Jacobsen prices (at the specified delivery point) for Fiscal 2004, compared to average Jacobsen prices for Fiscal 2003 follow:

	Avg. Price	Avg. Price	Increase/	%
	Fiscal 2004	Fiscal 2003	(Decrease)	Change

MBM (Illinois)	$190.36/ton	$194.01/ton	$(3.65)/ton	(1.9)%
BFT (Chicago)	$17.95/cwt	$18.26/cwt	$(0.31)/cwt	(1.7)%
YG (Illinois)	$15.12/cwt	$13.39/cwt	$1.73/cwt	12.9%
      Increases in the average prices of the finished products National By-Products sells have a favorable impact on revenue, which is partially offset by a negative impact to National By-Products’ raw material cost, due to formula pricing arrangements that compute raw material cost based upon the price of finished product. Decreases in the average prices of the finished products National By-Products sells have a negative impact on revenue, which is partially offset by a positive impact to National By-Products’ raw material cost due to formula pricing.
      Raw material volume represents the quantity (pounds) of raw material collected from suppliers, including beef, pork, poultry and used cooking oils. Raw material volumes provide an indication of future production of finished products available for sale and are a component of potential future revenue.
      Finished product production volumes are the end result of National By-Products’ production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. Yield on production is a ratio of production volume (pounds) divided by raw material volume (pounds) and provides an indication of effectiveness of National By-Products’ production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material.
      Natural gas commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas. The prices are important to National By-Products because natural gas is a major component of factory operating cost and natural gas prices are an indicator of achievement of National By-Products’ business plan. Average NYMEX pricing for natural gas for fiscal years 2004 and 2003 are set forth below.

	Avg. Price	Avg. Price		%
	Fiscal 2004	Fiscal 2003	Increase	Increase

Natural gas	$6.14/mmbtu	$5.39/mmbtu	$0.75/mmbtu	13.9%
      National By-Products charges collection fees, which are included in net sales, in order to offset a portion of the expense incurred in collecting raw material. Collection expense is included in cost of sales.
      National By-Products incurs factory operating expenses that are included in cost of sales.

Net Sales
      In Fiscal Year 2004, NBP’s sales were significantly affected by finished goods prices, quality of raw material and volume of raw material. Net sales include the sales of produced finished goods, collection fees, service fees and finished goods purchased for resale.

      During Fiscal 2004, net sales decreased by $3.2 million (1.6%) to $198.3 million as compared to $201.5 million during Fiscal 2003. The decrease in net sales was primarily due to the following increases/(decreases) (in millions of dollars):

Sales

Higher finished goods prices	$2.6
Increased raw material volume	1.5
Lower production yields	(0.2)
Other sales decreases	(1.2)
Decreased collection expense recovery	(0.1)
Decreased purchase of finished product for resale	(5.8)

$(3.2)
      National By-Products purchases a significant amount of product for resale. Higher prices will cause both sales and cost of sales to increase while lower prices will cause both sales and cost of sales to decrease. Purchases for resale are highly dependent upon opportunities in the marketplace and fluctuate from year to year. Fiscal 2004 had purchases for resale decrease by $5.8 million over Fiscal 2003. This was primarily caused by the reduced activity in blending MBM and this also explains the decrease in other sales. Due to the ban on MBM exports, National By-Products’ MBM was marketed domestically, using a marketing plan that called for less outside blending product than previously.

Cost of Sales
      During Fiscal 2004, cost of sales decreased $5.1 million (3.1%) to $160.8 million as compared to $165.9 million during Fiscal 2003. The decrease in cost of sales was primarily due to the following (in millions of dollars):

Cost of Sales

Higher raw material prices	$0.9
Increased raw material volume	1.2
Decreased operating costs, net of increased energy costs	(1.4)
Decreased purchase of finished product for resale	(5.8)

$(5.1)

Selling, General and Administrative Expenses
      Selling, general and administrative expenses were $9.4 million during Fiscal 2004, unchanged from $9.4 million during Fiscal 2003.

Depreciation and Amortization
      Depreciation and amortization charges decreased $0.6 million (8.1%) to $7.0 million during Fiscal 2004 as compared to $7.6 million during Fiscal 2003. This was due to assets becoming fully depreciated.

Interest Expense
      Interest expense was $0.2 million during Fiscal 2004 compared to $0.9 million during Fiscal 2003, a decrease of $0.7 million (77.8%). This was due to lower debt.
Financing, Liquidity and Capital Resources
      On June 30, 2000, National By-Products entered into an amended and restated credit agreement that amended and restated in its entirety its previous credit agreement dated December 14, 1994, with the same lenders.

      This 2000 amended and restated credit agreement has been amended four times:

1. Amendment #1, dated September 30, 2000 — to decrease the restrictive covenant on tangible net worth from $23.0 million to $18.0 million.

2. Amendment #2, dated January 28, 2002 — to allow for the conversion of National By-Products to a limited liability company; to allow for a supplemental term loan facility of $6.0 million to be used for capital gains tax distributions and purchases of equity interests; and to eliminate the 25% prepayment requirement of free cash flow, among other changes.

3. Amendment #3, dated March 31, 2003 — to allow for special distributions up to 100% of free cash flow limited to $10.0 million; to increase the tangible net worth restrictive covenant to $31.0 million; and to eliminate the liens on National By-Products’ tractors and trailers, among other changes.

4. Amendment #4, dated July 2, 2004 — to eliminate the $10.0 million limitation on special distributions; to extend the term by two years to June 30, 2007; and to increase the revolving credit facility from $16.0 million to $21.0 million, among other changes.
      The principal components of National By-Products’ amended and restated credit agreement, as amended, consist of the following.

•	Financing facilities, consisting of a $27.0 million term loan facility, a $6.0 million supplemental term loan facility, and a $21.0 million revolving facility, which includes a $5.0 million letter of credit subfacility. Proceeds of the new term loan facility were used to pay off the outstanding balance of the prior term loan facility of approximately $27.0 million.

•	Term of seven years maturing on June 30, 2007.

•	Scheduled amortization payments on the term loan facility of $1.0 million, due each quarter during the original five-year term of the amended and restated credit. The term loan facility was paid in full during 2003.

•	Interest rate that may be based upon either prime or LIBOR or a combination of both rates, plus a margin that may be adjusted quarterly based upon the leverage ratio of National By-Products, as defined by the amended and restated credit agreement. Amounts available that are not borrowed by National By-Products incur a variable commitment fee.

•	Increased availability and liquidity, an extended term, lower bank margins and more flexible capital investment limitations than the prior credit agreement dated December 14, 1994.

•	Restrictive covenants permit National By-Products, within limitations defined in the amended and restated credit agreement, to incur additional indebtedness; pay distributions; create liens; merge, consolidate, or acquire other businesses; sell and dispose of assets; make investments; and require the maintenance of certain minimum financial ratios.
      National By-Products’ amended and restated credit agreement, as amended, consists of the following elements at December 31, 2005; January 1, 2005; and January 3, 2004 (in thousands):

Amended and Restated Credit Agreement	December 31, 2005	January 1, 2005	January 3, 2004

Term Loan	$0	$0	$0

Revolving credit facility
Maximum availability	$21,000	$21,000	$16,000
Borrowings outstanding	—	—	6,400
Letters of credit issued	2,029	1,904	2,475

Availability	$18,971	$19,096	$7,125

      Substantially all assets of National By-Products are either pledged or mortgaged as collateral for borrowings under its amended and restated credit agreement. National By-Products’ amended and restated credit agreement contains certain terms and covenants, which permit the incurrence of additional indebtedness, the payment of cash distributions and capital expenditures within limitations defined by the amended and restated credit agreement, and requires the maintenance of certain minimum financial ratios, including minimum fixed charge coverage ratio, maximum leverage ratio and minimum tangible net worth, each as defined in the amended and restated credit agreement. National By-Products is currently in compliance with all of the covenants contained in its amended and restated credit agreement.
      The classification of long-term debt in each of National By-Products’ December 31, 2005, January 1, 2005 and January 3, 2004 balance sheet is based on the contractual repayment terms of the debt issued under the amended and restated credit agreement.
      National By-Products had working capital of $8.6 million, $8.9 million and $10.5 million as of December 31, 2005, January 1, 2005 and January 3, 2004, respectively. National By-Products had cash of $0.5 million, $0.0 and $0.0 and funds available under the revolving credit facility of $19.0 million, $19.1 million and $7.1 million as of December 31, 2005, January 1, 2005 and January 3, 2004, respectively.
      Net cash provided by operating activities was $25.4 million, $31.1 million and $29.9 million for the fiscal years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively.
      Cash used by investing activities was $4.1 million, $4.3 million, and $4.1 million for the fiscal years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively. Changes in cash used by investing activities are primarily caused by capital expenditures, which have been relatively stable for the fiscal years 2005, 2004 and 2003.
      Capital expenditures were $4.2 million, $4.9 million, and $4.3 million during Fiscal 2005, 2004, and Fiscal 2003, respectively.
      The current taxable income of National By-Products flows through to and is reportable by the members of National By-Products. National By-Products attempts to disburse funds in the form of a tax distribution to members to satisfy the tax obligations incurred from the taxable income. National By-Products may also pay a special distribution subject to National By-Products’ special distribution policy. Total cash distributions were $22.3 million, $19.3 million, and $12.3 million during Fiscal 2005, 2004 and Fiscal 2003, respectively.
      Based upon the underwriters’ estimate of loss, current accruals and claims paid during Fiscal 2005, National By-Products has accrued approximately $2.1 million in self-insurance reserves, of which $1.0 million is expected to become due during the next twelve months. The self insurance reserve is composed of estimated liability for claims arising for workers’ compensation and for auto liability and general liability claims. The estimate may vary from year to year, due to changes in cost of health care, the pending number of claims, or other factors beyond the control of management of National By-Products or the administrator of National By-Products’ self insurance reserve. No assurance can be given that National By-Products’ funding obligations under its self insurance reserve will not increase in the future.
      Based upon current actuarial estimates, National By-Products paid approximately $0.3 million during the first quarter of 2006 in order to meet pension funding requirements. The minimum pension funding requirements are determined annually, based upon a third party actuarial estimate. The actuarial estimate may vary from year to year, due to fluctuations in return on investments or other factors beyond the control of management of National By-Products or the administrator of National By-Products’ pension funds. No assurance can be given that the minimum pension funding requirements will not increase in the future.
      National By-Products’ management believes that cash flows from operating activities at the current rate for Fiscal 2005 and funds available under its amended and restated credit agreement should be sufficient to meet National By-Products’ working capital needs, capital expenditures, debt service and tax distributions for at least the next twelve months. The impact on cash flows from operations for the next twelve months of the occurrence of BSE in the U.S. or elsewhere, regulations by government agencies, the impact on export markets and the impact on market prices for National By-Products’ finished products is not known at this time. These factors, coupled with higher prices for natural gas and diesel fuel, among others, could either positively or negatively impact National By-Products’ results of operations for the next twelve months and thereafter. National By-Products cannot provide assurance that the cash flows from operating activities generated in Fiscal 2005 are indicative of the future cash flows from operating activities that will be generated by National By-Products’ operations. National By-Products reviews the appropriate use of cash regularly. Although no decision has been made as to non-ordinary course cash usages at this time, potential usages could include opportunistic capital expenditures or investments in response to governmental regulations relating to BSE, and/or acquisitions, as well as suitable cash conservation to withstand adverse commodity cycles.
      The current economic environment in National By-Products’ markets has the potential to adversely impact its liquidity in a variety of ways, including through reduced sales, potential inventory buildup, or higher operating costs.
      The principal products that National By-Products sells are commodities, the prices of which are quoted on established commodity markets and are subject to volatile changes. Although the current market prices of these commodities are favorable, a decline in these prices has the potential to adversely impact National By-Products’ liquidity. Continued disruption in international sales, a decline in commodities prices, lower raw material volume, or a rise in energy prices resulting from the recent war with Iraq and the subsequent political instability and uncertainty, has the potential to adversely impact National By-Products’ liquidity. There can be no assurance that a decline in commodities prices, a rise in energy prices, a slowdown in the U.S. or international economy, or other factors, including political instability in the Middle East or elsewhere, and the macroeconomic effects of those events, will not cause National By-Products to fail to meet management’s expectations, or otherwise result in liquidity concerns.
Contractual Obligations and Other Commercial Commitments
      The following table summarizes National By-Products’ expected material contractual payment obligations, including both on- and off-balance sheet arrangements at December 31, 2005 (in thousands):

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Contractual obligations:
Operating lease obligations	$2,796	$624	$910	$589	$673
Purchase commitments	4,507	4,507	—	—	—
Pension funding obligations(a)	900	540	360	—	—
Other long-term liabilities	2,160	1,100	411	391	258
Total	$10,363	$6,771	$1,681	$980	$931

(a)	Pension funding requirements are determined annually, based upon a third party actuarial estimate. National By-Products is not able to estimate pension funding requirements beyond the next twelve months. The accrued pension benefit liability was approximately $1.6 million at the end of Fiscal 2005.
Off-Balance Sheet Obligations and Commercial Commitments
      National By-Products’ off-balance sheet contractual obligations and commercial commitments as of December 31, 2005 relate to operating lease obligations, letters of credit and forward purchase agreements. National By-Products has excluded these items from the balance sheet in accordance with accounting principles generally accepted in the U.S.

      Based upon underlying operating lease agreements, National By-Products paid approximately $0.4 million in additional operating lease obligations during Fiscal 2005 that are not included in liabilities on National By-Products’ balance sheet at December 31, 2005. These lease obligations are included in cost of sales or selling, general and administrative expense as the underlying lease obligation comes due, in accordance with accounting principles generally accepted in the U.S.
      National By-Products has $2,029 in standby letters of credit issued to insurance companies as of December 2005. While the letters of credit act as collateral for the insurance companies to ensure National By-Products’ payment of unpaid insurance claims, which are accrued as liabilities for self-insurance reserves on the balance sheet at December 31, 2005, the letters of credit themselves are not recorded.
      Based upon underlying purchase agreements, National By-Products has commitments to purchase $4.5 million of natural gas during the next twelve months, which are not included in liabilities on National By-Products’ balance sheet at December 31, 2005. National By-Products enters into rendering raw material supply agreements but these agreements do not specify quantities or prices. National By-Products also enters into prompt month purchases for hides and meat and bone meal. National By-Products does not view these raw material contracts as being obligations quantifiable or in form to qualify as a contract obligation. These purchase agreements are entered in the normal course of National By-Products’ business and are not subject to derivative accounting. The commitments will be recorded on the balance sheet of National By-Products when delivery of these commodities occurs and ownership passes to National By-Products in accordance with accounting principles generally accepted in the U.S.
Critical Accounting Policies
      National By-Products follows certain significant accounting policies when preparing its financial statements. A complete summary of these policies is included in Note 1 to the Financial Statements of NBP included in this joint proxy statement/ prospectus.
      Certain of the policies require National By-Products’ management to make significant and subjective estimates or assumptions that may deviate from actual results. In particular, National By-Products’ makes estimates regarding estimates of bad debt expense, valuation of inventories, estimates of useful life of long-lived assets related to depreciation and amortization expense, estimates regarding fair value of National By-Products’ assets and future cash flows with respect to assessing potential impairment of both long-lived assets and goodwill, estimates of liability with respect to medical insurance liability, self-insurance, environmental and litigation reserves, pension liability and estimates of expense related to long-term incentive plan awards. Each of these estimates is discussed in greater detail in the following discussion.

Accounts Receivable and Allowance for Doubtful Accounts
      In accordance with SFAS No. 5, Accounting for Contingencies, National By-Products maintains allowances for doubtful accounts for estimated losses resulting from customers non-payment of trade accounts receivable owed to National By-Products. These trade receivables arise in the ordinary course of business from sales of finished product or services to National By-Products’ customers. The estimate of allowance for doubtful accounts is based upon National By-Products’ bad debt experience, prevailing market conditions, aging of trade accounts receivable and interest rates, among other factors. If the financial condition of National By-Products’ customers deteriorates, resulting in the customer’s inability to pay National By-Products’ receivable as it comes due, additional allowance for doubtful accounts may be required.

Inventories
      National By-Products’ inventories are valued at the lower of cost or market. Finished product manufacturing cost is calculated using the either average cost of production or first-in, first-out method, or market, based upon National By-Products’ raw material costs, collection and factory production operating expenses, and depreciation expense on collection and factory assets.

Long-Lived Assets Depreciation and Amortization Expense and Valuation
      National By-Products’ property, plant and equipment are recorded at cost when acquired. Depreciation expense is computed on property, plant and equipment based upon a straight line method over the estimated useful life of the assets. Buildings and improvements are depreciated over a useful life of 15 to 35 years, machinery and equipment are depreciated over a useful life of 3 to 15 years, and vehicles are depreciated over a life of 3 to 10 years. These useful life estimates have been developed based upon National By-Products’ historical experience of asset life utility, and whether the asset is new or used when placed in service. The actual life and utility of the asset may vary from this estimated life. Useful lives of the assets may be modified from time to time when the future utility or life of the asset is deemed to change from that originally estimated when the asset was placed in service.
      National By-Products’ intangible assets, which consist of non-compete agreements obtained in conjunction with acquisitions, are recorded at fair value when acquired. Amortization expense is computed on these agreements based upon a straight-line method over the life of the non-compete agreement, typically five years.
      National By-Products reviews the carrying value of long-lived assets at the end of each fiscal year, for indications of impairment. Impairment is indicated whenever the carrying value of the asset is not recoverable or exceeds estimated fair value. A future reduction of earnings in National By-Products’ plants could result in an impairment charge because the estimate of fair value would be negatively impacted by a reduction of earnings.
      National By-Products has discontinued activities at various locations, but continues to maintain certain property and equipment related to those facilities. National By-Products reviews the carrying value of these assets each year in comparison to the estimated market value of these facilities, for indications of impairment.

Goodwill Valuation
      National By-Products reviews the carrying value of goodwill at the end of each fiscal year, for indications of impairment at each plant location that has recorded goodwill as an asset. Impairment is indicated whenever the carrying value of goodwill exceeds a typical market multiple of the current cash flow derived from the acquisition that created the goodwill. The future cash flows at these locations could change if actual volumes, prices, costs or expenses vary from current levels. A future reduction of earnings at the plants with recorded goodwill could result in an impairment charge because the estimate of fair value would be negatively impacted by a reduction of earnings at those plants.

Accrued Medical Claims Liability
      National By-Products provides a self-insured group health plan to its employees, which provides medical benefits to participating employees. National By-Products has an employer’s stop loss insurance policy to cover individual claims in excess of $250,000 per employee per year. The amount charged to medical insurance expense includes claims paid during the year and includes estimates of liabilities for outstanding medical claims under the plan at the balance sheet date, based upon historical claims expense and historical claims submission information. If actual future medical claims by employees vary significantly from historical spending or if the actual timeliness of submission of those claims by medical care providers changes, the actual medical claims may vary from the estimated liability.

Self Insurance, Environmental and Legal Reserves
      National By-Products purchases its workers compensation, auto and general liability insurance on a retrospective basis. National By-Products estimates and accrues its expected ultimate costs related to claims occurring during each fiscal year and carries this accrual as a reserve until National By-Products pays such claims. Estimates of self-insurance liability are based upon the insurance underwriter’s estimate of loss, which National By-Products relies upon in calculating estimates of reported losses, and National By-Products’ management’s own estimates for unreported losses.
      National By-Products has also accrued loss reserves related to environmental and litigation matters, based upon estimated undiscounted future costs. In developing estimates of loss, National By-Products utilizes its staff, outside consultants and outside counsel as sources of information and judgment as to the expected undiscounted future costs of the claims.
      With respect to National By-Products’ self insurance, environmental and litigation reserves, estimates of reserve liability could change if future events are different than those included in the estimates of the insurance underwriter, consultants or management of National By-Products.

Pension Liability
      National By-Products has a qualified defined benefit pension plan covering substantially all hourly nonunion employees. Benefits under this plan are based on an employee’s years of service. The plan’s assets include primarily mutual funds and common stock. National By-Products’ funding policy is based on an actuarially determined cost method allowable under Internal Revenue Service regulations. National By-Products uses a December 31 measurement date to determine pension benefit obligations.
      Pension expense and pension liability recorded by National By-Products is based upon an annual actuarial estimate provided by a third party actuary. Two of the most significant assumptions used to calculate future pension obligations are the discount rate applied to pension liability and the expected rate of return on pension plan assets. These assumptions and estimates are subject to the risk of change over time, and each factor has inherent uncertainties which neither the actuary nor National By-Products is able to control, or to predict with certainty.
      The discount rate applied to National By-Products’ pension liability is the interest rate used to calculate the present value of the pension benefit obligation. The discount rate is based on the yield of long-term corporate bonds at the measurement date of December 31. Discount rates of 5.50% and 5.75% were used to calculate pension assets and liabilities at December 31, 2005 and January 1, 2005, respectively.
      The expected rate of return on National By-Products’ pension plan assets is the interest rate used to calculate future returns on investment of the plan assets. The expected return on plan assets is a long-term assumption whose accuracy can only be assessed over a long period of time. The expected return on pension plan assets used to calculate pension assets and liabilities was 7.00% at both December 31, 2005 and January 1, 2005, respectively.
      National By-Products is also committed to participate in a number of defined benefit multi-employer pension plans that cover substantially all union employees. National By-Products has determined that its share of the multi-employer pension plans which had an under-funded status was approximately $2.8 million at December 31, 2005. This amount is not recorded as a liability of National By-Products.

Income Taxes
      Effective January 11, 2002, National By-Products was reorganized as a limited liability company pursuant to Section 301 of the Iowa Limited Liability Company Act. The current taxable income of National By-Products flows through to and is reportable by the members of National By-Products. A portion of National By-Products’ distributions are intended to satisfy the tax obligations incurred from the taxable income passed through to and reportable by the members of National By-Products.
      National By-Products accounts for and discloses potential income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Significant management judgment was required in determining potential tax liabilities associated with tax contingencies from prior transactions where the ultimate tax outcome is uncertain. Although National By-Products’ estimates there will be no further liability, no assurance can be given that the final tax outcome of these matters will not differ from that which was reflected in the historical income tax provisions and accrued liabilities. No estimate of the range of liability can be made given the nature of the uncertainties. Resolution of these uncertainties in a manner inconsistent with National By-Products’ expectations could have a material impact on National By-Products’ cash flows and distributions to shareholders.

Long-Term Incentive Plan
      Effective January 24, 2003, the board of managers approved the 2003 Long-Term Incentive Plan (the “Plan”). Up to 150,000 performance units (“Units”) are available under the Plan. Units awarded to employees vest over a period, not to exceed five years, as determined at the discretion of National By-Products’ board. As of December 31, 2005, there were 11,655 units outstanding to senior managers with an additional 2,205 units awarded in January, 2006. National By-Products uses an independent appraisal to assist National By-Products’ board and management in determining their best estimate of the per unit values. National By-Products accrues a liability equal to outstanding units times the per unit value as determined by National By-Products. National By-Products’ management accrues this liability at an accelerated vesting schedule as required by FASB Interpretation No. 28.
New Accounting Pronouncements
      In November 2004, the FASB issued Statement of Financial Accounting Standard No. 151 (“SFAS 151”), Accounting for Inventory Costs, which amends Accounting Research Bulletin No. 43, related to Inventory Pricing. SFAS 151 will require that abnormal freight, handling costs and amounts of wasted materials be treated as current period costs and will no longer permit these costs to be capitalized as inventory costs on the balance sheet. SFAS 151 will be effective for inventory costs incurred during annual periods beginning after June 15, 2005 (the first day of Fiscal 2006). Adoption of SFAS 151 is not expected to result in a material impact to National By-Products’ financial statements.
      On December 16, 2004, the FASB issued Statement No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29. This statement was a result of an effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets. Statement 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement shall be applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance of this Statement. The adoption of FASB No. 153 does not have a significant impact on National By-Products’ financial position, results of operations or cash flows.
      On December 16, 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payment (“Statement No. 123(R)”). Statement No. 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of the share-based payments (e.g., stock options and restricted stock) granted to employees or by incurring liabilities to an employee or other supplier (a) in amounts based, at least in part, on the price of the entity’s shares or other equity instruments or (b) that require or may require settlement by issuing the entity’s equity shares or other equity instruments. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement was to be effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. On April 14, 2005, the SEC announced the amendment of Rule 4-01(a) of Regulation S-X that amends the compliance dates for FASB’s Statement No. 123(R). The SEC’s new rule allows companies to implement Statement No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 15, 2005. National By-Products will evaluate the impact of this timing change on its financial statements for 2006.
      During March 2005, the FASB issued Financial Accounting Standard Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, to clarify that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This Interpretation was effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN 47 did not have a material impact on National By-Products’ financial statements.
      On May 30, 2005, the FASB issued Statement 154, Change in Accounting Principle (“Statement 154”), which changes the requirements for the accounting and reporting of a change in accounting principle. Statement 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. Statement 154 eliminates the requirement in APB Opinion No. 20, Accounting Changes, to include the cumulative effect of changes in accounting principle in the income statement in the period of changes. Instead, to enhance the comparability of prior period financial statements, Statement 154 requires that changes in accounting principle to be retrospectively applied. Under retrospective application, the new accounting principle is applied as of the beginning of the first period presented as if that principle had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings. Each period presented is adjusted to reflect the period-specific effects of applying the changes. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the Statement.
      On July 14, 2005, the FASB published an exposure draft entitled Accounting for Uncertain Tax Positions — an interpretation of FASB Statement No. 109 (“the proposed interpretation”). The proposed interpretation is intended to reduce the significant diversity in practice associated with recognition and measurement of income taxes by establishing consistent criteria for evaluating uncertain tax positions. The proposed interpretation establishes a probable recognition threshold. To recognize a benefit from a tax position, a company must conclude that the position is probable of being sustained upon audit based solely on the technical merits of the position. Once the probable recognition threshold is met, the best estimate of the amount that would be sustained on audit should be recognized. In the period in which it becomes more likely than not that a tax position would no longer be sustained upon an audit by a taxing authority, the benefit should be derecognized by recording an income tax liability or reducing a deferred tax asset. A liability arising from the difference between the position taken in the tax return and the amount booked in the financial statements pursuant to the proposed interpretation should be classified as a current liability if expected to be paid within one year. However, if the liability arises from a taxable temporary difference, it would be classified as a deferred tax liability. Companies should follow the disclosure requirements of Statement 5 for both loss and gain contingencies related to uncertain tax positions. The proposed interpretation was effective as of the end of the first fiscal year ending after December 15, 2005. Adoption of this interpretation of FASB Statement No. 109 did not have a material impact on National By-Products’ financial statements.
Quantitative and Qualitative Disclosures about Market Risks
      Market risks affecting National By-Products are exposures to changes in prices of the finished products National By-Products sells, interest rates on debt, availability of raw material supply and the price of natural gas used in National By-Products’ plants. Raw materials available to National By-Products are impacted by seasonal factors, such as warm weather, which can adversely affect the quality of raw material processed and finished products produced, and cold weather, which can impact the collection of raw material. Predominantly all of National By-Products’ finished products are commodities that are generally sold at prices prevailing at the time of sale. National By-Products has occasionally used interest rate swaps, natural gas futures and natural gas forward purchase agreements to manage these related risks. National By-Products is not currently party to any interest rate swap agreements or natural gas futures.
      As of December 31, 2005, National By-Products had forward purchase agreements in place for purchases of approximately $4.5 million of natural gas for the months of January 2006 through September 2006.
Interest Rate Sensitivity
      National By-Products’ obligations subject to fixed or variable interest rates are limited to borrowings against its Revolving Credit Facility. National By-Products has no fixed rate debt obligations and no variable rate debt at December 31, 2005, that represents the balance outstanding under National By-Products’ amended and restated credit agreement, as amended. National By-Products’ debt fluctuates and while the variable rate debt is sensitive to fluctuations in interest rates, the total amount of interest is deemed immaterial.

PRINCIPAL UNITHOLDERS OF NATIONAL BY-PRODUCTS
      The following table sets forth as of March 23, 2006 the number and percentage of the outstanding units of National By-Products membership units that are beneficially owned by (i) each person who is currently a manager or executive officer of National By-Products, (ii) all current managers and executive officers of National By-Products as a group, and (iii) each person who, to the knowledge of National By-Products, is the beneficial owner of more than 5% of National By-Products’ outstanding membership units. Except as otherwise noted below, the person or entity listed has sole vesting and dispositive power with respect to the units that are deemed beneficially owned by such person or entity.

	Units of National		Percentage of
	By-Products		National By-Products
Name	Beneficially Owned		Units Outstanding

James S. Cownie, Manager	170,561		14.1%
Daniel M. Kelly	123,939		10.3
4401 Westown Parkway, Suite 202
West Des Moines, IA 50266
Farm Bureau Mutual Insurance Co.	120,000		9.9
Attn: LouAnn Sandburg, VP-Investments 5400 University Ave West Des Moines, IA 50266
C. Dean Carlson, Manager	116,159	(1)	9.6
Donald F. Lamberti, Manager	29,772		2.5
Mark A. Myers, President and Chief Executive Officer, Manager	16,731		1.4
Larry J. Angotti, Regional Manager	8,326		*
Carlton T. King, Manager	8,770		*
David A. Pace, Chief Financial Officer	6,595		*
Richard A. Matthes, Manager	4,419		*
Harold Thorne, Manager	3,809		*
Marlyn L. Jorgensen, Manager	1,500		*
William J. Gannon, Manager	1,000		*
All managers and executive officers as a group(2)	367,642		30.0%

*	Less than 1%

(1)	This number includes 5,400 units owned by Carlson Foundation.

(2)	The 11 individuals represented are: Larry J. Angotti, C. Dean Carlson, James S. Cownie, William J. Gannon, Marlyn L. Jorgensen, Carlton T. King, Donald F. Lamberti, Richard A. Matthes, Mark A. Myers, David A. Pace and Harold Thorne.

CERTAIN MANAGERS AND EXECUTIVE OFFICERS OF NATIONAL BY-PRODUCTS
      The background and ages as of March 23, 2006 of managers and executive officers of National By-Products who will serve as directors and executive officers of Darling following the completion of the acquisition are as follows:

Name	Age	Principal Occupation

C. Dean Carlson, Manager	68	Mr. Carlson has served as Chairman of National By-Products’ board of managers since January 1990. From January 1990 to January 2001 Mr. Carlson also served as President and Chief Executive Officer. Mr. Carlson served in several other positions at National By-Products from 1964 to 1989.

Mark A. Myers	54	Mr. Myers has served as National By-Products’ President and Chief Executive Officer since January 2001. From July 1999 to January 2001, Mr. Myers served as Chief Operating Officer. From March 1997 to July 1999, Mr. Myers served as Regional Manager. Mr. Myers served in several other positions at National By-Products from 1970 to 1998.
EXECUTIVE COMPENSATION
      The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal year 2005, 2004 and 2003 paid to the executive officer of National By Products who is expected to be appointed as an executive officer of Darling following the acquisition, and who would have been included in the Summary Compensation Table of Darling if this person had been serving as an executive officer of Darling as of December 31, 2005.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation

Name and				Other Annual	LTIP
Principal Position	Year	Salary	Bonus	Compensation(1)	Payouts

Mark Myers	2005	$400,268	$125,000	$36,051	$2,880
President and Chief	2004	373,732	130,000	32,040
Executive Officer	2003	355,324	118,000	34,382

(1)	These amounts include 401(k) matching contributions, profit sharing retirement plan contributions, “gross-up” compensation to offset self-employment taxes, excess life insurance and a motor vehicle allowance in the amount of $700 per month plus operating expenses.
Long-Term Incentive Plans — Awards
In Last Fiscal Year

	Number of	Period Until
Name	Units	Payout	Estimated Future Payouts

Mark Myers	420	(a)	(a)

(a)	These shadow units were awarded under National By-Products’ 2003 Long-Term Incentive Plan. National By-Products determines this award in January following each Fiscal Year. The awards vest 20% per year each at December 31 after the award is granted. The vested portion of the award entitles the grantee to compensation equal to any special distribution paid by National By-Products on a per unit basis during his employment. Upon normal retirement or change in control of National

By-Products, the shadow units automatically vest 100% and are subject to payout at their then current market value, over five years in the case of retirement and immediately in the case of a change of control.

Options Grants
      During Fiscal 2005, no options were granted to the executive officer named in the Summary Compensation Table.
Employment Agreements
      Darling and Darling National are parties to an amended and restated employment agreement with Mark Myers dated February 28, 2006, to be effective upon consummation of the acquisition, pursuant to which Mr. Myers will be employed by Darling National beginning upon the consummation of the acquisition through December 31, 2007, subject to termination for cause as defined in the agreement.
      If the acquisition is consummated, Mr. Myers, currently National By-Products’ President and Chief Executive Officer, will be employed as Darling National’s Executive Vice President, Chief Operating Officer, Midwest Region. The employment agreement provides for an initial annual base salary of $427,215, subject to annual increases at the discretion of the compensation committee of Darling’s board of directors. The agreement also provides that, during the term of employment, Mr. Myers will be entitled to (i) continued participation in the health insurance, vacation, holiday, profit-sharing, and 401(k) plans in place and in which Mr. Myers participates as of the date of the signing of the asset purchase agreement that are assumed and continued by Darling National or in comparable plans if these plans are discontinued by Darling National following the consummation of the acquisition and (ii) a motor vehicle allowance in the amount of $700 per month, payable monthly. Further, the agreement provides that Mr. Myers will be eligible for consideration by Darling’s board of directors for a Senior Executive Termination Agreement as offered to other senior executives of Darling; however, if the Darling board of directors decides not to enter into the Senior Executive Termination Agreement with Mr. Myers, he will be entitled to severance benefits provided by Darling’s then current policy for salaried employees.
      Additionally, the employment agreement contains confidentiality and non-competition provisions. During the employment period and at all times thereafter, Mr. Myers agrees to keep all confidential information in confidence and not to disclose any confidential information to any other person for any reason, whether or not the information is developed by Mr. Myers. He also agrees that during his employment period he will not (i) have any ownership interest in, or have any interest as an employee, salesman, consultant, officer or director in any entity that engages in, the business in which Darling or Darling National is engaged in the United States, (ii) solicit any business from any customer of Darling or Darling National, request or advise any present or future customer of Darling or Darling National to withdraw its business dealings with Darling or Darling National, or commit any other act which might otherwise injure the business of Darling or Darling National, (iii) hire, solicit or encourage to leave the employment of Darling National or any of its affiliates, any employee of Darling National or any of its affiliates within one year of the termination of an employee’s employment with Darling National or any of its affiliates or (iv) hire, solicit or encourage to cease work with Darling National or any of its affiliates any consultant then under oral or written contract with Darling National or any of its affiliates within one year of the termination of the consultant’s contract with Darling National or any of its affiliates.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF
NATIONAL BY-PRODUCTS
      Neither Mr. Carlson nor Mr. Myers (i) has entered into any transaction or series of similar transactions with Darling, (ii) has any relationship, or has had any relationship, with Darling or National By-Products, or (iii) has outstanding indebtedness, or has had any outstanding indebtedness, to Darling or National By-Products, which (in any case) requires disclosure under Item 404 of the SEC’s Regulation S-K.

COMPARATIVE RIGHTS OF DARLING STOCKHOLDERS AND
NATIONAL BY-PRODUCTS UNITHOLDERS
      When the acquisition is complete, National By-Products unitholders who receive Darling common stock will become Darling stockholders. Darling is a Delaware corporation, and the rights of Darling stockholders are governed by the Delaware General Corporation Law and Darling’s certificate of incorporation and bylaws. We believe the description below covers the material differences between the rights of Darling stockholders and National By-Products unitholders, but it may not contain all information important to you. National By-Products unitholders should read carefully the relevant provisions of the Delaware General Corporation Law and the respective certificate of incorporation and bylaws of Darling and articles of organization, operating agreement and bylaws of National By-Products. The description is qualified in its entirety by reference to the bylaws and certificate of incorporation of Darling and the articles of organization, operating agreement and bylaws of National By-Products. Darling’s bylaws and certificate of incorporation are incorporated by reference into this joint proxy statement/ prospectus. For more information on how to obtain these documents that are not attached to this joint proxy statement/ prospectus, see “Where You Can Find More Information” beginning on page 114. You may obtain copies of National By-Products articles of organization, operating agreement and bylaws, without charge, by requesting them in writing, by telephone or by email from National By-Products at the following: 907 Walnut St., Suite 400, Des Moines, Iowa 50309, Attention: David Pace, (515) 288-2166, email: dave.pace@nbyprod.com.
Summary of Material Differences between
the Rights of Darling Stockholders
and the Rights of National By-Products Unitholders

	Darling Stockholder Rights	National By-Products Unitholder Rights

Authorized Capital Stock:	The authorized capital stock of Darling currently consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share.	The total number of units of all classes of National By-Products currently consists of (i) 15,000,000 common units and (ii) 5,000,000 preferred units.
Number of Directors:	The Darling board of directors currently consists of six directors. The number of directors is established from time to time by resolution of the Darling board of directors, although there must be a minimum of five and not more than eleven directors.	The National By-Products board of managers consists of nine managers. The number of managers may not be less than three or more than nine, the number within the range to be determined from time to time by a majority vote of the entire board.
Election of Directors/Managers:	Directors are elected by a plurality of the votes cast at a meeting of the stockholders entitled to vote in the election of the directors. The Chairman of the Board is selected by a majority of the board of directors.	If a quorum is present, managers are elected by a majority of the units represented at the meeting and entitled to vote. Nominations of managers by members may be made only in accordance with procedures set forth in the bylaws.
Classes and Term of Directors/Managers:	Directors are elected at the annual meeting of the	Managers are divided into three classes, each class to be as nearly

	Darling Stockholder Rights	National By-Products Unitholder Rights

	stockholders. Each serves until his successor is elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal.	equal in number as possible. The terms of office of managers of the first class expire at the first annual meeting of members after their election, the terms of office of managers in the second class expire at the second annual meeting of members after their election, and the terms of office of the managers of the third class expire at the third annual meeting of members after their election. At each annual meeting of members, the number of managers equal to the number of the class whose term expires at the time of the meeting will be elected to hold office until the third succeeding meeting.
Removal of Directors/Managers:	Not addressed in Darling’s certificate of incorporation or the bylaws. Delaware law provides that the holders of a majority of the shares then entitled to vote at an election of directors may remove, with or without cause, any director or the entire board of directors.	At a meeting called expressly for that purpose, any manager may be removed at any time, with or without cause, by vote of the members holding at least two- thirds of the outstanding units.
Vacancies on the Board:	Vacancies in Darling’s board of directors and newly created directorships resulting from any increase in the authorized number thereof may be filled by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and the directors so elected will hold office until the next annual stockholders meeting and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.	Vacancies in National By- Products’ board of managers occurring prior to the expiration of the term of a manager or as a result of new managerships created by an increase in the number of managers will only be filled by a majority vote of the remaining managers constituting the board. An additional manager holds office until his or her successor is designated as manager and is elected and qualified or his or her earlier death, resignation or removal.
Board Quorum and Vote Requirements:	At all meetings of Darling’s board of directors, a majority of directors constitutes a quorum for the transaction of business, and the act of a majority present at any meeting at which there is quorum is the act of the board of directors.	A quorum for a meeting of the board of managers consists of a majority of all managers. At all meetings of the board of managers, a quorum being present, the act of a majority of the managers present at the meeting will be the act of the board of managers, unless the vote of a greater number is

	Darling Stockholder Rights	National By-Products Unitholder Rights

otherwise affirmatively and expressly required by the Iowa Limited Liability Company Act or other applicable law.
Board Action without a Meeting:	Any action required or permitted to be taken at any meeting of Darling’s board of directors (or a committee) may be taken without a meeting if all members of the board of directors or committee consent to the action in writing, and that writing or those writings are filed with the minutes of proceedings of the board of directors or committee.	Any action required or permitted to be taken at any meeting of National By-Products’ board of managers may be taken without a meeting if the action is taken by all managers and if one or more consents in writing describing the action so taken will be signed by each manager and included in the minutes or filed with National By-Products’ records reflecting the action taken. Any written consent will be effective when the last manager signs the consent, unless the consent specifies a different effective date.
Stockholder/Unitholder Meetings:	All meetings of Darling’s stockholders for the election of directors are held at the place as may be fixed from time to time by the board. Meetings of Darling’s stockholders for any other purpose are held at the time and place, either within or without the State of Delaware, as stated in the notice of the meeting. Annual meetings are held on the second Monday of May, if not a legal holiday, otherwise the next regular business day, at 10:00 a.m., or at another date and time as designated from time to time by the board.	An annual meeting of the members for the purpose of electing managers and for the transaction of other business as may come before the meeting will be held each year on the third Tuesday in May, at 10:00 a.m.; provided that the board of managers may fix some other date or time for the meeting. If the day designated above or fixed by the board of managers for the annual meeting will be a Sunday or other legal holiday in the state where held, the meeting will be held on the next succeeding business day.
	Special meetings of the stockholders of Darling for any purpose or purposes may be called at any time by the board of directors, the chief executive officer, the president or the holders of at least ten percent of Darling’s outstanding shares of capital stock.	Special meetings of National By- Products’ members, for any purpose, may be called by (i) the chairman of the board of managers, (ii) the president or (iii) the board of managers, and will be called by the board of managers at the request of any member or members holding at least ten percent of the outstanding units entitled to vote at the meeting.
Quorum Requirements:	The holders of a majority of outstanding shares of Darling stock entitled to vote on a matter, present in person or	Members holding at least a majority of the outstanding units entitled to vote, represented in person or by proxy, will

	Darling Stockholder Rights	National By-Products Unitholder Rights

	represented by proxy, constitutes a quorum; provided that at any meeting of stockholders at which the holders of any class of Darling stock will be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of the class, present in person or represented by proxy, will constitute a quorum for purposes of the class vote.	constitute a quorum at any meeting of the members.
Stockholder/Unitholder Proposals:	Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.	For business to be properly brought before an annual meeting by a member, business must be (i) specified in the notice of meeting (or supplement thereto) given by or at the direction of the board of managers, (ii) otherwise properly brought before the meeting by or at the direction of the board of managers, or (iii) otherwise properly brought before the meeting by a member in accordance with National By-Products’ bylaws. Business may be properly brought before an annual meeting by a member only if written notice of the member’s intent to propose the business has been delivered, either by personal delivery, United States mail, first class postage prepaid, or other comparable means to National By-Products’ Secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was first mailed to members.
Action of Stockholders and Unitholders by Written Consent:	Any action required or permitted to be taken by Darling’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, will be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares	Action required or permitted to be taken at a meeting of members may be taken without a meeting and without notice if the action is evidenced by one or more written consents describing the action taken, signed by members holding at least ninety percent of the outstanding units entitled to vote and delivered to the board of managers for inclusion in the minutes or for filing with National By-Products’

	Darling Stockholder Rights	National By-Products Unitholder Rights

	entitled to vote thereon were present and voted.	records. Action taken in this manner will be effective when a sufficient number of members to take the action have signed the consent, unless the consent specifies the effective date.
Voting Rights:	Each outstanding share, regardless of class, has the right to one vote on each matter submitted to a vote at a meeting of stockholders.	Except as may be provided with regard to series preferred units, members have one vote for each unit and are entitled to vote on any matter on which the vote of the members is taken.
Dividend/Distribution Rights:	Darling’s ability to pay any cash or non-cash dividends on its common stock is subject to applicable provisions of state law and to the terms of its credit agreements. Under Delaware law, Darling is permitted to pay cash or accumulated dividends on Darling’s capital stock, including Darling’s common stock, only out of surplus, or if there is no surplus, out of Darling’s net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company’s total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, Darling must have surplus or net profits equal to the full amount of the dividends at the time the dividend is declared. In determining Darling’s ability to pay dividends, Delaware law permits Darling’s board of directors to revalue Darling’s assets and liabilities from time to time to their fair market values in order to establish the amount of surplus.	National By-Products’ operating agreement provides that the board of managers will not declare a distribution if, after the distribution is made: (a) National By-Products would not be able to pay its debts as they come due in the usual course of business, (b) National By-Products’ total assets would be less than the sum of its total liabilities, plus the amount that would be needed (if any), if National By-Products were to be dissolved at the time of the distribution, to satisfy preferential rights upon dissolution of members whose preferential rights are superior to the rights of members receiving the distribution or (c) the payment of the distribution would be a default by National By-Products under its credit agreement. Because income of National By- Products is allocated to its members for income tax purposes, on or before April 15 of each year, National By- Products is required to distribute cash to its members in at least the amount estimated to equal the income taxes payable by its members.
Appraisal Rights:	Under Delaware General Corporation Law § 262, Darling’s stockholders have rights to seek appraisal of the fair value of shares in certain circumstances, which do not apply to this acquisition.	Members have the same appraisal rights as shareholders of an Iowa corporation. Under the Iowa Business Corporation Act § 490.1302 National By-Products’ unitholders have rights to seek appraisal of the fair value of units in certain circumstances,

	Darling Stockholder Rights	National By-Products Unitholder Rights

including the proposed acquisition by Darling.
Amendment of Certificate of Incorporation/Articles of Organization:	Not addressed in Darling’s certificate of incorporation or its bylaws; however, the Delaware General Corporation Law provides that the board of directors will adopt a resolution setting forth the amendment proposed and declaring its advisability. Stockholders will either vote at the next annual meeting or at a special meeting, as determined by the board. The board of directors must send notice of the meeting that sets forth the amendment in full or a brief summary of the changes. To pass the proposed amendment, a majority of the outstanding stock must be voted in favor of the amendment.	An amendment to National By- Products’ articles of organization requires a majority vote of the outstanding units entitled to vote.
Amendment of Bylaws/Operating Agreement:	Darling’s bylaws may be amended, altered or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or board of directors or any special meeting of the stockholders or board of directors if notice of the alteration, amendment, repeal or adoption of new bylaws is contained in the notice of the special meeting.	An amendment to National By- Products’ operating agreement requires a majority vote of the outstanding units entitled to vote. Its bylaws may be amended by its board of managers.
Exculpation of Directors:	Darling’s certificate of incorporation provides that a director will not be personally liable to Darling or its stockholders for monetary damages for breach of fiduciary duty as a director; except for liability (i) for any breach of the director’s duty of loyalty to Darling or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption), or (iv) for any transaction from	A manager of National By- Products will not be personally liable to National By-Products or to its members for monetary damages for breach of fiduciary duty as manager, except for liability (i) for breach of the manager’s duty of loyalty to National By-Products or to its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for a transaction from which the manager derives an improper personal benefit or a wrongful distribution in violation of the Iowa Limited Liability Company Act.

	Darling Stockholder Rights	National By-Products Unitholder Rights

which the director derived an improper personal benefit.
Indemnification of Directors/Managers, Officers and Employees:	Darling will indemnify its officers, directors, employees and other agents, and those who served at the request of Darling as an officer, director, employee, or agent of another entity who are a party to or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding.	National By-Products will indemnify each person who is or was a manager or officer who was or is made a party to or a witness in, or is threatened to be made a party to or a witness in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including a grand jury proceeding) and whether formal or informal, by reason of the fact that the person (i) is or was a manager or officer of National By-Products or (ii) while a manager or officer of National By-Products, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee or agent of another individual, person or entity.
	Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding will be paid by Darling in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by Darling. Expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon the terms and conditions, if any, as the board of directors deems appropriate.	National By-Products will reimburse reasonable expenses incurred in connection with any claim, action, suit or proceeding in advance of its final disposition; provided however, that the payment or reimbursement of the expenses in advance of the final disposition of the claim, action, suit or proceeding will be made only upon delivery to National By-Products of (i) a written undertaking by or on behalf of the person claiming indemnification to repay all amounts so advanced if it is ultimately determined that the person is not entitled to be indemnified and (ii) a written affirmation of the person’s good faith belief that the person has met the applicable standard of conduct necessary to require indemnification by National By-Products.
Anti-Takeover Provisions:
Transfer Restrictions	Darling shareholders (other than “affiliates”) are not subject to any transfer restrictions, and the	National By-Products unitholders are prohibited from transferring their units on an established

	Darling Stockholder Rights	National By-Products Unitholder Rights

	shares are traded on the AMEX.	securities market or secondary market.
Business Combination Act	Darling is subject to Section 203 of the Delaware General Corporation Law prohibiting specified business combinations by 15% or greater stockholders without satisfying requisite conditions.	The Iowa Limited Liability Company Act to which National By-Products is subject does not contain a provision of this nature.
Charter Documents	Darling has adopted no provisions in its certificate of incorporation or bylaws not already described above that specifically impact changes of control.	National By-Products has adopted no provisions in its articles of organization, operating agreement, or bylaws not already described above that specifically impact changes of control.
DESCRIPTION OF DARLING CAPITAL STOCK
      Darling’s authorized capital stock consists of 100 million shares of common stock, par value $.01 per share, and 1 million shares of preferred stock, par value $.01 per share.
Darling Common Stock
      As of March 23, 2006, 64,490,855 shares of common stock were issued, of which 21,000 were treasury shares and 64,469,855 were outstanding and held by approximately 83 record holders. 5,514,960 shares of common stock have been reserved for issuance under Darling’s stock option plans. Darling had no preferred stock issued or outstanding as of March 23, 2006. The following summary of the terms of Darling capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and Darling’s restated certificate of incorporation, as amended, and amended and restated bylaws, as amended.
      The holders of Darling’s common stock are entitled to dividends as Darling’s board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of Darling’s preferred stock. The holders of Darling’s common stock are entitled to one vote per share on any matter to be voted upon by shareholders. No holder of Darling’s common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.
      Upon any voluntary or involuntary liquidation, dissolution, or winding up of Darling’s affairs, the holders of Darling’s common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of Darling’s preferred stock, if any. All of the outstanding shares of Darling’s common stock are fully paid and non-assessable.
Preferred Stock
      Darling’s restated certificate of incorporation, as amended, provides that Darling’s board of directors may by resolution issue preferred stock in one or more classes or series and fix the designations, powers, preferences and rights of the shares of each class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preference and the number of shares constituting each class or series.
Section 203 of the Delaware General Corporation Law
      The following is a description of certain provisions of the Delaware General Corporation Law, and Darling’s restated certificate of incorporation, as amended, and amended and restated bylaws, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and Darling’s restated certificate of incorporation, as amended, and amended and restated bylaws, as amended.

      Darling is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an “interested shareholder,” unless the business combination is approved in a prescribed manner.
      A “business combination” includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the “interested shareholder.” Subject to certain exceptions, an “interested shareholder” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation’s voting stock.
      Certain provisions of Darling’s restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, could have anti-takeover effects. Darling’s restated certificate of incorporation, as amended, provides that Darling’s board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire Darling without the approval of Darling’s board.
Indemnification
      Darling has included in its restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provisions to (i) eliminate the personal liability of Darling’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (ii) indemnify Darling’s directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
Transfer Agent and Registrar
      The transfer agent and registrar for Darling’s common stock is EquiServe Trust Company, N.A. The transfer agent’s address is Blue Hills Office Park, 150 Royall Street, Canton, MA 02021 and its telephone number is (781) 575-3400.
STOCK EXCHANGE LISTING
      It is a condition to the acquisition that the shares of Darling common stock issuable as a result of the acquisition be approved for listing on the AMEX.
EXPERTS
      The consolidated financial statements of Darling and subsidiaries as of December 31, 2005, and January 1, 2005, and for each of the years in the three-year period ended December 31, 2005, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005, consolidated financial statements refers to a change in the method of accounting for redeemable preferred stock in 2003.
      The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Darling did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: Darling’s policies and procedures did not provide for an effective review of state tax credits to ensure that it was probable that the related benefits would be sustained. As a result of this deficiency, there was a material error in state income tax expense in Darling’s preliminary 2005 consolidated financial statements, and thus more than a remote likelihood that a material misstatement of the consolidated financial statements would not have been prevented or detected.
      The financial statements of National By-Products as of December 31, 2005 and January 1, 2005, and the related statements of income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein dated April 4, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to National By-Products, LLC’s purchase agreement with Darling International Inc.), and are included in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      The legality of the Darling common stock offered hereby will be passed upon for Darling by Weil, Gotshal & Manges, LLP, counsel to Darling. As a condition to the acquisition, Weil, Gotshal & Manges, LLP, counsel to Darling, and Nyemaster, Goode, West, Hansell & O’Brien PC, counsel to National By-Products, will each deliver an opinion concerning certain legal matters.
WHERE YOU CAN FIND MORE INFORMATION
      Darling files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Darling at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.
      The SEC maintains a website that contains reports, proxy and information statements and other information, including those filed by Darling, at http://www.sec.gov. You may also access Darling’s SEC filings and obtain other information about Darling through its website at http://www.darlingii.com. The information contained at this website is not incorporated by reference into this joint proxy statement/ prospectus.
      As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Darling to register the shares of stock to be issued in the acquisition and the exhibits to the registration statement. The SEC allows Darling to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that Darling can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that Darling (Commission file number 000-24620) has previously filed with the SEC. These documents contain important information about Darling and its financial condition.

DARLING FILINGS WITH THE SEC	PERIOD AND/ OR FILING DATE
Annual Report on Form 10-K	Fiscal year ended December 31, 2005, as filed March 16, 2006
Current Report on Form 8-K	Filed March 17, 2006
      All documents filed by Darling pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this joint proxy statement/prospectus to the date of its special meeting are also deemed to be incorporated herein by reference.

      Darling is also incorporating by reference the description of Darling common stock contained in Darling’s registration statements under Section 12 of the Exchange Act.
      You may also obtain copies of any document incorporated in this joint proxy statement/ prospectus, without charge, by requesting them in writing, by telephone or by e-mail from Darling at the following address:
Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Attn: Treasurer
Telephone: (972) 717-0300
e-mail: BPhillips@darlingii.com
      Darling has not authorized anyone to give any information or make any representation about the acquisition that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/ prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/ prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained in this joint proxy statement/ prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO AUDITED FINANCIAL STATEMENTS OF
NATIONAL BY-PRODUCTS, LLC

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Members of
National By-Products, LLC
We have audited the accompanying balance sheets of National By-Products, LLC (referred to as the “Company”) as of December 31, 2005 and January 1, 2005 and the related statements of income, changes in members’ equity, and cash flows for the years ended December 31, 2005, January 1, 2005 and January 3, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and January 1, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005, January 1, 2005, and January 3, 2004 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 14, the Company entered into a purchase agreement to be acquired.
DELOITTE & TOUCHE, LLP
April 4, 2006
Des Moines, Iowa

NATIONAL BY-PRODUCTS, LLC
BALANCE SHEETS
December 31, 2005 and January 1, 2005

	December 31,	January 1,
	2005	2005

	(In thousands)
Assets
Current Assets:
Cash	$546	$
Trade receivables (net of allowances of $663 and $812, respectively)	12,764	10,952
Inventories (Note 2)	8,666	7,689
Other current assets	1,297	1,438

Total current assets	23,273	20,079

Property and Equipment:
Land and land improvements	5,506	5,560
Buildings	24,722	24,676
Machinery, office furniture and equipment	70,814	72,111
Vehicles	26,649	25,816
Construction-in-progress	756	1,137

	128,447	129,300
Accumulated depreciation	(91,725)	(90,207)

Property and equipment, net	36,722	39,093

Other Assets:
Goodwill	2,560	2,560
Other (Note 3)	461	436

Total other assets	3,021	2,996

Total Assets	$63,016	$62,168

Liabilities and Members’ Equity
Current Liabilities:
Cash overdraft	$3,346	$1,851
Accounts payable	5,636	4,999
Accrued expenses (Note 4 and 12)	5,677	4,301

Total current liabilities	14,659	11,151
Other Liabilities (Note 5, 7, and 8)	3,168	2,690

Total liabilities	17,827	13,841

Members’ Equity (Note 9)
Members’ equity and retained earnings (Note 15)	46,591	49,328
Accumulated other comprehensive loss (Note 7)	(1,402)	(1,001)

Total members’ equity	45,189	48,327

Total Liabilities and Members’ Equity	$63,016	$62,168

See notes to financial statements.

NATIONAL BY-PRODUCTS, LLC
STATEMENTS OF INCOME
For the Years Ended
December 31, 2005, January 1, 2005,
and January 3, 2004

	Year Ended

	December 31,	January 1,	January 3,
	2005	2005	2004

		(In thousands)
Net Revenues	$188,172	$198,326	$201,485

Operating Expenses:
Cost of sales	152,568	160,813	165,923
Selling, general and administrative	9,707	9,364	9,383
Depreciation and amortization	6,159	6,973	7,585
(Gain)/loss on disposals of property and equipment	322	(41)	196

Total operating expenses	168,756	177,109	183,087

Operating Income	19,416	21,217	18,398

Other Income (Expense):
Other income	310	21	10
Interest expense	(146)	(165)	(905)

Total other income (expense)	164	(144)	(895)

Net Income	$19,580	$21,073	$17,503

See notes to financial statements.

NATIONAL BY-PRODUCTS, LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
For the Years Ended December 31, 2005, January 1, 2005, and January 3, 2004

			Accumulated Other
			Comprehensive Loss

			Additional
			Minimum		Total
	Membership	Members’	Pension	Interest	Members’
	Units	Equity	Liability	Rate Swap	Equity

		(In thousands except for unit and per unit data)
Balances, December 29, 2002	1,206,313	$42,354	$(1,102)	$(389)	$40,863
Comprehensive income:
Net income		17,503			17,503
Additional minimum pension liability			226		226
Net change in unrealized loss on interest rate swap				389	389

Total comprehensive income					18,118
Distributions to members ($10.20 per unit)		(12,304)			(12,304)

Balances, January 3, 2004	1,206,313	47,553	(876)	—	46,677
Comprehensive income:
Net income		21,073			21,073
Additional minimum pension liability			(125)		(125)

Total comprehensive income					20,948
Distributions to members ($16.00 per unit)		(19,298)			(19,298)

Balances, January 1, 2005	1,206,313	49,328	(1,001)	—	48,327
Comprehensive income:
Net income		19,580			19,580
Additional minimum pension liability			(401)		(401)

Total comprehensive income					19,179
Distributions to members ($18.50 per unit)		(22,317)			(22,317)

Balances, December 31, 2005	1,206,313	$46,591	$(1,402)	$—	$45,189

See notes to financial statements.

NATIONAL BY-PRODUCTS, LLC
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005,
January 1, 2005, and January 3, 2004

	Year Ended

	December 31,	January 1,	January 3,
	2005	2005	2004

	(In thousands)
Cash Flows From Operating Activities:
Net income	$19,580	$21,073	$17,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,124	6,929	7,501
Amortization	35	44	84
(Gain)/loss on disposals of property and equipment	322	(41)	196
Unit based compensation expense	482	356	243
Changes in assets and liabilities:
Trade receivables	(1,812)	2,265	2,029
Inventories	(977)	2,303	(1,649)
Other assets	60	60	4,211
Accounts payable	637	(1,842)	613
Accrued expenses	1,376	(84)	251
Other liabilities	(384)	39	(1,120)

Net cash provided by operating activities	25,443	31,102	29,862

Cash Flows From Investing Activities:
Purchases of property and equipment	(4,191)	(4,930)	(4,288)
Proceeds from sales of property and equipment	116	615	182

Net cash used in investing activities	(4,075)	(4,315)	(4,106)

Cash Flows From Financing Activities:
Net change in cash overdraft	1,495	(439)	(1,630)
Net change in revolving line of credit	—	(6,400)	4,900
Principal payments on long-term debt	—	—	(16,000)
Principal payments on notes payable	—	(650)	(722)
Distributions paid to members	(22,317)	(19,298)	(12,304)

Net cash used in financing activities	(20,822)	(26,787)	(25,756)

Net Change in Cash and Cash Equivalents	546	—	—
Cash and Cash Equivalents, Beginning of Year	—	—	—

Cash and Cash Equivalents, End of Year	$546	$—	$—

Supplemental Disclosures of Cash Flow Information:
Interest paid	$116	$204	$1,015

Income taxes refunded	$79	$45	$4,126

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Net change in unrealized loss on additional minimum pension liability	$(401)	$(125)	$226

Net change in unrealized loss on interest rate swap			$389

See notes to financial statements.

NATIONAL BY-PRODUCTS, LLC
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005, January 1, 2005,
and January 3, 2004
(In thousands except for unit data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
      National By-Products, LLC (Company), headquartered in Des Moines, Iowa, operates in the animal by-product industry. The Company’s major business consists of the collection and conversion of waste materials from the meat processing and restaurant industries into fats and protein meal products sold principally to livestock and pet food manufacturers throughout the United States and internationally.

Fiscal Year
      The Company’s fiscal year concludes on the Saturday nearest December 31. Fiscal year 2005 ended December 31, 2005. Fiscal year 2004 ended January 1, 2005. Fiscal year 2003 ended January 3, 2004. Fiscal years 2005 and 2004 consisted of 52 weeks of operations, and fiscal year 2003 consisted of 53 weeks of operations.

Cash Equivalents
      Cash equivalents consist of all highly liquid debt instruments with maturities of three months or less from date of purchase.

Inventories
      Inventories are valued using the lower of cost, determined either by the average cost of production or first-in, first-out method, or market.

Property and Equipment
      Property and equipment is recorded at cost and depreciated over estimated useful lives using the straight-line method. Estimated useful lives are as follows:

Land improvements	15 years
Buildings	30 to 35 years
Machinery, office furniture and equipment	3 to 15 years
Vehicles	3 to 10 years
      The Company has previously discontinued operations at various facilities, but continues to maintain certain property and equipment related to those facilities. The net book value of property and equipment related to operations that had been permanently or temporarily discontinued totaled $203 and $856 as of December 31, 2005 and January 1, 2005, respectively. The Company anticipates resuming operations at these facilities, transferring certain of these assets to its other facilities, or offering the remaining assets for sale. The Company has concluded that no impairment of these assets has occurred as of the respective balance sheet dates.

Goodwill
      The Company accounts for its goodwill in accordance with Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 provides that goodwill is not amortized, but is tested for impairment annually based on the fair value method. No allowance for impairment has been recorded.

Other Assets
      Other assets includes the costs of certain non-compete agreements with former competitors whose businesses were acquired by the Company. These costs are amortized into expense over the term of the agreements, which is generally five years. Amortization expense is computed using the straight-line method. Debt issuance costs are amortized using the effective interest method over the five year life of the debt to which is relates.

Derivative Instruments
      The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), as amended. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company will at times over the course of the year enter into certain derivatives to either hedge the sales price of its finished products or its natural gas purchases. These derivatives are not designated as hedges and are not material to the operations of the company. The Company also had an outstanding interest rate swap which was terminated in 2003 concurrent with the payment of the term debt it was being used to hedge. The swap had been designated as a cash flow hedge. For the cash flow hedge transactions, changes in fair value of the derivatives are reported as other comprehensive gains or losses to the extent the hedge is effective. For the year ended January 3, 2004, the change in the unrealized loss on the swap was recognized in comprehensive income.

Revenue Recognition
      The Company records revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. In the normal course of business, the Company charges their suppliers for the collection of waste material used in the Company’s production process. The amounts earned for these collections are included in revenues upon providing the service. Amounts received for laboratory testing and contract processing services provided by the Company to third parties are included in revenues as the services are provided. Revenues include amounts charged to customers for freight for shipments of product upon shipment of the product to customers. The costs incurred for freight are included in the Company’s cost of sales.

Income Taxes
      Effective January 11, 2002, the Company was reorganized as a limited liability company (LLC) pursuant to Section 301 of the Iowa Limited Liability Company Act. The income tax receivable and income tax refunds included in other assets in the balance sheet and statement of cash flows relate to the Company’s activities prior to reorganization. The current taxable income of the Company flows through to and is reportable by the members of the Company. A portion of the Company’s distributions are intended to satisfy the tax obligations incurred from the taxable income passed through to and reportable by the members of the Company.

Fair Value of Financial Instruments
      The Company’s financial instruments include cash, trade receivables, cash overdraft, and accounts payable. The estimated fair value of such financial instruments at December 31, 2005 and January 1, 2005 approximate their carrying value as reflected in the balance sheets.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties
      On December 23, 2003, a Holstein cow in the state of Washington was found to be infected with bovine spongiform encephalopathy (“BSE”). Virtually all foreign countries immediately closed their borders to imports of U.S. beef and beef product, including meat and bone meal. The price of meat and bone meal declined significantly as a result. The adverse financial impact of these events of approximately $1,100 was recorded in cost of sales and approximately $1,400 was recorded as a reduction in net revenue for the year ended January 3, 2004.
      The Company is subject to various rules and regulations of various foreign, federal, state, and local government agencies. Such rules and regulations, and changes therein, may have a material adverse influence on the Company’s operating results.

2.	INVENTORIES
      Inventories consist of:

	December 31,	January 1,
	2005	2005

Feed	$3,811	$4,198
Hides	2,358	1,558
Grease	1,455	935
Pet food	719	630
Other	323	368

Total inventories	$8,666	$7,689

3.	OTHER NONCURRENT ASSETS
      Other noncurrent assets consist of:

	December 31,	January 1,
	2005	2005

Noncompete agreements	$256	$151
Accumulated amortization	(150)	(121)

	106	30
Pension-related assets	165	186
Insurance deposits	190	220

	$461	$436

4.     ACCRUED EXPENSES
      Accrued expenses consist of:

	December 31,	January 1,
	2005	2005

Compensation and benefits	$2,621	$2,061
Self-insurance	1,747	1,424
Property taxes	524	654
Other	785	162

	$5,677	$4,301

5.     OTHER LIABILITIES
      Other liabilities consist of:

	December 31,	January 1,
	2005	2005

Pension-related	$1,027	$1,187
Unit based compensation	1,081	784
Self-insurance	1,031	476
Other	29	243

	$3,168	$2,690

6.     LINE OF CREDIT
      The Company has a credit agreement with Harris Trust and Savings Bank (Harris) providing for a revolving line of credit. There was $0 borrowed from this revolving line of credit as of December 31, 2005 and January 1, 2005.
      The revolving line of credit provides for $21,000 of availability in the form of borrowings or letters of credit ($5,000 maximum). There were $2,029 of outstanding letters of credit at December 31, 2005, leaving availability of $18,971 at December 31, 2005. Amounts available that are not borrowed by the Company incur a variable commitment fee of ..20%. Outstanding letters of credit incur a fee of 1.0% per annum. Average outstanding borrowings on the line of credit were $1,054, $2,908, and $2,301 during the 2005, 2004, and 2003 fiscal years, respectively. The revolving line of credit matures June 30, 2007. Amounts borrowed on the line of credit are collateralized by substantially all the assets of the Company.
      The interest rate for amounts borrowed on the revolving line of credit fluctuates with a domestic rate indicator or the London interbank offer rate (LIBOR) plus a spread based on the Company’s funded debt ratio as defined by the loan agreement. The Company may subdivide the debt and subject the outstanding principal to either reference rate. Depending on the rate selected, interest payments in variable terms ranging from one to six months are required.
      The credit agreement contains several restrictive covenants and requires the Company to maintain certain financial ratios, and limits payment of distributions, acquisitions, capital expenditures, investments, future indebtedness, merger or consolidation, and disposition of assets. As of December 31, 2005, the Company determined it was in compliance with all such restrictive covenants.
7.     PENSION PLAN

Pension Plan
      The Company has a qualified defined benefit pension plan covering substantially all hourly nonunion employees. Benefits under this plan are based on an employee’s years of service. The plan’s assets include primarily mutual funds and common stock. The Company’s funding policy is based on an actuarially determined cost method allowable under Internal Revenue Service regulations. The Company uses a December 31 measurement date to determine pension benefit obligations.

      Information for this plan as of December 31, 2005 and January 1, 2005 and for the years ended December 31, 2005, January 1, 2005 and January 3, 2004 is as follows:

	December 31,	January 1,
	2005	2005

Projected benefit obligation	$(6,260)	$(5,554)
Fair value of plan assets	4,764	4,320

Funded status	$(1,496)	$(1,234)

Accumulated benefit obligation	$(6,260)	$(5,554)

	December 31,	January 1,	January 3,
	2005	2005	2004

Benefit expense	$365	$349	$426

Employer contributions	$482	$392	$968

      Amounts recognized in the accompanying consolidated balance sheets at December 31, 2005 and January 1, 2005 consist of:

	December 31,	January 1,
	2005	2005

Other noncurrent asset	$165	$186

Other current asset	$70

Accrued expenses		$47

Other noncurrent liability	$1,567	$1,187

Accumulated other comprehensive loss	$1,402	$1,001

      The significant assumptions used were as follows:

	December 31,	January 1,
	2005	2005

Discount rate to determine obligation	5.50%	5.75%
Discount rate to determine benefit expense	5.75%	6.00%
Expected long-term return on plan assets	7.00%	7.00%
      The assumed long-term rate of return of assets for the Company’s plan is based on a review of the rates of return of common stock over the 20 year period ending on the December 31 preceding the measurement date. The historic returns are calculated based on both the plan’s targeted asset mix and the actual asset mix as of the measurement date.
      Expected future benefit payments are as follows:

January 1, 2006 — December 31, 2006	$256
January 1, 2007 — December 31, 2007	280
January 1, 2008 — December 31, 2008	303
January 1, 2009 — December 31, 2009	317
January 1, 2010 — December 31, 2010	327
January 1, 2011 — December 31, 2015	2,019
      The Company’s expected contribution for the 2006 fiscal year ending totals $540.
      Plan assets are to be invested in a manner consistent with the fiduciary standards of the ERISA and other applicable state and federal laws. The investment return objective is to preserve purchasing power of the plan’s assets through growth that exceeds the rate of inflation and meets or exceed the long-term rate of return as specified by the plan’s actuarial valuations. It is anticipated that this return can be achieved by operating within the asset mix stated below and within a range of +/- 15% of this mix. Plan assets were allocated as follows on the plan’s measurement date.

	December 31,	January 1,
	2005	2005	Target

Cash and cash equivalents	10.0%	5.2%	1.0%
Equities	90.0	94.8	99.0

Total	100.0%	100.0%	100.0%

     Multi-Employer Plans
      The Company is also committed to participate in a number of defined benefit multi-employer pension plans which cover substantially all union employees. During 2005, the Company determined that its share of the multi-employer pension plans’ was an unfunded balance of approximately $2,800. The amount of expense relating to these plans was approximately $544, $524, and $556 for the years ended December 31, 2005, January 1, 2005, and January 3, 2004, respectively.

8.	OTHER EMPLOYEE BENEFIT PLANS

Retirement Savings Plan
      The Company has an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan is available to substantially all nonunion and certain union employees. The Company matches 100% of employee contributions up to a maximum of ten dollars per week. The Company’s expense associated with the matching contributions was approximately $188, $190, and $187 for the years ended December 31, 2005, January 1, 2005, and January 3, 2004 respectively. Additionally, salaried and clerical employees qualify for Company profit sharing contributions of not less than five percent of their eligible compensation plus a discretionary amount determined annually, resulting in total profit sharing expense of approximately $496, $502 and $508 for the years ended December 31, 2005, January 1, 2005, and January 3, 2004 respectively.

Unit Incentive Plan
      Effective January 24, 2003, the Board approved the 2003 Long-Term Incentive Plan (Plan). Up to 150,000 Performance Units (Units) are available under the Plan. Units awarded to employees vest over a period, not to exceed five years, as determined at the discretion of the Board. An employee receives cash distributions based on their vested number of Units multiplied by the per unit distributions made to members of the Company in excess of the distributions made to satisfy the tax obligations incurred from the taxable income passed through to and reportable by the members of the Company. An amount equal to the fair market value, as determined by the Board of Directors, of the vested Units shall be paid to the employee over a five year term following the employee’s termination or retirement from employment. In the event of a change in control of the Company, all awards become fully vested and the fair market value of the Units shall be paid no later than 60 days following the change in control.
      Various members of management were awarded a total of 2,205, 5,355, and 6,300 Units during January 2006, January 2005, and January 2004, respectively. The Company uses an independent appraisal to assist the Company’s Board and management in determining their best estimate of the per unit values. At December 31, 2005, the Company’s liability was computed as required by FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans using an accelerated vesting schedule and considering the 13,860 outstanding units times the per Unit value. Because of the significance of the assumptions required in the independent appraisal valuation methodology, the actual amount ultimately owed to the participant could differ from the liability estimated by the Company.

      The Company recognized $253, $356, and $243 of expense relating to the Units during the years ended December 31, 2005, January 1, 2005, and January 3, 2004, respectively. Noncurrent liabilities associated with the unit incentive plan totalled $852 and $599 as of December 31, 2005 and January 1, 2005, respectively.

Employee Shareholders/LLC Conversion
      In conjunction with the Company’s conversion to an LLC in January 2002, certain employee shareholders were required to sell their stock to the Company. In return, the Company agreed to compensate these employees upon retirement by paying them the difference between the value the stock was sold to the Company in January 2002 and the estimated fair value of the unit’s of the Company upon the employee’s separation. The Company uses an independent appraisal to assist the Company’s Board and management in determining their best estimate of the per unit values. Management believes the estimate provides a reasonable estimate of the amount that will ultimately be paid. There were 2,261 phantom units subject to this agreement. The Company recognized $229 of expense during the year ending December 31, 2005 related to this agreement. The Company had not recognized any expense prior to January 1, 2005 as the estimated amounts to be paid pursuant to the agreement were deemed to be immaterial by the Company.

Supplemental Retirement Plans
      The Company also provides supplemental retirement and postretirement medical benefits on a selective basis as determined by the Board of Directors. These benefits are provided to a limited number of retired employees who were members of management prior to retirement. The amount of accrued liabilities related to these benefits, as determined by the Company’s actuary and recorded in the Company’s balance sheets are:

	December 31,	January 1,
	2005	2005

Supplemental retirement benefits	$92	$85

Postretirement medical benefits	$68	$100

9.	MEMBERS’ EQUITY
      The Company has a membership unit rights agreement whereby each member has one right for each membership unit held. The rights become exercisable 10 days after a person or group of persons either acquires 20% or more of the Company’s membership units or announces an offer which would result in such person or group acquiring ownership of 20% or more of the Company’s membership units. Upon occurrence of such an event, each right, unless redeemed by the Company, entitles its holder to purchase one membership unit of the Company for $12.50 or the right to purchase a number of shares of common stock of the acquiring company having a market value equal to twice the exercise price of each right. The rights agreement expires September 30, 2008 or the rights may be redeemed by the Company at a value of one cent per right at any time. The rights agreement will be terminated upon the closing of the sale of assets of the Company discussed in Note 14.

10.	OPERATING LEASES
      The Company leases certain buildings, equipment, and an airplane under operating leases. Minimum future commitments under noncancelable operating leases are as follows at December 31, 2005:

2006	$624
2007	529
2008	381
2009	345
2010	244
Thereafter	673

Total	$2,796

      For the years ended December 31, 2005, January 1, 2005, and January 3, 2004 rent expense under operating leases for which there were commitments in excess of one year was approximately $819, $777, and $695 respectively. Rent expense for leases with original terms less than one year totaled $361, $553, and $794 for the years ended December 31, 2005, January 1, 2005, and January 3, 2004 respectively.

11.	INCOME TAXES
      The Company accounts for and discloses potential income tax contingencies in accordance with SFAS No. 5, “Accounting for Contingencies.” The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Significant management judgment was required in determining potential tax liabilities associated with tax contingencies from prior transactions where the ultimate tax outcome is uncertain. Although management estimates there will be no further liability, no assurance can be given that the final tax outcome of these matters will not differ from that which was reflected in the historical income tax provisions and accrued liabilities. No estimate of the range of liability can be made given the nature of the uncertainties. Resolution of these uncertainties in a manner inconsistent with the Company’s expectations could have a material impact on the Company’s cash flows and distributions to shareholders.

12.	OTHER CONTINGENCIES
      The Company is a party to various lawsuits, claims and loss contingencies incidental to its business, including assertions by certain regulatory agencies related to wastewater discharges from the Company’s processing facilities.
      Management of the Company believes these reserves for contingencies are reasonable and sufficient based upon information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. Because of the uncertainty of these costs, the actual amount ultimately paid for these contingencies could differ from the liabilities estimated by the Company. The Company believes that any additional liability relative to claims which may not be covered by insurance would not likely have a material adverse effect on the Company’s financial position, although it could potentially have a material impact on the results of operations in any one year.

Environmental
      Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenues are expensed or charged against established environmental reserves. Accrued liabilities are established when environmental assessments and/or clean-up requirements are probable and the costs are reasonably estimable.
      Management provides for an estimate of the amount that will ultimately be paid for the cleanup of idle facilities. Because of the uncertainty of these costs, the actual amount ultimately paid for the cleanups could differ from the liability estimated by the Company. The estimated maximum liability at December 31, 2005 exceeds the amount currently accrued as a liability by approximately $243.
      Changes in the Company’s accrued environmental liabilities for the years ended December 31, 2005 and January 1, 2005 are as follows:

	December 31,	January 1,
	2005	2005

Liability balance, beginning	$194	$44
Environmental-related expenses	474	531
Payments for environmental obligations	(403)	(381)

Liability balance, ending	$265	$194

      Environmental related expenses in the 2003 fiscal year were not material to the operations of the Company.
      In March 2005, the FASB issued Financial Accounting Standard Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, to clarify the term “conditional asset retirement obligation” as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations. The term refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This Interpretation was effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN 47 did not have a material impact on the Company’s financial statements. The Company has other facilities in operation for which future costs for cleanup of wastewater discharges may occur. The Company has not accrued liabilities for these sites as there is no present legal or regulatory requirement that stipulates the timing or method of remediation.

Self-Insured Risks
      The Company self-insures its employee health, workers compensation, auto and general liability insurance through policies with high deductibles. These policies remain open until all outstanding claims covered under the policy periods are closed. The Company estimates and accrues its expected ultimate costs related to claims occurring during each fiscal year and records the amount as a reserve until such claims are paid by the Company.
      As a result of the matters discussed above, the Company has established loss reserves for insurance, environmental and litigation matters. At December 31, 2005 and January 1, 2005, the reserve for workers compensation, auto and general liability insurance contingencies are reflected on the balance sheet in accrued expenses and other noncurrent liabilities.

13.	NEW ACCOUNTING PRONOUNCEMENTS
      In November 2004, the FASB Statement of Financial Accounting Standard No. 151 (“SFAS 151”), Accounting for Inventory Costs, which amends Accounting Research Bulletin No. 43, related to Inventory Pricing. SFAS 151 will require that abnormal freight, handling costs, and amounts of wasted materials be treated as current period costs, and will no longer permit these costs to be capitalized as inventory costs on the balance sheet. SFAS 151 will be effective for inventory costs incurred during annual periods beginning after June 15, 2005 (the first day of Fiscal 2006). Adoption of SFAS 151 is not expected to result in a material impact to the Company’s financial statements.
      In December 2004, the FASB issued Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), Share Based Payment: an amendment of FASB Statements No. 123 and No. 95. SFAS 123R will require that companies recognize in the income statement the fair value of stock options and other equity-based compensation issued to employees as of the grant date. SFAS 123R will be effective for nonpublic entities as of the beginning of the first annual reporting period that begins after

December 15, 2005. Adoption of SFAS 123R is not expected to result in a material impact to the Company’s financial statements.
      In December 2004, the FASB issued Statement of Financial Accounting Standard No. 153 (“SFAS 153”), related to Exchanges of Non-monetary Assets, an amendment to APB Opinion No. 29, which removes the exceptions for recording exchanges at other than fair value for the exchange of similar productive assets and replaces it with a general exception only for exchanges of non-monetary assets that do not have commercial substance. The provisions of this statement are effective for non-monetary exchanges occurring in the fiscal periods beginning after June 15, 2005. Adoption of SFAS 153 is not expected to have a material impact to the Company’s financial statements.

14.	DARLING ACQUISITION
      During December 2005, the Company signed a purchase agreement whereby substantially all the assets and liabilities of the Company will be acquired by Darling International, Inc. (“Darling”) for cash plus newly issued common stock of Darling. Total consideration, before adjustment for working capital, to be paid by Darling has been valued at approximately $141,000.

15.	SUBSEQUENT EVENTS
      Subsequent to December 31, 2005, the Company declared dividends of $1.00 per membership unit.
* * * * *

ANNEX A
ASSET PURCHASE AGREEMENT
by and among
DARLING INTERNATIONAL INC.,
DARLING NATIONAL LLC,
and
NATIONAL BY-PRODUCTS, LLC
Dated as of December 19, 2005

A-i

A-ii

A-iii

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Rule 145 Affiliate Agreement
Exhibit C	Form of Noncompetition and Nonsolicitation Agreement
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Power of Attorney
Exhibit G	Form of Opinion of Seller’s Counsel
Exhibit H	Form of Opinion of Parent’s Counsel

A-iv

ASSET PURCHASE AGREEMENT
      This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of December 19, 2005, by and among DARLING INTERNATIONAL INC., a Delaware corporation (“Parent”), DARLING NATIONAL LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Purchaser”), and NATIONAL BY-PRODUCTS, LLC, an Iowa limited liability company (“Seller”).
WITNESSETH:
      WHEREAS, Seller presently conducts the Business;
      WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein (the “Transaction”);
      WHEREAS, the Board of Managers of Seller and the Board of Directors of Parent on behalf of Parent and Purchaser have approved this Agreement and the Transaction;
      WHEREAS, certain terms used in this Agreement are defined in
Section 1.1;
      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
      1.1     Certain Definitions.
      For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business” means the business of Seller, including (i) the collection and conversion of animal and poultry by-products from the meat processing and restaurant industries into fats and protein meal products, (ii) the collection, processing and marketing of animal hides, and (iii) the sale of the processed products to livestock and pet food manufacturers, among other customers, throughout the United States and internationally.

“Business Day” means any day of the year on which national banking institutions in Dallas, Texas are open to the public for conducting business and are not required or authorized to close.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

“commercially reasonable efforts” means the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible; provided that such person is not required to expend funds or assume liabilities beyond those that are (i) commercially reasonable in nature and amount in the context of the transaction or (ii) otherwise required to be expended or assumed pursuant to the terms of this Agreement.

“Contract” means any written or oral contract, agreement, indenture, note, bond, debenture, mortgage, loan, instrument, lease, license, commitment or other obligation.

”Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants), as of the date hereof, who are employed or engaged by Seller in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities and Remedial Actions incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law or to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, order or agreement with any Governmental Body or other Person, or which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute.

“Environmental Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation in any way relating to pollution, odors, noise, or the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 etseq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means the following Contracts and any amendments thereto: (i) the Letter Agreement, by and between First Union Securities, Inc. and Seller, dated as of August 1, 2001; (ii) the Matching Service Agreement, by and between DM Kelly & Company and Seller, dated as of August 9, 2002; (iii) the Unit Appreciation Agreement; (iv) the Seller’s Rights Agreement, dated as of January 1, 1999; and (v) any Contract that cannot be assigned by law or its terms.

“Former Employee” means all individuals (including common law employees, independent contractors and individual consultants) who were employed or engaged by Seller in connection with the Business but who are no longer so employed or engaged on the date hereof.

“Fully Diluted Basis” means accounting for all outstanding securities generally entitled to vote in the election of directors of Parent on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and other securities exercisable or convertible into such voting securities, which shall include any shares of Parent Common Stock to be issued to Seller on the Closing Date, but not include any stock options for which the exercise price exceeds the Closing Share Price.

“Furniture and Equipment” means all furniture, furnishings, equipment, vehicles, leasehold improvements not deemed real estate by applicable Laws, and other tangible personal property, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, including but not limited to those assets listed on Company Disclosure Schedule 1.1.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold or other fungi and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, including any fees related to such obligations whether or not drawn upon; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock of such Person; (vii) all checks issued by Seller prior to the Closing Date that remain outstanding as of the Closing Date; (viii) all obligations of the type referred to in clauses (i) through (vii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part and patents issuing thereon, along with all reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (v) trade secrets (“Trade Secrets”); and (vi) all other intellectual property rights arising from or relating to Technology.

“Intellectual Property Licenses” means (i) any grant by Seller to another Person of any right, permission, consent or non-assertion relating to or under any of the Purchased Intellectual Property and (ii) any grant by another Person to Seller of any right, permission, consent or non-assertion relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Parent” means the knowledge that Bill McMurtry has or could reasonably be expected to have acquired in the course of performance of his duties for Parent.

“Knowledge of Seller” means the knowledge that Mark Myers, David Pace, Todd Ferrell and Larry Angotti have or could reasonably be expected to have acquired in the course of performance of their respective duties for Seller.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement or obligation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, prospects, results of operations or financial condition of Seller or of the Business; (ii) the value of the Purchased Assets or a material increase in the amount of Assumed Liabilities; or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents, except Material Adverse Effect shall not include matters affecting the rendering business generally or general economic conditions.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date of determination consistent with past practice.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, prospects, results of operations or financial condition of Parent or of the business of Parent; or (ii) the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Purchaser Documents, except Parent Material Adverse Effect shall not include matters affecting the rendering business generally or general economic conditions.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens that do not, individually or in the aggregate, have a Material Adverse Effect and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in Seller’s books and records in accordance with GAAP; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect; and (iv) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Contracts of Seller related to the Business other than the Excluded Contracts.

“Purchased Intellectual Property” means all Intellectual Property (i) owned by Seller and related to the Business or (ii) used by Seller in connection with the Business.

“Purchased Technology” means all Technology (i) owned by Seller and related to the Business or (ii) used by Seller in connection with the Business, including, without limitation, all Software and other Technology developed by Seller and relating to employees and payroll.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of the other Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts of any kind imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.

“Unit Appreciation Agreement” means that certain letter agreement, dated as of December 12, 2001, from Seller to certain employees of Seller, whereby Seller agreed to, among other things, pay a lump sum payment to each such employee upon the termination of his or her employment with Seller for any reason in the amount of (i) the difference between the market value of one membership unit of Seller at the time of such termination and $23, multiplied by (ii) the number of shares of Seller’s capital stock such employee was required to sell as a result of Seller’s conversion from a corporation to a limited liability company on January 11, 2002, as such agreement may have been amended or supplemented.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

      1.2     Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

AAA	13.3(a)
Adjusted Closing Cash Payment	3.4
Agreed Principles	3.4
Agreement	Introductory Paragraph
Antitrust Division	7.4(a)
Antitrust Laws	7.4(b)
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	10.4(a)
Cash Escrow Amount	3.3
Closing	4.1
Closing Balance Sheet	3.5(a)
Closing Cash Payment	3.1(a)
Closing Date	4.1
Closing Issued Shares	3.1(a)
Closing Share Price	3.1(b)
Closing Statement	3.5(a)
Closing Working Capital	3.5(a)
Company Disclosure Schedule	Article V Introductory Paragraph
Confidential Information	7.7(c)
Confidentiality Agreement	7.1
Copyrights	1.1 (in Intellectual Property definition)
Employee Benefit Plans	5.13(a)
ERISA Affiliate	5.13(a)
ERISA Affiliate Plans	5.13(a)
Escrow Agent	3.3
Escrow Agreement	3.3
Escrowed Shares	3.3
Estimate Statement	3.4
Estimate Statement Delivery Date	3.4
Estimated Closing Balance Sheet	3.4
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Properties	5.9(a)
Expenses	4.5(a)
Final Closing Balance Sheet	3.5(e)
Final Working Capital	3.5(e)
Financial Statements	5.4(a)
Financing	9.1(q)
FIRPTA Affidavit	9.1(n)

Term	Section

Form S-4	5.28
FTC	7.4(a)
Indemnity Escrow Amount	3.3
Independent Accountant	3.5(c)
Initial Closing Working Capital	3.4
Joint Proxy Statement	5.28
Labor Contracts	5.14(a)
Loss and Losses	10.2(a)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	5.12(a)
Monthly Financial Statements	7.13
Multiemployer Plans	5.13(a)
Multiple Employer Plans	5.13(a)
Negative Adjustment	3.4
Net Working Capital	3.4
Nonassignable Assets	2.5(b)
Owned Property and Owned Properties	5.9(a)
Parent	Introductory Paragraph
Parent Disclosure Schedule	Article VI Introductory Paragraph
Parent’s Environmental Assessment	7.11(a)
Parent Indemnified Parties	10.2(a)
Parent Preferred Stock	6.2
Parent SEC Documents	6.8
Parent Stock Plan	6.2
Parent Stockholder Approval	6.7
Parent Stockholders Meeting	7.16(c)
Patents	1.1 (in Intellectual Property definition)
PBGC	5.13(e)
Payoff Indebtedness Amount	3.1(a)
Personal Property Leases	5.10(b)
Plan	8.4(a)
Positive Adjustment	3.4
Purchase Price	3.1(a)
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.3
Purchaser Plans	8.3
Qualified Plans	5.13(c)
Real Property Lease and Real Property Leases	5.9(a)
Related Persons	5.21
Remaining Issued Shares	3.6(b)(ii)
Representatives	7.6(a)
Restricted Business	7.7(a)
Rule 145 Affiliate	7.21

Term	Section

Seller	Introductory Paragraph
Seller’s Environmental Assessment	7.11(b)
Seller Adverse Recommendation Change	7.6(c)
Seller Adverse Recommendation Notice	7.6(c)
Seller Board Recommendation	7.16(b)
Seller Documents	5.2(a)
Seller Indemnified Parties	10.2(b)
Seller Marks	7.10
Seller Permits	5.16(b)
Seller Property and Seller Properties	5.9(a)
Seller Unitholder Approval	5.2(b)
Seller Unitholders Meeting	7.16(b)
Superior Proposal	7.6(d)
Survival Period	10.1
Takeover Proposal	7.6(d)
Target Share Price	3.6(b)(i)
Target Working Capital	3.4
Term Sheet	6.11
Termination Date	4.2(a)
Termination Fee	4.5(a)
Third Party Claim	10.3(b)
Total Consideration	3.1(a)
Trade Secrets	1.1 (in Intellectual Property definition)
Transaction	Recitals
Transfer Taxes	11.1
Transferred Employees	8.1
True-Up Date	3.6(a)
True-Up Market Price	3.6(a)
True-Up Shares	3.6(b)(iii)
Unitholders	3.2(b)
Unresolved Claims	3.3
Value Gap	3.6(b)(ii)
      1.3     Other Definitional and Interpretive Matters.
      (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
      (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
      2.1     Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business on the Closing Date, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets.
      (a) all cash and accounts receivable of Seller;
      (b) all inventory used or useful in the Business;
      (c) all tangible personal property used or useful in the Business, including Furniture and Equipment;
      (d) all deposits (including customer deposits and security for rent, electricity, telephone, hedging contracts or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller;
      (e) all rights of Seller under all Owned Property and each Real Property Lease, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;
      (f) the Purchased Intellectual Property and the Purchased Technology;
      (g) all rights of Seller under the Purchased Contracts including all claims or causes of action with respect to the Purchased Contracts;
      (h) all Documents that are related to the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, personnel files for Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (e) above, but excluding those documents referenced in Section 2.2(b) below;
      (i) all assets of any trust attributable to Employees and Former Employees in connection with any Employee Benefit Plan;

      (j) all Permits, including Environmental Permits, used by Seller in the Business (which includes all Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;
      (k) all raw materials and supplies owned by Seller and used in connection with the Business;
      (l) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Former Employees, Employees and agents of Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);
      (m) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller or to the extent affecting any Purchased Assets;
      (n) all work-in-process;
      (o) all assets of the type reflected on the Balance Sheet;
      (p) all claims, choses-in-action and rights in litigation and settlements in respect thereof;
      (q) Seller’s rights to the name “National By-Products”;
      (r) all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business; and
      (s) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.
      2.2     Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:

(a) the Excluded Contracts;

(b) all minute books, organizational documents, stock registers and such other books and records of Seller as pertain to ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(c) except as set forth on Company Disclosure Schedule 2.2(c), all shares of capital stock or other equity securities of Seller or held by Seller with respect to any other Person;

(d) the real estate in Denver, Colorado referred to by Seller as the “closed Pepcol plant,” which is described more fully on Company Disclosure Schedule 2.2(d);

(e) a limited partnership interest in the Marriott Hotel located at 7th and Grand, Des Moines, Iowa, which is described more fully on Company Disclosure Schedule 2.2(e); and

(f) all ownership interests in International By Products, S. de R.L. de C.V.
      2.3     Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities of Seller under the Purchased Contracts;

(b) all accounts payable incurred in the Ordinary Course of Business;

(c) all Liabilities arising out of, under or in connection with any Indebtedness of Seller and accounted for in the calculation of Final Working Capital hereunder; and

(d) all Liabilities reflected, including reserves therefor, on the Final Closing Balance Sheet, excluding all Liabilities referred to in Section 2.4.

      2.4     Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller other than the Assumed Liabilities. Excluded Liabilities shall include the following Liabilities and in no event shall Purchaser assume any liability for the matters set out in this Section 2.4 except those Liabilities reflected, including reserves therefor, on the Final Closing Balance Sheet:

(a) all Liabilities in respect of any products sold and/or services performed by Seller on or before the Closing Date;

(b) except to the extent specifically provided in Article VIII, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) any Employee Benefit Plan, (iv) Seller’s Long-Term Incentive Plan;

(c) all Liabilities arising out of, under or in connection with Excluded Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to Closing;

(d) all Liabilities for (i) Seller’s portion of Transfer Taxes, (ii) Taxes of Seller or any Subsidiary (or any predecessor thereof), (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to Section 11.2, and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(e) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;

(f) all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Date or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Date; and

(g) all Liabilities or obligations of Seller relating to the business, operations, assets or Liabilities of any Subsidiary or former Subsidiary of Seller based upon, relating to or arising out of events, actions or failures to act prior to the Closing Date.
      2.5     Further Conveyances and Assumptions; Consent of Third Parties.
      (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
      (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall use its commercially reasonable efforts to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto.
      2.6     Bulk-Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that, except with respect to the Assumed Liabilities, Seller agrees (a) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (b) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in Article X and (c) to take promptly all necessary action to remove any Lien which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by Article XI and not by this Section 2.6.
      2.7     Purchase Price Allocation. Not later than ninety days after the Closing Date, Purchaser and Seller will work together in good faith to prepare and deliver a copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration among the Purchased Assets. If Seller and Purchaser cannot agree to an Asset Acquisition Statement, each shall prepare its own proposed Asset Acquisition Statement, and such disagreement shall be resolved in accordance with the same procedures set forth in Sections 3.5(b) and 3.5(c). The Total Consideration paid by Purchaser for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement as finalized pursuant to this Section 2.7, and all income Tax Returns and reports filed by Purchaser and Seller relating to the Business or the Purchased Assets shall be prepared consistently with such allocation. For purposes of this Section 2.7, the Purchased Assets include the covenant not to compete as set forth in Section 7.7.
      2.8     Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from Seller with respect to any Excluded Liabilities which are not paid by Seller within five Business Days following written request for payment from Purchaser; provided, however, that if Seller advises Purchaser in writing during such five Business Day period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Excluded Liability, then Purchaser shall not have the right to pay such Excluded Liability. Seller agrees to reimburse Purchaser promptly and in any event within five Business Days following written notice of such payment by Purchaser for the amount of any payment made by Purchaser pursuant to this Section 2.8. Payment under this Section 2.8 shall be made promptly and in full, without regard to Article X.
      2.9     Proration of Certain Expenses. Subject to Section 2.4(d) and Section 11.2 with respect to Taxes, all expenses and other payments in respect of the Owned Property and all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Date. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Date. Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.
      2.10     Accounts Receivable. Seller shall provide reasonable assistance to Purchaser in the collection of accounts receivable. If Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.
ARTICLE III
CONSIDERATION
      3.1     Consideration.
      (a) The aggregate consideration for the Purchased Assets shall be (i) (A) an amount in cash (the “Closing Cash Payment”) equal to (x) $70.5 million, less (y) the amount of Indebtedness related to Seller’s credit facilities outstanding immediately prior to the Closing Date (the “Payoff Indebtedness Amount”), plus (B) that number of shares of Parent Common Stock (the “Closing Issued Shares”) equal to 20% of the outstanding shares of Parent Common Stock as of 8 a.m. Central Time on the Closing Date, calculated on a Fully Diluted Basis (the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”). The Purchase Price will be subject to adjustment pursuant to Sections 3.4, 3.5 and 3.6.
      (b) For purposes of this Agreement, the “Closing Share Price” shall be an amount equal to the per share closing price of Parent Common Stock on the American Stock Exchange (as reported by The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) for the trading day immediately preceding the Closing Date.
      3.2     Payment of Purchase Price.
      (a) On the Closing Date, Parent shall pay the Adjusted Closing Cash Payment (as defined below), less the Cash Escrow Amount, to Seller, which amount shall be paid by wire transfer of immediately available funds into an account designated by Seller in writing not fewer than three Business Days prior to the Closing Date.
      (b) As soon as reasonably practicable after the Closing Date, Parent shall deliver to Seller certificates representing the Closing Issued Shares, less the Escrowed Shares (as defined below), registered in the names of the holders of record of the outstanding membership units of Seller set forth on Company Disclosure Schedule 3.2(b) (the “Unitholders”), pro rata in accordance with their ownership interests, and Seller shall promptly distribute such certificates to the Unitholders.
      (c) On the Closing Date, Parent shall pay the Payoff Indebtedness Amount on behalf of Seller by wire transfer of immediately available funds as directed by the holders of such Indebtedness.
      (d) Promptly after Closing, Seller shall pay all amounts owed under the Unit Appreciation Agreement to the beneficiaries of the Unit Appreciation Agreement and all amounts owed under Seller’s Long-Term Incentive Plan, in each case less applicable withholding and employment taxes.
      3.3     Indemnity Escrow. On the Closing Date, Parent shall, on behalf of Seller, deliver to U.S. Bank, National Association, as agent to Parent and Seller (the “Escrow Agent”), to an account designated by the Escrow Agent, an amount in immediately available funds equal to $3.5 million (the “Cash Escrow Amount”) and that number of shares of Parent Common Stock equal to the quotient of $6.5 million divided by the Closing Share Price (the “Escrowed Shares” and together with the Cash Escrow Amount, the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement in substantially the form attached hereto as Exhibit A, which will be executed at the Closing, by and among Parent, Seller and the Escrow Agent (the “Escrow Agreement”). Any payment Seller is obligated to make to any Parent Indemnified Parties pursuant to Article X shall be paid, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Parent Indemnified

Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with the terms set forth in the Escrow Agreement. The Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller in accordance with the terms set forth in the Escrow Agreement. The Indemnity Escrow Amount retained by the Escrow Agent for any claims for indemnification under Article X asserted but not settled before the applicable release date under the Escrow Agreement (“Unresolved Claims”) shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with Article X and the Escrow Agreement.
      3.4     Closing Statement. At least two (2) Business Days before Closing (the “Estimate Statement Delivery Date”), Seller shall cause to be prepared and delivered to Parent an estimated balance sheet of Seller as of the end of business on the Closing Date and prior to the consummation of the transactions contemplated hereby (the “Estimated Closing Balance Sheet”) and a statement (the “Estimate Statement”) setting forth Seller’s good faith estimate of Net Working Capital (as defined below) derived from the Estimated Closing Balance Sheet (“Initial Closing Working Capital”) and the corresponding Adjusted Closing Cash Payment to be paid at Closing, if any. Seller shall provide Parent with copies of or reasonable access to such books and records as are reasonably necessary for purposes of verifying the amounts set forth in the Estimated Closing Balance Sheet and the Estimate Statement. “Net Working Capital” means, at the time of determination, the current assets of the Business (less Excluded Assets included in such current assets), reduced by the current liabilities of the Business (which shall include all Indebtedness, whether current or long-term, and any Liabilities related to employees such as projected workers’ compensation claims and, to the extent not paid before Closing, all amounts owed by Seller under the Unit Appreciation Agreement to the beneficiaries of the Unit Appreciation Agreement and all amounts owed under Seller’s Long-Term Incentive Plan, but shall exclude the Payoff Indebtedness Amount and Excluded Liabilities included in such current liabilities), in each case as determined in accordance with GAAP, and the accounting principles set forth on Company Disclosure Schedule 3.4 (the “Agreed Principles”). An example, for illustrative purposes only, of the calculation of Net Working Capital as of October 1, 2005 is set forth on Company Disclosure Schedule 3.4. Seller shall use the latest available information as of the Estimate Statement Delivery Date to prepare the Estimated Closing Balance Sheet and to calculate the Initial Closing Working Capital and the Adjusted Closing Cash Payment. The preparation of the Estimate Statement shall be for the purpose of determining the difference between Initial Closing Working Capital and Target Working Capital. If Initial Closing Working Capital exceeds $250,000 (“Target Working Capital”), the Closing Cash Payment shall be increased by the amount of such excess (such increase, a “Positive Adjustment”) and, if Target Working Capital exceeds Initial Closing Working Capital, the Closing Cash Payment shall be reduced by the amount of such excess (such reduction, a “Negative Adjustment”). “Adjusted Closing Cash Payment” means the Closing Cash Payment plus any Positive Adjustment or the Closing Cash Payment minus any Negative Adjustment, as applicable.
      3.5     Purchase Price Adjustment.
      (a) As promptly as practicable, but no later than sixty days after the Closing Date, Parent shall cause to be prepared and delivered to Seller an unaudited balance sheet of Seller (the “Closing Balance Sheet”) and a closing statement (the “Closing Statement”) and a certificate based on such Closing Statement setting forth Parent’s calculation of Net Working Capital derived from the Closing Balance Sheet (“Closing Working Capital”). The preparation of the Closing Statement shall be for the purpose of determining the difference between Initial Closing Working Capital and Closing Working Capital.
      (b) If Seller disagrees with the amounts reflected on the Closing Balance Sheet or Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.5(a), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Parent disputing such amounts reflected on the Closing Balance Sheet and/or disagreeing with such calculation of Closing Working Capital and setting forth Seller’s calculation of such amounts. Any such notice of dispute or disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.5(a).
      (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.5(b), Parent and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the proper amounts set forth on the Closing Balance Sheet and the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Parent’s calculation delivered pursuant to Section 3.5(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 3.5(b). If the parties so resolve all disputes, the Closing Balance Sheet and the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period, Parent and Seller are unable to reach an agreement, they shall promptly thereafter cause Ernst & Young LLP (or if Ernst & Young LLP is unable or unwilling to accept its mandate, an independent nationally recognized accounting firm to be mutually agreed upon by Parent and Seller, in either such case, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of determining the proper amounts on the Closing Balance Sheet and calculating Closing Working Capital (it being understood that in making such determination and calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such determination and calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet, the Closing Statement and Parent’s calculation of Closing Working Capital as to which Seller has disagreed. The Independent Accountant shall deliver to Parent and Seller, as promptly as practicable (but in any case no later than thirty days from the date of engagement of the Independent Accountant), a report setting forth such determination and calculation, which amount shall not be less than the amount thereof shown in Parent’s calculation delivered pursuant to Section 3.5(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 3.5(b). Such report shall be final and binding upon Parent and Seller. The fees, costs and expenses of the Independent Accountant’s review and report shall be borne equally by Parent and Seller.
      (d) Parent and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.5, including the making available to the extent necessary of books, records, work papers and personnel.
      (e) If Initial Closing Working Capital exceeds Final Working Capital, Seller shall pay to Parent, in the manner and with interest as provided in Section 3.5(f), the amount of such excess as an adjustment to the Purchase Price, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to Parent from the Indemnity Escrow Account by the Escrow Agent in accordance with the Escrow Agreement. If Final Working Capital exceeds Initial Closing Working Capital, Parent shall pay to Seller, in the manner and with interest as provided in Section 3.5(f), the amount of such excess as an adjustment to the Purchase Price. “Final Closing Balance Sheet” and “Final Working Capital” mean, respectively, the Closing Balance Sheet and Closing Working Capital (i) as shown in Parent’s calculation delivered pursuant to Section 3.5(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.5(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and Seller pursuant to Section 3.5(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.5(c); provided, however, that in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.5(b) or less than Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.5(a).
      (f) Any payment pursuant to Section 3.5(e) shall be made within three Business Days after Final Working Capital has been determined by wire transfer by Parent or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party prior to such transfer. The amount of any payment to be made pursuant to this Section 3.5 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern

Edition (under the heading “Money Rates”), as the “prime rate” during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
      3.6     Additional Contingent Consideration.
      (a) In addition to the Purchase Price paid to Seller on the Closing Date (as it may be adjusted), depending upon the market price of the Parent Common Stock on the True-Up Date (as hereinafter defined), Parent shall, if required hereunder, deliver to Seller additional consideration in the form of certificates representing shares of Parent Common Stock registered in the names of the Unitholders who hold, directly or as Escrowed Shares, Remaining Issued Shares (as hereinafter defined), pro rata in accordance with their respective percentage of Remaining Issued Shares held by them, directly or as Escrowed Shares, immediately prior to the True-Up Date, and Seller shall promptly distribute such certificates to such Unitholders. For purposes of determining whether any such additional consideration shall be paid by Parent hereunder, on the last day of the 13th full consecutive month following the Closing Date (the “True-Up Date”), Parent shall deliver to Seller a schedule setting forth the True-Up Market Price of the Parent Common Stock. For purposes hereof, “True-Up Market Price” shall mean, with respect to the Parent Common Stock, on a per share basis (as adjusted for any stock split, stock dividend, combination or recapitalization), an amount equal to the average of the per share closing price of Parent Common Stock on the American Stock Exchange (as reported by The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source), for each of the trading days included in the ninety (90) prior consecutive calendar days, ending with the calendar day immediately preceding the True-Up Date.
      (b) In the event that the product of (i) the True-Up Market Price and (ii) the aggregate number of Closing Issued Shares (as adjusted for any stock split, stock dividend, combination or recapitalization) is less than $70.5 million, Parent will issue to Seller certificates representing an additional number of shares of Parent Common Stock registered in the names of the Unitholders who hold, directly or as Escrowed Shares, Remaining Issued Shares, which number of shares shall be calculated by Parent as follows:

(i) First, the “Target Share Price” shall be determined by dividing (A) $70.5 million by (B) the aggregate number of Closing Issued Shares (as adjusted for any stock split, stock dividend, combination or recapitalization);

(ii) Second, the “Value Gap” shall be determined by multiplying (A) the aggregate number of Closing Issued Shares (including without duplication the Escrowed Shares, but excluding any Escrowed Shares released to Parent in accordance with the terms of the Escrow Agreement, and as adjusted for any stock split, stock dividend, combination or recapitalization), less the number of any such Closing Issued Shares (as so adjusted) transferred by the Unitholders (except transfers by gift or into trust) on or after the Closing Date (the “Remaining Issued Shares”) by (B) the difference between (x) the Target Share Price and (y) the higher of the True-Up Market Price or $3.60 (as adjusted for any stock split, stock dividend, combination or recapitalization); provided that the difference in subclause (B) is a positive number, if not, then the “Value Gap” shall be zero; and

(iii) Third, the number of additional shares of Parent Common Stock to be issued in accordance with this Section 3.6 (the “True-Up Shares”) shall be determined by dividing (A) the Value Gap by (B) the higher of (x) the True-Up Market Price and (y) $3.60 (as adjusted for any stock split, stock dividend, combination or recapitalization), rounded to the nearest whole number.
      (c) Certificates representing the True-Up Shares registered in the names of the Unitholders who hold, directly or as Escrowed Shares, Remaining Issued Shares shall be delivered by Parent to Seller no later than the 20th Business Day following the True-Up Date and allocated among all of the Unitholders who hold, directly or as Escrowed Shares, Remaining Issued Shares in accordance with their respective percentage of Remaining Issued Shares held by them immediately prior to the True-Up Date; provided, however, that no fractional shares of Parent Common Stock will be issued hereunder; and, provided further, however, that the total number of True-Up Shares to be registered in the name of each Unitholder who holds, directly or as Escrowed Shares, Remaining Issued Shares shall be rounded to the nearest whole number. Seller shall promptly distribute the certificates representing such True-Up Shares to the appropriate Unitholders.
ARTICLE IV
CLOSING AND TERMINATION
      4.1     Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas 75201 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
      4.2     Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At the election of Seller or Parent on or after May 15, 2006 (such date, as it may be extended under this Section 4.2(a), the “Termination Date”) if the Closing shall not have occurred by the close of business on such date; provided, that the terminating party is not in material default of any of its obligations hereunder; and provided further, that (A) either Parent or Seller shall have the option to extend, from time to time, the Termination Date for additional periods of time, not to exceed 60 days in the aggregate (or such longer period as Parent and Seller may mutually agree) if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 7.4 has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Body of competent jurisdiction shall be in effect and Parent, Purchaser or Seller are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Body to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings; and (B) the right to terminate this Agreement pursuant to this Section 4.2(a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b) by mutual written consent of Seller and Parent;

(c) by written notice (i) from Parent to Seller that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect or (ii) from Seller to Parent that there has been an event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Parent Material Adverse Effect;

(d) by Seller or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 4.2(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by Parent, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen days following receipt by Seller of notice of such breach from Parent;

(f) by Seller, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen days following receipt by Parent of notice of such breach from Seller;

(g) by Parent if (i) a Seller Adverse Recommendation Change shall have occurred or (ii) the Board of Managers of Seller or any committee thereof (x) shall not have rejected any Takeover Proposal within fifteen (15) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by Seller’s unitholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (y) shall have failed to publicly reconfirm the Seller Board Recommendation within fifteen (15) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Takeover Proposal;

(h) by Seller or Parent if the Seller Unitholder Approval shall not have been obtained at the Seller Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of Seller to terminate this Agreement under this Section 4.2(h) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 7.6 or 7.16(b);

(i) by Seller or Parent if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of Parent to terminate this Agreement under this Section 4.2(i) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 7.16(c);

(j) by Parent on or before February 28, 2006, if (i) Parent’s Environmental Assessment (as defined in Section 7.11(a) below) at Seller’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of Seller or any director, officer or employee of Seller under Environmental Laws, (B) any suspension or closure of operations at Seller’s properties or facilities or the revocation or termination of any material Environmental Permits or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on the Balance Sheet by at least $2.75 million, or (ii) Parent’s operational due diligence review of Seller shall have revealed any deficiencies in the Purchased Assets that indicate that Parent would not be able to continue to operate the combined businesses of Parent and Seller for the year following Closing at a capital expenditure cost equal to or less than 150% of the current annual capital expenditure budgets of Parent and Seller, on a combined basis; or

(k) by Seller on or before February 28, 2006, if (i) Seller’s Environmental Assessment (as defined in Section 7.11(b) below) at Parent’s properties shall have revealed any circumstances that could reasonably be expected to result in (A) the criminal prosecution of Parent or any director, officer or employee of Parent under Environmental Laws, (B) any suspension or closure of operations at Parent’s properties or facilities or the revocation or termination of any material Environmental Permits or (C) any Environmental Costs and Liabilities that, individually or in the aggregate, will or could reasonably be expected to result in expenditures to cure in excess of the amounts reserved therefor on Parent’s balance sheet as at October 1, 2005 by at least $2.75 million, or (ii) Seller’s operational due diligence review of Parent shall have revealed any deficiencies in Parent’s assets that indicate that Parent would not be able to continue to operate the combined businesses of Parent and Seller for the year following Closing at a capital expenditure cost equal to or less than 150% of the current annual capital expenditure budgets of Parent and Seller, on a combined basis.

      4.3     Procedure upon Termination. In the event of termination and abandonment by Parent or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Parent, Purchaser or Seller.
      4.4     Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or Seller; provided, however, that (a) if this Agreement is terminated by Parent pursuant to Section 4.2(e), Seller, in addition to any other Liabilities accruing hereunder shall be liable for and shall pay within five Business Days of such termination the cost of (i) all filing or other fees paid by Parent or Purchaser to any Governmental Body in respect of the transactions contemplated by this Agreement and (ii) all out-of-pocket expenses incurred by Parent or Purchaser in connection with the transactions contemplated hereby; (b) if this Agreement is terminated by Parent pursuant to Section 4.2(g), Seller, in addition to any other Liabilities accruing hereunder or otherwise, shall be liable as set forth in Section 4.5 hereof; (c) if this Agreement is terminated by either Parent or Seller pursuant to Section 4.2(a) and all other conditions to the Closing have been satisfied or are capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in Section 9.1(q) has not been satisfied due to the failure of Purchaser to obtain the necessary Financing or if this Agreement is terminated by Seller pursuant to Section 4.2(f), Parent, in addition to any other Liabilities accruing hereunder shall be liable for and shall pay within five (5) Business Days of such termination the cost of (i) all filing or other fees paid by Seller to any Governmental Body in respect of the transactions contemplated by this Agreement and (ii) all out-of-pocket expenses incurred by Seller in connection with the transactions contemplated hereby; (d) the obligations of the parties set forth in this Section 4.4, Section 4.5 and Articles XIII hereof shall survive any such termination and shall be enforceable hereunder; and (d) nothing in this Section 4.4 shall relieve Parent or Seller of any Liability for a willful breach of this Agreement prior to the effective date of such termination.
      4.5     Termination Fee.
      (a) In the event that this Agreement is terminated by Parent pursuant to Section 4.2(g), then Seller shall pay to Parent a termination fee of $4.23 million in cash (the “Termination Fee”). In addition, Seller shall pay to Parent all of the expenses of Parent, including all out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $1.0 million in the aggregate, incurred by Parent in connection with or related to the legal, financial and regulatory diligence of Seller and the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement and the Form S-4 and the prospectus contained therein, the filing of any required notices under applicable Antitrust Laws or other regulations and all other matters related to the transactions contemplated by this Agreement (the “Expenses”). Such Expenses shall include, without limitation, fees and related charges of accountants and consultants.
      (b) Any payment required to be made pursuant to Section 4.5(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 4.2(g) (and in any event not later than two Business Days after delivery to Seller of notice of demand for payment); and, with regard to Expenses payable pursuant to Section 4.5(a) above, such payment shall be made to Parent not later than two Business Days after delivery to Seller of an itemization setting forth in reasonable detail all such Expenses of Parent (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
      (c) In the event that Seller shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 4.5 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee and/or Expenses, as the case may be, became due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s Prime Lending Rate, plus 2%. In addition, if Seller shall fail to pay such fee and/or Expenses, as the case may be, when due, Seller shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees and related charges) in connection with efforts to collect such Termination Fee and/or Expenses, as the case may be. Seller acknowledges that the Termination Fee, Expense and the other provisions of this Section 4.5 are an integral part of this Agreement and that, without these agreements, Parent would not enter into this Agreement.
      (d) Seller acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee and/or Expenses shall not constitute the exclusive remedies available to Parent, and that Parent shall be entitled to the remedies set forth in Section 13.2, including injunction and specific performance, and all additional and other remedies available at law or in equity to which Parent may be entitled.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
      Seller hereby represents and warrants to Parent and Purchaser that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Seller to Parent and Purchaser simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”):
      5.1     Organization and Good Standing; No Subsidiaries.
      (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have or reasonably be expected to have a Material Adverse Effect. Seller has delivered to Parent true, complete and correct copies of its operating agreement and By-laws as in effect on the date hereof.
      (b) Except as set forth on Company Disclosure Schedule 5.1(b), Seller does not, directly or indirectly, own any stock or other equity interest in any other Person. No former Subsidiary of Seller had any operations, business, Liabilities or other activities that would create a Liability on the part of Seller.
      5.2     Authorization of Agreement.
      (a) Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”), and, subject to obtaining the Seller Unitholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Seller’s Board of Managers, and except for obtaining the Seller Unitholder Approval, no other action on the part of Seller as an Iowa limited liability company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the Seller Documents will be, at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
      (b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of Seller at the Seller Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Seller Unitholder Approval”) is the only vote or approval of the holders of any class or series of equity of Seller which is necessary to adopt this Agreement and approve the transactions contemplated hereby.
      5.3     Conflicts; Consents of Third Parties.
      (a) Except as set forth on Company Disclosure Schedule 5.3(a), and assuming the Seller Unitholder Approval is obtained and the filings referred to in Sections 5.3(b)(ii)(A) & (B) are made, none of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under, any provision of (i) the operating agreement and by-laws of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      (b) No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller, except (A) for the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act, (B) for filings required under and compliance with the applicable requirements of the HSR Act, (C) as set forth on Company Disclosure Schedule 5.3(b) and (D) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      5.4     Financial Statements.
      (a) Seller has delivered to Parent copies of (i) the audited balance sheets of Seller as at January 1, 2005, January 3, 2004 and December 28, 2002 and the related audited statements of income and of cash flows of Seller for the years then ended and (ii) the unaudited balance sheet of Seller as at October 1, 2005 and the related statement of income and cash flows of Seller for the nine month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements for normal recurring year-end adjustments that, individually or in the aggregate, would not be material) without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller as at the dates and for the periods indicated.

      For the purposes hereof, the unaudited balance sheet of Seller as at October 1, 2005 is referred to as the “Balance Sheet” and October 1, 2005 is referred to as the “Balance Sheet Date.”
      (b) Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
      (c) Seller’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board of Managers of Seller (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Seller’s ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls.
      (d) Seller has established and maintains disclosure controls and procedures designed to ensure that material information relating to Seller is made known to Seller’s principal executive officer and its principal financial officer by others within those entities; and, to the Knowledge of Seller, such disclosure controls and procedures are effective in timely alerting Seller’s principal executive officer and its principal financial officer to material information.
      (e) Seller’s records, systems, controls, data and information are recorded, stored, maintained and operated under the exclusive ownership and direct control of it and Seller’s accountants. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
      5.5     No Undisclosed Liabilities. Except as set forth on Company Disclosure Schedule 5.5, Seller has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are immaterial, individually or in the aggregate, to Seller.
      5.6     Title to Purchased Assets; Sufficiency. Seller owns and has good title to each of the Purchased Assets (except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the Properties used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Seller.
      5.7     Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Company Disclosure Schedule 5.7, since the Balance Sheet Date, (a) Seller has conducted the Business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date or as set forth on Company Disclosure Schedule 5.7:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $500,000 for any single loss or $1.0 million for all such losses;

(ii) other than in the Ordinary Course of Business, Seller has not awarded or paid any bonuses to Former Employees or Employees of Seller, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, long-term incentive, severance, stay bonus, bonus, or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of Seller’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(iii) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(iv) Seller has not failed to promptly pay and discharge current Liabilities except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings and for which proper reserve has been made on the Balance Sheet;

(v) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person, other than advances to Employees in the Ordinary Course of Business;

(vi) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller, except for assets acquired or sold, assigned, transferred, conveyed, subjected to any Lien or otherwise disposed of in the Ordinary Course of Business;

(vii) Seller has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(viii) Seller has not canceled or compromised any debt or claim or amended, modified, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to Seller;

(ix) Seller has not issued, created, incurred, assumed or guaranteed any Indebtedness, except in the Ordinary Course of Business;

(x) Seller has not made or committed to make any capital expenditures (a) in excess of planned capital expenditures budgeted for the current fiscal year and as reasonably deemed to be necessary by Seller for next fiscal year consistent with prior practice or (b) which require any payment that may or will extend beyond the Closing Date;

(xi) Seller has not instituted or settled any material Legal Proceeding resulting in a loss of revenue in excess of $50,000 individually or in amounts exceeding $100,000 in the aggregate;

(xii) Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property or Purchased Technology;

(xiii) Seller has not made any loan to, or entered into any other transaction with, any of its Unitholders, Affiliates, officers, directors, partners or employees, except for any advances made to Employees in the Ordinary Course of Business; and

(xiv) Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

      5.8     Taxes.
      (a) (i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of Seller, any Subsidiary or any affiliated, consolidated, combined or unitary group of which Seller or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income, franchise and other material Taxes payable by or on behalf of Seller, any Subsidiary or any affiliated, consolidated, combined or unitary group of which Seller or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Taxes are not yet due or owing, Seller has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any material underpayment penalties or interest have been made by or on behalf of Seller.
      (b) Purchaser has received complete copies of (i) all income, franchise and all other material Tax Returns of or including Seller and any Subsidiary relating to the taxable periods ending on or after December 31, 2001 and (ii) any audit report issued after December 31, 2001 relating to any Taxes due from or with respect to Seller or any Subsidiary.
      (c) Company Disclosure Schedule 5.8 lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller or any Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller or any Subsidiary has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where Seller or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
      (d) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Seller or any Subsidiary have been fully paid, and there are no audits or investigations of Seller or any Subsidiary by any Taxing Authority in progress, nor has Seller or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of Seller or any Subsidiary that, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.
      (e) Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.
      (f) Neither Seller nor any Subsidiary nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Seller or any Subsidiary that would be binding on the Purchaser after the Closing Date, (ii) requested any extension of time within which to file any income, franchise or other material Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of any income, franchise or other material Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter that would be binding on the Purchaser after the Closing Date.
      (g) Neither Seller nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.
      (h) No Contract is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, Seller or any of their respective Affiliates by reason of Section 280G of the Code or be subject to Section 4999 of the Code.
      (i) There are no Liens for Taxes upon the Purchased Assets, except for Permitted Exceptions.
      (j) National By-Products, Inc., a C corporation, ceased to exist when it merged with and into Seller on January 11, 2002. Since January 11, 2002, Seller has (i) been properly treated as a partnership for Federal, state and local income Tax purposes, and has not made an election, by IRS Form 8832 or otherwise, to be treated as a corporation and (ii) has not been a “publicly traded partnership” within the meaning of Section 7704 of the Code.
      (k) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

      (l) Neither Seller nor any Subsidiary is subject to any private letter ruling of the IRS or any comparable ruling of any Taxing Authority that would be binding on Purchaser after the Closing Date.
      (m) None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
      (n) Neither Seller nor any Subsidiary has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Seller is the common parent.
      (o) Neither Seller nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
      (p) Seller and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
      (q) Neither Seller nor any Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such country.
      (r) Seller has not participated in any “reportable transaction” as defined in Treasury regulation Section 1.6011-4(b).
      Notwithstanding the foregoing, for purposes of this Section 5.8, any reference to Seller or any Subsidiary shall be deemed to include any Person that merged with or was liquidated into Seller or any Subsidiary.
      5.9     Real Property.
      (a) Company Disclosure Schedule 5.9(a)(i)(A) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto, owned in fee by Seller (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all real property and interests in real property leased, licensed or subleased by Seller (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor, licensee or licensor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto and the manner in which such interest is held) and the property encumbered thereby. The properties listed on Company Disclosure Schedule 5.9(a)(i)(B) are referred to herein as the “Excluded Properties.” Seller has good and marketable fee title to all Owned Property (other than the owned Excluded Properties), free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Company Disclosure Schedule 5.9(a)(i)(A) and (B) Permitted Exceptions. The Seller Properties and the Excluded Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the Business of Seller and which are necessary for the continued operation of the Business of Seller as the Business is currently conducted. All of the Seller Properties and the Excluded Properties and buildings, fixtures and improvements thereon owned or leased by Seller taken as a whole (i) are in reasonably good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon, taken as a whole, are in reasonably good operating condition, in each case in all material respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business, and (ii) were constructed and have been operated in compliance with applicable Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Company Disclosure Schedule 5.9(a)(ii) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the improvements located on the Seller Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. Seller has delivered to Parent true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Seller Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases and those set forth on Company Disclosure Schedule 5.9(a)(iii).
      (b) Except as set forth on Company Disclosure Schedule 5.9(b), (i) Seller has a valid, binding and enforceable leasehold interest or license under each of the Real Property Leases (other than the leased Excluded Properties) under which it is a lessee or licensee, free and clear of all Liens other than Permitted Exceptions, (ii) each of the Real Property Leases is in full force and effect, (iii) Seller is not in default under any Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and (iv) Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.
      (c) Seller has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Seller has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit. Seller has not received any notice that any certificate of occupancy or Permit will not be renewed at the end of its current term, and Seller is not aware of any facts that would cause a denial of any renewal application.
      (d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
      (e) Seller has not received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.
      (f) Except as to the Excluded Assets, Seller does not own, hold, and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. None of the Seller Properties is subject to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of same.
      5.10     Tangible Personal Property.
      (a) Seller has good and marketable title to all of the items of tangible personal property used in the Business by Seller (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property taken as a whole are in reasonably good operating condition (ordinary wear and tear excepted) and are suitable for the purposes used, in each case in all materials respects, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business.

      (b) Company Disclosure Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used by Seller in the Business or to which Seller is a party or by which the properties or assets of Seller is bound. All of the items of personal property under the Personal Property Leases taken as a whole are in reasonably good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease, in each case, except for repairs, maintenance and replacements necessary in the Ordinary Course of Business. Seller has delivered to the Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
      (c) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee and (ii) each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases. To the Knowledge of Seller, no other party is in default under any of the Personal Property Leases, and no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.
      5.11     Intellectual Property.
      (a) Company Disclosure Schedule 5.11(a) sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain names owned or filed by Seller and included in the Purchased Intellectual Property. Company Disclosure Schedule 5.11(a) lists (i) the record owner of each such item of Purchased Intellectual Property, (ii) the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.
      (b) Except as disclosed in Company Disclosure Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to, or has the valid and continuing right to use, all of the Purchased Intellectual Property listed or that should be listed in Company Disclosure Schedule 5.11(a). To the Knowledge of Seller, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Purchased Intellectual Property and all Purchased Technology as the same are used, sold, licensed and otherwise commercially exploited in the Business as presently conducted, free and clear of all Liens or obligations to others (except for those specified Intellectual Property Licenses included in Company Disclosure Schedule 5.12(a)).
      (c) The Purchased Intellectual Property, the Purchased Technology, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any Intellectual Property or other right of any Person. The Purchased Intellectual Property, the Purchased Technology and the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted.
      (d) To the Knowledge of Seller, no Person is infringing, violating, misusing, diluting or misappropriating any Purchased Intellectual Property or Purchased Technology, and no such claims have been made against any Person by Seller.
      (e) No Trade Secret material to the Business as presently conducted has been authorized to be disclosed or has been actually disclosed by Seller to any of its Former Employees, Employees or any third Person other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property and Purchased Technology. Seller has taken adequate security measures to protect the confidentiality and value of all the material Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates.
      (f) As of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property or Purchased Technology. Seller has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property and the Purchased Technology, and all of Seller’s rights in and to the Purchased Intellectual Property and Purchased Technology, are valid and enforceable.
      (g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.
      (h) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Purchased Intellectual Property or Purchased Technology to any third Person pursuant to any Contract to which Seller is a party or by which any assets or properties of Seller is bound.
      (i) Company Disclosure Schedule 5.11(i) sets forth a complete and accurate list of (i) all Software included in the Purchased Technology developed by or for Seller, (ii) all Software exclusively owned by Seller that is not included in the Purchased Technology but is incorporated, embedded or bundled with any Software listed in subclause (i) above and (iii) all Software not exclusively owned by Seller and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding such Software licensed to Seller under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000). Seller has not incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models in any Software developed, licensed, distributed or otherwise exploited by or for Seller and included in the Purchased Technology.
      (j) Seller has not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for Seller and included in the Purchased Technology. Seller is not currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating Seller to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.
      5.12     Material Contracts.
      (a) Company Disclosure Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which Seller is a party or by which it or its assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any current or former officer, director, member or Affiliate of Seller;

(ii) Contracts with any labor union or association representing any Employee of Seller;

(iii) Contracts for the sale of any of the assets of Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

(v) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) each purchase Contract giving rise to Liabilities of Seller in excess of $100,000;

(ix) each Contract providing for payments by or to Seller in excess of $100,000 in any fiscal year or $250,000 in the aggregate during the term thereof;

(x) all Contracts obligating Seller to provide or obtain products or services for a period of one year or more or requiring Seller to purchase or sell a stated portion of its requirements or outputs;

(xi) Contracts under which Seller has made advances or loans to any other Person, except advances to Employees of Seller in the Ordinary Course of Business;

(xii) Contracts providing for severance, retention, change in control or other similar payments;

(xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000;

(xiv) management Contracts and Contracts with independent contractors or consultants (or similar arrangements) in excess of $100,000 that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Seller;

(xvi) Contracts (or group of related contracts) which involve the expenditure of more than $100,000 annually or $250,000 in the aggregate or require performance by any party more than one year from the date hereof;

(xvii) All Intellectual Property Licenses, royalty Contracts and other Contracts relating to any Intellectual Property (except licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license grants on reasonable terms for a license fee of no more than $10,000); and

(xviii) Contracts that are otherwise material to Seller.

      (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Company Disclosure Schedule 5.12(b), continue in full force and effect without penalty or other adverse consequence. Seller is not in material default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by Seller or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Material Contract. Seller has, and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. Seller has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

      (c) Company Disclosure Schedule 5.12(c) sets forth a complete and accurate list of all consents, waivers, approvals or authorizations of any Person required to transfer the Material Contracts.
      5.13     Employee Benefits.
      (a) Company Disclosure Schedule 5.13(a) sets forth a complete and correct list of: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Seller or to which Seller contributed or is obligated to contribute thereunder for current or former employees of Seller or that cover Employees of Seller (the “Employee Benefit Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by Seller and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with Seller under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller and any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “ERISA Affiliate Plans”). Company Disclosure Schedule 5.13(a) separately sets forth each Seller or ERISA Affiliate Plan which is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or has been subject to Sections 4063 or 4064 of ERISA (“Multiple Employer Plans”).
      (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and ERISA Affiliate Plans (as applicable), have been delivered to Parent (A) any plans and related trust documents, and all amendments thereto, (B) the most recent Forms 5500 for the past three (3) years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three (3) years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and ERISA Affiliate Plans.
      (c) Each of the Employee Benefit Plans and ERISA Affiliate Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualify and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Company Disclosure Schedule 5.13(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
      (d) Except as reserved against or accrued on the Balance Sheet and the Estimated Closing Balance Sheet, all contributions and premiums required by Law or by the terms of any Employee Benefit Plan or ERISA Affiliate Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code, which are single employer plans, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Estimated Closing Balance Sheet.
      (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and ERISA Affiliate Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the “PBGC”) in the event it terminated each such plan, do not exceed the combination of the fair market value of the assets of each such plan plus the liabilities accrued on the Balance Sheet and the Estimated Closing Balance Sheet. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up have been fully discharged in full compliance with applicable Law. To the Knowledge of Seller, the amount of withdrawal liability that Seller and its ERISA Affiliates would incur, in the aggregate, as a result of a complete withdrawal from each of the Multiemployer Plans set forth on Company Disclosure Schedule 5.13(a) would not exceed $3,000,000 for all such plans.
      (f) There has been no “reportable event” as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or ERISA Affiliate Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.
      (g) Neither Seller nor any ERISA Affiliate or any organization to which Seller or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.
      (h) None of the Employee Benefit Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under COBRA and at the expense of the participant or the participant’s beneficiary. Each of Seller and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
      (i) There has been no violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or ERISA Affiliate Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or ERISA Affiliate Plans.
      (j) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or ERISA Affiliate Plans, the assets of any such plans or Seller, or the plan administrator or any fiduciary of the Employee Benefit Plans or ERISA Affiliate Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such Legal Proceeding.
      (k) Each of the Employee Benefit Plans and ERISA Affiliate Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and ERISA Affiliate Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Company Disclosure Schedule 5.13(j).
      (l) Seller and any ERISA Affiliate which maintains a “benefits plan” within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.
      (m) Neither Seller nor any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than Seller or any ERISA Affiliate during the five-year period ending on the Closing Date.
      (n) Neither Seller nor any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or ERISA Affiliate Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
      (o) Neither Seller nor any ERISA Affiliate has terminated any Employee Benefit Plan or ERISA Affiliate Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.

      (p) Except as set forth on Company Disclosure Schedule 5.13(p), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee of Seller; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or ERISA Affiliate Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
      (q) Seller is not a party to any contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or ERISA Affiliate Plan, or to modify any existing Employee Benefit Plan or Pension Plan.
      (r) No stock or other security issued by Seller forms or has formed a material part of the assets of any Employee Benefit Plan or ERISA Affiliate Plan.
      (s) Any individual who performs services for Seller (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by Seller is not an employee for such purposes.
      5.14     Labor.
      (a) Except as set forth on Company Disclosure Schedule 5.14(a) (the “Labor Contracts”), Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees of Seller. Seller has delivered or otherwise made available to Parent true, correct and complete copies of the labor or collective bargaining agreements listed on Company Disclosure Schedule 5.14(a), together with all amendments, modifications or supplements thereto.
      (b) Except as set forth on Company Disclosure Schedule 5.14(b), no Employees are represented by any labor organization. No labor organization or group of Employees of Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees.
      (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller involving any Employee. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or Former Employee.
      (d) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed with any Governmental Body or based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment or failure to employ any individual by Seller. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Seller within the six months prior to Closing.
      5.15     Litigation. Except as set forth in Company Disclosure Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened against any of the officers, directors or key Employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding. Except as set forth on Company Disclosure Schedule 5.15, Seller is not subject to any Order, settlement agreement or stipulation and Seller is not in breach or violation of any Order, settlement agreement or stipulation. Except as set forth on Company Disclosure Schedule 5.15, Seller is not engaged in any legal action to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.
      5.16     Compliance with Laws; Permits.
      (a) To the Knowledge of Seller, Seller is in compliance with all Laws applicable to its operations or assets or the Business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.
      (b) Company Disclosure Schedule 5.16(b) contains a list of all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”). Seller currently has all material Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits. Except as set forth on Company Disclosure Schedule 5.3(b), none of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement and the Seller Permits are assignable or otherwise transferable without delay or the payment of fees or expenses that are more than de minimis in nature.
      5.17     Environmental Matters. Except as set forth on Company Disclosure Schedule 5.17 hereto and except as could not reasonably be expected to have a Material Adverse Effect:

(a) the operations of Seller, with respect to the Business, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate the Business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to the Business, Seller is not the subject of any outstanding written Order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of Seller, threatened against Seller, alleging, with respect to the Business, that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of Seller, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by Seller or any property to which Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of Seller, there are no investigations of the Business, or currently or previously owned, operated or leased property of Seller pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over Seller and environmental matters, and none of the Owned Property or Real Property Leases is located in New Jersey or Connecticut;

(g) there is not located at any of the Owned Property or Real Property Leases, or at any property previously owned, operated or leased by Seller during Seller’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(h) Seller with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of Seller, no Owned Property or Real Property Leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(i) Seller has made or will make available to Parent prior to January 15, 2006 all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Seller or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of Seller.
      5.18     Insurance. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as a reasonable for the business, assets and properties of Seller. Set forth in Company Disclosure Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Company Disclosure Schedule 5.18, no event relating to Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller during such period. Except as noted on Company Disclosure Schedule 5.18, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Purchaser. No event has occurred, including the failure by Seller to give any notice or information, or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies.
      5.19     Inventories. The inventories of Seller reflected on the Balance Sheet or acquired since the Balance Sheet Date are in all material respects in good and marketable condition, and are saleable in the Ordinary Course of Business. The inventories of Seller set forth in the Balance Sheet were valued at the lower of cost or market and were properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Balance Sheet for excess, damaged, or other inventory not readily marketable in the Ordinary Course of Business, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The inventories of Seller constitute sufficient quantities for the normal operation of business in accordance with past practice.

      5.20     Accounts and Notes Receivable and Payable.
      (a) All accounts and notes receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business and are payable on ordinary trade terms. All accounts and notes receivable of Seller reflected on the Balance Sheet are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. All accounts and notes receivable arising after the Balance Sheet Date are in all material respects good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP. None of the accounts or the notes receivable of Seller (i) are subject to any setoffs or counterclaims in any material respect or (ii) represent obligations for goods sold on consignment or on sale-or-return basis or subject to any other repurchase or return arrangement.
      (b) All accounts payable of Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.
      5.21     Related Party Transactions. Except as set forth on Company Disclosure Schedule 5.21, no Employee, officer, Unitholder or member of the Board of Managers of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) to the Knowledge of Seller, has any claim or cause of action against Seller or (v) to the Knowledge of Seller, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller.
      5.22     Customers and Suppliers.
      (a) Company Disclosure Schedule 5.22 sets forth a list of the ten largest customers and the ten largest suppliers of Seller by facility, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended January 1, 2005 and January 3, 2004, showing the approximate total sales by Seller to each such customer and the approximate total purchases by Seller from each such supplier during such period.
      (b) Since the Balance Sheet Date, no customer or supplier listed on Company Disclosure Schedule 5.22 has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and, to the Knowledge of Seller, no customer or supplier listed on Company Disclosure Schedule 5.22 has notified Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller.
      5.23     Product Warranty; Product Liability.
      (a) Except as set forth on Company Disclosure Schedule 5.23, the products produced, sold or delivered by Seller in conducting the Business have been in all material respects in conformity with all product specifications and all applicable Laws. To Seller’s Knowledge, Seller has no material Liability for damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.
      (b) Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product produced, delivered or sold, or services rendered, by or on behalf of Seller. Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products produced or delivered, sold or installed or services rendered by or on behalf of Seller.
      5.24     Banks. Company Disclosure Schedule 5.24 contains a complete and correct list of (a) the names and locations of all banks in which Seller has accounts or safe deposit boxes, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Company Disclosure Schedule 5.24, no person holds a power of attorney to act on behalf of Seller.
      5.25     Full Disclosure. No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Parent, Purchaser or any of their Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which Seller has not disclosed to Parent or Purchaser in writing which could reasonably be expected to lead Parent or Purchaser to conclude that a Material Adverse Effect had occurred or was imminent.
      5.26     Financial Advisors. Except as set forth on Company Disclosure Schedule 5.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Any fees and expenses payable to Persons listed on Company Disclosure Schedule 5.26 shall be paid by Seller.
      5.27     Certain Payments. Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to Seller that has not be recorded in the books and records of Seller.
      5.28     Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 6.9, none of the information supplied (or to be supplied) in writing by or on behalf of Seller specifically for inclusion in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock hereunder (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4, or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the joint proxy statement relating to the Seller Unitholders Meeting and Parent Stockholders Meeting (as amended or supplemented from time to time, the “Joint Proxy Statement”) will, on the date it is first mailed to unitholders of Seller and the stockholders of Parent, and at the time of the Seller Unitholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Seller shall cooperate with Parent in order that the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in any of the foregoing documents.
      5.29     Seller’s Financial Condition. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, in respect of Seller or any of its assets or properties are pending, or to the Knowledge of Seller, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any action with a view to, or that would constitute a basis for, the institution of any such insolvency proceedings. Seller shall use the proceeds received under this Agreement to pay or to make appropriate provision for the payment of any and all creditors of Seller that Seller determines, in its reasonable and independent business judgment, should be paid prior to making any distribution to its Unitholders.
      5.30     Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT, (A) THE PROPERTY IS SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO PURCHASER IN “AS IS, WHERE IS” CONDITION, (B) SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, OPERABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE OR ANY OTHER ASPECT OF THE PROPERTY, (C) SELLER HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (D) NO SUCH REPRESENTATION OR WARRANTY HAS BEEN OR WILL BECOME A BASIS OF THE BARGAIN BETWEEN THE PARTIES, NOR HAS BEEN OR WILL BE RELIED UPON BY PURCHASER.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
      Each of Parent and Purchaser hereby represents and warrants to Seller that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure schedule relates) delivered by Parent and Purchaser to Seller simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):
      6.1     Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Parent and Purchaser is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not have, or reasonably be expected to have, a Parent Material Adverse Effect.
      6.2     Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the “Parent Preferred Stock”), 100,000 shares of which have been designated Series A Preferred Stock. At the close of business on December 16, 2005, (i) 64,437,410 shares of Parent Common Stock were issued and outstanding, (ii) 21,000 shares of Parent Common Stock were held by Parent in its treasury, (iii) 5,547,405 shares of Parent Common Stock were reserved for issuance under Parent’s 2004 Omnibus Incentive Plan (the “Parent Stock Plan”) (of which 1,751,005 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plan), and (iv) no shares of Parent Preferred Stock were issued or outstanding. All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized (subject to obtaining the Parent Stockholder Approval) and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any lien, pledge, charge, security interest, restriction, adverse claim, proxy or option (except as provided in Section 7.21 with respect to Rule 145 under the Securities Act) and free of preemptive rights. Except as set forth above in this Section 6.2, as of the date of this Agreement there are not any shares of capital stock, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any Parent Common Stock.
      6.3     Authorization of Agreement. Each of Parent and Purchaser has full corporate or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and, subject to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and each Purchaser Document have been duly authorized by the Board of Directors of each of Parent and Purchaser, and except for obtaining the Parent Stockholder Approval, no other corporate action on behalf of Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Parent and Purchaser, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto and receipt of the Parent Stockholder Approval) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Purchaser, as applicable, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
      6.4     Conflicts; Consents of Third Parties.
      (a) Except as set forth on Parent Disclosure Schedule 6.4, and assuming the Parent Stockholder Approval is obtained and the filings referred to in Sections 6.4(b)(i) & (ii) are made, none of the execution and delivery by Parent or Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws (or similar organizational documents) of Parent or Purchaser; (ii) any Contract or Permit to which Parent or Purchaser is a party or by which any of the properties or assets of Parent or Purchaser are bound; (iii) any Order of any Governmental Body applicable to Parent or Purchaser or by which any of the properties or assets of Parent or Purchaser are bound; or (iv) any applicable Law.
      (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Parent or Purchaser with any of the provisions hereof or thereof, except for (i) the filing with the SEC of the Form S-4 and other filings required under, and compliance with other applicable requirements, of the Securities Act, the Exchange Act and the rules of the American Stock Exchange, (ii) filings required under and compliance with the applicable requirements of the HSR Act and (iii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
      6.5     Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent and Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Parent or Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
      6.6     Financial Advisors. Except for Harris Nesbitt Corp. (whose fees and expenses shall be paid by Parent), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or

Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
      6.7     Voting Requirements. The affirmative vote (in person or by proxy) of the holders of a majority of the shares of Parent Common Stock cast at the Parent Stockholders Meeting or any adjournment or postponement thereof to approve the issuance of shares of Parent Common Stock as consideration for the Purchased Assets (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve the issuance of shares of Parent Common Stock in connection with the transactions contemplated hereby.
      6.8     Parent SEC Documents. Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC on or since March 17, 2005, including, but not limited to, the Form 10-K filed by Parent on March 17, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
      6.9     Information Supplied. Subject to the accuracy of the representations and warranties of Seller set forth in Section 5.28, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendments or supplements thereto are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, and (b) the Joint Proxy Statement will, on the date it is first mailed to unitholders of Seller and stockholders of Parent, and at the time of the Seller Unitholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, neither Parent nor Purchaser makes any representation or warranty with respect to any information supplied by or on behalf of Seller for inclusion in any of the foregoing documents.
      6.10     Environmental Matters. Except as set forth on Parent Disclosure Schedule 6.10 hereto and except as could not reasonably be expected to have a Parent Material Adverse Effect:

(a) the operations of Parent, with respect to its business, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits necessary to operate its business except for non-compliance that would not reasonably be expected to result in the Business incurring material Environmental Costs and Liabilities and no action or proceeding is pending or, to the Knowledge of

Parent, threatened to revoke, modify or terminate any such Environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of Parent, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and Environmental Permits;

(b) with respect to its business, Parent is not the subject of any outstanding written Order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c) no claim is pending or to the Knowledge of Parent, threatened against Parent, alleging, with respect to its business, that Parent may be in violation of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law including, but not limited to, claims relating to noise or odors, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material Environmental Costs and Liabilities;

(d) to the Knowledge of Parent, no facts, circumstances or conditions exist with respect to its business or any property currently or formerly owned, operated or leased by Parent or any property to which Parent arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in Parent’s business incurring unbudgeted material Environmental Costs or Liabilities;

(e) to the Knowledge of Parent, there are no investigations of its business, or currently or previously owned, operated or leased property of Parent pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities or Liens under Environmental Law;

(f) there is not located at any of Parent’s owned or leased real property, or at any property previously owned, operated or leased by Parent during Parent’s ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls;

(g) Parent with respect to its business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of Parent, none of Parent’s owned or leased real property have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure; and

(h) Parent has made or will make available to Seller prior to January 15, 2006 all material environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Parent or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of Parent.

      6.11     Financing. Purchaser is not aware of any facts or circumstances that would cause Purchaser to be unable to obtain financing in accordance with the terms of the term sheet previously provided to Seller (the “Term Sheet”). The amount of debt financing, if obtained in accordance with the terms of the Term Sheet, together with the equity financing to be provided by Parent, will provide sufficient funds for Purchaser to consummate the Transaction.
      6.12     Full Disclosure. No representation or warranty of Parent contained in this Agreement or any of the Purchaser Documents and no written statement made by or on behalf of Parent to Seller pursuant to this Agreement or any of the Purchaser Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

There is no fact or circumstance which Parent has not disclosed to Seller in writing which could reasonably be expected to lead Seller to conclude that a Parent Material Adverse Effect had occurred or was imminent.
ARTICLE VII
COVENANTS
      7.1     Access to Information. Seller shall afford to Parent and its accountants, counsel, financial advisors, environmental consultants and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to their respective properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of Seller or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to Seller’s systems of internal control), Contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel of Seller as Parent shall reasonably request in connection with the transactions contemplated herein, including preparation of the Form S-4; provided, however, such investigation shall not unreasonably disrupt Seller’s operations. Prior to the Closing, Seller shall generally keep Parent informed as to all material matters involving the operations and businesses of Seller. Seller shall authorize and direct the appropriate directors, managers and employees of Seller to discuss matters involving the operations and business of Seller with representatives of Parent and its prospective lenders or placement agents and other financial sources. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement dated May 25, 2005 among Parent and Seller (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Parent and Seller may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby and in connection with the Financing. Notwithstanding the foregoing, Seller shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Parent pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to Parent (including, but not limited to, Parent’s right to seek indemnification pursuant to Article X), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
      7.2     Conduct of the Business Pending the Closing.
      (a) Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, between the date hereof and the Closing, Seller shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of Seller and (B) preserve the present relationships with Persons having business dealings with Seller (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of, or used by, Seller consistent with past practice, and (B) insurance upon all of the assets and properties of Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of Seller;

(v) comply with the capital expenditure plan of Seller for 2005 set forth on Company Disclosure Schedule 7.2(a)(v), including making such capital expenditures in the amounts and at the times set forth in such plan;

(vi) comply in all material respects with all applicable Laws;

(vii) take steps to renew all Permits in a timely manner prior to their lapse; and

(viii) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Purchased Intellectual Property.
      (b) Without limiting the generality of the foregoing, except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, Seller shall not:

(i) (A) increase the salary or other compensation of any director or Employee of Seller except for normal year-end increases in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any Employee or director, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, Employees, agents or representatives of Seller or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, stay bonus, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of Seller (or amend any such agreement) to which Seller is a party;

(ii) (A) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness except as set forth on Company Disclosure Schedule 5.7; (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by Seller; (C) modify the terms of any Indebtedness or other Liability; or (D) make any loans, advances of capital contributions to, or investments in, any other Person;

(iii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be subjected to any Lien or otherwise encumbered, any of the properties or assets (whether tangible or intangible) of Seller;

(iv) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of Seller;

(v) enter into or agree to enter into any merger or consolidation with any Person, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any Person;

(vi) cancel or compromise any debt or claim, or waive or release any material right of Seller except in the Ordinary Course of Business;

(vii) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization with respect to any Employee;

(viii) introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(ix) enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(x) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Parent or Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xi) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xii) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

(xiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv) amend the operating agreement or By-laws of Seller; or

(xvi) agree to do anything (A) prohibited by this Section 7.2, (B) that would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that could be reasonably expected to have a Material Adverse Effect.
      7.3     Consents. Seller shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals and notices that are required to consummate, or in connection with, the transactions contemplated by this Agreement as set forth on Company Disclosure Schedule 7.3, including the consents, waivers, approvals and notices referred to in Section 5.3(b) hereof (except for such matters covered by Section 7.4, which are covered in that Section). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such consents, waivers and approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof.
      7.4     Regulatory Approvals.
      (a) Each of Parent and Seller shall use their respective commercially reasonable efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Parent shall be responsible for all filing fees and expenses associated with the required filings under the HSR Act; provided, however, in the event of a second request by the FTC, the Antitrust Division or any other Governmental Body in respect of such filings, all expenses incurred in connection with responding to such requests shall be borne one-third by Seller and two-thirds by Parent. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 7.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.
      (b) Each of Parent and Seller shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Seller and Parent shall use commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and Seller decide that litigation is not in their respective best interests. Each of Parent and Seller shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary provided herein, neither Parent or Seller nor any of their respective Affiliates shall be required, in connection with the matters covered by this Section 7.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets, or any of the Purchased Assets, (iv) to agree to any limitation on the operation or conduct of the Business, or (v) to waive any of the conditions to this Agreement set forth in Section 9.1.
      7.5     Further Assurances. Subject to, and not in limitation of, Section 7.4, each of Seller, Parent and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to fulfill its obligations under this Agreement.
      7.6     No Solicitation by Seller; Etc.
      (a) Seller shall, and shall cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Seller or its Representatives. Seller shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Managers of Seller receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, and the Board of Managers of Seller reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and with respect to which such Board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to Seller’s unitholders under Iowa law, then Seller may, at any time prior to obtaining the Seller Unitholder Approval (but in no event after obtaining the Seller Unitholder Approval) and after providing Parent not less than two Business Days written notice of its intention to take such actions (A) furnish information with respect to Seller to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with Seller (which confidentiality agreement must be no less favorable to Seller (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Seller and (2) Seller advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Seller’s Representatives shall be deemed to be a breach of this Section 7.6 by Seller. Seller shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours after the execution thereof.
      (b) In addition to the other obligations of Seller set forth in this Section 7.6, Seller shall promptly advise Parent orally, and within 24 hours advise Parent in writing after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seller in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Seller shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
      (c) Except as expressly permitted by this Section 7.6(c), neither the Board of Managers of Seller nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the Seller Board Recommendation or the approval or declaration of advisability by such Board of Managers of this Agreement and the transactions contemplated hereby or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Seller to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 7.6(a)). Notwithstanding the foregoing, the Board of Managers of Seller may withdraw or modify the Seller Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith that such Takeover Proposal is a Superior Proposal; provided, however, that no Seller Adverse Recommendation Change may be made in response to a Superior Proposal until after the fifth Business Day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Seller Unitholders Meeting, in which case Seller shall provide as much notice as is reasonably practicable) from Seller (a “Seller Adverse Recommendation Notice”) advising Parent that the Board of Managers of Seller intends to make such Seller Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Seller Adverse

Recommendation Notice and a new five Business Day period (unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Seller Unitholders Meeting, in which case Seller shall provide as much notice as is reasonably practicable)). In determining whether to make a Seller Adverse Recommendation Change in response to a Superior Proposal, the Board of Managers of Seller shall take into account (i) any changes to the terms of this Agreement proposed by Parent (in response to a Seller Adverse Recommendation Notice or otherwise) and (ii) the amount of the Termination Fee and Expenses payable to Parent hereunder in determining whether such third party Takeover Proposal still constitutes a Superior Proposal.
      (d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Seller equal to 15% or more of Seller’s assets or to which 15% or more of Seller’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of Seller, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of Seller or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller; in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of Seller or all or substantially all of the assets of Seller, made by a third party, which is otherwise on terms and conditions which the Board of Managers of Seller determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor) to be more favorable to Seller’s unitholders from a financial point of view than the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).
      7.7     Non-Competition; Non-Solicitation; Confidentiality.
      (a) For a period from the Closing Date until the fifth anniversary of the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”). The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Parent, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.
      (b) For a period from the Closing Date to the fifth anniversary of the Closing Date, Seller shall not: (i) cause, solicit, induce or encourage any Employees of Seller to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.
      (c) From and after the date hereof, Seller shall not and shall cause its Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Parent, any Confidential Information (as defined below). Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Parent with prompt notice of such requirement prior to making any disclosure so that Parent may seek an appropriate protective order. For purposes of this Section 7.7(c), “Confidential Information” means any information with respect to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
      (d) The covenants and undertakings contained in this Section 7.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.7 will cause irreparable injury to Parent, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.7 will be inadequate. Therefore, Parent will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.7 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.7 are cumulative and in addition to any other rights and remedies which Parent may have hereunder or at law or in equity. In the event that Parent were to seek damages for any breach of this Section 7.7, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.
      (e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
      7.8     Preservation of Records. Parent agrees that it shall preserve and keep the records held by it or its Affiliates relating to the Business for a period equal to the same period as it determines to be prudent for its own records of a similar type, but in no event less than the applicable statutes of limitation for federal and state income tax purposes with respect to tax records used or useful for tax and accounting purposes, and shall make such records and personnel available to Seller or its members as may be reasonably required by Seller or its members in connection with, among other things, preparation and filing of tax returns and related matters, any insurance claims by, legal proceedings against or governmental investigations of Seller or any of its Affiliates or members or in order to enable Seller to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Parent wishes to destroy (or permit to be destroyed) such records after that time, Parent shall first give ninety days prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Parent within that ninety-day period, to take possession of the records within 180 days after the date of such notice.
      7.9     Publicity. Neither Seller, Parent nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Parent or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or Seller lists securities; provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
      7.10     Use of Name. Seller hereby agrees that upon the Closing, Purchaser shall have the sole right to the use of the name “National By-Products” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof. After closing, Seller shall promptly amend its charter to change its name to be in compliance with this covenant.
      7.11     Environmental Matters.
      (a) Seller shall permit Parent and Parent’s environmental consultant to conduct such investigations (including investigations known as “Phase I” environmental Site Assessments and, only if mutually agreed to by Seller and Parent, “Phase II environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for Seller and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Parent, in its reasonable discretion, shall deem necessary or prudent (“Parent’s Environmental Assessment”). Parent’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Seller.
      (b) Parent shall permit Seller and Seller’s environmental consultant to conduct such investigations (including investigations known as “Phase I” environmental Site Assessments and, only if mutually agreed to by Seller and Parent, “Phase II environmental Site Assessments) of the environmental conditions of any real property owned, operated or leased by or for Parent and the operations thereat (subject to any limitations contained in valid, previously executed leases) as Seller, in its reasonable discretion, shall deem necessary or prudent (“Seller’s Environmental Assessment”). Seller’s Environmental Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of Parent.
      (c) Seller shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws such as the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. § 13:1K-6 et seq., or the Connecticut Property Transfer Act, Gen. Stat. Ann. § 22a-134, and all requests required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Business after the Closing Date. Parent shall cooperate in all reasonable respects with Seller with respect to such filings and Environmental permit activities.
      7.12     Cooperation with Financing. In order to assist with obtaining the Financing (as defined in Section 9.1(q) below), Seller shall provide such assistance and cooperation as Parent and its Affiliates may reasonably request, including (a) making senior management of Seller reasonably available for customary syndication presentations and meetings and presentations with rating agencies and lenders or other proposed financing sources and (b) cooperating with prospective lenders or other proposed financing sources in performing their due diligence.
      7.13     Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, Seller shall provide Parent with (a) unaudited monthly financial statements (such statements to be prepared by Seller in accordance with GAAP consistent with past practice in each case without footnotes) and (b) operating or management reports (such reports to be in the form prepared by Seller in the Ordinary Course of Business) of Seller for such preceding month (such financial statements, the “Monthly Financial Statements”).

      7.14     Notification of Certain Matters. Seller shall give notice to Parent and Parent shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against Seller related to this Agreement or the transactions contemplated hereby; provided, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
      7.15     Parent Board of Directors. On the Closing Date, Parent shall take such actions as are reasonably necessary to elect Dean Carlson and one other nominee of Seller, acceptable to Parent, to Parent’s Board of Directors, to serve until Parent’s next annual meeting of stockholders and until his successor is elected and qualified, or if earlier, until his earlier death, resignation or removal.
      7.16     Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Meetings.
      (a) As soon as practicable following the date of this Agreement, Seller and Parent shall prepare and file with the SEC the Joint Proxy Statement and Seller and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Seller and Parent shall, and shall cause their accountants and lawyers to use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, including causing their accountants to deliver necessary or required instruments such as opinions, consents, certificates and comfort letters, each in customary form and covering such matters of the type customarily covered by such documents. Seller shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the unitholders of Seller and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or otherwise delivered in accordance with Law to the stockholders of Parent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock, and Seller shall furnish all information concerning Seller and the Unitholders of Seller as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Seller or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the time the Form S-4 is declared effective under the Securities Act any information relating to Seller or Parent, or any of their respective Affiliates, directors or officers, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the unitholders of Seller and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Form S-4.

      (b) Seller shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Seller Unitholders Meeting”) solely for the purpose of obtaining the Seller Unitholder Approval. Subject to Section 7.6(c) hereof, Seller shall, through its Board of Managers, recommend to its unitholders adoption of this Agreement (the “Seller Board Recommendation”). The Joint Proxy Statement shall include a copy of the Seller Board Recommendation. Without limiting the generality of the foregoing, Seller’s obligations pursuant to the first sentence of this Section 7.16(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Managers of Seller or any committee thereof of the Seller Board Recommendation or such Board of Managers’ or such committee’s approval of this Agreement. Seller shall use its reasonable best efforts to cause the Seller Unitholders Meeting to occur on the same date as the Parent Stockholders Meeting.
      (c) Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders that they vote in favor of the Transaction and this Agreement; provided, however, that the Board of Directors of Parent may withdraw or modify such recommendation if they determine that such withdrawal or modification is necessary in the exercise of their fiduciary duties; provided, further, however, that if the Board of Directors of Parent withdraws or modifies such recommendation due to any reason other than a reason or reasons arising from a Material Adverse Effect, Parent shall pay Seller a Termination Fee and Expenses to the same extent as provided for Parent in Section 4.5. Parent shall use its reasonable best efforts to cause the Parent Stockholders Meeting to occur on the same date as the Seller Unitholders Meeting.
      (d) Parent and Seller hereby agree that any Unitholder of Seller that, prior to the True-Up Date, transfers his, her or its shares of Parent Common Stock received at Closing (and any transferee thereof except transfers by gift or into trust) shall be prohibited from receiving any True-Up Shares as to the shares transferred. Certificates evidencing shares of the Closing Issued Shares shall include a legend to that effect.
      7.17     Dividends. All cash dividends made by Seller to its Unitholders after the date hereof and prior to Closing shall be made in the Ordinary Course of Business; provided, however, that, on the Closing Date, the amount of Closing Working Capital must be equal to at least the amount of Target Working Capital; provided, further, however, that to the extent Seller has cash on hand at Closing in excess of the amount required, if any, for Closing Working Capital to equal at least the amount of Target Working Capital, then Seller may make a special dividend of all such excess cash to its unitholders immediately prior to Closing.
      7.18     Amendment of Rights Plan. Seller has amended its Rights Agreement, dated as of January 1, 1999, to provide that such Rights Agreement shall terminate immediately prior to the Closing.
      7.19     No Dissolution of Seller. Seller hereby agrees that (a) no action shall be taken to dissolve Seller or otherwise terminate its limited liability company existence and (b) it will withhold sufficient funds to meet its obligations under this Agreement, until the later to occur of the date that is fifteen months following the Closing Date and the date upon which all Unresolved Claims, if any, have been resolved in accordance with Article X and the Escrow Agreement.
      7.20     Transfer of Certificates of Title. At Closing, Seller shall deliver to Purchaser certificates of title to the assets listed on Company Disclosure Schedule 7.20 to be transferred to Purchaser.
      7.21     Agreements of Rule 145 Affiliates. At least five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Parent a list identifying all persons who it believes may be deemed to be “affiliates” of Seller, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). Seller shall use its commercially reasonable efforts to cause each person who is identified as its Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Closing Date, a written agreement, in substantially the form attached hereto as Exhibit B. Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock issued (i) to such Rule 145 Affiliates and (ii) to any other Persons who it reasonably believes may be deemed to be “affiliates” of Seller, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, pursuant to the Transaction.
      7.22     Updating of Schedules. From time to time prior to the Closing Date, Seller shall promptly amend or supplement the Company Disclosure Schedule to reflect any events or circumstances that occur or arise between the date hereof and the Closing Date and that, if existing or occurring on the date of this Agreement, would have been required to be disclosed on such Schedule in order to make the representations and warranties of Seller true and correct; provided, however, that no such amendment or supplement made by Seller shall have any effect for the purpose of determining the satisfaction of the conditions to the obligations of Parent and Purchaser hereunder or excuse the breach of a covenant of Seller hereunder; and provided further, however, that following receipt of the amended or supplemented Company Disclosure Schedule, Parent shall have the option of either (a) terminating this Agreement or (b) proceeding with the Closing and waiving any claim for indemnification for the additional matter(s) so disclosed.
      7.23     Engagement of Actuary. Seller shall use its insurance company’s actuary to value, at Seller’s expense, Seller’s Liabilities related to potential workers’ compensation claims for Seller’s fiscal year ending 2005. Prior to Closing, Parent shall engage a reputable third-party actuary, at Parent’s expense, to value such Liabilities and the difference, if any, between the amount determined by Seller’s actuary and the actuary engaged by Parent shall be reflected in the Final Working Capital; provided that if the actuary engaged by Parent determines a range of such Liabilities, the parties will use the mid-point amount and not the high- or low-end of such range.
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
      8.1     Employment. Purchaser shall assume all liabilities arising out of, relating to, or with respect to, the Labor Contracts with labor unions or associations representing Employees of Seller disclosed in Company Disclosure Schedule 5.14(b), and the Employees covered by the Labor Contracts shall become employees of Purchaser after the Closing without interruption in employment. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment on an “at will” basis to the Employees of Seller who are not covered by any of the Labor Contracts disclosed in Company Disclosure Schedule 5.14(a). Each such offer of employment shall be at the same salary or hourly wage rate and position in effect immediately prior to the Closing Date. The Employees of Seller covered by the Labor Contracts disclosed in Company Disclosure Schedule 5.14(a) and the individuals who accept Purchaser’s “at will” employment offer by the Closing Date are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws and to any terms, conditions, or limitations contained in the Labor Contracts disclosed in Company Disclosure Schedule 5.14(a), after the Closing Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).
      8.2     Standard Procedure. Pursuant to Section 4 of Revenue Procedure 2004-53 I.R.B. 2004-34, (a) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (b) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (c) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by the Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.
      8.3     Employee Benefits. Following the Closing, Purchaser shall provide the Transferred Employees who are not covered by a collective bargaining agreement with benefits under Purchaser’s existing employee benefit plans or employee benefit plans of Seller that are assumed by Purchaser (“Purchaser

Plans”) that are comparable, in the aggregate, to the benefits provided by Seller immediately prior to the Closing. Transferred Employees who are covered by a collective bargaining agreement shall be provided with benefits in compliance with such agreement. Purchaser shall cause Transferred Employees to be credited with service with Seller for vesting and eligibility (including any earned vacation time to the extent reflected on the Final Closing Balance Sheet) under the Purchaser Plans and solely under Seller’s defined benefit plan for benefit accruals with respect to accrued benefit obligations. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring any compensation or employee benefit plans, programs or arrangements to continue to be maintained by Purchaser with respect to the Transferred Employees for any specified period after the Closing Date.
      8.4     Withdrawal Liability.
      (a) To avoid the imposition of withdrawal liability on Seller, Parent and Purchaser agree that, with respect to the Multiemployer Plans set forth on Company Disclosure Schedule 5.13(a) to which Seller contributes (each, a “Plan”), they will: (i) contribute to each Plan for substantially the same number of contribution base units (as defined in ERISA Section 4001(a)(11)) for which Seller has an obligation to contribute prior to the Closing Date with respect to the applicable collective bargaining agreement and (ii) provide to each Plan for a period of five consecutive plan years commencing with the first plan year beginning after the Closing Date, a bond to be obtained by Purchaser issued by a corporate surety corporation that is an acceptable surety for purposes of ERISA Section 412, or a sum to be provided by Purchaser held in escrow by a bank or similar financial institution, or an irrevocable letter of credit to be obtained by Purchaser, equal to the greater of (x) the average annual contribution required to be made by Seller with respect to the operations under the Plans for the three plan years immediately preceding the plan year in which the Closing Date occurs or (y) the annual contribution that Seller was required to make under each Plan with respect to the operations for the last plan year prior to the plan year in which the Closing Date occurs, or shall obtain a waiver of the requirements to provide any of the foregoing or shall comply with alternatives acceptable to the Plan or Plans, in order to ensure compliance with Section 4204 of ERISA. Unless and until such a waiver of the bonding, escrow, or letter of credit requirements is granted, or alternatives acceptable to the Plan or Plans are satisfied, Parent and Purchaser shall comply with the bond, escrow or letter of credit requirements, except to the extent provided in PBGC Regulation 4204(11)(d). If at any time during the first five plan years beginning after the Closing Date, Purchaser withdraws from, or fails to make a required contribution to, one of the Plans, the bond, escrow, or letter of credit obtained with respect to such Plan, if any, shall be paid to such Plan. In addition, if Seller is required to provide a bond or an amount in escrow pursuant to ERISA Section 4204(a)(3), Parent and Purchaser, on behalf of Seller, shall provide such bond or such amount in escrow, the costs of which shall be borne equally by Purchaser and Seller, for the period of time, and in a form that complies with ERISA Section 4204(a)(3) (or obtain a variance from such bonding or escrow requirements from the Plan) and furnish proof of such compliance to Seller.
      (b) Secondary Liability. If Purchaser effects a complete or partial withdrawal from a Plan during the first five plan years following the Closing Date and Purchaser fails to make any withdrawal liability payment to the Plan when due, then Seller shall be secondarily liable to the Plan for any unpaid withdrawal liability to the extent that Seller would have incurred such liability following the Closing Date had Purchaser not agreed to the provisions of this Section 8.4. Seller’s obligations set forth in this Section 8.4(b) shall continue with respect to events that occurred prior to the last day of the five plan year period referred to in this Section 8.4 (regardless of when notice of such liability is received by either Purchaser or Seller). Purchaser and Seller shall promptly notify the other party of any demand for payment of withdrawal liability received by Purchaser or Seller with respect to events that occurred within five (5) years following the Closing Date. Purchaser and Seller agree to take all such further actions as may be necessary to satisfy the sale of assets exception requirements set forth in Section 4204 of ERISA. If Seller incurs secondary liability under this Section 8.4, Parent and Purchaser shall indemnify, defend, protect and hold harmless Seller for any such payments made by Seller in satisfaction of such obligation.

ARTICLE IX
CONDITIONS TO CLOSING
      9.1     Conditions Precedent to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Seller set forth in this Agreement, the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate, with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect;

(d) Parent shall have received a certificate signed by the Chief Executive Officer of Seller, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.1(a)-(c) have been satisfied in all respects;

(e) With respect to each Owned Property, Parent shall have received a binding commitment from a title company of Parent’s choice , the costs of which will be borne one-half by Parent and one-half by Seller, to issue a policy of title insurance on such Owned Property, which shall show title thereto to be in the condition represented by Seller herein, and shall otherwise be reasonably satisfactory to Parent, shall contain exceptions only for Permitted Exceptions (all Liens, other than Permitted Exceptions, including all Liens set forth on Company Disclosure Schedule 5.9(a)(i)(A)), being satisfied by Seller prior to Closing, and satisfactory evidence thereof provided to Parent and its title company on or before Closing), and shall show no rights of occupancy or use by third parties other than tenants under Real Property Leases, no encroachments, and no gaps in the chain of title, the cost of the cure of which shall be borne by Seller;

(f) Parent shall have received, from Parent’s surveyor, an ALTA/ ACSM Class A Land Title Survey with respect to each Owned Property, which does not reveal any fact or condition which has not been previously disclosed to Parent and which is otherwise reasonably satisfactory to Parent, the cost of which surveys shall be borne equally by Seller and Parent;

(g) Seller shall have delivered to Parent’s title company any certifications, gap and lien indemnities and title and survey affidavits, commonly delivered in transactions involving the sale of real property in which title insurance is purchased, as may be requested by the title company in connection with the issuance of title insurance for Parent or its lenders, together with copies of formation documents, incumbency certificates, certificates of good standing and consents or resolutions as are requested by said title company;

(h) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) (i) the waiting period under the HSR Act shall have expired and Seller shall have obtained any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body set forth on Company Disclosure Schedule 5.3(b) required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereby and (ii) Seller shall have obtained all consents waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Section 5.3(b) hereof in a form satisfactory to Parent;

(j) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(k) the Seller Unitholder Approval shall have been obtained in accordance with applicable Law and the operating agreement and By-laws of Seller;

(l) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent;

(m) the shares of Parent Common Stock deliverable to the Unitholders as contemplated by this Agreement shall have been approved for listing on The American Stock Exchange, subject to official notice of issuance;

(n) Seller shall have provided Parent with an affidavit of non-foreign status of Seller that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(o) Each of Mark Myers, David Pace and Larry Angotti shall have entered into an employment agreement on terms satisfactory to Parent, and such employment agreements shall be in full force and effect;

(p) Dean Carlson shall have executed and delivered a noncompetition and nonsolicitation agreement substantially in the form attached hereto as Exhibit C;

(q) Purchaser shall have obtained proceeds from the financing set forth in the Term Sheet on the terms and conditions set forth therein (or otherwise reasonably satisfactory to Parent) (the “Financing”);

(r) Parent shall have received the appropriate consents required under Parent’s senior credit facility and subordinated debt facility;

(s) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit D hereto and other documents and instruments of transfer reasonably requested by Purchaser or Purchaser’s title company;

(t) Seller shall have delivered, or cause to be delivered, to Purchaser duly executed general warranty deeds in forms appropriate for each state in which Owned Real Property is located (other than for the Excluded Properties) and, if requested by Purchaser, separate assignments for the Real Property Leases; provided, however, that Seller may deliver special warranty deeds in lieu of general warranty deeds for certain Owned Real Property if title insurance has been obtained for such Owned Real Property;

(u) Seller shall have obtained the issuance, reissuance or transfer of all Permits (including Environmental Permits) set forth on Company Disclosure Schedule 5.16(b) for Purchaser to conduct the operations of Business as of the Closing Date, and Seller shall have satisfied all property transfer requirements arising under Law, including Environmental Laws;

(v) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit E hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark

Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(w) Seller shall have delivered, or caused to be delivered, to Purchaser, a duly executed power of attorney in the form of Exhibit F hereto;

(x) Seller shall have delivered, or caused to be delivered, to Parent an opinion of Nyemaster, Goode, West, Hansell & O’Brien PC, counsel to Seller, in substantially the form of Exhibit G hereto and permitting reliance thereupon by Parent’s lenders;

(y) Seller shall have delivered all instruments and documents necessary to release any and all Liens, other than Permitted Exceptions, on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(z) appropriate payoff letters relating to the Payoff Indebtedness Amount in form and substance reasonably satisfactory to Parent;

(aa) the opinion of Harris Nesbitt Corp. dated as of December 16, 2005 delivered to the Board of Directors of Parent shall not have been withdrawn or materially modified due solely to a Material Adverse Effect;

(bb) Seller shall have delivered, or caused to be delivered, to Purchaser copies of all consents, waivers and approvals referred to in Section 9.1(i)(ii); and

(cc) Seller shall have delivered, or caused to be delivered, to Parent such other documents as Parent may reasonably request.

      9.2     Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided, however, in the event of any breach of a representation or warranty of Parent or Purchaser set forth in this Agreement, the condition set forth in this Section 9.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together could reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent and Purchaser on or prior to the Closing Date;

(c) there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Parent Material Adverse Effect;

(d) Seller shall have received certificates signed by the Chief Executive Officer of each of Parent and Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 9.2(a)-(c) have been satisfied in all respects;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) the waiting period under the HSR Act shall have expired and Parent shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body set forth on Parent Disclosure Schedule 6.4 required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(g) the Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(h) the Seller Unitholder Approval shall have been obtained in accordance with applicable Law and the operating agreement and by-laws of Seller;

(i) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent;

(j) the shares of Parent Common Stock deliverable to the Unitholders as contemplated by this Agreement shall have been approved for listing on The American Stock Exchange, subject to official notice of issuance;

(k) Parent shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.2 hereof;

(l) Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit E hereto;

(m) Parent and Purchaser shall have delivered, or caused to be delivered, to Seller an opinion of Weil, Gotshal & Manges LLP, counsel to Parent and Purchaser, in substantially the form of Exhibit H hereto; and

(n) the opinion of Philip Schneider & Associates, Inc. dated as of December 16, 2005 delivered to the Board of Managers of Seller shall not have been withdrawn or materially modified due solely to a Parent Material Adverse Effect.
ARTICLE X
INDEMNIFICATION
      10.1     Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the True-Up Date; provided, however, that the representations and warranties of Seller set forth in Section 5.8 (taxes) shall survive the Closing until ninety days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 10.3(a) before the termination of the Survival Period.
      10.2     Indemnification.
      (a) Subject to Sections 10.1, 10.4 and 10.5 hereof, Seller hereby agrees to indemnify and hold Parent and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including reasonable costs of investigation and defense and attorneys’ and other professionals’ fees and related charges), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Seller in this Agreement or in any Seller Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or in any Seller Document;

(iii) any Liability of Seller under WARN arising on or before the Closing Date; and

(iv) arising out of, based upon or relating to any Excluded Asset or any Excluded Liability.
      (b) Subject to Sections 10.1 and 10.4, Parent and Purchaser hereby agree to indemnify and hold Seller and its Affiliates and their respective stockholders, directors, officers, employees, Unitholders, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Parent or Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Parent or Purchaser under this Agreement or any Purchaser Document; and

(iii) arising out of, based upon or relating to any Assumed Liability.

For greater clarity and subject to the limitations contained in this Article X, Losses can be recovered on behalf of the Unitholders by Seller.
      (c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
      10.3     Indemnification Procedures.
      (a) A claim for indemnification for any matter not involving a third party claim shall be asserted by prompt written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article X unless the indemnifying party is materially prejudiced by the failure to give prompt written notice of the claim for indemnification.
      (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 hereof (regardless of the limitations set forth in Section 10.4) (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 10.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within ten (10) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
      (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 10.5.
      10.4     Limitations on Indemnification for Breaches of Representations and Warranties.
      (a) An indemnifying party shall not have any Liability under Section 10.2(a)(i) or Section 10.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $1,400,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses.
      (b) The liability of Seller, Parent, and Purchaser under this Article X shall not exceed the Indemnity Escrow Amount.
      (c) For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses hereunder any materiality or

Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
      10.5     Tax Treatment of Indemnity Payments. Seller and Parent agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article X (including this Section 10.5) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
ARTICLE XI
TAXES
      11.1     Transfer Taxes. Seller and Parent shall each (i) be responsible for half of any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
      11.2     Prorations. Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date. With respect to Taxes described in this Section 11.2, Seller shall prepare and timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
      11.3     Cooperation on Tax Matters. Parent and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
ARTICLE XII
RISK OF LOSS
      The risk of loss, damage or destruction to the Purchased Assets from fire or other casualty or cause, shall be borne by Seller at all times up to the Closing. It shall be the responsibility of Seller prior to the Closing to use reasonable commercial efforts to repair or cause to be repaired and to restore the affected property to its condition prior to any such loss, damage or destruction. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. In the event that property reasonably required for the normal operation of the Business is not repaired, replaced, or restored prior to the Closing, Purchaser, at its sole option, and as Purchaser’s sole remedy with respect to any of the foregoing, upon written notice to Seller: (a) may elect to postpone Closing until such time as the property has been repaired, replaced, or restored, or (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall assign to Purchaser all proceeds of insurance theretofore, or to be, received, covering the property involved; and if Purchaser shall extend the time for Closing pursuant to clause (a) above, and the repairs, replacements, or restorations are not completed within sixty (60) days after the date on which all of the conditions set forth in Article IX has been satisfied or waived (other than conditions by their nature are to be satisfied at Closing), Purchaser may, as its sole right and remedy, terminate this Agreement by giving written notice thereof to Seller, without any party having any Liability or obligation under or in respect of this Agreement.
ARTICLE XIII
MISCELLANEOUS
      13.1     Expenses. Except as otherwise provided in this Agreement, each of Seller, Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, each of Parent and Seller shall pay one-half the costs of title insurance and surveys.
      13.2     Specific Performance. Seller agrees that the Purchased Assets include unique property that cannot be readily obtained on the open market and that Parent and Purchaser will be irreparably injured if the Closing under this Agreement does not occur as provided herein. Therefore, Parent and Purchaser shall have the right specifically to enforce the performance of Seller’s obligations under this Agreement to effect the Closing without the necessity of posting any bond or other security, and Seller hereby waives the defense in any such suit that Parent and Purchaser have an adequate remedy at law and agree not to interpose any opposition, legal, or otherwise, as to the propriety of specific performance as a remedy. If the Closing shall not occur in accordance with the terms of this Agreement, the remedy of specific enforcement in accordance with this Section 13.2 shall not be exclusive of any other rights and remedies that Parent and Purchaser may otherwise have under this Agreement, all of which rights and remedies shall be cumulative.
      13.3     Submission to Jurisdiction; Consent to Service of Process; Arbitration.
      (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select three arbitrators. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the tribunal of three arbitrators be constituted as expeditiously as possible following the submission of the dispute to arbitration. Once such tribunal is constituted and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty days of submission of the dispute to arbitration. The arbitrators shall render their final award within sixty days, subject to extension by the arbitrators upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators will state the factual and legal basis for the award in writing. The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration pursuant to this Section 13.3(a) (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any such action.
      (b) The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
      (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.6.
      13.4     Entire Agreement; Amendments and Waivers. This Agreement and the exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
      13.5     Governing Law. This Agreement and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws, both procedural and substantive, of the State of New York without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.
      13.6     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
      If to Seller, to:

National By-Products, LLC
1020 Locust Street
Des Moines, IA 50303
Attention: Mark A. Myers, President
Facsimile: 888-937-6556
      With a copy to:

Nyemaster, Goode, West, Hansell & O’Brien PC
700 Walnut Street, Suite 1600
Des Moines, IA 50309-3899
Attention: Carlton T. King
Facsimile: 525-283-3108
      If to Parent and/or Purchaser, to:

Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Facsimile: 972-281-4475
Attn: General Counsel
      With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile: 214-746-7777
Attention: Mary R. Korby, Esq.
      13.7     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
      13.8     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Parent and Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Parent’s and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Parent, any Person from which it has borrowed money or any Person to which Parent or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business. Upon any such permitted assignment, the references in this Agreement to Parent or Purchaser, as applicable, shall also apply to any such assignee unless the context otherwise requires.

      13.9     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Parent or its Affiliates shall have any Liability for any Liabilities of Parent under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any Liability for any Liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
      13.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[The Remainder of this Page Is Intentionally Left Blank. ]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

DARLING INTERNATIONAL INC.

By:	/s/ Randall C. Stuewe

Randall C. Stuewe
Chief Executive Officer

DARLING NATIONAL LLC

By:	/s/ Randall C. Stuewe

Randall C. Stuewe
Chief Executive Officer

NATIONAL BY-PRODUCTS, LLC

By:	/s/ Mark A. Myers

Mark A. Myers
President

ANNEX B

Harris Nesbitt Corp. 111 West Monroe Street Chicago, IL 60603
www.harrisnesbitt.com
December 16, 2005
The Board of Directors of
Darling International Inc.
251 O’Connor Ridge Blvd.
Irving, TX 75038
Ladies and Gentlemen:
      You have requested that Harris Nesbitt Corp. (“Harris Nesbitt”) render an opinion, as investment bankers, as to the fairness from a financial point of view to Darling International Inc., a Delaware corporation (the “Company”), of the consideration to be paid to National By-Products, LLC, an Iowa limited liability company (the “Seller”), pursuant to the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”) to be entered into by the Company, Darling National LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (the “Purchaser”), and the Seller. For purposes of this opinion, we have reviewed a draft of the Asset Purchase Agreement provided to us by the Company on December 14, 2005 and have assumed that the final form of this agreement will not differ in any material respect from the draft Asset Purchase Agreement provided to us.
      The Asset Purchase Agreement provides, among other things, that the Purchaser shall acquire all of the Purchased Assets and assume all of the Assumed Liabilities (each as defined in the Asset Purchase Agreement) from the Seller. In consideration of such acquisition, the Purchaser shall pay to the Seller an amount (the “Purchase Price”) equal to (i) $70.5 million in cash plus (ii) a number of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) equal to 20% of the shares of Company Common Stock at 8:00 a.m. CT on the closing date under the Asset Purchase Agreement (the “Closing Date”), calculated on a fully diluted basis, including shares of Company Common Stock to be issued as a portion of the Purchase Price but excluding any options to purchase Company Common Stock for which the exercise price exceeds the closing per share price of the Company Common Stock on the date immediately preceding the Closing Date. The Asset Purchase Agreement provides for, among other things, an adjustment to the Purchase Price based upon the level of working capital of the Seller as of the Closing Date as well as for certain additional contingent consideration, payable in the form of additional shares of Company Common Stock in certain circumstances depending upon the market price of the Company Common Stock on the last day of the 13th full consecutive month following the Closing Date. For purposes of our analysis we have assumed, with your permission, a maximum aggregate Purchase Price equal to $141.0 million.
      The Asset Purchase Agreement also contains certain conditions to the obligations of the parties to consummate the transactions contemplated thereby. We have assumed that all of such conditions will be satisfied and that the transactions will be consummated on the terms reflected in the Asset Purchase Agreement, without waiver or amendment thereof.
      In connection with our opinion, we reviewed, among other things:

•	The draft Asset Purchase Agreement;

•	Audited financial statements of the Seller for fiscal years 2001 through 2004;

•	Internal financial statements of the Seller for fiscal years 2001 through 2004 and for the interim periods ended October 1, 2004 and September 30, 2005;

•	Projected financial statements of Seller for the fiscal years 2005 through 2010 prepared by the Company’s management;

•	Certain publicly available SEC filings of the Company including, but not limited to the Form 10-K for the fiscal year ended January 1, 2005 and the Form 10-Q for the quarterly period ended October 1, 2005;

•	Projected financial statements of the Company for the fiscal years 2005 and 2006 prepared by management of the Company;

•	A draft financial due diligence report dated November 10, 2005 provided by the Company and prepared by its financial due diligence advisor;

•	Independent third party research and estimates; and

•	Certain other information provided by the Seller and the Company’s management.
      We also held discussions with members of the management of each of the Company and the Seller regarding the past and current business operations, financial condition and future prospects of the Company and the Seller, respectively, and the pro forma impact on the Company of the transactions contemplated by the Asset Purchase Agreement.
      In addition, Harris Nesbitt:

•	Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

•	Reviewed the financial terms, to the extent publicly available, of selected recent acquisitions of companies in the Company’s industry which we deemed to be relevant; and

•	Performed such other studies and analyses, and conducted such discussions, as we considered appropriate.
      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or its representatives or advisors, the Seller or its representatives or advisors or obtained by us from other sources. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or of the Seller, or been furnished with any such appraisals. We have not evaluated the solvency or fair value of the Company, the Purchaser or the Seller under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company or the Seller. With respect to financial forecasts (including the assumed future prices for finished products) for the Company and for the Seller, we have been advised by the Company or the Seller, as applicable, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Company management as to the expected future financial performance of the Company and of the Seller. We have also assumed, with your permission, that the Purchased Assets constitute substantially all of the assets of the Seller used to generate its historical financial results and to project its future financial performance.

      Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.
      Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the transactions contemplated by the Asset Purchase Agreement or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to any of the transactions contemplated by the Asset Purchase Agreement. Our opinion relates solely to the fairness, from a financial point of view, of the Purchase Price to the Company. We express no opinion herein as to the relative merits of the transactions contemplated by the Asset Purchase Agreement and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the transactions contemplated by the Asset Purchase Agreement or the decision of the Board of Directors of the Company to proceed with the transactions contemplated by the Asset Purchase Agreement, nor do we express any opinion on the structure, terms or effect of any other aspect of the transactions contemplated by the Asset Purchase Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction. We have relied, as to such matters, on the Company’s legal, tax and accounting advisors.
      Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of the Company in evaluating the fairness from a financial point of view of the Purchase Price to the Company. Our opinion may not be relied upon by any other person or used for any other purpose. Our opinion may not be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public reference to Harris Nesbitt be made without our prior written consent, except that it is understood that this opinion may be included in its entirety in the proxy statement to be mailed to the holders of the Company Common Stock in connection with the approval of the issuance of shares of such Company Common Stock as contemplated by the Asset Purchase Agreement.
      Harris Nesbitt has acted as financial advisor to the Company with respect to the transactions contemplated by the Asset Purchase Agreement and will receive a fee for our services, a substantial portion of which fee is contingent upon successful consummation of the transactions. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Harris Nesbitt, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We may have in the past provided certain investment banking services to the Company or the Seller or their respective affiliates. An affiliate of Harris Nesbitt, Harris Bank, has a current lending relationship with the Company and may provide additional loans to the Company in connection with the transactions contemplated under the Asset Purchase Agreement, for which Harris Bank will receive customary fees. In addition to the foregoing, certain of our affiliates may have provided corporate banking services to the Company or the Seller or their respective affiliates from time to time, and we or our affiliates may provide investment and corporate banking services to the Company or the Seller and their respective affiliates in the future, including in connection with the financing contemplated under the Asset Purchase Agreement, for which we or they may have received or will receive customary fees. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the accounts of customers.
      Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof the Purchase Price is fair from a financial point of view to the Company.
Very truly yours,
Harris Nesbitt Corp.

ANNEX C

December 16, 2005
Board of Managers
National By-Products, LLC
907 Walnut Street, 4th Floor
P.O. Box 615
Des Moines, IA 50303-0615
Dear Gentlemen:
      You have requested our opinion as to the fairness, from a financial point of view, to National By-Products, LLC (the “Company”) and its unitholders of the consideration proposed to be paid to them in connection with the proposed Asset Purchase Agreement among the Company, Darling International Inc. (“Parent”) and Darling National LLC (“Purchaser”) pursuant to which the Company will sell the assets of the Company to the Purchaser and the Purchaser will assume certain liabilities of the Company (the “Transaction”).
      In arriving at our opinion, we have reviewed a variety of information, including: (i) the draft Asset Purchase Agreement; (ii) certain information concerning the business of the Company; (iii) information concerning the business of certain other companies engaged in businesses comparable to those of the Company; (iv) current and historical market prices of the common stock of the Company and the Parent; (v) the recent audited financial statements of the Company and Parent for the year ended January 1, 2005; (vi) the unaudited financial statements of the Company for the period ended October 28, 2005; and (vii) the unaudited financial statements of the Parent for the period ended October 1,2005.
      In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company and the Parent, the financial condition and future prospects and operations of the Company and the Parent, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion (including, without limitation, any amendments or modifications to

C-1

Board of Managers of National By-Products, LLC
December 16, 2005

the draft Purchase Agreement after the date hereof) and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company’s or the Parent’s stock will trade at any future time.
      We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fixed fee from the Company for our services which is payable regardless of the consummation of the Transaction.
      This letter is provided to the Board of Managers of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any unitholder of the Company as to how such unitholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to unitholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.
      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company and its unitholders in the proposed Transaction is fair, from a financial point of view, to the Company and its unitholders.
Sincerely,
PHILIP SCHNEIDER & ASSOCIATES, INC.
Philip J. Schneider,
President For the Firm

C-2

ANNEX D
Iowa Business Corporation Act
Division XIII. Appraisal Rights
PART A.     RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

490.1301 Definitions.
      In this division, unless the context otherwise requires:

1. “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph “d”, a person is deemed to be an affiliate of its senior executives.

2. “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

3. “Corporation” means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, “corporation” includes the surviving entity in a merger.

4. “Fair value” means the value of the corporation’s shares determined according to the following:

a. Immediately before the effectuation of the corporate action to which the shareholder objects.

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph “e.”
      With respect to shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph “a,” shall also be considered in determining fair value.

5. “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

6. “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

7. “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

8. “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

9. “Shareholder” means both a record shareholder and a beneficial shareholder.

490.1302 Shareholders’ right to appraisal.
      1. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares, in the event of any of the following corporate actions:

a. Consummation of a merger to which the corporation is a party if either of the following apply:

(1) Shareholder approval is required for the merger by section 490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(2) The corporation is a subsidiary and the merger is governed by section 490.1105.

b. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

c. Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition.

d. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

e. Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.
      2. Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs “a” through “d,” shall be limited in accordance with the following provisions:

a. Appraisal rights shall not be available for the holders of shares of any class or series of shares:

(1) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc.

(2) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

b. The applicability of paragraph “a” shall be determined according to the following:

(1) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(2) The day before the effective date of such corporate action if there is no meeting of shareholders.

c. Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph “a,” at the time the corporate action becomes effective.

d. Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where any of the following applies:

(1) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who fulfills either of the following:

(a) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(b) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(2) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(a) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(b) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.832.

(c) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

e. For the purposes of paragraph “d” only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by such member on behalf of another person solely because the member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
      3. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.
      4. A shareholder entitled to appraisal rights under this chapter is not entitled to challenge a completed corporate action for which appraisal rights are available unless such corporate action meets one of the following standards:

a. It was not effectuated in accordance with the applicable provisions of division X, XI, or XII or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action.

b. It was procured as a result of fraud or material misrepresentation.

490.1303 Assertion of rights by nominees and beneficial owners.
      1. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
      2. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

a. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b,” subparagraph (2).

b. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
PART B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

490.1320 Notice of appraisal rights.
      1. If proposed corporate action described in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
      2. In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

490.1321 Notice of intent to demand payment.
      1. If proposed corporate action requiring appraisal rights under section 490.1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b. Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
      2. A shareholder who does not satisfy the requirements of subsection 1 is not entitled to payment under this part.

490.1322 Appraisal notice and form.
      1. If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph “a,” to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
      2. The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

a. Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

b. State all of the following:

(1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

(2) A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3) The corporation’s estimate of the fair value of the shares.

(4) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5) The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

c. Be accompanied by a copy of this division.

490.1323 Perfection of rights — right to withdraw.
      1. A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a.” If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b,” subparagraph (2). Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.
      2. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b,” subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.
      3. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324 Payment.
      1. Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b,” subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.
      2. The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any.

b. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b,” subparagraph (3).

c. A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation’s obligations under this chapter.

490.1325 After-acquired shares.
      1. A corporation may elect to withhold payment required by section 490.1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph “a.”
      2. If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph “b,” subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

a. Of the information required by section 490.1324, subsection 2, paragraph “a.”

b. Of the corporation’s estimate of fair value pursuant to section 490.1324, subsection 2, paragraph “b.”

c. That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

d. That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

e. That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation’s offer.
      3. Within ten days after receiving the shareholder’s acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph “b,” to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
      4. Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph “b,” to each shareholder described in subsection 2, paragraph “e.”

490.1326 Procedure if shareholder dissatisfied with payment or offer.
      1. A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
      2. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.
PART C

490.1330 Court action.
      1. If a shareholder makes a demand for payment under section 490.1326 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.
      2. The corporation shall commence the proceeding in the district court of the county where the corporation’s principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
      3. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

      5. Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

a. The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

b. The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 490.1325.
      6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or 490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1326 shall not apply.

490.1331 Court costs and counsel fees.
      1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.
      2. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

a. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

b. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
      3. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.
      4. To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers
      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if the person did not have reasonable cause to believe the person’s conduct was unlawful.
      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnity is not permitted when such person is judged by the court to be liable to the corporation, unless the court determines that, based on all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.
      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.
      Articles 10 and 11 of the Registrant’s Restated Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

Article 10
      A director (including any advisory director) of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.

Article 11
      11.1     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceedings, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL as amended from time to time.

      11.2     Expenses (including attorneys’ fees) incurred by an officer or director in defending or settling any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article 11. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
      11.3     The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article 11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
      11.4     The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article 11.
      11.5     For purposes of this Article 11, references to “the corporation” shall include, in addition to the corporation or any resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 11 with respect to the corporation as he would have with respect to such constituent corporation if its separate existence had continued.
      11.6     For purposes of this Article 11, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article 11.
      11.7     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      Article VII of the Registrant’s Bylaws (incorporated by reference herein) provides as follows:

Section 1.
      The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL, as amended from time to time.

Section 2.
      Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Article VII. Such expenses (including attorney fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 3.
      The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation’s Certificate of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 4.
      The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

Section 5.
      For purposes of this Article VII, references to “the corporation” shall include, in addition to the corporation or any surviving or resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the corporation or surviving or resulting corporation as he would have with respect to such constituent corporation if its separate existence had continued.

Section 6.
      For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VII.

Section 7.
      The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.
      If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director, officer, employee or agent of the corporation as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the fullest extent permitted by an applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 9.
      No amendment, termination or repeal of this Article VII or of relevant provisions of the DGCL or any other applicable law shall affect or diminish in any way the rights of any director, officer, employee or agent of the corporation to indemnification under the provisions hereof with respect to any actions, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Item 21.	Exhibits and Financial Statement Schedules
      (a) The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings
      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irving, State of Texas, on April 4, 2006.

DARLING INTERNATIONAL INC.

By:	/s/ John O. Muse

John O. Muse
Executive Vice President -
Finance and Administration
      Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Randall C. Stuewe Randall C. Stuewe		Chairman of the Board and Chief Executive Officer (Principal Executive Officer	April 4, 2006

/s/ John O. Muse John O. Muse		Executive Vice President - Finance and Administration (Principal Financing and Accounting Officer)	April 4, 2006

/s/ O. Thomas Albrecht* O. Thomas Albrecht		Director	April 4, 2006

/s/ Kevin S. Flannery* Kevin S. Flannery		Director	April 4, 2006

/s/ Fredric J. Klink* Fredric J. Klink		Director	April 4, 2006

/s/ Charles Macaluso* Charles Macaluso		Director	April 4, 2006

/s/ Michael Urbut* Michael Urbut		Director	April 4, 2006

*By	/s/ John O. Muse John O. Muse as attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

2.1		Asset Purchase Agreement, dated as of December 19, 2005, among Darling International Inc., Darling National LLC and National By-Products, LLC (included as Annex A to the joint proxy statement/ prospectus included in this Registration Statement).
4.1		Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed May 27, 1994 and incorporated herein by reference).
5	.1*	Opinion of Weil, Gotshal & Manges, LLP as to the validity of the securities being registered.
21	.1*	Subsidiaries of the Registrant.
23.1		Consent of KPMG LLP (filed herewith).
23.2		Consent of Deloitte & Touche LLP (filed herewith).
23	.3*	Consent of Weil, Gotshal & Manges LLP (included as part of Exhibit 5.1 to this Registration Statement).
23	.4*	Consent of Harris Nesbitt Corp.
23	.5*	Consent of Philip Schneider & Associates, Inc.
99	.1*	Form of Darling Proxy Card.
99	.2*	Form of National By-Products Proxy Card.

*	Previously filed.